As filed with the Securities and Exchange Commission on January 6, 2023

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROAN HOLDINGS GROUP CO., LTD.

(Exact name of Registrant as specified in its charter)

British Virgin Islands	6159	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

147 Ganshui Lane, Yuhuang Shannan Fund Town

Shangcheng District Hangzhou, Zhejiang

The People’s Republic of China

+86-571-8662-1775

(Address and telephone number of Registrant’s principal executive offices)

Zhiyong Tang

Chief Executive Officer

147 Ganshui Lane, Yuhuang Shannan Fund Town

Shangcheng District Hangzhou, Zhejiang

The People’s Republic of China

+86-571-8662-1775

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Stephen Wurzburg, Esq. Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, CA 94304 Telephone: (650) 233-4500 Facsimile: (650) 233-4545	Elliot H. Lutzker, Esq. Davidoff Hutcher & Citron LLP 605 Third Avenue, 34th Floor New York, NY 10158 Telephone: (212) 557-7200 Facsimile: (212) 286-1884

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JANUARY 6, 2023

ROAN HOLDINGS GROUP CO. LTD

[__________________] Ordinary Shares

at $        Per Share

This prospectus relates to our public offering of [___________] ordinary shares of Roan Holdings Group Co. Ltd. (“Roan”), at an assumed offering price of $       per share. Our ordinary shares, no par value, are currently quoted on the U.S. OTCQB marketplace of OTC Link® ATS, or OTCQB under the symbol “RAHGF”. On [_____________], 2022, the closing price of our ordinary shares, as reported on the OTCQB, was $[____] per share. We are in the process of applying to list our ordinary shares on the Nasdaq Capital Market under the symbol “[____].” The closing of this offering is conditioned upon Nasdaq’s final approval of Roan’s listing application. No assurance can be given that our application will be approved.

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Roan Holdings Group Co. Ltd., before expenses	$	$

(1)	Represents underwriting discounts and commissions equal to seven (7%) percent per ordinary share, which is the underwriting discount we have agreed to pay on all investors in this offering. Does not include an expense allowance payable to the underwriters or the reimbursement of certain expenses of the underwriters. See “Underwriting” for additional information regarding underwriting compensation.

The underwriters have the option to purchase up to an additional [_________] ordinary shares from us at the public offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares against payment in New York, New York on or about          , 2023.

______________________________

JOSEPH STONE CAPITAL, LLC

______________________________

The date of this prospectus is [_______________], 2023

i

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell ordinary shares and seeking offers to purchase ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of ordinary shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

Neither we nor any of the underwriters have taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Unless the context otherwise requires, references in this prospectus to the terms the “Company,” “Roan,” “we,” “us” “and “our” refer to Roan Holdings Group Co., Ltd., a company limited by shares incorporated under the laws of the British Virgin Islands, and all references to “China” or “PRC” and the “Chinese government” refer to the People’s Republic of China and its government. In this prospectus, all references to “Renminbi,” or “RMB” are to the legal currency of China and all references to “USD” “U.S. dollars,” “dollars,” “$” or “US$” are to the legal currency of the United States.

Our functional currency is the U.S. Dollar (“USD”). The functional currency of our PRC operating subsidiaries is Chinese Yuan (“RMB”). For financial reporting purposes, the financial statements of our PRC operating subsidiaries were prepared using RMB and translated into our functional currency, the USD, at the exchange rates quoted by www.oanda.com. Assets and liabilities are translated using the exchange rate at each balance sheet date. Revenue and expenses are translated using average rates prevailing during each reporting period, and owners’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

The unaudited financial statements for the six months ended June 30, 2022 and 2021 and the audited financial statements for the years ended December 31, 2021, 2020 and 2019, included in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). All references to “shares” in this prospectus refer to the pre-reverse split ordinary shares of Roan Holdings Group Co. Ltd., no par value.

ii

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our products. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data, and similar sources.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Statement Regarding Forward-Looking Statements.”

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our securities, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

Overview of the Company

We are an offshore holding company incorporated in the British Virgin Islands. As a holding company with no material operations of our own, our operations are conducted in China by our subsidiaries. This is an offering of Ordinary Shares of the offshore holding company incorporated in the British Virgin Islands, instead of shares of our operating companies in China. Therefore, you will not directly hold any equity interests in our operating companies.

We do not have a Variable Interest Entities (“VIE”) structure, but rather we use a direct shareholding model where our operating subsidiaries in China are majority- or wholly-owned by us, either directly or indirectly through one or more subsidiaries that are majority- or wholly-owned by us, so restrictive laws in China or disclosure requirements under U.S. securities laws regarding use of a VIE structure already introduced in China or the U.S. or whether possibly so introduced in the future, may not have a significant impact on us.

We are subject to certain legal and operational risks associated with our subsidiaries’ operations in China, which could cause the value of our Ordinary Shares to significantly decline or be worthless and lead to our Ordinary Shares being unable to continue listing on a foreign exchange. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our subsidiaries’ operations, significant depreciation of the value of our Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in antimonopoly enforcement. As confirmed by our PRC counsel, we are not affected now by the Measures for Cybersecurity Censorship because our customers are located in China mainland and we do not have over one million users’ personal information. Since these statements and regulatory actions are new, however, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, ability to accept foreign investments, and listing on the Nasdaq Stock Market. PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or otherwise expose us or our PRC resident shareholders to liabilities or penalties.

Recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

In May 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act (“HFCAA” or the “Act”) requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national securities exchange. Our auditor, ZH CPA, LLC, is headquartered in Denver, Colorado and is subject to inspection by the PCAOB on a regular basis and is not subject to the determinations approved by the PCAOB.

Cash is transferred among Roan, Adrie Global Holdings Limited (BVI) and its Hong Kong subsidiary, Fortis Health Industrial Group Limited and its PRC subsidiaries, or Lixin Financial Holding Group Limited (Cayman), Lixin Financial Holding (BVI) Limited, Linx Financial Holding Group Limited (HK) and its PRC subsidiaries, in the following manner: (i) We may transfer funds to the PRC subsidiaries, through our Cayman subsidiary, BVI subsidiaries and Hong Kong subsidiaries in the form of additional capital contributions or shareholder loans (ii) dividends or other distributions may be paid by PRC subsidiaries to us through our Cayman subsidiary, BVI subsidiaries and Hong Kong subsidiaries. As a holding company, our ability to pay dividends, if any, to our shareholders will rely on dividends and other distributions on equity paid by our BVI subsidiaries, Hong Kong subsidiaries and PRC subsidiaries. Since 2017, none of our PRC subsidiaries have issued any dividends or distributions to their respective holding companies, including us, or any investors as of the date of this prospectus. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us through our BVI companies and subsidiaries in Hong Kong to our Chinese subsidiaries via capital contribution or shareholder loans, as the case may be. For more information, please see “Risk Factors — Risks Related to Doing Business in China —  Our Chinese subsidiaries’ ability to pay dividends to us may be restricted due to foreign exchange control and other regulations of China,” “Risk Factors — Risks Related to Doing Business in China —  Our Chinese subsidiaries’ ability to pay dividends to us may be restricted due to foreign exchange control and other regulations of China,” and “Risk Factors — Risks Related to Doing Business in China — We have not paid dividends on our ordinary shares since 2017 and we do not anticipate paying any further dividends in the foreseeable future. Consequently, any gains from an investment in our ordinary shares will likely depend on whether the price of our ordinary shares increase, which may not occur.”

At present, there are no substantial obstacles to our cash transferring from overseas to our PRC companies if the registration procedures for return investment are fulfilled. As for dividends to overseas shareholders, if the procedures of tax payment and foreign exchange registration of foreign-invested enterprises are performed normally out, there are no substantial obstacles and risks to the remittance of dividends abroad.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our Business

We are a comprehensive solution provider for industrial operations and capital market services in China and focus our services on the new energy industry, new materials industry, which develops new materials for product manufacturing (“New Materials”), and semiconductor industry. We provide our industrial operations services to industrial parks under development, in some instances partnering with governments. These industrial operations services include initial planning, regulatory approvals and compliance, government relations, and construction management. We also intend to assist our project partners to manage the industrial parks when completed, to set up an industrial chain in the industrial parks, and to build a sustainable industrial ecosystem involving industrial park occupants and their customers and vendors. Our capital market services in the past have involved making loans to micro-, small- and medium-sized enterprises (“MSMEs”) and purchasing loans made by other lenders to MSMEs, providing loan guarantees to our customers, and providing associated assessment services and debt collection services to our customers. Going forward, capital market services are planned to involve attempting to arrange debt and equity financing for companies occupying those industrial parks we provide services to and for the customers and supply chain of such companies. We also engage in providing financial, insurance, and healthcare related solutions to individuals and MSMEs in China. We serve institutional and local government clients across the entire industrial chain and have offices in Hangzhou and Beijing.

Our business has experienced substantial changes in recent years. We were originally incorporated under the name DT Asia Investment Limited (“DT Asia”). Following our business combination with Adrie Global Holdings Limited (“Adrie”) (the “Business Combination”), we changed our name to China Lending Group and operated as a holding company for a PRC-based group of companies specializing in providing loan facilities to MSMEs and sole proprietors in Xinjiang Uygur Autonomous Regions (“Xinjiang”). Due to the slowdown of the Chinese economy, government regulations and policy changes related to loans to MSMEs, since 2018, we have adjusted our business model and substantially reduced direct loan business starting in 2018 and we did not renew any pre-existing loans in 2019. In September 2020, we disposed of the direct lending business that we had acquired from Adrie.

In 2019, we acquired a 65.0177% interest in Lixin Financial Holdings Group Limited (“Lixin”) (the “Lixin Acquisition”), which, through its subsidiaries, provides a wide range of financing solutions and related peripheral services, including financial management, assessment and consulting services, debt collection services, and financial guarantee services to individuals and MSMEs in China. Through Lixin, as of June 30, 2022, we have substantial direct loans outstanding to third parties, we have purchased and service additional loans to third parties originally made by other lenders, and we have guaranteed loans of third parties made by other lenders. Since the closing of the Lixin Acquisition (for more detailed information see History and Development of the Company - Corporate History and Structure of our PRC Operation) in December 2019, our customers are MSMEs and individual proprietors located in Zhejiang Province and Guangdong Province. Those customers are involved in commerce and service businesses, including real estate, technology promotion and application services, construction, finance, wholesale and retail industries, among others. In 2021, we successfully expanded our business to provide industrial operation services based on our past experiences, capability, customer resources, market channels, and relationships with institutional organizations and government.

We provide services related to the development of industrial parks located in the Yangtze River Delta of China and once such parks are constructed, we plan to provide management services related to them. We plan to organize land reserves for industrial parks, devise solutions for the tenants in industrial parks, work with tenants in the implementation of our strategic production solutions, negotiate with related governments for subsidies and other forms of government assistance, and provide construction and management services to these projects. As of the date of this prospectus, we have not developed any industrial parks.

For the six months ended June 30, 2022 and the year ended December 31, 2021, we conducted management and assessment services, made and guaranteed loans to third parties and purchased and serviced outstanding loans made to third parties by other lenders, and provided financial consulting, healthcare, and industrial operation services.

As of June 30, 2022, we had a cash balance of $1,035,674 and a positive working capital of $50,361,534. In addition to the cash balance, the working capital was mainly comprised of restricted cash of $26,339,708, accounts receivable of $7,122,604, loan receivable due from third parties of $26,375,018 and other receivables of $745,964. The balances of these assets are expected to be repaid on maturity dates and will also be used for working capital.

COVID-19 Impact

Our business operations have been affected and may continue to be affected by the ongoing COVID-19 pandemic. After the second quarter of 2020, the COVID-19 outbreak in China was gradually controlled. Our business initially returned to normal operations, although management assessed that our results of operations had been negatively impacted for the year. In 2021, Omicron variants emerged, resulting in continued disruption to our business and the global economy and supply chain. Recently, the Chinese government ordered officials to cut back on mass testing and regional lockdowns. The COVID-19 pandemic had outbreaks in many areas of mainland China. If the current outbreak of COVID-19 is not effectively and timely controlled, or if government responses to current outbreaks or potential outbreaks are severe or long-lasting, it could negatively affect the execution of customer contracts, the collection of customer payments, or disrupt our supply chain, and the continued uncertainties associated with COVID-19 may cause our revenue and cash flows to underperform in the next 12 months. The extent of the future impact of the COVID-19 pandemic on our business and results of operations is still uncertain.

The following diagram illustrates our corporate structure, except as otherwise indicated, as of the date of this prospectus, including our principal subsidiaries and other entities:

Recent Developments

Reverse Split

At our annual general meeting of shareholders held on _______________, 2023, our shareholders voted to approve a reverse share split of our ordinary shares within a range of [1:10 to 1:150] (the “Reverse Split”), to be effective at the ratio and on a date to be determined by our board of directors (the “Board of Directors”). Although our shareholders approved the Reverse Split, all per share amounts and calculations in this prospectus and the accompanying consolidated financial statements do not reflect the effects of the Reverse Split, as the Board of Directors has not determined the ratio or the effective date of the Reverse Split.

New Subsidiaries of Roan

On June 23, 2022, Zhongtan Future Industrial Operation (Hangzhou) Co., Ltd. (中碳未来产业运营（杭州）有限公司) (“Zhongtan Industrial Operation”), our wholly-owned subsidiary, was incorporated under the laws of the PRC. Zhongtan Industrial Operation provides industrial operation services focusing on new energy storage, New Materials, and semiconductor industries.

On August 25, 2022, Zhongtan Future Industrial Operation (Jiaxing) Co., Ltd. (中碳未来产业运营（嘉兴）有限公司) (“Zhongtan Industrial Operation (JX)”), our wholly-owned subsidiary, was incorporated under the laws of the PRC. Zhongtan Industrial Operation (JX) provides industrial operation services focusing on new energy storage, New Materials, and semiconductor industries.

Joint Venture Investments

On December 16, 2021, Hangzhou Zeshi Investment Partnership (Limited Partnership) (杭州泽时投资合伙企业(有限合伙) (“Hangzhou Zeshi”), our wholly-owned subsidiary, subscribed RMB 2 million as registered capital (approximately $0.31 million) in Zhongtan Future New Energy Industry Development (Zhejiang) Co., Ltd. （中碳未来新能源产业发展（浙江）有限公司） (“Zhongtan Future”), for 2% of its equity. Zhongtan Future will develop new energy storage battery manufacturing headquarters in Jiaxing Economic and Technological Development Zone and an energy storage system equipment manufacturing industry park in Zhejiang Shangyu Cao’e River Economic Development Zone. On December 31, 2021, Hangzhou Zeshi entered into an agreement with ZhongTan Future, pursuant to which it will provide supply chain financial, financial leasing, industrial operation, and related services to Zhongtan Future.

On April 2, 2022, Hangzhou Zeshi, subscribed RMB 22 million (approximately $3.41 million) as registered capital to Zhongxin Future (Hangzhou) Semiconductor Technology Industry Development Co., Ltd. (中芯未来（杭州）半导体科技产业发展有限公司) (“ZhongXin”), a joint venture, for 22% of the equity in ZhongXin. ZhongXin will develop industrial parks by collaborating with the local governments in multiple areas in the Yangtze River Delta of China for the manufacturing, marketing and distribution of semiconductor products and new ecofriendly and high technology materials. On April 7, 2022, Hangzhou Zeshi entered into an agreement with ZhongXin, pursuant to which it will provide supply chain financial, industrial operation, and related services to ZhongXin.

On July 19, 2022, Zhongtan Industrial Operation subscribed RMB 30 million (approximately $4.63 million) as registered capital in Hangzhou Zhongtan New Energy Enterprise Management Partnership (Limited Partnership) （杭州中碳新能企业管理合伙企业（有限合伙））（“Zhongtan New Energy (HZ)”）for 60% of its equity. On August 30, 2022, Zhongtan New Energy (HZ) increased the registered capital from RMB 50 million to RMB 100 million, and the shares held by Zhongtan Industrial Operation was decreased to 30% accordingly.

On August 30, 2022, Zhongtan Industrial Operation subscribed RMB 200 million (approximately $30.87 million) as registered capital in Jiaxing Zhongtan Future Energy Storage Technology Partnership (Limited Partnership) （嘉兴中碳未来储能科技合伙企业（有限合伙））（“Zhongtan Energy Storage (JX)”）for 40% of its equity.

The registered capital of the joint ventures above have not been paid as of the date of this prospectus.

Corporate Background

We were established on April 8, 2014 under the laws of the British Virgin Islands (“BVI”) as a shell company with the purpose of acquiring, engaging in share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combinations with one or more businesses or entities.

Our principal executive office is located at 147 Ganshui Lane, Yuhuang Shannan Fund Town, Shangcheng District Hangzhou, Zhejiang China and our telephone number is +86-571-8662-1775. Our web address is www.roanholdingsgroup.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only. Any website references (URLs) in this prospectus are inactive textual references only and are not active hyperlinks. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our ordinary shares. [___________] is our agent in the United States, and its address is [___________________________].

All per share amounts and calculations in this prospectus and the accompanying financial statements do not reflect the effects of the planned Reverse Split.

Our independent registered public accounting firm indicated in its report on our financial statements for the year ended December 31, 2021, as included elsewhere in this prospectus, that management believes that we will continue as a going concern in the following 12 months.

Implications of Being a Foreign Private Issuer

We currently report and will continue to report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events, although we intend to report our results of operations voluntarily on a quarterly basis.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. We will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents, and any one of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

In this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being a foreign private issuer. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

Summary of Risk Factors

An investment in our securities involves substantial risks and uncertainties that may adversely affect our business, financial condition and results of operations and cash flows. Some of the more significant challenges and risks relating to an investment in our company include, among other things, the following:

●	A slowdown of China’s economy could materially adversely affect our business.

●	The uncertainties of PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could adversely affect us and limit the legal protections available to you and us.

●	PRC regulation of offshore holding loans and direct investments in China’s entities may delay or prevent us from making loans or additional contributions to our China’s operating subsidiaries, thereby preventing us from financing our operations.

●	Newly enacted Holding Foreign Companies Accountable Act, recent regulatory actions taken by the SEC and the Public Company Accounting Oversight Board, or the PCAOB, and proposed rule changes submitted by U.S. stock exchanges calling for additional and more stringent criteria to be applied to China-based public companies could add uncertainties to our capital raising activities and compliance costs.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions against us or our management in China, based upon United States laws, including the U.S. federal securities laws, or other foreign laws.

●	The COVID-19 pandemic has had, and may continue to have, an adverse effect on our business, and public health epidemics such as COVID-19 could adversely impact our future operating results.

●	We have had substantial changes in our business models and we cannot guarantee our future results of operations.

●	We have a customer concentration risk as two of our customers represent almost half of our revenue. The loss of any one of these customers would have a material adverse effect on our revenue and profitability.

●	As of June 30, 3022, we have outstanding loans in excess of $26 million and loans we have guaranteed of another approximately $34.23 million, as to which default would have a material adverse effect on our financial condition and operating results. We also have substantial aged accounts receivable, the failure of which to collect in excess of our reserves could have a material adverse effect on our financial condition and operating results.

●	Regarding our financial guarantee services to MSMEs, we are subject to greater credit risks than larger guarantee providers, which could adversely affect our results of operations.

●	We have no material insurance coverage, which could expose us to significant costs and business disruption.

●	If we are classified as a passive foreign investment company, our US shareholders may therefore suffer adverse tax consequences. Additionally, the intended tax effects of our corporate structure and intercompany arrangements depend on the application of the tax laws of various jurisdictions and on how we operate our business.

●	Our business and share price may suffer as a result of our insufficient public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our ordinary shares adversely, the price and trading volume of our ordinary shares could decline.

●	The current and potential future application of the SEC’s “penny stock” rules to our ordinary shares could limit trading activity in the market, and our shareholders may find it more difficult to sell their shares.

●	Certain of our stockholders own or have the right to acquire a significant portion of our stock and could ultimately control decisions regarding our company and impact our stock price.

●	We have material weaknesses in our controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002. These material weaknesses may call into question the accuracy of our financial statements, which could harm our business and adversely affect the trading price of our ordinary shares.

The Offering

Number of shares outstanding before the offering	[_________] ordinary shares.

Securities being offered by us	[_________] ordinary shares.

Offering price	$ per ordinary shares.

Number of shares outstanding immediately after the offering	[_________] ordinary shares.

Over-allotment option	We have granted the underwriters an option for a period of 45 days after the date of this prospectus to purchase up to an additional [_________] ordinary shares.

Proposed Nasdaq Capital Market listing

We are in the process of applying to list our ordinary shares on the Nasdaq Capital Market under the symbols “RAHGF”. The closing of this offering is conditioned upon Nasdaq’s final approval of Roan’s listing application.

OTCQB Symbol for our ordinary shares	“RAHGF”

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $          million, or approximately $         million if the underwriters exercise their option to purchase additional ordinary shares in full, after deducting the estimated underwriting discount and estimated offering expenses payable by us, based on the public offering price of $           per share.

We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents and short-term deposits for general corporate purposes, including general and administrative expenses, and working capital.

See “Use of Proceeds”.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our ordinary shares.

Unless otherwise indicated, the information in this prospectus is based on 25,287,851 ordinary shares outstanding as of December 29, 2022 and excludes:

●	715,000 ordinary shares issuable upon the conversion of 715,000 Class A Preferred Shares outstanding as of December 29, 2022;

●	291,795,150 ordinary shares issuable upon the conversion of 291,795,150 Class B convertible preferred shares (“Class B Preferred Shares”) outstanding as of December 29, 2022; and

●	[________] ordinary shares offered pursuant to this prospectus.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriter’s option to purchase up to an additional [_________] ordinary shares.

Summary Financial Data

The summary consolidated statements of operations data presented below for the years ended December 31, 2021, 2020 and 2019 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated financial data in this section are not intended to replace our audited consolidated financial statements and unaudited condensed consolidated financial statements and related notes and are qualified in their entirety thereby. Our historical results are not necessarily indicative of the results that may be expected for any period in the future

Consolidated Statements of Operations and Comprehensive Income (Loss) (in U.S. dollars, except share data)

	For the Six Months Ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)

Net revenue of services	$1,119,244	$330,788
Commission and fee income on guarantee services, net	381,549	176,334
Total interest and fees income	1,291,030	1,270,039
Operating income	2,791,823	1,777,161
Total operating expenses	1,826,134	2,106,120
Income (loss) before income taxes	909,753	(473,465)
Income tax (expenses) benefit	(346,381)	13,068
Net (loss) income	563,372	(460,397)
Less: Net income attributable to noncontrolling interests	241,367	67,030
Net income (loss) attributable to Roan Holding Group Co., Ltd.’s shareholders	322,005	(527,427)
Total comprehensive loss attributable to Roan Holdings Group Co., Ltd.’s shareholders	(1,368,847)	(157,086)
Net income (loss) per share – Basic and Diluted	$0.01	$(0.02)
Weighted average number of ordinary share outstanding
Basic and Diluted*	25,287,887	25,287,887

	For the Years Ended December 31,
	2021	2020	2019

Net revenues of services	$793,291	$2,132,680	$631,140
Commission and fee income on guarantee services, net	399,527	285,606	3,789
Net interest income (loss) after provision for loan losses	2,414,667	2,479,836	(1,580,588)
Operating income (loss)	3,607,485	4,898,122	(945,659)
Total operating expenses	(3,298,599)	(4,105,619)	(1,366,710)
Total other income (expenses)	777,266	(1,876,842)	-
Income (loss) before income taxes	1,086,152	(1,084,339)	(2,312,369)
Income tax (expenses) recovery	(328,851)	229,733	(244,741)
Net income (loss) from continuing operations	757,301	(854,606)	(2,557,110)
Net income from discontinued operations, net of income tax	-	-	26,846,018
Net income	757,301	(854,606)	24,288,908
Dividend – convertible redeemable Class A Preferred Share	-	-	(686,400)
Net income attributable to noncontrolling interests	(386,210)	(838,048)	(76,108)
Net income (loss) attributable to Roan Holding Group Co., Ltd.’s shareholders	371,091	(1,692,654)	23,526,400
Total comprehensive income attributable to Roan Holdings Group Co., Ltd.’s shareholders	1,191,302	435,226	27,555,898
Net earnings (loss) per share from continuing operations - Basic and Diluted	$0.01	$(0.07)	$(0.13)
Net earnings per share from discontinued operations - Basic and Diluted	$-	$-	$1.06
Weighted average number of ordinary share outstanding
Basic and Diluted*	25,287,887	25,287,887	25,287,887

Consolidated Balance Sheets (in U.S. dollars, except for share data)

	June 30, 2022	December 31, 2021	December 31, 2020
Current assets	$61,695,570	$63,089,115	$62,590,282
Total Assets	64,665,668	66,642,978	67,703,161
Current liabilities	11,334,036	11,148,943	13,920,117
Total Liabilities	11,851,326	11,693,298	14,816,732
Total Equity	52,814,342	54,949,680	52,886,429
Total Liabilities and Equity	$64,665,668	$66,642,978	$67,703,161

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in us. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations. See also “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Doing Business in China

A slowdown of China’s economy could materially adversely affect our business.

All of our businesses are conducted entirely in China. Although China’s economy has grown in recent years, the pace of growth has slowed, and that rate of growth may not continue. The annual rate of growth in China declined from 6.6% in 2018 to 6.1% in 2019. Due to the negative impact of the COVID-19 pandemic, China’s economic growth rate in 2020 slowed to 2.3%, which is the lowest level since 1990. In 2021, the growth rate improved to 8.1%, which benefited from the COVID-19 pandemic control measures and the resumption of production and operations. However, the recent outbreaks of the pandemic in many parts of China has reduced the growth rate in the first half of 2022 to just 2.5% and has caused lock-downs, shelter-in-place orders and travel restrictions mandated by the PRC government. Moreover, the global spread of the COVID-19 pandemic in many countries around the world has caused and may exacerbate the global economic difficulties. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in China may materially reduce the demand for our industrial operation services and could have a significant adverse impact on our business.

Future inflation in China could curb economic activity and adversely affect our operations.

China’s economy has experienced a period of rapid expansion in recent years, which could lead to high inflation. This has led to occasional efforts to develop various corrective measures designed to limit the supply of credit or regulate growth and curb inflation. High inflation could lead the Chinese government to regulate credit and/or prices again, or to act otherwise, in the future, which could curb China’s economic activity. Any action by the Chinese government trying to control credit and / or prices may adversely affect our lending operations.

The uncertainties of the PRC government’s policies could negatively impact our business.

China’s economy is, in many ways, different from that of most other countries, especially the degree of government participation in the economy. Although China’s economy has grown significantly over the past few decades, this growth remains unbalanced between different periods, regions and sectors of the economy. The Chinese government also imposes significant controls over China’s economic growth by allocating resources, controlling the payment of foreign currency debt, formulating monetary policies, and providing preferential treatment to specific industries or companies. Some actions and policies taken by the Chinese government may have a negative impact on the Chinese economy or that in the region we serve, and thus may have a significant adverse impact on our business.

Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activities and greater economic decentralization. However, the government of the PRC may not continue to pursue these policies, or may significantly alter these policies from time to time without notice which may lead to some of our business operating decisions that may occasionally be surprising.

Our business is widely regulated by both national and local government departments, which may interfere with the way we conduct our business and may negatively affect our financial performance. In addition, the Chinese government exerts substantial influence and control over the manner in which we conduct our business activities. We conduct our business in the financial industry which is highly regulated. Our business is subject to extensive and complex state, provincial and local laws, rules and regulations with regard to our financing guaranties, capital structure, and asset management, among other things. Further, the rules and regulations are issued by different central government ministries and departments, provincial and local governments and are enforced by different local authorities. Therefore, the interpretation and implementation of such rules and regulations may not be clear or consistent and occasionally we must depend on oral inquiries with local government authorities. As a result of the complexity, uncertainties and constant changes in these rules and regulation, including changes in interpretation and implementation of them, our business activities and growth may be adversely affected if we do not respond to the changes in a timely manner. We may be subject to sanctions by regulatory authorities, monetary penalties and/or reputation damage, which could have a material adverse effect on our business operations and profitability.

PRC legal system is constantly improving, with new laws being introduced and some previous laws being repealed. There are certain uncertainties in the interpretation and application of PRC laws which could negatively impact our business.

PRC economic reform is ongoing so there have been lots of new laws introduced and some previous laws have been repealed. There are uncertainties regarding the interpretation and application of PRC laws. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulated economic affairs in general, dealt with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encouraging foreign investment in China. Although the influence of the law has been increasing, China has still not developed a fully integrated legal system and recently enacted laws may not sufficiently cover all aspects of economic activities in China. Also, because these laws are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws involve significant uncertainties. New laws that affect existing and proposed future businesses may also be applied retrospectively. In addition, there have been constant changes and amendments of laws over the past 40 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience in adjudicating new business and new polices or regulations in certain less developed areas causes uncertainty and may affect our business. Consequently, we cannot predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness of enforcement of the laws and regulations in China. The uncertainties, including new laws and regulations and changes to existing laws, as well as judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to our business.

The recent enhanced Chinese government oversight of data security, especially the increased scrutiny of companies seeking a foreign listing, could adversely affect our business and our business.

On February 15, 2022, the amended Cybersecurity Review Measures came into effect effective which was published by the Cyberspace Administration of China (the “CAC”), and 12 other relevant PRC government authorities on December 28, 2021. The final Cybersecurity Review Measures provide that a “network platform operator” that possesses personal information of more than one million users and seeks a listing in a foreign country must apply for a cybersecurity review. Further, the relevant PRC governmental authorities may initiate a cybersecurity review against any company if they determine certain network products, services, or data processing activities of such company effects or may effect national security. As of the date of this prospectus, we have not received any notice from any authority indicating that we are a critical information infrastructure operator, or requiring us to pass the CAC’s cyber security review. We believe that, based on the present situation, our operations and listings will not be affected, We do not expect a CAC cybersecurity review, because: (1) our current business model is unlikely to be listed as a key information infrastructure operator by Chinese regulators; (2) As of the date of issuance of this prospectus, the number of our individual customers is far less than 1 million. We do not have any plan to collect personal information from more than one million users in the near future, otherwise, we may be affected by the draft Network security Review Measures; (3) The data processed in our business is unlikely to have a significant impact on critical information infrastructure supply chain security, network security, and data security, nor is it likely to have a significant impact on national security. It is therefore unlikely to be classified as core or important data by the authorities. However, there remains uncertainty about the interpretation or implementation of the measures and whether Chinese regulators including the CAC can adopt new laws, regulations, rules, or detailed implementation and interpretation related to the review method. If any such new laws, regulations, and rules are implemented and interpreted to affect us, we will take all reasonable measures and actions to comply with and minimize the adverse impact of these laws on us. However, we cannot guarantee that we will not be subject to cyber-security scrutiny in the future. We may be required to suspend operations or experience other business disruptions during the review period, which may have significant and adverse effects on our business, financial position, and results of operations.

The China Securities Regulatory Commission is preparing to strengthen supervision over overseas listing, and has issued Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), including unified supervision and management, strengthening regulatory coordination and cross-border regulatory cooperation. Although not yet in effect, we are not currently affected by it. However, it is not clear about the future impact on us after it officially comes into force.

On December 24, 2021, the China Securities Regulatory Commission, (the “CSRC”), issued Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Administration Provisions”), and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Measures”), which were open for public comments by January 23, 2022. The Administration Provisions and Measures for overseas listings lay out specific requirements for filing documents and include unified regulation management, strengthening regulatory coordination, and cross-border regulatory cooperation. Domestic companies seeking to list abroad must carry out relevant security screening procedures if their businesses involve supervisions such as foreign investment security and cyber security reviews. Companies endangering national security are among those off-limits for overseas listings. As the Administration Provisions and Measures have not yet come into effect, we are currently unaffected by them. It is uncertain when the Administration Provision and the Measures will take effect or if they will take effect as currently drafted. However, if the current regulations come into effect, our Company may incur the following adverse effects: (1) greater compliance with reporting procedures for data security and security reviews, etc.; (2) increased compliance work may give rise to more operating costs and have a negative impact on our profits; (3) government may increase the approval procedures for future refinancing in the capital market, which could increase our operating costs and uncertainty.

The Draft Rules Regarding Overseas Listing stipulate that the Chinese-based companies, or the issuer, shall fulfill the filing procedures within three business days after the issuer makes an application for initial public offering and listing in an overseas market. The required filing materials for an initial public offering and listing shall include, but are not limited to, record-filing report and related undertakings; regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable); PRC legal opinion; and prospectus. In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if there are material ownership disputes over the equity, major assets, and core technology, etc. of the issuer; (4) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in past three years, directors, supervisors, or senior executives have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspected criminal offenses, or are under investigation for suspected major violations; or (6) other circumstances as prescribed by the State Council. The Draft Administration Provisions defines the legal liabilities of breaches such as failure in fulfilling filing obligations or fraudulent filing conducts, imposing a fine between RMB 1 million and RMB 10 million, and in cases of severe violations, a parallel order to suspend relevant business or halt operation for rectification, revoke relevant business permits or operational license.

The continuous update of The Special Administrative Measures for Foreign Investment Access (Negative List) will not enable us to guarantee that our industry will not be included in the government’s negative list for foreign investment access in the future.

The Special Administrative Measures for Foreign Investment Access (Negative List) (2021 edition) promulgated by the Ministry of Commerce of PRC (“MOFCOM”) and the National Development and Reform Commission of the People’s Republic of China (“NDRC”) stipulates that industries prohibiting foreign investment and industries where foreign investment is allowed but cannot be majority controlled. At present, this regulation has no negative impact on our operations. However, we cannot guarantee that in the future, our industry will not be listed by the government on the negative list for foreign investment. If this happens, it may seriously affect our operations and cause losses to investors.

The failure to comply with PRC regulations relating to mergers and acquisitions of domestic enterprises by offshore special purpose vehicles may subject us to severe fines or penalties and create other regulatory uncertainties regarding our corporate structure.

On August 8, 2006, MOFCOM joined by the CSRC, the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation (“SAT”), the State Administration for Industry and Commerce (the “SAIC”), and the State Administration of Foreign Exchange (“SAFE”), jointly promulgated regulations entitled the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which took effect as of September 8, 2006, and as amended on June 22, 2009. This regulation, among other things, has certain provisions that require offshore companies formed for the purpose of acquiring PRC domestic companies and controlled directly or indirectly by PRC individuals and companies which are the related parties with the PRC domestic companies, to obtain the approval of MOFCOM prior to engaging in such acquisitions and to obtain the approval of the CSRC prior to publicly listing special purpose vehicles’ securities on an overseas stock market. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

The application of the M&A Rules with respect to our corporate structure remains unclear, with no current consensus existing among leading PRC law firms regarding the scope and applicability of the M&A Rules. We believe that the MOFCOM and CSRC approvals under the M&A Rules are not required in the context of the Business Combination (for more information see History and Development of the Company - Corporate History and Structure of our PRC Operation) and the Lixin Acquisition because we did not acquire Urumqi Feng Hui Direct Lending Limited ’s equity or assets and Xinjiang Fenghui Jing Kai Direct Lending Co., Ltd. (新疆丰汇经开小额贷款有限公司) (“Jing Kai”) and Feng Hui Ding Xin (Beijing) Financial Consulting Co., Limited (“Ding Xin”) and Lixin Group were already foreign owned. However, we are not certain that the relevant PRC government agencies, including the CSRC and MOFCOM, would reach the same conclusion, and we are not certain that MOFCOM or the CSRC will not deem that the Business Combination or the Lixin Acquisition circumvented the M&A Rules, and other rules and notices, or that prior MOFCOM or CSRC approval was required for overseas financing.

If prior CSRC approval for overseas financings was required and not obtained, we may face severe regulatory actions or other sanctions from MOFCOM, the CSRC or other PRC regulatory agencies. In such an event, those regulatory agencies may impose fines or other penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from overseas financing into the PRC, restrict or prohibit payment or remittances of dividends or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel overseas financings, to restructure our corporate structure, or to seek regulatory approvals that may be difficult or costly to obtain.

The M&A Rules, along with certain foreign exchange regulations discussed below, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our acquisition strategy. However, as advised by our PRC counsel, Beijing Dongwei Law Firm, under the current policy, our future offshore financing or acquisitions will not be substantially affected. Our listing does not need approval by CSRC and MOFCOM.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle”. SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC resident holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

SAFE promulgated the Notice of SAFE on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment, or SAFE Circular 13, on February 13, 2015, which was effective on June 1, 2015. SAFE Circular 13 cancels two administrative approval items which are foreign exchange registration under domestic direct investment and foreign exchange registration under overseas direct investment. Instead, banks shall directly examine and handle foreign exchange registration under domestic direct investment and foreign exchange registration under overseas direct investment, and SAFE and its branch shall indirectly regulate the foreign exchange registration of direct investment through banks.

We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their filing obligations in accordance with SAFE Circular 37 and SAFE Circular 13. However, we may not be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and cannot assure you that all of our PRC-resident beneficial owners will comply with SAFE Circular 37, SAFE Circular 13 and subsequent implementation rules. The failure of our beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to SAFE Circular 37, SAFE Circular 13 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37, SAFE Circular 13 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Furthermore, as these foreign exchange regulations are still relatively new, it is unclear how this regulation, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, we cannot predict how these regulations will affect our business operations or future strategy. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

If any of our subsidiaries fails to maintain the requisite registered capital, licenses and approvals required under PRC law, our business, financial condition and results of operations may be materially and adversely affected.

Numerous regulatory authorities of the central PRC government, provincial and local authorities are empowered to issue and implement regulations governing various aspects of the financial industry. Each of our subsidiaries may be required to obtain and maintain certain assets relevant to its business as well as applicable licenses or approvals from different regulatory authorities in order to provide its current services. These registered capitals, licenses and approvals will be essential to the operation of our business. If any of our subsidiaries fails to obtain or maintain any of the required registered capital, licenses or approvals for its business, it may be subject to various penalties, such as confiscation of illegal net revenue, fines and the discontinuation or restriction of its operations. Any such disruption in our subsidiaries’ business operations could materially and adversely affect our business, financial condition and results of operations.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from making loans or additional capital contributions to our PRC operating subsidiaries and thereby prevent us from funding our business.

As an offshore holding company with PRC subsidiaries, we may transfer funds to our PRC subsidiaries by means of loans or capital contributions. Any loans to these PRC subsidiaries, which are foreign-invested enterprises, cannot exceed statutory limits based on the difference between the amount of our investments and registered capital in such subsidiaries, and shall be registered with SAFE, or its local counterparts. Furthermore, any further capital contributions we make to our PRC subsidiaries, which are foreign-invested enterprises, shall be approved by MOFCOM, or its local counterparts. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to receive such registrations or approvals, our ability to provide loans or capital to increase contributions to our PRC subsidiaries may be negatively affected, which could adversely affect their liquidity and our ability to fund and expand their business.

On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign- Invested Enterprises, or SAFE Circular 19, which took effect as of June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allowed FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi funds converted from their foreign exchange capital for expenditure beyond their business scopes, providing guarantees for loans or repaying loans between nonfinancial enterprises. The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to use Renminbi converted from the net proceeds of this offering to fund our PRC operating subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries, which may adversely affect our business, financial conditions and results of operations.

PRC laws and regulations have established more complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

Further to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, the Anti-monopoly Law of the PRC, the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by MOFCOM or the MOFCOM Security Review Rules, were issued in August 2011. These established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change of control in which a foreign investor takes control of a PRC enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. In addition, PRC Measures for the Security Review of Foreign Investment which was already in force in January 2021 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security to be subject to security reviews before any such acquisition. PRC laws and regulations also require certain merger and acquisition transactions to be subject to merger control review and or security review.

The MOFCOM Security Review Rules, effective from September 1, 2011, which implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, further provide that, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review by MOFCOM, the principle of substance over form should be applied and foreign investors are prohibited from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through agreements control or offshore transactions.

Further, if the business of any target company that we seek to acquire falls into the scope of security review, we may not be able to successfully acquire such company either by equity or asset acquisition, capital contribution or through any VIE Agreement. We may grow our business in part by acquiring other companies operating in our industry. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to maintain or expand our market share.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions against us or our management, in China, based upon United States laws, including the U.S. federal securities laws, or other foreign laws.

We are a company organized under the laws of the British Virgin Islands. Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. None of our subsidiaries are organized under the laws of the United States. All of our directors and officers reside in China, and substantially all of the assets of those people are located outside of the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these people, or to enforce judgments against us which are obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Second, the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States providing for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors or officers if they decide that the judgment violates the basic principles of PRC laws, national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

Third, in the event shareholders originate an action against a company without domicile in China for disputes related to contracts or other property interests, the PRC courts may accept a cause of action if (a) the disputed contract is concluded or performed in the PRC or the disputed subject matter is located in the PRC, (b) the company (as defendant) has properties that can be seized within the PRC, (c) the company has a representative organization within the PRC, or (d) the parties chose to submit to the jurisdiction of the PRC courts in the contract on the condition that such submission does not violate the requirements of jurisdiction under the PRC Civil Procedures Law. The action may be initiated by the shareholder by filing a complaint with the PRC courts. The PRC courts would determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The shareholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in such an action unless such foreign country restricts the rights of PRC citizens and companies.

Lastly, although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law, which became effective in March 2020, the securities regulatory authority of the State Council may collaborate with securities regulatory authorities of other countries or regions in order to monitor and oversee cross border securities activities. Article 177 further provides that overseas securities regulatory authorities are not permitted to carry out investigation and evidence collection directly within the territory of the PRC, and that any Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to overseas agencies without prior consent of the securities regulatory authority of the State Council and the competent departments of the State Council.

Our Chinese subsidiaries’ ability to pay dividends to us may be restricted due to foreign exchange control and other regulations of China.

As an offshore holding company, we will rely principally on dividends from our subsidiaries in China, for our cash requirements. Under the applicable PRC laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside a portion of its after-tax profit to fund specific reserve funds prior to payment of dividends. In particular, at least 10% of its after-tax profits based on PRC accounting standards each year is required to be set aside towards its general reserves until the accumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends.

Furthermore, our Chinese subsidiaries’ ability to pay dividends may be restricted due to foreign exchange control policies and the availability of its cash balance. Substantially all of our operations are conducted in China and all of the revenue we recognize will be denominated in RMB. RMB is subject to exchange control regulation in China, and, as a result, our Chinese subsidiaries may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. dollars.

The lack of dividends or other payments from our Chinese subsidiaries may limit our ability to make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund, and conduct our business. Our funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from our Chinese subsidiaries, our liquidity and financial condition will be materially and adversely affected.

Our global income may be subject to PRC taxes under the PRC Enterprise Income Tax Law, which could have a material adverse effect on our results of operations.

Under the PRC Enterprise Income Tax Law, or the New EIT Law, and its implementation rules, which became effective in January 2008, an enterprise established outside of the PRC with a “de facto management body” located within the PRC is considered a PRC resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel and human resources, finance and treasury, and acquisition and disposition of properties and other assets of an enterprise.” On April 22, 2009, the State Administration of Taxation (the “SAT”), issued a circular, or SAT Circular 82 (partly modified by SAT Announcement [2014] No. 9), which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although the SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the determining criteria set forth in the SAT Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the resident status of all offshore enterprises for the purpose of PRC tax, regardless of whether they are controlled by PRC enterprises or individuals. Although we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises, it is possible that the PRC tax authorities could reach a different conclusion. In such case, we may be considered a PRC resident enterprise and may therefore be subject to the 25% enterprise income tax on our global income, which could significantly increase our tax burden and materially and adversely affect our cash flow and profitability. In addition to the uncertainty regarding how the new PRC resident enterprise classification for tax purposes may apply, it is also possible that the rules may change in the future, possibly with retrospective effect.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the State Administration of Taxation issued an Announcement on Several Issues Concerning Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-PRC Resident Enterprises, or Announcement 7, with the same effective date. Under Announcement 7, an “indirect transfer” refers to a transaction where a non-resident enterprise transfers its equity interest and other similar interest in an offshore holding company, which directly or indirectly holds Chinese taxable assets (the assets of an “establishment or place” situated in China; real property situated in China and equity interest in Chinese resident enterprises) and any indirect transfer without reasonable commercial purposes are subject to the PRC taxation. In addition, Announcement 7 specifies the conditions under which an indirect transfer is deemed to lack a reasonable commercial purpose which include: (1) 75% or more of the value of the offshore holding company’s equity is derived from Chinese taxable assets, (2) anytime in the year prior to the occurrence of the indirect transfer of Chinese taxable assets, 90% or more of the total assets (excluding cash) of the offshore holding company are direct or indirect investment in China, or 90% or more of the revenue of the offshore holding company was sourced from China; (3) the functions performed and risks assumed by the offshore holding company(ies), although incorporated in an offshore jurisdiction to conform to the corporate law requirements there, are insufficient to substantiate their corporate existence and (4) the foreign income tax payable in respect of the indirect transfer is lower than the Chinese tax which would otherwise be payable in respect of the direct transfer if such transfer were treated as a direct transfer. As a result, gains derived from such indirect transfer will be subject to PRC enterprise income tax, currently at a rate of 10%.

On October 17, 2017, the State Administration of Taxation issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or Announcement 37, which came into effect on December 1, 2017. Announcement 37 further clarifies the practice and procedures of withholding of non-resident enterprise income tax.

Announcement 7 grants a safe harbor under certain qualifying circumstances, including transfers in the public securities market and certain intragroup restricting transactions, however, there is uncertainty as to the implementation of Announcement 7. For example, Announcement 7 requires the buyer to withhold the applicable taxes without specifying how to obtain the information necessary to calculate taxes and when the applicable tax shall be submitted. Announcement 7 may be determined by the tax authorities to be applicable to our offshore restructuring transactions or sale of the shares of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved. Though Announcement 7 and/or Announcement 37 does not impose a mandatory obligation of filing the report of taxable events, the transferring party shall be subject to PRC withholding tax if the certain tax filing conditions are met. Non-filing may result in an administrative penalty varying from 50% to 300% of unpaid taxes. As a result, we and our non-resident enterprises in such transactions may be at risk of being subject to taxation under Announcement 7 and/or Announcement 37, and may be required to expend valuable resources to comply with Announcement 7 and/or Announcement 37 or to establish that we and our non-resident enterprises should not be taxed under Announcement 7 and/or Announcement 37, for any restructuring or disposal of shares of our offshore subsidiaries, which may have a material adverse effect on our financial condition and results of operations.

Fluctuations in the foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

The value of the RMB against the U.S. dollar and other currencies may fluctuate. Exchange rates are affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. dollar. Under this policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over three years. From July 2008 until June 2010, however, the RMB traded stably within a narrow range against the U.S. dollar. On June 20, 2010, the PBOC announced that the PRC government would reform the RMB exchange rate regime and increase the flexibility of the exchange rate. Since June 2010, the RMB has appreciated more than 10% against the U.S. dollar. In April 2012, the PRC government announced it would allow greater RMB exchange rate fluctuation. On August 11, 12 and 13, 2015, the PRC government successively set the central parity rate for the RMB more than 3% lower in the aggregate than that of August 10, 2015 and announced that it will begin taking into account previous day’s trading in setting the central parity rate. In 2015, the yuan experienced a 4.88% drop in value, and on January 4, 2016 the PRC government set the U.S. dollar-Chinese yuan currency pair to a reference rate of 6.5%, the lowest rate in 4.5 years. In 2019, the exchange rate of RMB against the US dollar depreciated by 4.1%, but appreciated during 2020 and 2021 (Source: website of National Bureau of Statistics Annual Statistic Report, dated September 1, 2022). However, it is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. As significant international pressure remains on the PRC government to adopt a more flexible currency policy, greater fluctuation of the RMB against the U.S. dollar could result.

Our revenues and costs are mostly denominated in RMB, and a significant portion of our financial assets are also denominated in RMB. Any significant fluctuations in the exchange rate between the RMB and the U.S. dollar may materially adversely affect our cash flows, revenues, earnings and financial position, and the amount of and any dividends we may pay on our shares in U.S. dollars. Fluctuations in the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

If we fail to timely renew our registration certificates, it may adversely affect our reputation, financial conditions and results of operations.

Some of our operating subsidiaries located in PRC are engaged in the sales of medical devices. All those sales activities must comply with relevant Chinese laws and regulations. Pursuant to the Measures for the Administration of Registration of Medical Devices promulgated on June 27, 2012 and effective on October 1, 2014, as amended from time to time, Class I medical devices are subject to recordation administration with Class II and Class III medical devices subject to registration administration. We are in the business of manufacturing and sales of Class I and II medical devices. We have obtained the Business Record Certificate of Type II Medical Devices on January 7, 2021, which is valid for 5 years. If we fail to timely re-apply for our certificate, our financial conditions and results of operations will be adversely affected.

Non-compliance with labor-related laws and regulations of the PRC may have an adverse impact on our financial conditions and results of operations.

We have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law, or the Labor Contract Law, that became effective in January 2008 and its implementing rules that became effective in September 2008 and was amended in July 2013, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. We believe our current practice complies with the Labor Contract Law and its amendments. However, the relevant governmental authorities may take a different view and impose fines on us.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practice does not and will not violate labor-related laws and regulations in China. This may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we may be required to provide additional compensation to our employees and our business, financial conditions and results of operations may be adversely affected.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations and our reputation and could result in a loss of your investment in our shares, especially if such matter cannot be addressed and resolved favorably.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies have sharply decreased in value and, in some cases, have become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company and our business. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our business operations will be severely hampered and your investment in our ordinary shares and other securities could be rendered worthless.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

Our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC filings and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by CSRC, a PRC regulator that is tasked with oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any review of our Company, our SEC reports, other filings or any of our other public pronouncements.

Our principal business operations are conducted in the PRC. In the event that any U.S. regulators carry out investigations with respect to our business and need to conduct an investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. U.S. regulators may consider cross-border cooperation with securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC. However, there can be no assurance that the U.S. regulators could succeed in establishing such cross-border cooperation in a specific case or could establish the cooperation in a timely manner. If U.S. regulators are unable to conduct such investigations, they may determine to suspend the quotation of our securities on the OTC markets or choose to suspend or de-register our SEC registration.

Newly enacted Holding Foreign Companies Accountable Act, recent regulatory actions taken by the SEC and the Public Company Accounting Oversight Board, or the PCAOB, and proposed rule changes submitted by U.S. stock exchanges calling for additional and more stringent criteria to be applied to China-based public companies could add uncertainties to our capital raising activities and compliance costs.

In April 2020, the SEC then-Chairman, Jay Clayton, and PCAOB Chairman, William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

In May 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act (“HFCAA” or the “Act”) requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange.

In August 2020, the President’s Working Group on Financial Markets (“PWG”) issued a Report on Protecting United States Investors from Significant Risks from Chinese Companies. The Report made five recommendations designed to address risks to investors in U.S. financial markets posed by the Chinese government’s failure to allow audit firms that are registered with the PCAOB to comply with U.S. securities laws and investor protection requirements. Among the recommendations was advice to enhance the listing standards of U.S. exchanges to require, as a condition of initial and continued exchange listing, PCAOB access to main auditor work papers either directly or through co-audits.

On December 2, 2020, the U.S. House of Representatives passed the HFCAA. On December 18, the HFCAA was signed into law. Among other things, the HFCAA amends the Sarbanes-Oxley Act of 2002 to require the SEC to prohibit the securities of foreign companies from being traded on U.S. securities markets, if the company retains a foreign accounting firm that cannot be inspected or investigated completely by the PCAOB for three consecutive years, beginning in 2021. The Act also requires foreign companies to make certain disclosures about their ownership by governmental entities.

On March 24, 2021, the SEC adopted interim final amendments and on December 2, 2021, the SEC adopted final amendments to implement congressionally mandated submission and disclosure requirements of the HFCAA. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Form 20-F and other forms with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in a company’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

The lack of access to the audit work paper or other inspections prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of those accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections.

After SEC issued new disclosure requirements to Chinese companies seeking to list on Nasdaq, SEC approved the Public Company Accounting Oversight Board’s (PCAOB) Rule 6100 establishing framework for determinations under the HFCAA. On December 20, 2021, the SEC’s Division of Corporation Finance (the “Division”) posted an illustrative letter containing sample comments that the Division may issue to China-based companies describing 15 areas where the agency encourages existing and future China-based listings to increase disclosures. On December 20, 2021, the PCAOB issued a report on its determinations that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland because of positions taken by PRC authorities in those jurisdictions.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law.  The SOP Agreement remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the SOP Agreement disclosed by the SEC, the PCAOB shall have sole discretion to select any audit firms for inspection or investigation and the PCAOB inspectors and investigators shall have a right to see all audit documentation without redaction. Under the PCAOB’s rules, a reassessment of a determination under the HFCA Act may result in the PCAOB reaffirming, modifying or vacating the determination. Although the PCAOB issued a Determination Report on December 15, 2022, determining that the PCAOB secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong, and vacating the 2021 Determinations to the contrary; the PCAOB further noted that it will act immediately to consider the need to issue a new determination if the PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access.

Our independent registered public accounting firm that issued the audit report for our financial statements for 2021, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is based in the U.S. and has been inspected by the PCAOB on a regular basis. However, the recent U.S. legislative and evolving regulatory environments as related to PRC companies listing or seeking to list stock on U.S. exchanges would add uncertainties to the trading and price volatility of our common shares. The rules and guidelines applicable in the future are unclear and may affect the progress of our application. We cannot be certain whether SEC or other U.S. regulatory authorities would apply additional and more stringent criteria to Chinese issuers including us as related to the audit of our financial statements. These additional requirements and more stringent criteria to be applied could add potential risks to our business and share price. Investigations under more strict scrutiny brought significant impact to us that may materially and adversely affect your stock holdings value, reduces the value of your investment.

Additional factors outside of our control related to doing business in China could negatively affect our business.

Additional factors that could negatively affect our business include a potential significant revaluation of the Renminbi, which may result in an increase in the cost of commodity or products in the PRC supply chain industry, labor shortages and increases in labor costs in China as well as difficulties in moving products manufactured in China out of the country, whether due to infrastructure inadequacy, labor disputes, slowdowns, PRC regulations and/or other factors. Prolonged disputes or slowdowns can negatively impact both the time and cost of goods. Natural disasters or health pandemics impacting China can also have a significant negative impact on our business. Further, the imposition of trade sanctions or other regulations against products supplied or sold in the supply chain industry transactions for which we provide solutions or the loss of “normal trade relations” status with China could significantly affect our operating results and harm our business

Risks Related to our Business and Industry

The COVID-19 pandemic has had an adverse effect on our business, and public health epidemics such as COVID-19 could adversely impact our future operating results.

The COVID-19 pandemic has negatively impacted the global economy, disrupted business operations of various industries, and created significant volatility and disruption of financial markets. In compliance with the government mandates, our Hangzhou, Shaoxing, Guangzhou and Urumqi offices closed and our operations temporarily halted in the spring of 2020. During the closure, employees had only limited access to our facilities and delayed our project timeline, which affected our operating results and financial condition. In December 2021, Shangyu District, Shaoxing City, Zhejiang Province, where the subsidiary company Zhejiang Jing Yu Xin Financing Guarantee Co., Ltd. is located, was closed and suspended due to the epidemic, resulting in delays in our services to some customers. After the lockdown was lifted on December 31, 2021, operations could resume. COVID-19, including any variants thereof such as the omicron variant, could continue to adversely affect our business and financial results in 2023, including if current virus resurgences cause significant disruptions to our operations or the business of our customers, or our logistics and service providers, or result in any negative impact to the pricing of our products. We cannot predict the severity and duration of the impact from such current resurgence.

COVID-19, any variants thereof, or any new pandemics could continue to have an adverse effect on our future business and financial performance. If any new outbreak of COVID-19 is not effectively and timely controlled, or if government responses to outbreaks or potential outbreaks are severe or long-lasting, our business operations and financial condition may be materially and adversely affected as a result of the deteriorating market outlook, the slowdown in regional and national economic growth, weakened liquidity and financial condition of our customers or other factors that we cannot foresee. Any of these factors and other factors beyond our control could have a material adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, and could materially and adversely impact our business, financial condition and results of operations.

We do not have a history of profitability from continuing operations. We may revert back to a loss mode.

We do not have a history of profitability from our continuing operations. While we earned a profit from continuing operations for the six months ended June 30, 2022 of $322,005 and the fiscal year 2021 of $757,301, we had losses from continuing operations of $854,606 in 2020 and $2,557,110 in 2019. As we continue to change our focus from microfinancing to industrial operations services, we may revert back to a loss mode, which could lead to a depletion of our cash reserves.

We have had substantial changes in business models, and we cannot guarantee our future results of operations.

Since 2019, we have had substantial changes with our organizational structure and business models, including the completion of the Lixin Acquisition in December 2019 as discussed elsewhere in this report and disposition of Ding Xin and its direct loan business in September 2020 and disposition of China Roan Industrial-Financial Holdings Group Co., Ltd. in September 2021. We have transformed our business from a direct loan business, to a financial, insurance, healthcare and industrial operation service-related solution provider serving MSMEs in China.

In addition, we have substantially expanded our health management and other health related services and industrial operation services. As we have a limited operating history in the business lines in which we are currently operating, it is difficult to evaluate our prospects, and we may not have sufficient experience in managing the changes and addressing the risks to which companies operating in new and rapidly evolving markets such as the financial guarantee, insurance, and health industries may be exposed. We will continue to encounter risks and difficulties that companies at a similar stage of development frequently experience, including the potential failure to:

●	obtain sufficient working capital and increase our registered capital to support expansion of our financial guarantee business, asset management, supply chain financing and business factoring;

●	comply with any changes in the laws and regulations of the PRC or local province that may affect our operations;

●	expand our customer base;

●	maintain adequate control of default risks and expenses allowing us to realize anticipated revenue growth;

●	implement our customer development, risk management of national growth and acquisition strategies and plans and adapt and modify them as needed;

●	integrate any future acquisitions; and

●	anticipate and adapt to changing conditions in the Chinese financing industry resulting from changes in government regulations, mergers and acquisitions involving our competitors, and other significant competitive and market dynamics.

If we are unable to address any or all of the foregoing risks, our business may be materially and adversely affected.

Our limited operating history makes it difficult to evaluate our business and prospects.

In general, we have a limited operating history as many of our operating subsidiaries were formed in 2017 or later.

Hangzhou Zeshi was formed in November 2018 and commenced financial services. Yifu Health Industry (Ningbo) Co., Ltd. （怡福健康产业（宁波）有限公司）(“Yi Fu”), formerly Ningbo Ding Tai Financial Leasing Co., Ltd., was formed in December 2016 but only commenced its health industry operations in 2020. Zeshi (Hangzhou) Health Management Co., Ltd. (泽时(杭州)健康管理有限公司) (“Zeshi Health”) and Ningbo Zeshi Insurance Technology Co., Ltd. (宁波泽时保险科技有限公司) (“Zeshi Insurance”) began their operations in 2020. Zhongtan Industrial Operation was formed in June 2022 and Zhongtan Industrial Operation (JX) was formed in August 2022, both of which engage the industrial operation services.

The operating subsidiaries under Lixin also have a limited operating history. While Zhejiang Jing Yu Xin Financing Guarantee Co., Ltd. (浙江京虞信融资担保有限公司) (“Zhejiang Jingyuxin”) was incorporated in 2013 and Zhejiang Lixin Enterprise Management Holding Group Co., Ltd. (浙江励信企业管理集团有限公司) (“Zhejiang Lixin”) was incorporated in 2015, Lixin (Hangzhou) Asset Management Co., Ltd. (励信(杭州)资产管理有限公司) (“LAM”) and Lixin Supply Chain Management (Tianjin) Co., Ltd. (励信供应链管理(天津)有限公司) (“Lixin Supply Chain”) were incorporated in 2017.

As a result, the results of our operations in prior years may not be indicative of future performance.

We have a customer concentration risk as two of our customers represent almost half of our revenue. The loss of either one of these customers would have a material adverse effect on our revenue and profitability.

Two of our customers represent almost 50% of our revenue during the fiscal year 2021. These two customers are able to reduce the amount of their business with us at will or to cease doing business with us entirely at any time. Therefore, our continued revenue from these customers depends on their having continued needs that we are able to service in a manner they find more attractive than utilizing third parties. The loss or material reduction in revenue from either of these customers would have a material adverse effect on our revenue and profitability.

We have extended loans or purchased loans aggregating in excess of $26 million as of June 30, 2022. The default in any of such loans could materially and adversely impact our financial results and condition.

We have extended loans, or purchased loans made by other lenders, from five third party customers aggregating approximately $26.47 million as of June 30, 2022, comprised of interest-bearing loans of approximately $9.27 million, $6.30 million, $5.70 million, $0.15 million, and $5.04 million. These interest-bearing loans have a fixed interest rate of ranging from 4.35% to 14%. Approximately one-half of the aggregate outstanding loan balance is backed by the pledge of either real estate assets or trade receivables of the customers. There can be no assurance that such customers were or with the recession remain credit worthy, that such customers will not default under such loans, that if the customers were to default that full or any value can be realized from the pledged collateral, or that the interest rates on such loans represent or will continue to represent market interest. We have only reserved approximately $0.1 million as of June 30, 2022 against such outstanding loans. The default of any of the four larger loans will materially reduce the value of the loan receivables shown on our books and result in material operating expenses and potentially corresponding losses for us.

We have guaranteed loans aggregating approximately $34.23 million as of June 30, 2022, which were backed by our approximately $26.4 million of restricted cash. The default in any of such loans could materially and adversely impact our financial results and condition.

We have guaranteed loans made by third parties to its customers aggregating approximately $34.23 million as of June 30, 2022. The banks, other financial institutions, or other guaranteed creditors providing loans to our guarantee service customers generally require us, as the guarantor of the loans, to pledge a cash deposit usually in the range of 10% to 20% of the guaranteed amount and the other financial institutions require a cash deposit of 50% of the guaranteed amount. At the same time, we require the guarantee service customers to make a deposit to us (shown on our balance sheet as restricted cash) of the same amount as the deposit we pledged to the banks, other financial institutions, and other guaranteed creditors for their loans to the extent the customer does not pledge or collateralize other assets with us. The restricted cash deposits are released after the guaranteed loans are paid off and our guarantee obligation expires, which is usually within 12 months. There can be no assurance that such customers were or with the recession remain credit worthy, that such customers will not default under such guaranteed loans, that if the customers were to default that full or any value can be realized from the pledged collateral and/or that the amount in default would be less than the restricted cash held by us. We had approximately $26.4 million of restricted cash as of June 30, 2022 against such outstanding loan guarantees. The default of any of the larger loans will materially reduce any corresponding restricted cash shown on our books and/or result in a reduction of our unrestricted cash and will result in material operating expenses and potentially corresponding losses for us.

As of June 30, 2022, approximately 75% of our approximately $7.12 million of accounts receivable are aged more than six months. The failure to collect such accounts receivable in full could materially and adversely impact our financial results and conditions.

As of June 30, 2022, we had approximately $7.1 million of accounts receivable, of which approximately $2.5 million are aged more than one year and another approximately $1.9 million are aged more than six months. As of June 30, 2022, our reserve for uncollectible accounts receivable was approximately $0.7 million. The default of our customers to pay their accounts receivable in excess of such reserves could materially reduce our current assets and result in a material operating expense for us.

Our current operations in China are geographically limited to certain areas.

Our business focuses on the Yangtze River Delta region and Pearl River Delta region China. Our future growth opportunities will depend on the growth and stability of the economy in these areas. A downturn in the economy of these areas or the implementation of provincial or local policies unfavorable to MSMEs may cause a decrease in the demand for our loan guaranty services and other services provided to MSMEs and may negatively affect borrowers’ ability to repay their loans on a timely basis, both of which could have a negative impact on our profitability and business. Although we are working to develop business in more areas, we need more time to expand our business geographically.

Regarding its financial guarantee services to MSMEs, we are subject to greater credit risks than larger guarantee providers, which could adversely affect our results of operations.

There are inherent risks associated with our financial guarantee activities, including credit risk, which is the risk that our customers may not repay us after we make payments for them according to our contracts. We provide financial guarantee services to MSMEs. These customers generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and may have fewer financial resources to weather a downturn in the economy. Such customers may expose us to greater credit risks than guaranty providers guaranteeing for larger, better-capitalized state-owned businesses with longer operating histories. Conditions such as inflation, economic downturn, local policy change, adjustment of industrial structure and other factors beyond our control may increase our credit risk more than such events would affect larger guaranty providers. In addition, since we are still focusing on Yangtze River Delta region and Pearl River Delta region, our ability to geographically diversify the economic risks is currently limited by the local markets and economies. Also, decreases in local real estate value could adversely affect the values of the real property used as collateral in the financial guarantee business. Such adverse changes in the local economies may have a negative impact on the ability of customers to repay their loans and the value of their collateral and, in turn, our results of operations and financial condition may be adversely affected.

Competition in the financial industry is growing and could cause us to lose market share and revenues in the future.

We believe that the financial industry is an emerging market in China. We may face growing competition in the financial industry, and we believe that the financial industry is becoming more competitive as the industry matures and begins to consolidate. We will compete with other financial companies and some cash-rich state-owned companies or individuals that provide financial services to MSMEs. Some of these competitors have larger and more established customer bases and substantially greater financial, marketing and other resources than we have. As a result, we could lose market share and our revenues could decline, thereby adversely affecting our earnings and potential for growth.

Fluctuations in real estate prices may adversely affect our business.

A decline in the value of real estate may adversely affect the value of real estate used as collateral in the financial security business. The decline in regional real estate value may have a negative impact on customers’ ability to repay loans and their value as collateral, which, in turn, may adversely affect our operating performance and financial position.

Our business development depends on high-quality personnel, we may lack effective means to attract or retain talents, may lead to the expansion of new business can be not effectively realized

Our future success depends on its ability to attract and retain high-quality personnel. Establishment of Zeshi Insurance and Zeshi Health in the first quarter of 2020 with healthcare business and expansion of the businesses of each operating company requires additional managers and employees with relevant industry experience, and its success is highly dependent on its ability to attract and retain skilled management personnel and other employees. These operating companies may not be able to attract or retain highly qualified personnel. In addition, competition for skilled personnel is significant in China. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees. We may incur additional expenses to recruit and retain qualified replacements and our businesses may be disrupted and our financial condition and results of operations may be materially and adversely affected. In addition, key managers may join a competitor or form a competing company. An operating company may not be able to successfully enforce any contractual rights with its management team, in particular in China, where all of these individuals reside or will reside.

Communication and information systems may be unstable, resulting in our business being disrupted.

We rely on communications and information systems to conduct our business to some extent, and in general our ability to protect our systems against damage from fire, power loss, telecommunication failure, severe weather, natural disasters, terrorism or other factors is important to our operations. Our computer systems and network infrastructure could be vulnerable to unforeseen problems. While we have a business continuity plan and other policies and procedures designed to prevent or limit the effect of a failure or interruption of our information systems, there can be no assurance that any such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures or interruptions of our information systems could, among other things, damage our reputation or result in a loss of clients, which could have a material adverse effect on our results of operations.

We have no material insurance coverage, which could expose us to significant costs and business disruption.

Risks associated with our business and operations include, but are not limited to, clients’ failure to repay the outstanding principal and interest after we make the payments for them and loss reserves are not sufficient to cover such failure, losses of key personnel, business interruption due to power loss or network failure, and risks posed by natural disasters including storms, floods and earthquakes, any of which may result in significant costs or business disruption. We do not maintain any credit insurance, business interruption insurance, general third-party liability insurance, nor do we maintain key-man life insurance or any other insurance coverage except the mandatory social insurance for employees. If we incur any loss that is not covered by reserves, our business, financial condition and results of operations could be materially and adversely affected.

We maintain cash deposits with various banks. These cash accounts are not sufficiently insured or otherwise protected. Should any bank holding these cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we could lose the cash on deposit with that particular bank or trust company.

We use credit reports issued by the Credit Reference Center of the People’s Bank of China for credit records, which may not cover all accurate credit activities of guarantee customers.

We generally use credit reports issued by the Credit Reference Center of the People’s Bank of China (“CCRC”) for guarantee customers’ credit records. According to the information from CCRC’s official website (http://www.pbccrc.org.cn/crc/), CCRC is a professional credit information service institution directly under the People’s Bank of China (“PBOC”) which collects comprehensive credit information about both enterprises and individuals throughout China. The 2,100 credit reports query points of the PBOC’s branches have covered almost all rural areas in China, and CCRC has 300,000 information query ports in financial institutions and networks around the country, and the credit information service network is used throughout China. As of the end of April 2015, CCRC’s database had collected credit information of over 860 million individuals and over 20 million enterprises and institutions, mainly from commercial banks as well as other financial institutions. However, the CCRC’s credit reports do not cover all credit and financing activities with all trust companies, leasing companies, asset management companies, direct lending companies, insurance companies, and other financial companies. Moreover, the PBOC had not established a credit reporting system until 1997 when it established the Bank Credit Registration System which upgraded to the CCRC in 2006. Therefore, CCRC’s credit reports may not be able to cover credit and financing activities that occurred before 1997. In addition, the accuracy of credit reports provided by CCRC may be mainly adversely affected by the following: (1) reliability of information source; (2) victimized by criminals forging identity of the customers; (3) mistakes made by data entry operators; and (4) technical stability of CCRC’s computer system. Furthermore, despite using credit reports issued by the CCRC, privately-owned guarantors may be more susceptible to default than state-owned or public guarantors due to financial difficulties or fraud and therefore, we may have more difficulty enforcing guarantees from privately-owned guarantors than from state-owned or public guarantors. Finally, having a clean credit history in the past does not preclude a guarantee customer from defaulting in the future.

The business overlap of our subsidiaries could result in inefficiencies to our business.

We completed the Lixin Acquisition in December 2019. Most of our subsidiaries are in the financial industry and may conduct the same business. On one hand they may share resources and expand their own businesses. On the other hand, they may target the same clients and compete with each other. This could reduce our efficiency as a whole. For example, Hangzhou Zeshi has commenced operations of asset management from 2019. LAM started its asset management business in 2017. They both focus on Zhejiang province. Hangzhou Zeshi is staffed entirely by new hires and in some measure may compete with LAM for customers. As a result, Hangzhou Zeshi may initially struggle to establish its business after the Lixin Acquisition and some of its success it has may come at the expense of LAM.   Furthermore, because of PRC limitations, even though the economic benefit of Hangzhou Zeshi and LAM will inure to us, each will need to have its own segregated capital and client base. As a result, Hangzhou Zeshi and LAM will not be able to cross-collateralize or combine operations at the working level. Although we plan to allocate the resources from a strategic level, this structure may not allow us to allocate resources to their most efficient use and may require redundant or additional expenses.

One director of our one affiliated company was punished by the local CSRC while working for a different company.

Long Lifei, director of Zhejiang Lixin and Zhejiang Jingyuxin, was subject to administrative penalties (warnings and fines) imposed by the Anhui Securities Regulatory Bureau. Long Lifei, then the supervisor of Zhonghong Holding Co., Ltd, signed all or part of the regular reports of Zhonghong in 2016 and 2017 to ensure the authenticity, accuracy and completeness of the information disclosed in the regular reports, and was directly responsible for several information disclosure-related offenses of Zhonghong. According to the explanations of Zhejiang Lixin and Zhejiang Jingyuxin, the punishment imposed on Long Lifei has nothing to do with Zhejiang Lixin and Zhejiang Jingyu Xin, and is not a violation of laws and regulations in the management of Zhejiang Lixin or Zhejiang Jingyuxin. This punishment does not disqualify him from holding the position of director, supervisor or senior manager of a company as prescribed in Article 146 of PRC Company Law, and does not affect his qualification for holding the position of director of Zhejiang Lixin and Zhejiang Jingyuxin. However, we believe that it will not have a significant impact on our operations.

The 6.6007% equity of Zhejiang Jingyuxin held by Dong Shuirong (paid for by a capital contribution of RMB 20 million) has been frozen by the judiciary.

The 6.6007% equity of Zhejiang Jingyuxin held by Dong Shuirong (paid for by a capital contribution of RMB 20 million) has been frozen by the judiciary. It currently has no significant impact on our operations. In this matter, the judiciary has not come to a clear decision yet. There is a possibility that such equity may be confiscated by the judiciary and auctioned if appropriate. If this happens, it may adversely affect our operations. However, as the shareholding of 6.6007% in Zhejiang Jingyuxin’s equity is not material to us, we do not expect it would have a significant impact on our operations.

 If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

If you are a U.S. holder of our ordinary shares, you will be taxed on the U.S. dollar value of your dividends, if any, at the time you receive them, even if you actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars. Specifically, if a dividend is declared and paid in a foreign currency such as the RMB, the amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made in the foreign currency, determined at the spot rate of the foreign currency to the U.S. dollar on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Thus, if the value of the foreign currency decreases before you actually convert the currency into U.S. dollars, you will be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

Our failure to comply with the United States Foreign Corrupt Practices Act and Chinese anti-corruption laws could subject us to penalties and other adverse consequences.

As our shares are quoted on OTC Market, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Non-U.S. companies, including some that may compete with us, may not be subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. Our employees or other agents may engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Our management may have to expend time and resources becoming familiar with United States securities laws, which could lead to various regulatory issues.

Our management team has limited familiarity with United States securities laws. They may have to expend time and resources becoming more familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues, which may adversely affect our operations.

Risks related to product quality responsibility and personal claims.

Our subsidiaries and related parties’ business scope involve the operation and distribution of medical device, in product liability claims we should be liable for compensation according to the Civil Law, the Product Quality Law and the Tort Liability Law in below circumstances: (1)Where physical injury is caused to a person or damage to another person’s property by a product’s defect resulting from the seller’s fault; (2) Where the seller can identify neither the producer of the defective product nor the supplier thereof; (3) Where a defective product causes physical injury to a person or damage to another person’s property, the victim may claim compensation from the producer or from the seller of such product. We may be involved in any litigation regarding the products we sold or distributed due to our contractual relationship with other companies. If we lose the lawsuit, the damages can be very substantial, even if we are found not liable, the costs of litigation can be quite substantial. Additional, product liability dispute litigation may cause an adverse effect on our business reputation and efficiency, further, affect or interrupt our operations and revenue.

Risks arising from reliance on third-party service providers and intellectual property rights.

Our subsidiaries have co-operation agreements with technology enterprises that have patent or other independent intellectual property rights which have been properly registered with regulatory agencies such as the State Intellectual Property Office and Trademark Office of China’s State Administration for Industry and Commerce (SAIC). Our service and reputation significantly rely on the third-party suppliers mentioned above. If (i) the PRC authorities invalidate these agreements for violation of PRC laws, rules, and regulations, (ii) the agreements are valid but cannot be performed, or (iii) any parties fail to perform their obligations under these agreements, our business operations in China would be materially and adversely affected, and the value of your stock would substantially decrease. If a third party fails to perform or defective perform its contractual obligations, it will lead to a failure to provide products or services according to meet our consumers’ requirements, we may have to take legal action to compel them to fulfill their contractual obligations. We depend on third parties to a large extent and are unable feasibly monitor their behavior to reasonably avoid contractual risks. Further, because intellectual property rights are owned by a third party, it is difficult for us to restrain third parties from infringing on intellectual property or disclosing trade secrets. This could harm our reputation and business position.

Federal and state privacy laws, and equivalent laws of third countries, may increase our costs of operation and expose us to civil and criminal sanctions.

The Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations that have been issued under it, or collectively HIPAA, and similar laws outside the United States, contain substantial restrictions and requirements with respect to the use and disclosure of individuals’ protected health information. The HIPAA privacy rules prohibit “covered entities,” such as healthcare providers and health plans, from using or disclosing an individual’s protected health information, unless the use or disclosure is authorized by the individual or is specifically required or permitted under the privacy rules. Under the HIPAA security rules, covered entities must establish administrative, physical and technical safeguards to protect the confidentiality, integrity and availability of electronic protected health information maintained or transmitted by them or by others on their behalf. While we do not believe that we will be a covered entity under HIPAA, we believe many of our customers will be covered entities subject to HIPAA. Such customers may require us to enter into business associate agreements, which will obligate us to safeguard certain health information we obtain in the course of our relationship with them, restrict the manner in which we use and disclose such information and impose liability on us for failure to meet our contractual obligations.

In addition, under The Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, which was signed into law as part of the U.S. stimulus package in February 2009, certain of HIPAA’s privacy and security requirements are now also directly applicable to “business associates” of covered entities and subject them to direct governmental enforcement for failure to comply with these requirements. We may be deemed as a “business associate” of some of our customers. As a result, we may be subject as a “business associate” to civil and criminal penalties for failure to comply with applicable privacy and security rule requirements. Moreover, HITECH created a new requirement obligating “business associates” to report any breach of unsecured, individually identifiable health information to their covered entity customers and imposes penalties for failing to do so.

In addition to HIPAA, most U.S. states have enacted patient confidentiality laws that protect against the disclosure of confidential medical information, and many U.S. states have adopted or are considering adopting further legislation in this area, including privacy safeguards, security standards, and data security breach notification requirements. These U.S. state laws, which may be even more stringent than the HIPAA requirements, are not preempted by the federal requirements, and we are therefore required to comply with them to the extent they are applicable to our operations.

These and other possible changes to HIPAA or other U.S. federal or state laws or regulations, or comparable laws and regulations in countries where we conduct business, could affect our business and the costs of compliance could be significant. Failure by us to comply with any of the standards regarding patient privacy, identity theft prevention and detection, and data security may subject us to penalties, including civil monetary penalties and in some circumstances, criminal penalties. In addition, such failure may damage our reputation and adversely affect our ability to retain customers and attract new customers.

The protection of personal data, particularly patient data, is subject to strict laws and regulations in many countries. The collection and use of personal health data in the EU is governed by the provisions of Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data, commonly known as the Data Protection Directive. The Directive imposes a number of requirements including an obligation to seek the consent of individuals to whom the personal data relates, the information that must be provided to the individuals, notification of data processing obligations to the competent national data protection authorities of individual EU Member States and the security and confidentiality of the personal data. The Data Protection Directive also imposes strict rules on the transfer of personal data out of the EU to the U.S. Failure to comply with the requirements of the Data Protection Directive and the related national data protection laws of the EU Member States may result in fines and other administrative penalties and harm our business. We may incur extensive costs in ensuring compliance with these laws and regulations, particularly if we are considered to be a data controller within the meaning of the Data Protection Directive.

We will be highly dependent on information technology networks and systems, including the Internet, to securely process, transmit and store this critical information. Security breaches of this infrastructure, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure or modification of confidential information. The secure processing, storage, maintenance and transmission of this critical information will be vital to our operations and business strategy, and we plan to devote significant resources to protecting such information. Although we will take measures to protect sensitive information from unauthorized access or disclosure, our information technology and infrastructure, and that of our third-party providers, may be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance or other disruptions.

Any breach or interruption could compromise our networks or those of our third-party providers, and the information stored there could be inaccessible or could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such interruption in access, improper access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, such as HIPAA, and regulatory penalties. Unauthorized access, loss or dissemination could also disrupt our operations, including our ability to perform tests, provide test results, bill payers or patients, process claims and appeals, provide customer assistance services, conduct research and development activities, collect, process and prepare company financial information, provide information about our current and future products and other patient and clinician education and outreach efforts through our website, and manage the administrative aspects of our business and damage our reputation, any of which could adversely affect our business. Any such breach could also result in the compromise of our trade secrets and other proprietary information, which could adversely affect our competitive position.

In addition, the interpretation and application of consumer, health-related, privacy and data protection laws in the U.S., the EU and elsewhere are often uncertain, contradictory and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our practices. If so, this could result in government-imposed fines or orders requiring that we change our practices, which could adversely affect our business. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business.

Risks Related to our Operations as a Public Company and our Securities

If we are or become classified as a passive foreign investment company, our U.S. shareholders may suffer adverse tax consequences as a result.

Generally, for any taxable year, if at least 75% of our gross income is passive income, or at least 50% of the value of our assets is attributable to assets that produce passive income or are held for the production of passive income, including cash, we would be characterized as a passive foreign investment company (“PFIC”), for U.S. federal income tax purposes. For purposes of these tests, passive income includes dividends, interest gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income (including amounts derived by reason of the temporary investment of funds raised in offerings of our shares) and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. If we are characterized as a PFIC, our U.S. shareholders may suffer adverse tax consequences, including having gains realized on the sale of our ordinary shares treated as ordinary income, rather than capital gain, the loss of the preferential rate applicable to dividends received on our ordinary shares by individuals who are U.S. holders, and having interest charges apply to distributions by us and gains from the sales of our shares.

Our status as a PFIC will depend on the nature and composition of our income and the nature, composition and value of our assets (which, assuming we are not a “controlled foreign corporation,” or a CFC, under Section 957(a) of the Internal Revenue Code of 1986, as amended, or the Code, for the year being tested, may be determined based on the fair market value of each asset, with the value of goodwill and going concern value determined in large part by reference to the market value of our common shares, which may be volatile). Our status may also depend, in part, on how quickly we utilize the cash proceeds from this offering in our business. Based upon the value of our assets, including any goodwill, and the nature and composition of our income and assets, we do not believe that we were classified as a PFIC for the taxable year ended December 31, 2020 and we do not believe that we will be classified as a PFIC for the taxable year ending December 31, 2021 or in the immediately foreseeable future. Because the determination of whether we are a PFIC for any taxable year is a factual determination made annually after the end of each taxable year, there can be no assurance that we will not be considered a PFIC in any taxable year. Accordingly, our legal counsel expresses no opinion with respect to our PFIC status for our taxable year ended December 31, 2018, and also expresses no opinion with regard to our expectations regarding our PFIC status in the future.

The tax consequences that would apply if we were classified as a PFIC would also be different from those described above if a U.S. shareholder were able to make a valid qualified electing fund, or QEF, election. At this time, we do not expect to provide U.S. shareholders with the information necessary for a U.S. shareholder to make a QEF election. Prospective investors should assume that a QEF election will not be available.

The intended tax effects of our corporate structure and intercompany arrangements depend on the application of the tax laws of various jurisdictions and on how we operate our business.

Significant judgment is required in evaluating our tax positions and determining our provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. For example, our effective tax rates could be adversely affected by changes in foreign currency exchange rates or by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. As we intend to operate in numerous countries and tax jurisdictions, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by tax authorities of these jurisdictions. It is not uncommon for taxing authorities in different countries to have conflicting views, for instance, with respect to, among other things, the manner in which the arm’s length standard is applied for transfer pricing purposes, or with respect to the valuation of intellectual property. In addition, tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. For example, on December 22, 2017, the Tax Cuts and Jobs Act was enacted, which introduced a comprehensive set of tax reforms. We continue to assess the impact of such tax reform legislation on our business and may determine that changes to our structure, practice or tax positions are necessary in light of the Tax Cuts and Jobs Act. Certain impacts of this legislation have been taken into account in our financial statements, including the reduction of the U.S. corporate income tax rate from the previous 35 percent to 21 percent. The Tax Cuts and Jobs Act in conjunction with the tax laws of other jurisdictions in which we operate, however, may require consideration of changes to our structure and the manner in which we conduct our business. Such changes may nevertheless be ineffective in avoiding an increase in our consolidated tax liability, which could adversely affect our financial condition, results of operations and cash flows.

If tax authorities in any of the countries in which we operate were to successfully challenge our transfer prices as not reflecting arms’ length transactions, they could require us to adjust our transfer prices and thereby reallocate our income to reflect these revised transfer prices, which could result in a higher tax liability to us. In addition, if the country from which the income is reallocated does not agree with the reallocation, both countries could tax the same income, potentially resulting in double taxation. If tax authorities were to allocate income to a higher tax jurisdiction, subject our income to double taxation or assess interest and penalties, it would increase our consolidated tax liability, which could adversely affect our financial condition, results of operations and cash flows.

Future equity financing may result in dilution.

As of June 30, 2022, our unaudited cash holdings were $1,035,674. We believe that our currently available capital resources, together with the net proceeds of this offering, will be sufficient to fund our operations and meet our obligations for the foreseeable future. However, we may conduct financings in the future to raise cash for acquisitions and as a cash reserve.

We cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all, and the terms of any financing may adversely affect the interests or rights of our shareholders. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations. The issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline.

In addition, the sale of a substantial amount of ordinary shares in the public market, in a situation in which we acquire a company and the original shareholders of the company receive our ordinary shares as consideration and these shareholders subsequently sells ordinary shares, or by investors who acquired such ordinary shares in a private placement, could have an adverse effect on the market price of our ordinary shares.

If financial performance does not meet the expectations of investors, shareholders or financial analysts, the market price of our securities may be volatile and decline.

If our business and/or financial performance do not meet the expectations of investors or securities analysts, the market price of our securities may decline. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities, which may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the lending market in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	our ability to market new and enhanced services on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	our ability to access the capital markets as needed;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of ordinary shares available for public sale;

●	any major change in our Board of Directors or management;

●	sales of substantial amounts of ordinary shares by our directors, executive officers or significant shareholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Our business and share price may suffer as a result of our insufficient public company operating experience, and, if securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our ordinary shares adversely, the price and trading volume of our ordinary shares could decline.

We have been a public company for a limited number of years. Our insufficient public company operating experience may make it difficult to forecast and evaluate our future prospects. If we are unable to execute our business strategy, either as a result of our inability to effectively manage our business in a public company environment or for any other reason, our business, prospects, financial condition and operating results may be harmed.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, our ordinary share price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our shares adversely, or provide more favorable relative recommendations about our competitors, the price of our ordinary shares would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share prices or trading volume to decline.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to the market’s reaction and general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, because our ordinary shares were delisted from the Nasdaq Capital Market in September 2019, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities are more limited than when we were listed on the Nasdaq Capital Market. You may be unable to sell your securities unless a market can be established or sustained.

Because the Nasdaq Capital Market delisted our ordinary shares from trading on its exchange due to our failure to meet the Nasdaq Capital Market’s initial and/or continued listing standards, we and our security holders face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our ordinary shares are a “penny stock,” which requires brokers trading in our ordinary shares to adhere to more stringent rules, resulting in a reduced level of trading activity in the secondary trading market for our ordinary shares;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Risks Related to Our Ordinary Shares and this Offering

An active trading market for our ordinary shares has not developed on the OTCQB and may not develop in the future regardless of where our stock is quoted or listed. As a result, our shareholders may not be able to resell their ordinary shares.

Although our ordinary shares are quoted on the OTCQB, an active trading market for our ordinary shares has not developed. While we intend to apply to have our ordinary shares listed on The Nasdaq Capital Market, any such uplisting would likely require that we conduct a substantial financing which we may be unable to do. It is a condition to completing this offering that our listing application be approved by Nasdaq. If we are unsuccessful in our uplisting, we would remain on the OTCQB which could inhibit our ability to cause an active trading market to develop. Even if we are successful in listing on the Nasdaq Capital Market, an active trading market for our shares may never develop or be sustained. We cannot predict the extent to which an active market for our ordinary shares will develop or be sustained if we are able to list such securities on Nasdaq. If an active market for our ordinary shares does not develop, it may be difficult for you to sell securities you own without depressing the market price for the shares, or at all.

Sales of a substantial number of shares of our ordinary shares in the public market by our existing shareholders could cause our share price to fall.

Sales of a substantial number of our ordinary shares in the public market, or the perception that these sales might occur, could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our ordinary shares. All of the shares owned by our directors, officers and shareholders that own over 5% of our ordinary shares on a fully diluted basis are subject to lock-up agreements with the underwriters of this offering that restrict such shareholders’ ability to transfer our ordinary shares for at least six months from the date of this prospectus. All of our outstanding shares held by our directors, officers and shareholders that own over 5% of our ordinary shares on a fully diluted basis will become eligible for resale upon expiration of the lockup period, as described in the sections of this prospectus entitled “Shares Eligible for Future Sale” and “Underwriting.” In addition, shares issued or issuable upon conversion of our Class A preferred shares as of the expiration of the lock-up period will be eligible for sale at that time. Sales of shares by these shareholders could have a material adverse effect on the trading price of our ordinary shares. We intend to register the offering, issuance, and sale of all ordinary shares. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described in the “Underwriting” section of this prospectus. Also, in October 2014, we granted “piggyback” registration rights to certain investors concurrently with the consummation of our initial public offering (“IPO”), pursuant to a Registration Rights Agreement. Upon the effectiveness of a future registration statement in which their shares are included pursuant to the exercise of these piggyback rights, these stockholders will be able to freely sell their ordinary shares in the public market without restriction, which sales could materially and adversely affect the trading price of our ordinary shares.

We are a foreign private issuer and, as a result, we are not subject to U.S. proxy rules and are subject to reporting obligations that, to some extent, are more lenient and less frequent than those applicable to a U.S. issuer.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. publicly reporting companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, while U.S. domestic issuers that are not large accelerated filers or accelerated filers are required to file their annual reports on Form 10-K within 90 days after the end of each fiscal year, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year. Foreign private issuers are also exempt from the Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information.

We have not paid dividends on our ordinary shares since 2017 and we do not anticipate paying any further dividends in the foreseeable future. Consequently, any gains from an investment in our ordinary shares will likely depend on whether the price of our ordinary shares increase, which may not occur.

We have not paid dividends on our ordinary shares since 2017, at such time we paid dividends in the form of ordinary shares. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the BVI Law imposes restrictions on our ability to declare and pay dividends. As a result, capital appreciation, if any, of our ordinary shares will be your sole source of gain for the foreseeable future. Consequently, in the foreseeable future, you will likely only experience a gain from your investment in our ordinary shares if the price of our ordinary shares increases beyond the price in which you originally acquired the ordinary shares.

The current and potential future application of the SEC’s “penny stock” rules to our ordinary shares could limit trading activity in the market, and our shareholders may find it more difficult to sell their shares.

If our ordinary shares continue to trade at less than $5.00 per share we will continue to be subject to the SEC’s penny stock rules. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our ordinary shares and may affect our shareholders’ ability to resell their ordinary shares.

In the event a market develops for our ordinary shares, the market price of our ordinary shares may be volatile.

In the event a market develops for our ordinary shares, the market price of our ordinary shares may be highly volatile. Some of the factors that may materially affect the market price of our ordinary shares are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our ordinary shares. These factors may materially adversely affect the market price of our ordinary shares, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility, which has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our ordinary shares.

If you purchase our ordinary shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The public offering price of the units offered by us in this offering will be substantially higher than the net tangible book value per share of our ordinary shares. Therefore, if you purchase units in this offering, you will pay a price per unit that substantially exceeds our net tangible book value per share after this offering. Based on the public offering price of $[__] per ordinary share, you will experience immediate dilution of $ per share, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering at the assumed initial public offering price. In addition, purchasers of units in this offering will have contributed approximately % [__] of the aggregate price paid by all purchasers of our shares but will own only approximately % [__] of our ordinary shares outstanding after this offering.

The trading price of our ordinary shares may be reduced as a result of our grant of registration rights.

In October 2014, we granted “piggyback” registration rights to certain investors concurrently with the consummation of our IPO, pursuant to a Registration Rights Agreement. Upon the effectiveness of a future registration statement in which their shares are included pursuant to the exercise of these piggyback rights, these stockholders will be able to freely sell their ordinary shares in the public market without restriction, which sales could materially and adversely affect the trading price of our ordinary shares. This means that they will have the right to require us to register their shares for resale under the Securities Act in the event we file a registration statement with the SEC following the filing of the Registration Statement on Form F-1 of which this prospectus forms a part. Registration of those shares for resale under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. Any sales of the registered securities by these shareholders could adversely affect the trading price of our ordinary shares.

Our management will have broad discretion in the use of the net proceeds from this offering and may allocate the net proceeds from this offering in ways that you and other shareholders may not approve.

Our management will have broad discretion in the use of the net proceeds, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure of our management to use these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities and depositary institutions. These investments may not yield a favorable return to our shareholders.

Certain of our stockholders own or have the right to acquire a significant portion of our stock and could ultimately control decisions regarding our company and impact our stock price.

Certain of our stockholders own large blocks of our ordinary shares. Any sales by these stockholders could substantially lower the market price of our ordinary shares. Three of our shareholders, Gedun Investment Limited, Yinxiang Capital Limited and Aoyuan Investment Limited, control approximately 65% of our shares. Future sales of large blocks of our ordinary shares owned by Gedun Investment Limited, Yinxiang Capital Limited and Aoyuan Investment Limited may substantially adversely affect our share price and alter who ultimately has control of us.

Despite contractual obligations to do so, hawse have not registered any of our ordinary shares underlying our Class A Preferred Shares under the Securities Actor state securities laws at this time, and such registration may not be in place when an investor desires to convert such Class A Preferred Shares to ordinary shares.

We have not registered any of our ordinary shares underlying the Class A Preferred Shares under the Securities Act or any state securities laws at this time. We have agreed to use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, covering these securities as soon as practicable after the Lixin Acquisition in 2019 and cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto. We may have potential liability to the holders of the Class A Preferred Shares for such failure to register the ordinary shares underlying the Class A Preferred Shares if our stock price rises, causing that the Class A Preferred Shares to automatically convert into ordinary shares or if the holders of Class A Preferred Shares elect to convert their shares into ordinary shares.

Our charter permits the Board of Directors by resolution to amend our charter, including to create additional classes of securities, including shares with rights, preferences, designations and limitations as they determine which may have an anti-takeover effect.

Our charter permits the Board of Directors by resolution to amend the charter including designating rights, preferences, designations and limitations attaching to the preferred shares as they determine in their discretion, without shareholder approval with respect to the terms or the issuance. When issued, the rights, preferences, designations and limitations of the preferred shares are set by the Board of Directors and can operate to the disadvantage of the outstanding ordinary shares the holders of which would not have any preemptive rights in respect of such an issue of preferred shares. Such terms could include, among others, preferences as to dividends and distributions on liquidation, or can be used to prevent possible corporate takeovers.

We have material weaknesses in our controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002. These material weaknesses may call into question the accuracy of our financial statements. which could harm our business and adversely affect the trading price of our ordinary shares.

We are required to establish and maintain internal controls over financial reporting and disclosure controls and procedures and to comply with other requirements of the Sarbanes-Oxley Act and the rules promulgated by the SEC. We are required to provide management’s attestation on internal controls. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of a privately held company. Based on our assessment, as of December 31, 2021, we determined that there were material weaknesses in our internal control over financial reporting. We believe these material weaknesses mainly resulted from our not having sufficient personnel with appropriate levels of accounting knowledge and experience to address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP. There can be no assurance that the steps we have taken to remedy these material weaknesses will be effective. Any continued material weakness may result in investors believing they may not rely on the accuracy in our financial statements. This could cause our stock price to decline and any resulting material errors could cause us to have to restate our financial statements, which would be costly and could further erode investor confidence.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our shares, our share price and trading volume could decline.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts, and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our shares, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Although we have recently listed our ordinary shares on the Nasdaq Capital Market after having been re-listed for over three years, there can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our ordinary shares were delisted from the Nasdaq Capital Market in September 2019. The listing of our securities on the Nasdaq Capital Market again is a condition to completing this offering, which was accomplished on [____]. We cannot assure you that we will be able to continue to meet the listing standards of Nasdaq.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that may be deemed to be “forward-looking statements” within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations and/or future financial performance. In some cases, you can identify forward-looking statements by their use of terminology such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “ought to,” “plan,” “possible,” “potentially,” “predicts,” “project,” “should,” “will,” “would,” negatives of such terms or other similar terms. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The forward-looking statements in this prospectus include, without limitation, statements relating to:

●	our goals and strategies;

●	our future business development, results of operations and financial condition;

●	our estimates regarding expenses, future revenues, capital requirements and our need for additional financing;

●	our estimates regarding the market opportunity for our services;

●	the impact of government laws and regulations

●	our ability to recruit and retain qualified personnel

●	our failure to comply regulatory guidelines;

●	uncertainty in industry demand;

●	general economic conditions and market conditions in the finance industry;

●	future sales of large blocks or our securities, which may adversely impact our share price; and

●	depth of the trading market in our securities.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.

You should not unduly rely on any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur.

These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section titled “Risk Factors”, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the “Business” section , the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section , as well as those discussed elsewhere in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of ordinary shares in this offering will be approximately $        million, after deducting the estimated underwriting discount and estimated offering expenses payable by us, based on the public offering price of $        per share. If the underwriters exercise their option in full to purchase up to an additional [____________] ordinary shares, we estimate that the net proceeds to us from this offering will be approximately $        million, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, including general and administrative expenses and working capital.

We may also use a portion of the net proceeds from this offering to acquire or invest in complementary products, technologies or businesses, although we have no present agreements or commitments to do so.

Although we currently anticipate that we will use the net proceeds from this offering as described above, there may be circumstances where a reallocation of funds is necessary. We have not yet estimated the exact amounts of the net proceeds from this offering that may be used for any of the above purposes on a stand-alone basis. Amounts and timing of our actual expenditures will depend upon a number of factors, including our sales, marketing and integration efforts, regulatory approval and demand for our product candidates, operating costs and other factors described under “Risk Factors” in this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Pending our application of the net proceeds from this offering, we plan to invest such proceeds in in short-term, investment-grade, interest-bearing securities and depositary institutions.

DILUTION

If you invest in our securities in this offering, your interest will be immediately diluted to the extent of the difference between the public offering price per ordinary share in this offering and the as further adjusted net tangible book value per ordinary share after this offering. Dilution results from the fact that the public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share. As of June 30, 2022 we had a historical net tangible book value of $52.81 million, or $2.09 per ordinary share, respectively. Our net tangible book value per share represents total tangible assets less total liabilities, divided by the number of ordinary shares outstanding on June 30, 2022.

After giving effect to the sale of ordinary shares in this offering at the public offering price of $        per ordinary share, after deducting the estimated underwriting discount and estimated offering expenses, our as adjusted net tangible book value at June 30, 2022 would have been $        per share. This represents an immediate increase in as adjusted net tangible book value of $              per share to existing shareholders and immediate dilution of $        per ordinary share to new investors.

The following table illustrates this dilution per ordinary share:

Public offering price per share		$
Historical net tangible book value per ordinary share as of June 30, 2022	$2.09
Increase in as adjusted net tangible book value per ordinary share	$
As adjusted net tangible book value per ordinary share after this offering			$
Dilution per ordinary share to new investors participating in this offering			$

If the underwriters exercise in full their option to purchase additional ordinary shares, the as adjusted net tangible book value will increase to $        per ordinary share, representing an immediate increase in as adjusted net tangible book value to existing shareholders of $        per ordinary share and an immediate dilution of $           per ordinary share to new investors participating in this offering.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our equity holders.

The following table shows, as of June 30, 2022, on an as adjusted basis, the number of ordinary shares purchased from us, the total consideration paid to us and the average price paid per share by existing shareholders and by new investors purchasing ordinary shares in this offering at the public offering price of $           per ordinary share, before deducting the estimated underwriting discount and estimated offering expenses payable by us:

(in thousands, except share and per share amounts and percentages)	Shares Purchased			Total Consideration			Average Price
	Number	Percent		Number	Percent		per Share
Existing shareholders (June 30, 2022)			%	$		%	$
Investors participating in this offering			%
Total		100%			$100.0%

Unless otherwise indicated, the information above is based on 25,287,851 ordinary shares outstanding as of December 29, 2022 and excludes:

●	715,000 ordinary shares issuable upon the conversion of 715,000 Class A Preferred Shares outstanding as of December 29, 2022; and

●	291,795,150 ordinary shares issuable upon the conversion of 291,795,150 Class B Preferred Shares outstanding as of December 29, 2022.

Unless otherwise indicated, the information above assumes no exercise of the underwriter’s option to purchase up to an additional [_________] ordinary shares.

DIVIDEND POLICY

On August 29, 2016, we announced a dividend of $0.09 per ordinary share. The dividend was paid in cash on October 18, 2016.

On December 19, 2016, we announced a dividend of $0.148 per ordinary share. The dividend was paid in ordinary shares. No fractional shares were issued. All dividends were rounded up to the nearest whole number of ordinary shares. No cash payments were made for any fractional shares.

On March 21, 2017, we announced a dividend of $0.036 per ordinary share. The dividend was paid in ordinary shares. No fractional shares were issued. All dividends were rounded up to the nearest whole number of ordinary shares. No cash payments were made for any fractional shares.

On May 26, 2017, we announced a dividend of $0.047 per ordinary share. The dividend was payable in ordinary shares. No fractional shares were issued. All dividends were rounded up to the nearest whole number of ordinary shares. No cash payments were made for any fractional shares.

In 2017, we paid $686,400 to holders of Class A Preferred Shares as the dividend from July 6, 2016 to July 6, 2017.

We intend to continue to provide a cumulative dividend on the Class A Preferred Shares of 8% on the liquidation preference of $12 per share for each year outstanding. Under our articles of association, we may accrue such dividends and may elect to pay such dividends in cash, in additional Class A Preferred shares, or in ordinary shares. As of June 30, 2022 and December 31, 2021, the balance of the liquidation preference for the Class A Preferred Shares was $12,052,106 and $11,711,727, respectively.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2022:

●	on an actual basis, as determined in accordance with U.S. GAAP; and

●	on an as adjusted basis to reflect the net proceeds from our sale of [___________] ordinary shares in this offering at the public offering price of $ per share, after deducting the underwriting discounts and commissions and the estimated offering expenses.

This table should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Use of Proceeds” sections, as well as our audited financial statements, included elsewhere in this prospectus. The following table assumes no exercise by the underwriters of the overallotment option to purchase additional ordinary shares in this offering.

	June 30, 2022 (Actual)	June 30, 2022 (As Adjusted)

Cash and cash equivalents	$1,035,674

Shareholders’ Equity
Ordinary shares, no par value, unlimited shares authorized; 25,287, shares issued and outstanding as of June 30, 2022 and [______] as adjusted, respectively	—
Class A convertible preferred shares, no par value, unlimited shares authorized; 715,000 shares issued and outstanding as of June 30,2022 and as adjusted, respectively	$12,052,106
Class B convertible preferred shares, no par value, unlimited shares authorized; 291,795,150 shares issued and outstanding as of June 30, 2022 and as adjusted, respectively	31,087,732
Additional paid-in capital	3,312,189
Statutory reserve	362,797
Accumulated deficit	(14,824,176)
Accumulated other comprehensive income	1,437,234
Total Roan Holdings Group Co., Ltd.’s Shareholders’ Equity	$33,427,882

Noncontrolling interests	19,386,460
Total Equity	52,814,342
Total Liabilities and Equity	$64,665,668

Unless otherwise indicated, the information above is based on 25,287,851 ordinary shares outstanding as of June 30, 2022 and excludes:

●	715,000 ordinary shares issuable upon the conversion of 715,000 Class A Preferred Shares outstanding as of June 30 , 2022; and

●	291,795,150 ordinary shares issuable upon the conversion of 291,795,150 Class B Preferred Shares outstanding as of June 30, 2022; and

●	623,078 ordinary shares issuable upon the exercise of 576,924 Series A Warrants and 46,154 ordinary share warrants issued to the private placement agent in connection with the July 2018 private placement, which expired on July 9, 2022..

Unless otherwise indicated, the information above assumes no exercise of the underwriter’s option to purchase up to an additional [_________] ordinary shares.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares have been listed on the OTC Pink Open Market (“OTC Market”) since January 8, 2020 under the symbols “RAHGF” and “RONWF,” respectively. Prior to January 8, 2020, our warrants were quoted under the symbol “CLDCF.” Our ordinary shares were listed on the Nasdaq Capital Market (the “Nasdaq Stock Market”) under the symbol “CLDC” before being delisted on September 6, 2019, and had since been quoted on the OTC Market under the symbol “CLDOF” until the symbol was changed to “RAHGF.”

The transfer agent for our ordinary shares is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004. The OTCQB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. The OTCQB is a quotation medium for subscribing members, not an issuer listing service, and should not be confused with The NASDAQ Stock Market.

On [________], 2023, the last reported sale price of our ordinary shares on the OTCQB was $[___] per ordinary share.

Record Holders

Based upon a review of the information provided to us by our transfer agent, as of December 29, 2022, there were a total of 55 holders of record of our shares, of which 14 record holders who hold 3,132,088 shares, or approximately 12.4% of our outstanding shares, had a registered address in the U.S., 7 holders had registered addresses in Hong Kong and 34 holders had registered addresses in China.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the British Virgin Islands to take advantage of certain benefits associated with being a British Virgin Islands business company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange controls or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the British Virgin Islands. These disadvantages include, but are not limited to:

●	the British Virgin Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

●	British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Our memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our assets are located outside of the United States. In addition, the majority of our directors and officers are nationals or residents of China and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

There is uncertainty as to whether the courts of the BVI or China would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the BVI or China against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is uncertainty with regard to British Virgin Islands law as to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the British Virgin Islands as penal or punitive in nature. If such a determination is made, the courts of the British Virgin Islands are also unlikely to recognize or enforce the judgment against a British Virgin Islands company. Because the courts of the British Virgin Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the British Virgin Islands. Although there is no statutory enforcement in the British Virgin Islands of judgments obtained in the federal or state courts of the United States, in certain circumstances a judgment obtained in such jurisdiction may be recognized and enforced in the courts of the British Virgin Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Commercial Division of the Eastern Caribbean Supreme Court in the British Virgin Islands, provided such judgment:

●	is given by a foreign court of competent jurisdiction;

●	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

●	is final;

●	is not in respect of taxes, a fine, a penalty or similar fiscal or revenue obligations of us; and

●	was not obtained in a fraudulent manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the British Virgin Islands.

In appropriate circumstances, a British Virgin Islands court may give effect in the British Virgin Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Recognition and enforcement of foreign judgments are provided for under China’s Civil Procedure Law. China’s courts may recognize and enforce foreign judgments in accordance with the requirements of the Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties between China and the United States for the mutual recognition and enforcement of court judgments, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements based upon our current plans, expectations and beliefs, which involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus. We report financial information under U.S. GAAP and our financial statements were prepared in accordance with U.S. GAAP. The functional currency of our PRC operating subsidiaries is Chinese Yuan, or RMB. Our assets and liabilities are translated into United States dollars from RMB at period-end exchange rates, while our revenues and expenses are translated at the average exchange rate during the period. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The relevant exchange rates are listed below:

	June 30, 2022	December 31, 2021	December 31, 2020
Balance sheet items, except for equity accounts	6.6981	6.3726	6.5250

	For the Six Months Ended June 30,	For the Years Ended December 31,
	2022	2021	2020	2019
Items in the statements of operations and comprehensive income (loss), and statements of cash flows	6.4791	6.4508	6.9042	6.9088

Overview

We are a holding company incorporated on April 8, 2014, under the laws of the British Virgin Islands. We historically engaged in providing loan facilities to individuals, MSMEs and sole proprietors in the Xinjiang Uygur Autonomous Regions in China. Due to the slowdown of the Chinese economy and policy changes related to loans to MSMEs, hawse have transformed our business from a direct loan business to a financial, insurance and healthcare related solutions company serving MSMEs in China. We also provide health management, asset management, insurance services, healthcare and consumer financing services to the employees of large institutions, state-owned enterprises and other organizations.

In 2019, we acquired a 65.0177% interest in Lixin, which, through its subsidiaries, provides a wide range of financing solutions and related peripheral services, including financial management, assessment and consulting services, debt collecting services, and financial guarantee services to individuals and MSMEs in China.

In 2020, we began and expanded our services in the health industry. We plan to provide a variety of health care related services, including health management, health big data management, and health information management based on blockchain technology, innovation insurance, health products and healthcare services. Due to the negative impact of COVID-19 pandemic, many of our health projects were suspended or delayed.

In 2021, we expanded our business to provide industrial operation services, including industrialization project and solution services, production base construction and management services and market operation services, by leveraging our experience, customer resources, market channels and relationships with institutional organizations and government entities.

On June 23, 2022, Zhongtan Industrial Operation, our wholly-owned subsidiary, was incorporated under the laws of the PRC. Zhongtan Industrial Operation provides services in industrial operation services focusing on new storage energy, New Materials, and semiconductor products. On July 19, 2022, Zhongtan Industrial Operation subscribed RMB 30 million (approximately $4,630,273) as registered capital to Zhongtan New Energy (HZ), a joint venture, and held 60% of its equity. On August 30, 2022, Zhongtan New Energy (HZ) increased its registered capital from RMB 50 million to RMB 100 million, and Zhongtan Industrial Operation’s interest in Zhongtan New Energy (HZ) was decreased from 60% to 30% accordingly.

On August 25, 2022, Zhongtan Industrial Operation (JX), our wholly-owned subsidiary, was incorporated under the laws of the PRC. Zhongtan Industrial Operation (JX) provides industrial operation services focusing on new energy storage New Materials, and semiconductor industry.

Among our subsidiaries, Zhejiang Lixin, LAM and Hangzhou Zeshi are financial service companies, which provide comprehensive financial solutions and services including financial consulting services, consulting services relating to debt collection, management and assessment and financial guarantee services.

Financial consulting services

We provide financial consulting services to our customers who have financing needs. We design financing plans for our customers, facilitates the financing services between customers and financing providers, and charge a fixed referral fee for our services.

Revenue from financial consulting services was $165,212 and $126,659 for the six months ended June 30, 2022 and 2021, respectively. For the years ended December 31, 2021, 2020 and 2019, we generated $nil, $nil and $9,503, respectively, in consulting services for financial guarantee customers.

Consulting services relating to debt collection

Prior to fiscal year 2022, we provided consulting services relating to debt collection to our customers. Our debt collection consulting services involved assisting customers in obtaining court judgments on outstanding debt, and (ii) receiving repayment on outstanding debt.

Revenue from financial consulting services relating to debt collection was $nil and $204,129 for the six months ended June 30, 2022 and 2021, respectively. For the years ended December 31, 2021 and 2020, we generated revenue from consulting services relating to debt collections of $206,792 and $2,108,477, respectively. For the period from the closing of the Lixin Acquisition on December 20, 2019 to December 31, 2019, we generated consulting services relating to debt collections of $176,984 through Lixin.

In addition, one of our subsidiaries, Hangzhou Zeshi Investment Partnership (Limited Partnership) was involved in consulting service relating to debt collection with one factoring company. The debt collection service involved one performance obligation which is to assist the customer to receive repayment on outstanding debt, and we recognized revenues upon completion of the performance obligation. For the years ended December 31, 2021, 2020 and 2019, Hangzhou Zeshi recognized revenue of $nil, $nil and $316,795 respectively.

Management and assessment services

We commenced our management and assessment services in December 2018. We provide management and assessment services during the loan period to our customers who borrow direct loans from us.

Management and assessment services included:

1)	Asset management services focus on providing account receivable collection plans, collection, investigation on assets such as guaranty, assisting litigation mitigation, process assets and asset supervision;

2)	Financing services focus on designing financing plans, recommending fund sources and assisting funds to arrange project due diligence; and

3)	Factoring business focuses on financing invoices from businesses that have cash flow problems due to slow-paying customers. The client gets immediate funds for the receivable. We hold the invoice and make certain profit when the invoice is paid by the clients’ customers. In this process, we also provide related services such as assessing the buyers’ credit risks.

For the years ended December 31, 2021, 2020 and 2019, we provided management and assessment services to four customers, generating revenues of $440,254, $19,676, and $135,938, respectively. Revenue for the year ended December 31, 2020, were mainly for the contracts obtained in 2019 which were recognized during fiscal year 2020. In the year ended December 31, 2021, we entered into some new contracts with our customers and the revenue increased as compared to the previous year. There was no revenue generated from management and assessment services for the six months ended June 30, 2022 and 2021, respectively.

Financial guarantee services

Our subsidiary, Zhejiang Jingyuxin, in which we own 93.4% of the equity, provides financial guarantee services to its customers.

We receive financial guarantee commission by providing a financial guarantee service to customers. Pursuant to the financial guarantee service contracts, we are obligated to make payments if the customers fail to make payments to financial institutions as scheduled. Accordingly, the financial institutions providing capital to customers will claim the defaulted amount against us if any customer default occurs. The contract amounts reflect the extent of credit losses to which we are exposed.

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures including due-diligence visits and post-lending visits to the clients. We manage credit risk through in-house research and analysis of the Chinese economy, the underlying obligors and transaction structures. To minimize credit risk, we require collaterals in the form of cash or pledges of securities or property and equipment.

As part of our financial guarantee services, we provide loan guarantees. The customer’s cash deposits, or other assets, are held as collaterals for the repayment of each loan. As of June 30, 2022 and December 31, 2021, the amount of outstanding loans and related interest that we guaranteed was approximately $34,230,602 and $47,020,055, respectively. As of December 31, 2021 and 2020, the amount of outstanding loans and related interest that we guaranteed was approximately $47,020,055 and $51,318,310, respectively.

We generated financial guarantee commissions of $185,634 and $191,920 for the six months ended June 30, 2022 and 2021, respectively. We generated financial guarantee commissions of $456,944 and $375,471 for the years ended December 31, 2021 and 2020, respectively. For the period from the Lixin Acquisition on December 20, 2019 to December 31, 2019, we generated financial guarantee commission of $8,797.

Revenue form interest and fees

Zhejiang Lixin, LAM, Hangzhou Zeshi, Zeshi Insurance and Yi Fu provide loans to third parties and charge a fixed rate interest on the loans. We record interest received on the restricted cash pledged as revenue. We recorded interest on third parties loans of $1,112,816 and $998,827 for the six months ended June 30, 2022 and 2021, respectively.  For the years ended December 31, 2021, 2020 and 2019, we recorded interest on third party loans of $2,113,918, $2,131,447, and 34,707, respectively.

Under the financial guarantee service agreements, banks, other financial institutions and creditors who provide loans to our guarantee service customers, generally require that we, as the guarantor of the loans, deposit cash in a range from 10% to 20% of the guaranteed amount into an escrow account which is restricted from use. We record interest received on the restricted cash pledged as revenue. We recorded interest on restricted cash with banks of $178,214 and $271,212 for the six months ended June 30, 2022 and 2021, respectively. For the years ended December 31, 2021, 2020 and 2019, we recorded interest on restricted cash of $300,749, $348,389, and $64,636, respectively.

Prior to September 30, 2020, through Ding Xin, which was sold on September 30, 2020, we also entered into financing arrangements with our customers through Zhiyuan Commercial Factoring (Guangzhou) Co., Ltd. (“Zhiyuan”), which is engaged in business factoring program. We earned interest income from these financing arrangements. For the years ended December 31, 2020 and 2019, we earned interest income from factoring programs of $nil and $2,782,332, respectively.

Healthcare services and insurance packages

On December 30, 2019, we incorporated Fortis Industrial Group Limited (富通产业集团有限公司) (“Fortis”) (formerly Fortis Health Industrial Group Limited (富通健康产业集团有限公司)) in Hong Kong. On February 28, 2020, we incorporated Zeshi Insurance to conduct insurance technology business. On March 3, 2020, we incorporated Zeshi Health to conduct health management, health big data management, and health information management based on blockchain technology.

In April 2020, we officially launched a one-stop internet insurance and health care service platform after nearly eight months of preparation and systems development. The platform aimed to provide modern households with one-stop systematic “customized insurance + health management + family doctor + home medical testing” health management service solutions. The platform enabled households and employees of medium to large-sized enterprises to access cost-effective, customized health care and insurance solutions and insurance products, as well as data management and operational services. We no longer operates the platform.

In July 2020, we changed the principal business operations of Ningbo Ding Tai Financial Leasing Co., Ltd. to expand and enhance its services in the health industry in Zhejiang Province and renamed it Yifu Health Industry (Ningbo) Co., Ltd.

We have established long-term partnerships for innovative insurance services, smart health medical services, data mining, and operations with a variety of insurance service partners, medical service partners, and technology and big data partners.

We initially planned to launch our newborn deformity diagnosis and treatment insurance project at the end of 2020 or early 2021. However, due to a COVID-19 outbreak in Hebei province in early 2021, the project was temporarily suspended. The revenue generated from the health care service was $26,209 and minimal during the six months ended June 30, 2022 and 2021, respectively. The revenue generated from the health care service was minimal during the year ended December 30, 2021 and 2020.

Industrial operation services

In the year ended December 31, 2021, we began providing industrial operations services to our customers, which includes incubation of innovated companies, commercialization of the proven technologies and investment and development of projects for new technology, products and related operating services. To grow our industrial operations services business, we entered into two strategic cooperation agreements with local governments. Through these agreements, we gained government support for the setup of a new energy storage battery manufacturing headquarters in Jiaxing Economic and Technological Development Zone and an energy storage system equipment manufacturing industry park in Zhejiang Shangyu Cao’e River Economic Development Zone. Additionally, Hangzhou Zeshi, our wholly-owned subsidiary, entered into an agreement with each of Zhongtan Future and ZhongXin, in 2021 and 2022, respectively, pursuant to which it provides the entities with a variety of industrial operational services, including supply chain financial, financial leasing, industrial operation, and related services. See Business—History and Development of the Company—Corporate History and Structure of our PRC Operation for a description of Hangzhou Zeshi’s agreements with Zhongtan Future and ZhongXin.

COVID-19 Impact

Our business operations have been affected and are expected to continue to be affected by the ongoing COVID-19 pandemic. After the second quarter of 2020, the COVID-19 outbreak in China was gradually controlled. Our business initially returned to normal operations, although management assessed that our results of operations had been negatively impacted for the year. In 2021, Omicron variants emerged, resulting in continued disruption to our business and the global economy and supply chain. If the current outbreak of COVID-19 is not effectively and timely controlled, or if government responses to outbreaks or potential outbreaks are severe or long-lasting, it could negatively affect the execution of customer contracts, the collection of customer payments, or disrupt our supply chain, and the continued uncertainties associated with COVID-19 may cause our revenue and cash flows to underperform in the next 12 months. The extent of the future impact of the COVID-19 pandemic on our business and results of operations is still uncertain.

Key Factors Affecting Our Results of Operation

Our current business has a limited operating history. We commenced management and assessment consulting services in December 2018, and acquired the financial guarantee and consulting businesses in late December 2019. We believe our future success depends on our ability to significantly expand financial markets and channels, and apply latest technology related to healthcare big data, artificial intelligence and block chain to the combination of medical and healthcare management and insurance services. Our limited operating history makes it difficult to evaluate our business and future prospects. You should consider our future prospects in light of the risks and challenges encountered by a company with a limited operating history in an emerging and rapidly evolving industry. These risks and challenges include, among other things:

●	our ability to integrate the financial guarantee and financial consulting business;

●	our ability to expand financial markets and channels, especially in individual financial area services, insurance and consumption finance; and

●	our ability to build our insurance technology and health management platform.

In addition, our business requires a significant amount of capital in large part due to needing to continuously grow financial guarantee services and expand our business in existing markets and to additional markets where we currently do not have operations. We do not know if we will receive sufficient capital for our projected business growth and expansion.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

	For the Six Months Ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)

Revenue from services	$1,111,651	$330,788
Revenue from healthcare service packages	26,209	-
Cost of revenue	(18,616)	-
Net revenue of services	1,119,244	330,788

Commission and fees on financial guarantee services	185,634	191,920
(Provision) recovery of provision for financial guarantee services	195,915	(15,586)
Commission and fee income on guarantee services, net	381,549	176,334

Interest and fees income
Interest income on loans due from third parties	1,112,816	998,827
Interest income on deposits with banks	178,214	271,212
Total interest and fees income	1,291,030	1,270,039

Operating income	2,791,823	1,777,161

Operating expenses
Salaries and employee surcharges	658,544	564,110
Other operating expenses	1,184,588	1,514,281
Changes in fair value of warrant liabilities	(16,998)	27,729
Total operating expenses	1,826,134	2,106,120

Other income (expenses)
Other income (expenses), net	(147,823)	(155,633)
Interest income (expenses), net	91,887	11,127
Total other expenses	(55,936)	(144,506)
Income (loss) before income taxes	909,753	(473,465)

Income tax (expenses) benefit	(346,381)	13,068

Net (loss) income	563,372	(460,397)
Less: Net income attributable to noncontrolling interests	241,367	67,030
Net income (loss) attributable to Roan Holding Group Co., Ltd.’s shareholders	$322,005	$(527,427)

Comprehensive income (loss)
Net income (loss)	563,372	(460,397)
Foreign currency translation	(2,698,710)	529,793
Less: Comprehensive income (loss) attributable to noncontrolling interests	(766,491)	226,482
Total comprehensive loss attributable to Roan Holdings Group Co., Ltd.’s shareholders	$(1,368,847)	$(157,086)

Weighted average number of ordinary share outstanding
Basic and Diluted*	25,287,887	25,287,887
Loss per share
Net income (loss) per share – Basic and Diluted	$0.01	$(0.02)

	For the Years Ended December 31,
	2021	2020	2019

Revenues from services	$793,291	$2,128,153	$639,220
Revenues from healthcare service package	-	55,301	-
Cost of revenues	-	(50,774)	(8,080)
Net revenues of services	793,291	2,132,680	631,140

Commissions and fees on financial guarantee services	456,944	375,471	8,797
Provision for financial guarantee services	(57,417)	(89,865)	(5,008)
Commission and fee income on guarantee services, net	399,527	285,606	3,789

Interest and fees income
Interest and fees on direct loans	-	-	1,153
Interest income on loans due from third parties	2,113,918	2,131,447	34,707
Interest income from factoring business	-	-	2,782,332
Interest income on deposits with banks	300,749	348,389	64,636
Total interest and fee income	2,414,667	2,479,836	2,882,828

Interest expense
Interest expenses and fees on secured loans	-	-	(2,218,815)

Net interest income	2,414,667	2,479,836	664,013

Provision for loan losses	-	-	(2,244,601)

Net interest (loss) income after provision for loan losses	2,414,667	2,479,836	(1,580,588)

Operating (loss) income	3,607,485	4,898,122	(945,659)

Total operating expenses
Salaries and employee surcharge	(1,054,509)	(1,116,482)	(512,314)
Other operating expenses	(2,241,069)	(2,995,098)	(1,385,259)
Changes in fair value of warrant liabilities	(3,021)	5,961	530,863
Total operating expenses	(3,298,599)	(4,105,619)	(1,366,710)

Other income (expenses)
Deconsolidation gain (loss)	490,283	(1,953,248)	-
Other income (expense)	554,167	76,406	-
Interest income (expenses), net	(267,184)	-	-
Total other expenses	777,266	(1,876,842)	-

Income (loss) before income taxes	1,086,152	(1,084,339)	(2,312,369)

Income tax (expenses) recovery	(328,851)	229,733	(244,741)

Net income (loss) from continuing operations	757,301	(854,606)	(2,557,110)

Net income (loss) from discontinued operations, net of income tax	-	-	26,846,018

Net income (loss)	$757,301	$(854,606)	$24,288,908

Comparison of Six Months Ended June 30, 2022 and 2021

Revenues

The following table presents our consolidated revenues for our main services for the six months ended June 30, 2022 and 2021, respectively:

	For the Six Months ended June 30,		Variance
	2022 (Unaudited)	2021 (Unaudited)	Amount	%
Financial consulting service	$165,212	$126,659	$38,553	30%
Consulting services relating to debt collection	-	204,129	(204,129)	(100)%
Healthcare service packages	26,209	-	26,209	100%
Industrial Operation Service	946,439	-	946,439	100%
Cost of revenue	(18,616)	-	(18,616)	100%
Revenues from services	$1,119,244	$330,788	$788,456	238%

Financial consulting service

Revenue from financial consulting services was $165,212 for the six months ended June 30, 2022, an increase of $38,553, or 30%, as compared to $126,659 for the same period of last fiscal year as the result of stronger sales efforts.

Consulting services relating to debt collection

Revenue from consulting services relating to debt collection was $nil for the six months ended June 30, 2022, as compared to $204,129 for the same period of last fiscal year. Due to the negative impact of COVID-19, the Chinese economy deteriorated, which increased the risk of debt collection and sale ability of collateral guaranteed for these debts. To avoid these risks, we did not renew or sign any consulting services contracts relating to debt collection during the six months ended June 30, 2022.

Revenue from healthcare service packages

Revenue from the health care service packages was $26,209 and minimal for the six months ended June 30, 2022 and 2021, respectively. Zeshi Health sold COVID-19 related health service packages to its customers in the first quarter of 2022 when COVID-19 broke in Shangyu and Hangzhou.

Industrial operation services

Revenue from industrial operation services was $946,439 for the six months ended June 30, 2022. Revenue of $655,227 related to the industrial operation service provided to Zhongtan Future in connection with the setup of new energy storage battery manufacturing headquarters in Jiaxing Economic and Technological Development Zone and the energy storage system equipment manufacturing industry park in Zhejiang Shangyu Cao’e River Economic Development Zone. The remaining revenue of $291,212 related to the industrial operation service provided to ZhongXin, which consisted of $145,606 for due diligence services and $145,606 in connection with the setup of a semiconductor and New Materials industrial park in the Zhejiang Shangyu Cao’e River Economic Development Zone.

Commissions and fees on financial guarantee services

Commissions and fees on financial guarantee services was $185,634 and $191,920 for the six months ended June 30, 2022 and 2021, respectively. The decrease in commission was primarily due to a slowdown in our financial guarantee business development in the first half fiscal year of 2022. We strengthened our due diligence and risk control on the financial guarantee services during the six months ended June 30, 2022 to avoid the financing risks caused by COVID-19. As a result, we provided less financing guarantee services during the six months ended June 30, 2022 as compared to the same period of last year, which in turn caused a decrease in commissions and fees on financial guarantee services.

Provision for financial guarantee services

The provisions for financial guarantee services are related to the financial guarantee service business as per certain requirements of the local governments. We recovered provisions for financial guarantee services which were reversed of $195,915 during the six months ended June 30, 2022, as compared to recovery of provisions for financial guarantee services of $15,586 for the same period of last fiscal year.

Interest and fee income

Interest and fee income primarily consisted of interest and fee income generated from loans due from third parties. Interest and fee income was $1,291,030, an increase of $20,991, or 1.65% for the six months ended June 30, 2022 as compared to $1,270,039 for the same period of 2021. The increase was mainly due to an increase of $113,989 in interest income from loans due from third parties, which was offset by a decrease of $92,998 in the interest income on deposits with banks.

Operating expenses

Operating expenses decreased by $279,986, or 13.29%, to $1,826,134 for the six months ended June 30, 2022, as compared to $2,106,120 for the same period of last fiscal year, which was mainly due to a decrease of $329,693 in other operating expenses. Other operating expenses mainly include general and administrative expenses and selling expenses. The decrease in other operating expenses was primarily the result of our cost control strategies. Operating expenses also included change in fair value of warrant liabilities. The loss from the fair value change in warrant liabilities was $16,998 during the six months ended June 30, 2022, as compared to a gain of $27,729 for the same period of last fiscal year.

Other expenses (income), net

Other expenses decreased by $88,570, to $55,936 for the six months ended June 30, 2022, as compared to other expenses of $144,506 for the same period of last fiscal year 2021. The decrease in other expenses for the six months ended June 30, 2022 was mainly due to an increase of $80,760 interest income and a decrease of $27,098 of finance cost.

Income/loss from Operations

Income from operations was $909,753 for the six months ended June 30, 2022, an increase of $1,383,218, compared to a loss of $473,465 for the same period of fiscal year 2021.

Income tax benefit(expenses)

Income tax expenses was $346,381 for the six months ended June 30, 2022, an increase of $359,449 as compared to income tax benefit $13,068 for the same period of last fiscal year, which was mainly due to an increase in operating income before current income tax.

Noncontrolling interest

Non-controlling interests represent our equity interests in our subsidiaries, including Zhejiang Jingyuxin and Lixin, that are not attributable, either directly or indirectly, to us. As of June 30, 2022, we held a 93.3994% interest in Zhejiang Jingyuxin and a 65.0177% interest in Lixin. Our noncontrolling interest in the net income of these subsidiaries for the six months ended June 30, 2022 was $241,367, a decrease of $174,337, as compared to $67,030 for the same period in 2021, as the result of an increase in net income generated by Zhejiang Jingyuxin as compared to the same period in 2021.

Net loss

As a result of the foregoing, we had a net income of $322,005 for the six months ended June 30, 2022, as compared to a net loss of $527,427 for the same period of last fiscal year.

Year ended December 31, 2021 compared to year ended December 31, 2020

Revenues

Our revenues from services decreased by $1,334,862 or 63%, from $2,128,153 for the year ended December 31, 2020, to $793,291 for the year ended December 31, 2021. The following table sets forth a breakdown of our revenue by services offered for the years ended December 31, 2021 and 2020:

	For the years ended December 31,		Variance
	2021	2020	Amount	%
Management and assessment services	$440,254	$19,676	$420,578	2138%
Consulting services relating to debt collection	206,792	2,108,477	(1,901,685)	(90)%
Industrial operation services	146,245	-	146,245	100%
Revenues from services	$793,291	$2,128,153	$(1,334,862)	(63)%

Management and assessment services

Revenue from management and assessment services was $440,254 and $19,676 for the years ended December 31, 2021 and 2020, respectively. Revenue for the year ended December 31, 2020, were mainly for the contracts obtained in 2019 which were recognized during fiscal year 2020. In the year ended December 31, 2021, we entered into some new contracts with our customers and the revenue increased as compared to the previous year.

Consulting services relating to debt collection

Prior to fiscal year 2022, we provided consulting services relating to debt collection to our customers with certain factoring companies, through Lixin’s subsidiary, which we acquired in December 2019 through the Lixin Acquisition. The debt collection services involved two performance obligations and the service fees for each performance obligation are fixed and reflected the stand-alone selling price. In addition, a collected-amount based incentive is rewarded to us upon collection of outstanding debt.

Consulting services relating to debt collection include:

1)	assisting the customers to get court judgements on outstanding debt, and we recognized revenues over the period towards the completion of the performance obligation; and

2)	assisting the customers to receive repayment on outstanding debt, and we recognized revenues upon completion of the performance obligation.

Revenue from consulting services relating to debt collection amounted to $206,792 for the year ended December 31, 2021, a decrease of 1,901,685, or 90%, as compared to and $2,108,477 for the year ended December 31, 2020, which was mainly due to the negative impact of the COVID-19 pandemic. We had less contracts for debt collection service during the year ended December 31, 2021.

Industrial operation services

On December 31, 2021, Hangzhou Zeshi, our wholly-owned subsidiary, entered into an agreement with Zhongtan Future, pursuant to which Hangzhou Zeshi provides supply chain financial, financial leasing, industrial operation, and related services. Revenue of $146,245 was recognized during the year ended December 31, 2021 after the target customer was located, due diligence and initial negotiation were completed and requirements of Zhongtan Future were met.

Commissions and fees on financial guarantee services

Commission and fees on financial guarantee services was $456,944 for the year ended December 31, 2021, an increase of $81,473, or 22%, as compared to $375,471 for fiscal year 2020, reflecting an increase in the growth of our financial guarantee business.

Provision for financial guarantee services

The provisions for financial guarantee services are related to financial guarantee service business as per certain requirements of the local governments. Provisions for financial guarantee services was $57,417 for the year ended December 31, 2021, as compared to $89,865 for the last fiscal year.

Interest and fee income

Interest and fee income primarily consisted of interest and fee income generated from loans due from third parties. Interest and fee income was $2,414,667, a decrease of $65,169, or 3%, for the year ended December 31, 2021 as compared to $2,479,836 for fiscal year 2020. The decrease was mainly due to a decrease of $17,529 in interest income from loans due from third parties and a decrease of $47,640 in interest income on deposits with banks.

Operating expenses

Operating expense mainly consisted of salary and employee surcharges, office expenses, travel costs, entertainment expenses, depreciation of equipment, current expected credit losses, write-off of receivables, professional fees and office supplies. Operating expenses in total decreased by $807,020, or 20% to $3,298,599 for year ended December 31, 2021 compared to $4,105,619 for the year ended December 31, 2020. The decrease was primarily attributable by a decrease of $61,973 in salaries and employee surcharges and a decrease of $754,029 in other operating expenses. The decreases in both of these expenses were primarily the result of our cost control strategies. Operating expenses also include change in fair value of warrant liabilities. The loss from the fair value change in warrant liabilities was $3,021 during the year ended December 31, 2021, as compared to a gain of $5,961 for the last fiscal year.

Income tax expenses

We had income tax expenses of $328,851 for the year ended December 31, 2021 as compared to a recovery of $229,733 for the year ended December 31, 2020.

Current income tax expenses decreased by $177,367 from $ 771,639 for the year ended December 31, 2020 to $594,272 for the year ended December 31, 2021. The decrease was primarily caused by the reversal of the accrued tax payables in the previous years.

Deferred income tax recovery was $265,421 or the year ended December 31, 2021 as compared to $1,001,372 for the ended December 31, 2020. The higher tax recovery in 2020 was mainly due to the reversal of deferred income tax liabilities in connection with the changes in temporary differences.

Net income (loss) from discontinued operations, net of income tax

During the year ended December 31, 2020, the net income from discontinued corporation, net of income tax was $nil. We, however, recorded a derecognition loss of $1,953,248 from the disposition of Ding Xin in September 2020.

Net income

As a result of the foregoing, we had a net income of $757,301 for the year ended December 31, 2021, as compared to a net loss of $854,606 for the year ended December 31, 2020.

Year ended December 31, 2020 Compared to Year ended December 31, 2019

Revenues

Our revenues from services increased by $1,488,933 or 233%, from $639,220 for the year ended December 31, 2019, to $2,128,153 for the year ended December 31, 2020. The following table sets forth a breakdown of our revenue by services offered for the years ended December 31, 2020 and 2019:

	For the years ended December 31,		Variance
	2020	2019	Amount	%
Management and assessment services	$19,676	$135,938	$(116,262)	(86)%
Consulting services relating to debt collection	2,108,477	493,779	1,614,698	327%
Consulting services relating to financial guarantee services	-	9,503	(9,503)	(100)%
Revenues from services	$2,128,153	$639,220	$1,488,933	233%

Management and assessment services

Revenues from management and assessment services decreased by $116,262, or 86%. The primary reason of the decrease was due to a majority of revenues from the contracts obtained in 2018 being recognized in the year ended December 31, 2019. In the year ended December 31, 2020, we did not engage in much management and assessment services due to the change of our business focus. Therefore, there was minimal revenue from management and assessment services.

Consulting services relating to debt collection

Prior to fiscal year 2022, we provided consulting services relating to debt collection with certain factoring companies, through Lixin’s subsidiary, which we acquired in December 2019 through the Lixin Acquisition. The debt collection services involved two performance obligations, and the service fees for each performance obligation are fixed and reflect the stand-alone selling price. In addition, a collected-amount based incentive is rewarded to us upon collection of outstanding debt.

Consulting services relating to debt collection include:

1)	assisting the customers to get court judgements on outstanding debt, and we recognized revenues over the period towards the completion of the performance obligation; and

2)	assisting the customers to receive repayment on outstanding debt, and we recognized revenues upon completion of the performance obligation.

The significant increase of $1,614,698, or 327%, was due to we consolidated a full year of Lixin’s operations in 2020, whereas in 2019, we only consolidated Lixin’s operation from December 20, 2019 to December 31, 2019.

Commissions and fees on financial guarantee services

Commissions and fees on financial guarantee services increased by $366,674, or 4,168%, for the year ended December 31, 2020 compared to the same period of 2019. This was due to we consolidated a full year of Lixin’s operations in 2020, whereas in 2019, we only consolidated Lixin’s operation from December 20, 2019 to December 31, 2019.

Interest and fees income

Interest and fee income primarily consisted of interest and fee income generated from factoring business and from loans due from third parties. Interest and fee income decreased by $402,992, or 14%, for the year ended December 31, 2020 compared to the same period of 2019. The decrease was mainly due to our subsidiary, Zhiyuan, which provided our only factoring business did not conduct any factoring business due to our change of business plan. Zhiyuan was later disposed of in September 2020. As a result, interest income and fee from factoring business decreased by $2,782,332. The decrease in interest income from factoring business was offset by the increase of $2,131,447 in interest income from loans advanced to third parties through our Lixin’s operations after our acquisition of Lixin in December 2019.

Interest expenses and fees on secured loans

Interest expenses and fees on secured loans decreased by $2,218,815, or 100%, from $2,218,815 for the year ended December 31, 2019 to $nil for the year ended December 31, 2020.

The significant decrease of interest expenses and fees on secured loans was due to all secured loans were repaid during the year ended December 31, 2019. Our secured loans were issued through Zhiyuan in previous years. There were no new secured loans issued in fiscal 2020 and we later disposed of Zhiyuan in September 2020.

Provision for loan losses

The provisions for loan losses related to our direct loan and secured loan lending business conducted through Ding Xin before 2020. There were no new direct loans and secured loans issued in fiscal year 2020 and we disposed of Ding Xing in September 30, 2020. Therefore, provisions for loan losses decreased by $2,244,601, or 100%, from $2,244,601 for the year ended December 31, 2019 to $nil for the year ended December 31, 2020.

Operating expenses

Operating expense mainly consisted of salary and employee surcharges, office expenses, travel costs, entertainment expenses, depreciation of equipment, current expected credit losses, write-off of receivables, professional fees and office supplies. Operating expenses in total increased by $2,738,909, or 200%, for year ended December 31, 2020 compared to $1,366,710 for the year ended December 31, 2019.  The increase was primarily attributable by an increase of $604,168 in salaries and employee surcharges and an increase of $1,609,839 in other operating expenses. The increases in both of these expenses were primarily due to the consolidation of Lixin’s operating expenses for the full year in 2020, whereas the consolidation Lixin’s operating expenses was only from December 20, 2019 to December 31, 2019. Operating expenses also include change in fair value of warrant liabilities. There was a minimal change in fair value in 2020 compared to 2019, resulting in a decrease of $524,902 in gain from fair value change in warrant liabilities.

Income tax expenses

We had income tax recovery of $229,733 for the year ended December 31, 2020, as compared with income tax expense of $244,741 for the year ended December 31, 2019.

Current income tax expenses increased by $526,898 from $187,067 for the year ended December 31, 2019 to $771,639 for the year ended December 31, 2020. The increase was primarily caused by the full year consolidation of Lixin’s operations in 2020 compared to the consolidation of Lixin’s operations for only a small stub period in 2019.

Deferred income tax expenses changed from deferred tax expense of $57,674, for the year ended December 31, 2019 to deferred tax recovery of $1,001,372 for the ended December 31, 2020. The change was mainly due to the reversal of deferred income tax liabilities in connection with the changes in temporary differences.

Net income (loss) from discontinued operations, net of income tax

During the year ended December 31, 2020, the net income from discontinued operations, net of income tax is $nil. We, however, recorded a derecognition loss of $1,953,248 from the disposition of Ding Xin in September 2020.

During the year ended December 31, 2019, the net income was comprised of a net loss of $27,904,790 from discontinued operations of Feng Hui and a gain of $54,750,808 from disposal of the discontinued operations of Feng Hui.

Net income

As a result of the foregoing, we had a net loss of $854,606 for the year ended December 31, 2020, as compared to a net income of $24,288,908 for the year ended December 31, 2019.

Taxation

British Virgin Islands

Under the current tax laws of the British Virgin Islands, we are not subject to tax on income or capital gains. Additionally, upon payments of dividends to the shareholders, no British Virgin Islands withholding tax will be imposed.

Cayman Islands

Under the current tax laws of the Cayman Islands, our subsidiary incorporated in the Cayman Islands is not subject to tax on income or capital gain.

Hong Kong

Roan HK and Lixin HK are incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for the first HKD$2 million of assessable profits is 8.25% and assessable profits above HKD$2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019. Before that, the applicable tax rate was 16.5% for corporations in Hong Kong. We did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax laws, Roan HK and Lixin HK are exempted from income tax on its foreign-derived income and there are no withholding taxed in Hong Kong on remittance of dividends.

PRC

PRC subsidiaries are subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. The EIT rate for companies operating in the PRC is 25%.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) disclosure of contingent assets and liabilities at the end of each reporting period and (iii) the reported amounts of revenues and expenses during each reporting period. We continually evaluate these estimates and assumptions based on historical experience, knowledge and assessment of current business and other conditions, expectations regarding the future based on available information and reasonable assumptions, which together form a basis for making judgments about matters not readily apparent from other sources. The use of estimates is an integral component of the financial reporting process, though actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. Please refer to Note 3 of our consolidated financial statements included in this prospectus for the accounting policies critical to an understanding of our consolidated financial statements as their application places the most significant demands on the judgment of our management.

Recent Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 3(ll) of our audited consolidated financial statements included elsewhere in this prospectus.

Liquidity and Capital Resources

Comparison of Six Months Ended June 30, 2022 and 2021

Our total assets decreased by $1,977,310 from $6,642,978 as of December 31, 2021 compared to $64,665,668 as of June 30, 2022. The decrease in total assets was primarily due to a decrease in cash and cash equivalent of $911,468 and a decrease in restricted cash of $3,353,981, which was partially offset by an increase in loan receivables due from third parties, net of $2,623,547.

Cash and cash equivalents were $1,035,674 as of June 30, 2022, reflecting a decrease of $911,468 from $1,947,142 as of December 31, 2021, primarily due to repayment of loans to third parties of $3,962,433 during the six months ended June 30, 2022. Restricted cash in banks and other financial institutions decreased by $3,353,981, from $29,693,689 as of December 31, 2021 to $26,339,708 as of June 30, 2022.

In assessing our liquidity, we monitor and analyzes our cash and our ability to generate sufficient cash flow in the future to support our operating and capital expenditure commitments. Our liquidity needs are to meet our working capital requirements and operating expenses obligations. Our working capital was $50,361,534 as of June 30, 2022, a decrease of $1,578,638, as compared to $51,940,172 as of December 31, 2021, mainly due to a decrease in current assets during the six months ended June 30, 2022.

We plan to fund our operations through revenue generated from our revenue streams of industrial financial services including, but not limited to, financial guarantee services and financial consulting services, industrial operation services in new storage energy, New Materials, and semiconductor products. We also intends to generate funds from private placements from investors, and financial support commitments from our shareholders. Management believes that we will continue as a going concern in the following 12 months.

Our ability to support our operating and capital expenditure commitments will depend on our future performance, which will be subject in part to general economic, competitive and other factors beyond our control. The impacts of COVID-19 may cause lockdowns, quarantines, travel restrictions, and closures of businesses and schools. As a result, we may experience delays of outstanding receivables from customers and limited access to cash to expand our operations. The extent to which the coronavirus impacts our operation results for the future periods will depend on certain future developments, including the duration of the COVID-19 pandemic, emerging information concerning the severity of the coronavirus variants and the actions taken by governments and private businesses to attempt to contain the coronavirus, all of which is uncertain at this point.

Current foreign exchange and other regulations in the PRC may restrict our PRC entities in their ability to transfer their net assets to us and our subsidiaries in the Cayman Islands, and Hong Kong. However, these restrictions have no immediate impact on the ability of these PRC entities to transfer funds to us as we have no present plans to declare dividends as we plan to retain our retained earnings to continue to grow our business. In addition, these restrictions have no impact on the ability for us to meet our cash obligations as all of our current cash obligations are due within the PRC.

We expect that a substantial majority of our future revenues will be denominated in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future.

Cash Flows

The following table sets forth a summary of our cash flows for the six months ended June 30, 2022 and June 30, 2021.

	For the Six Months Ended June 30,
	2022	2021
Net Cash Provided by Operating Activities	$1,370,088	$8,221,396
Net Cash Used in Investing Activities	(3,957,149)	(3,444,941)
Net Cash Used in Financing Activities	(62,562)	(2,955,472)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,615,826)	564,020
Net Increase (decrease) in Cash and Cash Equivalents, and Restricted Cash in Banks	$(4,265,449)	$2,385,003

Net cash provided by operating activities was $1,370,088 for the six months ended June 30, 2022, a decrease of $6,851,308 from $8,221,396 for the same period of last fiscal year. The decrease was mainly due to an increase in cash outflow from changes in accounts receivables, other current assets and other receivables, which was partially offset by an increase in net income.

Net cash used in investing activities was $3,957,149 for the six months ended June 20, 2022, as compared to $3,441,941 for the same period of the last fiscal year. The increase in cash used in investing activities was primarily due to an increase in repayment of loans to third parties.

Net cash used in financing activities for the six months ended June 30, 2022, was $62,562, representing a decrease of $2,892,910, as compared to $2,955,472 for the same period of last fiscal year. The decrease in cash used in financing activates was mainly attributable to a decrease in repayment of bank loans and lease liabilities.

Off Balance Sheet Arrangements

We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

As of June 30, 2022 and 2021, there were no off-balance sheet arrangements.

Comparison of Fiscal Years Ended December 31, 2021 and 2020

As of December 31, 2021, we had cash balance of $1,947,472 and a positive working capital of $51,940,172. In addition to the cash balance, the working capital was mainly comprised of restricted cash of $29,693,689, accounts receivable of 6,629,529, loan receivable due from third parties of $23,751,471 and other receivables of $656,835. The balances of these assets are expected to be repaid on maturity dates and will also be used for working capital.

In addition, the management estimated the operating expenses obligation for the next twelve months after issuance of the consolidated financial statements to be $3,786,344, which will be covered by the cash flows of $4,185,518 generated from financial guarantee services, financial services and interest income. Our shareholders also committed to provide continuous financial support to us whenever necessary.

We plan to fund our operations through revenue generated from our revenues of management and assessment services, financial guarantee services and financial consulting services, private placements from investors, and financial support commitments from our shareholders.

Based on above operating plan, the management believes that we will continue as a going concern in the following 12 months.

Our ability to support its operating and capital expenditure commitments will depend on our future performance, which will be subject in part to general economic, competitive and other factors beyond our control. The impacts of COVID-19 may cause lockdowns, quarantines, travel restrictions, and closures of businesses and schools. As a result, we may experience delay of outstanding receivables from customers and limited access to cash to expand our operations. The extent to which the coronavirus impacts our operation results for year 2022 will depend on certain future developments, including the duration of the COVID-19 pandemic, emerging information concerning the severity of the coronavirus and the actions taken by governments and private businesses to attempt to contain the coronavirus, all of which is uncertain at this point.

Cash Flows

The following table sets forth a summary of our cash flows for the years ended December 31, 2021, 2020 and 2019.

	For the Years Ended December 31,
	2021	2020	2019
Net Cash Provided by (Used in) Operating Activities	$8,717,975	$(7,461,511)	$(1,101,143)
Net Cash (Used in) Provided by Investing Activities	(5,684,489)	6,332,631	85,965,056
Net Cash (Used in) Provided by Financing Activities	(3,114,478)	7,853,152	(64,138,838)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	914,219	1,937,807	119,326
Net Increase in Cash and Cash Equivalents, and Restricted Cash in Banks	$833,227	$8,662,079	$20,844,401

Operating activities

Years Ended December 31, 2021 and 2020

Net cash provided by operating activities was $8,717,975 for the year ended December 31, 2021, an increase of $16,179,486 from net cash used in operating activities of $7,461,511 for the year ended December 31, 2020. Net income for the year ended December 31, 2021 was $757,301, an increase of $1,611,907 from a net loss of $854,606 for the year ended December 31, 2020. The increase was primarily due to an increase in net income.

In addition to the increase in net income, the increase in net cash provided by operating activities was the result of the following major changes in our working capital and non-cash items:

●	A cash outflow of $7,495 from change in accounts receivable for the year ended December 31, 2021, as compared with a cash outflow of $3,116,533 for the year ended December 31, 2020.

●	A cash inflow of $3,431,640 from changes in other current assets for the year ended December 31, 2021, as compared with a cash outflow of $3,215,702 for the year ended December 31, 2020.

●	A cash inflow of $2,425,003 in other receivable for the year ended December 31, 2021, as compared with a cash outflow of 3,268,571 for the year ended December 31, 2020.

●	A cash inflow of $414,265 from change in pledged deposits and other non-current assets for the year ended December 31, 2021, as compared with a cash inflow of $359,202 for the year ended December 31, 2020.

●	A cash inflow of $847,043 from change in tax payable for the year ended December 31, 2021, as compared with a cash inflow of $1,029,919 for the year ended December 31, 2020.

●	A cash inflow of $449,971 from change in other liabilities for the year ended December 31, 2021, as compared with a cash outflow of $1,079,811 for the year ended December 31, 2020.

Years Ended December 31, 2020 and 2019

Net cash used in operating activities was $7,461,511 for the year ended December 31, 2020, an increase of $6,360,368 from net cash used in operating activities of $1,101,143 for the year ended December 31, 2019.

For the year ended December 31, 2020, we generated a net income of $nil from discontinued operation and had net cash used in discontinued operation of $nil, a change of $26,846,018 and $26,564 from net income of $26,846,018 and net cash used in discontinued operation of $26,564, respectively, for the year ended December 31, 2019.

We had net cash used in operating activities from continuing operations of $7,461,511 for the year ended December 31, 2020, an increase of $6,386,932 from $1,074,579 for the year ended December 31, 2019. We incurred a net loss from continuing operations of $854,606 for the year ended December 31, 2020, a decrease of $1,702,504 from a net loss of $2,557,110 for the year ended December 31, 2019. The decrease was primarily due to the full year consolidation of Lixin’s net income in 2020 compared to consolidation of Lixin’s net income only for the period from December 20, 2019 to December 31, 2019.

In addition to the change in net loss, the increase in net cash used in operating activities was the result of the following major changes in our working capital and non-cash items:

●	A cash outflow of $ 3,116,533 from change in accounts receivable for the year ended December 31, 2020, as compared with a cash outflow of $206,442 for the same period ended December 31, 2019.

●	A cash outflow of $3,215,702 in other current assets for the year ended December 31, 2020, as compared with a cash outflow of $289,604 for the same period ended December 31, 2019.

●	A cash outflow of $3,268,571 from change in other receivable for the year ended December 31, 2020, as compared with a decrease of $nil for the same period ended December 31, 2019.

●	A cash inflow of $359,202 from change in pledged deposits and other non-current assets for the year ended December 31, 2020, as compared with an increase of $nil for the same period ended December 31, 2019.

●	A cash inflow of $1,029,919 from change in tax payable for the year ended December 31, 2020, as compared with a cash inflow of $273,589 for the same period ended December 31, 2019.

●	A cash outflow of $1,079,811 from change in other liabilities for the year ended December 31, 2020, as compared with a decrease of $nil for the same period ended December 31, 2019.

Holding Company Structure

We are a holding company with no material operations of our own. We conduct our operations primarily through our PRC subsidiaries. As a result, our ability to pay dividends depends upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries that are wholly foreign-owned enterprises (“WFOE”) in China are permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our WFOE subsidiaries in China may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Research and Development, Patents and License, etc.

As a financial company, our business does not rely on research and development. Accordingly, we have not incurred research and development expenses for the years ended December 31, 2021, 2020 and 2019.

For our intellectual property and license, please see “Business-Regulations Relating to Intellectual Property.”

Trend information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Tabular Disclosure of Contractual Obligations

Contingencies

From time to time, we may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcome of these legal proceedings cannot be predicted, we do not believe these actions, in the aggregate, will have a material adverse impact on our financial position, results of operations or liquidity.

Lease commitments

As of June 30, 2022, we lease offices space under a number of non-cancellable operating lease arrangements, one of which had a term of over 12 months. We consider those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right of use assets and lease liabilities. Lease expense for operating lease is recognized on a straight-line basis over the lease term.

In calculating the initial values of right of use assets and liabilities at inception date, we use the rate implicit in the lease, when available or readily determinable, to discount lease payments to present value. When the leases do not provide a readily determinable implicit rate, we discount lease payments based on an estimate of its incremental borrowing rate.

The table below presents the operating lease related assets and liabilities recorded on the balance sheets.

	June 30, 2022	December 31, 2021

Right of use assets	$103,801	$37,313

Operating lease liabilities, current portion	$58,269	$65,498
Operating lease liabilities, noncurrent portion	61,172	-
Total operating lease liabilities	$119,441	$65,498

As of June 30, 2022, the weighted average remaining lease term was 1.75 years, and discount rates were 4.75% for the operating lease.

As of December 31, 2021, the weighted average remaining lease term was 0.33 years, and discount rates were 4.75% for the operating lease.

Rental expense for the six months ended June 30, 2022 and 2021 was $59,287 and $84,344, respectively. Depreciation expenses were $49,733 and $62,356 for the six months ended June 30, 2022 and 2021, respectively. Rental expense for the years ended December 31, 2021, 2020 and 2019 was $146,498, 134,457 and $78,756, respectively.

The following is a schedule, by years, of maturities of lease liabilities as of June 30, 2022:

Six months ended June 30, 2023	$62,562
Twelve months ended June 30, 2024	62,562
Total lease payments	125,124
Less: imputed interest	5,683
Present value of lease liabilities	$119,441

Safe Harbor

This prospectus on Form F-1 contains forward-looking statements. These statements are made under the “safe harbor” provisions of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “may,” “intend,” “is currently reviewing,” “it is possible,” “subject to” and similar statements. Among other things, the sections titled “Risk Factors,” “Business - Information on the Company,” and “Management’s Business and Analysis of Financial Condition and Results of Operations’” in this prospectus on Form F-1, as well as our strategic and operational plans, contain forward-looking statements. We may also make written or oral forward-looking statements in our filings with the SEC, in our annual report to shareholders, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements and are subject to change, and such change may be material and may have a material and adverse effect on our financial condition and results of operations for one or more prior periods. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained, either expressly or impliedly, in any of the forward-looking statements in prospectus on Form F-1. All information provided in this prospectus on Form F-1 and in the exhibits is as of the date of this prospectus on Form F-1, and we do not undertake any obligation to update any such information, except as required under applicable law.

Quantitative and Qualitative Disclosure About Market Risk

Credit Risk

Credit risk is one of the most significant risks for our business. Credit risk exposures arise principally in financial guarantee activities, which is an off-balance sheet financial instrument.

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures including due-diligence visits and post-lending visits to the clients. We manage credit risk through our in-house research and analysis of the Chinese economy and the underlying obligations and transaction structures. To minimize credit risk, we require collateral in the form of rights to cash, securities or property and equipment. We identify credit risk collectively based on industry, geography and customer type. This information is monitored regularly by management.

Financial guarantee activities

In measuring the credit risk of financial guarantee services with customers, we mainly reflect the “probability of default” by the customer on our contractual obligations and consider the current financial position of the customer and the exposures to the customer and its likely future development.

We manage our credit risk guarantee exposure by performing preliminary credit checks of each guarantee customer and ongoing monitoring of payments each month. Our management periodically reviews the probability of default of a guarantee customer and will apply a guarantee liability when necessary.

In addition, we calculate the provision amount as below:

●	General Reserve - is based on total balance of off-balance-sheet guarantee and to be used to cover unidentified probable loan loss. According to management assessment, the General Reserve is required to be no less than 1% of total loan guarantee balance.

●	Specific Reserve – is based on a guarantee by guarantee basis covering losses due to risks related to the ability and intention of repayment of guarantee commissions by each customer. The reserve rate was individually assessed based on management estimate of guarantee fee commission collectability. According to management assessment, the Specific Reserve is no less than 50% of guarantee fee commission earned during the year.

We have been providing the financial guarantees of loans for a limited history. The customer deposits or other assets are held as collateral for the repayment of each loan. As of June 30, 2022 and December 31, 2021, the amount of outstanding loans and related interest that hawse have guaranteed was approximately $34,230,602 and $47,020,055, respectively. We estimate the fair market value of the collateral to be approximately $20.1 million and $43.3 million as of June 30, 2022 and December 31, 2021, respectively.

Other operating activities

Assets that potentially subject us to significant concentration of credit risk primarily consist of cash and cash equivalents. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of June 30, 2022, we had no deposits with a bank in the United States. As of June 30, 2022, cash of $1,035,674 and restricted cash of $26,339,708, respectively, were primarily deposited in banks located in Mainland China, which were uninsured by the government authority. To limit exposure to credit risk relating to deposits, we primarily place cash deposits with large financial institutions in China which management believes are of high credit quality.

Our operations are carried out in Mainland China. Accordingly, our business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. In addition, our business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, rates and methods of taxation, and the extraction of mining resources, among other factors.

Liquidity Risk

We are also exposed to liquidity risk which is the risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and the shareholders to obtain short-term funding to meet the liquidity shortage.

Foreign Currency Risk

Substantially all of our operating activities and our assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Other Risks

Our business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, such as the COVID-19 outbreak and spread, which could significantly disrupt our operations.

Our business operations have been affected and may continue to be affected by the ongoing COVID-19 pandemic. After the second quarter of 2020, the COVID-19 outbreak in China was gradually controlled. Our business initially returned to normal operations, although management assessed that our results of operations had been negatively impacted for the year. In 2021, Omicron variants emerged, resulting in continued disruption to our business and the global economy and supply chain. If the current outbreak of COVID-19 is not effectively and timely controlled, or if government responses to outbreaks or potential outbreaks are severe or long-lasting, it could negatively affect the execution of customer contracts, the collection of customer payments, or disrupt our supply chain, and the continued uncertainties associated with COVID-19 may cause our revenue and cash flows to underperform in the next 12 months. The extent of the future impact of the COVID-19 pandemic on our business and results of operations is still uncertain.

BUSINESS

Overview

We are a comprehensive solution provider for industrial operations and capital market services in China and focus our services on the new energy, New Materials, and semiconductor industries. We provide our industrial operations services to industrial parks under development, in some instances partnering with governments. These industrial operations services include initial planning, regulatory approvals and compliance, government relations, and construction management. We also intend to assist our project partners to manage the industrial parks when completed, to set up an industrial chain in the industrial parks, and to build a sustainable industrial ecosystem involving industrial park occupants and their customers and vendors. Our capital market services in the past have involved making loans to MSMEs and purchasing loans made by other lenders to MSMEs, providing loan guarantees to our customers, and providing associated assessment services and debt collection services to our customers. Going forward, capital market services are planned to involve attempting to arrange debt and equity financing for companies occupying those industrial parks we provide services to and for the customers and supply chain of such companies. We also engage in providing financial, insurance, and healthcare related solutions to individuals and MSMEs in China. We serve institutional and local government clients across the entire industrial chain and have offices in Hangzhou and Beijing.

Our business has experienced substantial changes in recent years. We were originally incorporated under the name DT Asia Investment Limited. Following our Business Combination with Adrie, we changed our name from DT Asia Investment Limited to China Lending Group and operated as holding company for a PRC-based group of companies specializing in providing loan facilities to MSMEs and sole proprietors in Xinjiang.  Due to the slowdown of the Chinese economy, government regulations and policy changes related to loans to MSMEs, since 2018, we have adjusted our business models and substantially reduced direct loan business starting in 2018 and we did not renew any pre-existing loans in 2019. In September 2020, we disposed of the direct lending business that we had acquired from Adrie.

In 2019, we acquired a 65.0177% interest in Lixin. Lixin, through its subsidiaries, provides a wide range of financing solutions and related peripheral services, including financial management, assessment and consulting services, debt collection services, and financial guarantee services to individuals and MSMEs in China. Through Lixin, as of June 30, 2022, we have substantial direct loans outstanding to third parties, we have purchased and service additional loans to third parties originally made by other lenders, and we have guaranteed loans of third parties made by other lenders. Following the Lixin Acquisition, our customers are MSMEs and individual proprietors located in Zhejiang Province and Guangdong Province. Those customers are involved in commerce and service businesses, including real estate, technology promotion and application services, construction, finance, wholesale and retail industries, among others. In 2021, we successfully expanded our business to provide industrial operation services based on our past experiences, capability, customer resources, market channels, and relationships with institutional organizations and government. In our role as the future operator and developer of industrial parks, we plan to organize land reserves for the industrial parks, devise solutions for the tenants in the industrial parks, work with tenants in the implementation of our strategic production solutions, negotiate with related governments for subsidies and other forms of government assistance, and provide construction and management services to these projects. As of the date of this prospectus, we have not developed any industrial parks.

For the six months ended June 30, 2022 and the year ended December 31, 2021, we conducted management and assessment services, made and guaranteed loans to third parties and purchased and serviced outstanding loans made to third parties by other lenders, and provided financial consulting, healthcare, and industrial operation services.

As of June 30, 2022, we had a cash balance of $1,035,674 and a positive working capital of $50,361,534. In addition to the cash balance, the working capital was mainly comprised of restricted cash of $26,339,708, accounts receivable of $7,122,604, loan receivable due from third parties of $26,375,018 and other receivables of $745,964. The balances of these assets are expected to be repaid on maturity dates and will also be used for working capital.]

Reverse Split

At our annual general meeting of shareholders held on [___], 2023 our shareholders voted to approve the Reverse Split of our ordinary shares within a range of [1:10 to 1:150], to be effective at the ratio and on a date to be determined by the Board of Directors. Although the shareholders approved the Reverse Split, all per share amounts and calculations in this prospectus and the accompanying consolidated financial statements do not reflect the effects of the Reverse Split, as our Board of Directors has not determined the ratio or the effective date of the Reverse Split.

History and Development of the Company

Corporate History and Structure of our PRC Operation

We are a British Virgin Islands company limited by shares. We were established on April 8, 2014 under the laws of the BVI as a shell company with the purpose of acquiring, engaging in share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities.

On July 6, 2016, we consummated the Business Combination with Adrie and its subsidiaries and VIE by acquiring all of the outstanding equity interests of Adrie in exchange for 20 million ordinary shares of DT Asia (our pre-Business Combination name) and cash consideration, with a deal value of approximately $200 million. Adrie, through its subsidiaries and VIE, was engaged in the business of providing loan facilities to MSMEs and sole proprietors in Xinjiang region of the PRC.

As a result of the Business Combination, shareholders of Adrie gained a controlling interest in us, and Adrie became our subsidiary. For financial reporting purpose, the consolidated assets, liabilities and results of operations of Adrie became our historical financial statements, and our assets, liabilities and results of operations were consolidated with that of Adrie beginning on the acquisition date. Immediately following the Business Combination, we changed our name from DT Asia to China Lending Corporation (“CLDC”).

In June through December 2019, we consummated the Lixin Acquisition with Lixin and its subsidiaries, pursuant to which we acquired a majority interest in Lixin (discussed below). In connection with the Lixin Acquisition, we changed our name to Roan Holdings Group Co., Ltd. in November 2019. Today, we are a holding company and conduct business operations through our direct and indirect subsidiaries.

On November 19, 2014 Adrie was established under the laws of the BVI as a company limited by shares and became our wholly-owned subsidiary following the Business Combination. Adrie is a holding company that has no substantial operations and has no assets other than its ownership of a wholly-owned subsidiary.

China Roan Industrial-Financial Holdings Group Co., Limited (中国融安产融控股集团有限公司) (“Roan HK”) (formerly China Feng Hui Financial Holding Group Co., Ltd, and subsequently, China Fenghui Industrial-Financial Holding Group Co. Limited) was a wholly-owned subsidiary of Adrie. It was established on February 11, 2015 under the laws of the Hong Kong Special Administrative Region (“Hong Kong”) of the PRC. It was a holding company and conducted business through its direct and indirect subsidiaries. It was disposed in September 2021.

Fortis was established on December 30, 2019 under the laws of Hong Kong. It is an indirect wholly-owned subsidiary of Adrie. It is a holding company and conducts business through its direct and indirect subsidiaries.

Jing Kai was a wholly-owned subsidiary of Roan HK. It was established on May 14, 2015 under the laws of the PRC with the stated purpose of providing direct loans to the MSMEs and sole-proprietors in Xinjiang. Jing Kai had no substantial operations since its inception and it was disposed in September 2021 with Roan HK.

Yi Fu is a wholly-owned subsidiary of Roan HK and is engaged in healthcare related professional services business. Prior to August 7, 2020, Yi Fu conducted financial leasing business under its prior corporate name of Ningbo Ding Tai Financial Leasing Co., Ltd. (宁波鼎泰融资租赁有限公司) (“Ding Tai”). Ding Tai was established in December 19, 2016 under the laws of the PRC for the purpose of engaging in financial leasing business.

Hangzhou Zeshi was formed on November 29, 2018 under the laws of the PRC. It is a limited partnership with 98.04% of its interest owned by Yi Fu, its general partner, and the remaining 1.96% is owned by Zeshi Insurance. It is primarily engaged in asset management business. Through Hangzhou Zeshi, we provide new supply chain financing services, including a business factoring program, financing products design, related corporate financing solutions, investments and asset management, as part of our restructuring plan implemented in 2019. We also provide industrial operation services.

Zeshi Insurance was incorporated on February 28, 2020 under the laws of the PRC. Yi Fu owns 99% of Zeshi Insurance equity interest with the remaining 1% owned by Hangzhou Zeshi. Its principal business is providing insurance technology and related services.

Zeshi Health was incorporated on March 3, 2020 under the laws of the PRC. Hangzhou Zeshi and Yi Fu own 99% and 1%, respectively, of its interest. Zeshi Health provides services in health management, health big data management and blockchain technology-based health information management.

On August 2, 2021, Yijia Travel (Hangzhou) Digital Technology Co. Ltd. (易佳行旅（杭州）数字科技有限公司) (“Yijia Travel”), a joint venture providing business travel services, was incorporated under the laws of the PRC. We, our business partner, Shuzhiyun Technology (Beijing) Co., Ltd. (“Shuzhiyun”), and Yijia Travel owned 35%,30% and 30%, respectively, of Yijia Travel. Pursuant to an agreement, Shuzhiyun agreed to vote its interest in Yijia Travel as directed by us. Yijia Travel was dissolved on July 7, 2022.

On October 14, 2021, Fine C+ Health (Hangzhou) Technology Limited (乐享未来健康科技（杭州）有限公司) (“Fine C+ Health”), a joint venture providing online medical consultation and traditional Chinese medicine, was incorporated under the laws of the PRC. Shuzhiyun and Yifu, our subsidiary, own 30% and 40%, respectively, of Fine C+ Health. Shanghai Jingmu Information Technology Co. Ltd. (“Jingmu”), owns the remaining 30% of Fine C+ Health. Pursuant to an agreement, Shuzhiyun agreed to vote its interest in Fine C+ Health as directed by us.

On November 8, 2021, FINE C+ Digital Technology (Hangzhou) Limited (乐享未来数字科技（杭州）有限公司) (“FINE C+ Digital”), a joint venture offering lifestyle consumer services, including cross-platform clearing and settlement services for consumer reward rights and interests, was incorporated under the laws of the PRC. We and Shuzhiyun owned 45% and 30%, respectively, of FINE C+ Digital. Shenzhen Geile Information Technology Co., Ltd. (“Harvest”, formerly called Shenzhen Harvest Business Ltd., Co.), owned the remaining 25% equity FINE C+ Digital. Pursuant to an agreement, Shuzhiyun agreed to vote its interest in FINE C+ Digital as directed by us. FINE C+ Digital was dissolved on July 7, 2022.

On November 8, 2021, FINE C+ Interactive Technology (Hangzhou) Limited (乐享未来互动科技（杭州）有限公司) (“FINE C+ Interactive”), a joint venture providing cultural and tourism services and education development industry business and personal financial services, was incorporated under the laws of the PRC. We and Shuzhiyun own 35% and 14%, respectively, of FINE C+ Interactive. Flourishing Technology Inc. (“Flourishing”) and media interactive technology experts owns the remaining 51% of FINE C+ Interactive. Pursuant to an agreement, Shuzhiyun agreed to vote its interest in FINE C+ Interactive as directed by us.

On December 22, 2021, FINE C+ Entertainment Technology (Hangzhou) Limited_ (乐享未来娱乐科技（杭州）有限公) (“FINE C+ Entertainment”), a joint venture providing provides theme park designing services, was incorporated under the laws of the PRC. FINE C+ Interactive and Shuzhiyun, own 35% and 35%, respectively, of FINE C+ Entertainment. Harvest Horn (Beijing) Marketing Co., Ltd. (“Harvest Horn”) owns the remaining 30% of FINE C+ Entertainment. Pursuant to an agreement, Shuzhiyun and FINE C+ Interactive agreed to vote their interest in FINE C+ entertainment jointly.

On November 24, 2021, Hangzhou Zeshi, Shuzhhiyun and another individual set up  Hangzhou Future New Energy Enterprise Management Partnership (Limited Partnership) (杭州未来新能企业管理合伙企业（有限合伙)) (“Future New Energy”). Hanzhou Zeshi held 1% of the equity of Future New Energy. The registered capital of Future New Energy was RMB 10,000,000 (approximately $1,569,218).

On December 16, 2021, Hangzhou Zeshi, Future New Energy and four unrelated parties set up Zhongtan Future. Hangzhou Zeshi held 2% of its equity and Future New Energy held 20% of its equity. The registered capital of Zhongtan Future was RMB 100,000,000 (approximately $15,692,182).

On December 16, 2021, Hangzhou Zeshi also invested RMB 2 million (approximately $0.31 million) in Zhongtan Future, and held a 2% equity interest in Zhongtan Future. Zhongtan Future will develop new energy storage battery manufacturing headquarters in Jiaxing Economic and Technological Development Zone and an energy storage system equipment manufacturing industry park in Zhejiang Shangyu Cao’e River Economic Development Zone. Hangzhou Zeshi also entered into an agreement with Zhongtan Future, under which Hangzhou Zeshi provides supply chain financial, financial leasing, industrial operation, and related services to Zhongtan Future.

On April 2, 2022, Hangzhou Zeshi subscribed RMB 22 million (approximately $3.41 million) as registered capital to ZhongXin, a joint venture, and held a 22% equity interest in ZhongXin. ZhongXin plans to develop industrial parks by collaborating with local governments in multiple areas in the Yangtze River Delta of China for the manufacturing, marketing and distribution of semiconductor products and new ecofriendly and high technology materials. Hangzhou Zeshi also entered into an agreement with ZhongXin, under which provides supply chain financial , industrial operation, and related services to ZhongXin.

On June 23, 2022, Zhongtan Industrial Operation, our wholly-owned subsidiary, was incorporated under the laws of the PRC. Zhongtan Industrial Operation provides services in industrial operation services focusing on new storage energy, New Materials, and semiconductor products.

On July 19, 2022, Zhongtan Industrial Operation subscribed RMB 30 million (approximately $4,630,273) as registered capital to, Zhongtan New Energy (HZ), a joint venture, and held 60% of its equity. On August 30, 2022, Zhongtan New Energy (HZ) increased the registered capital from RMB 50 million to RMB 100 million, and the shares held by Zhongtan Industrial Operation were decreased to 30% accordingly.

On August 25, 2022, Zhongtan Industrial Operation (JX), our wholly-owned subsidiary, was incorporated under the laws of the PRC, which provides industrial operation services focusing on new energy storage, New Materials, and semiconductor products.

On August 30, 2022, Zhongtan Industrial Operation subscribed RMB 200 million (approximately $30.87 million) as registered capital to Zhongtan Energy Storage (JX), a joint venture, and held 40% of its equity.

On September 13, 2022, Yangtze River Delta Energy Storage Technology Industrial Group (Jiaxing) Co., Ltd.（长三角储能科技产业集团（嘉兴）有限公司） (“Yangtze River Delta Energy Storage”) was set up under the laws of PRC. Zhongtan Future New Energy Industry Development (Zhejiang) Co., Ltd. subscribed the capital contribution of RMB 200 million for 66.66667%; Zhongtan Future Industry Operation (Hangzhou) Co., Ltd. subscribed the capital contribution of RMB 100 million (approximately $15.43 million) for 33.33333% of its equity. We have not paid for the capital and have not begun operating.

The registered capital of the joint ventures above have not been paid as of the date of this prospectus.

Dispositions of Feng Hui Ding Xin (Beijing) Financial Consulting Co., Limited and China Roan Industrial-Financial Holdings Group Co., Ltd. and subsidiaries

Prior to September 30, 2020, Ding Xin was a wholly-owned subsidiary of Roan HK licensed to provide financial advisory services, and its Urumqi branch office primarily provided financial services to third-party direct lending companies in Xingjiang. Zhiyuan was a 99%-owned subsidiary of Ding Xin which had engaged in business factoring program, financing products design, related corporate financing solutions, investments and asset management.

On September 30, 2020, Roan HK entered into an agreement (the “Agreement”) with Urumqi Fengxunhui Management Consulting Co., Ltd., pursuant to which Roan HK transferred 100% of the equity of Ding Xin, including Ding Xin’s interests in its Urumqi branch office and Zhiyuan, in exchange for a total consideration of approximately $15,326 (RMB 100,000). As a result of the disposition, we no longer conduct financial advisory and other related financial services. When Roan HK was disposed on September 30, 2021, the purchase price was not paid, and still remains unpaid.

Xinjiang Xin Quan Financial Leasing Co., Ltd. (“Xin Quan”) was a 60%-owned subsidiary of Roan HK engaged in financial leasing service before its dissolution on April 28, 2021. During the 2020 fiscal year, Xin Quan ceased its operations.

On September 17, 2021, we signed an equity transfer agreement to sell 100% of the equity interest it held in Roan HK, a holding company that has no business operations, to Yuanjia Asset Management Co. Ltd. (“Yuanjia”), a BVI company, for a total of approximately $282 (HK$2,200). The transaction was closed on September 30, 2021. The net assets of Roan HK were negative $492,495 as of September 30, 2021, resulting in a gain on deconsolidation of $492,777 and other comprehensive loss of $2,494. Roan HK’s subsidiary, Jing Kai was disposed at the same time.

Lixin Financial Holdings Group Limited and Subsidiaries

Lixin was established on October 25, 2017 under the laws of the Cayman Islands as an exempt company. It is a holding company and does not have substantial operations. It conducts its business through its direct and indirect subsidiaries.

In January 2019, we acquired 1% of the equity interest in Zhejiang Lixin (defined below) for RMB 2,858,600. On June 14, 2019, we entered into a Share Purchase Agreement with Lixin and certain shareholders of Lixin to acquire a controlling interest in Lixin, pursuant to which we acquired a 65.0177% interest in Lixin from its selling shareholders in exchange for our ordinary shares of to be issued to the selling shareholders for a total value of RMB 276.00 million (later adjusted to $31.09 million (RMB 217.88 million).  On August 23, 2019, the parties entered into a supplementary agreement to amend the form of payment of the purchase price. Pursuant to the supplementary agreement, Lixin shareholders agreed to receive non-voting preferred shares that will have the right to be converted into ordinary shares after two years from the closing date of the acquisition. The transaction closed on December 20, 2019 upon our issuance of 291,795,150 Class B Preferred Shares to the selling shareholders. These convertible preferred shares are embedded with liquidation preference and dividend preference but with no voting rights.

Lixin, through its subsidiaries, provides a wide range of financing solutions and related peripheral services, including financial leasing, commercial factoring, private funding, guarantee and supply chain management, to individuals and MSMEs in the Yangtze River Delta Region of China. Lixin conducts its business through the following direct and indirect subsidiaries.

Lixin Financial Holdings (BVI) Limited (“Lixin BVI”) is a wholly-owned subsidiary of Lixin. It was established on November 29, 2017 under the laws of the BVI as a company limited by shares. It is a holding company and does not have business operations.

Lixin Financial Holdings Group Limited (励信金融控股集团有限公司) (“Lixin HK”) was established on January 15, 2018 under the laws of Hong Kong as a wholly-owned subsidiary of Lixin BVI. It is a holding company and does not have business operations.

Zhejiang Lixin was incorporated on July 3, 2015 under the laws of the PRC. Lixin HK owns 99% of Zhejiang Lixin equity interest and Fortis owns the remaining 1%. Following its reorganization completed in 2018, it became the controlling shareholder of Zhejiang Jingyuxin (discussed below). It is a financial service company providing comprehensive financial solutions and services including guarantee services and related assessment and management services.

Zhejiang Jingyuxin was incorporated on January 5, 2013 under the laws of the PRC. Zhejiang Lixin owns 93.4% of Zhejiang Jingyuxin equity interest, with the remaining 6.6% interest owned by an unrelated third party individual. It provides guarantee services and related assessment and management services.

LAM is a wholly-owned subsidiary of Zhejiang Jingyuxin. It was incorporated on March 21, 2017 under the laws of the PRC. LAM provides consulting and assessment services to customers and facilitates financial guarantee services between customers and guarantors.

Lixin Supply Chain is a wholly-owned subsidiary of LAM. It was incorporated on December 19, 2017 under the laws of the PRC and its principal business is providing supply chain management services.

COVID-19 Impact Update

In December 2019, a novel strain of coronavirus (COVID-19) was first identified in China and has since spread rapidly globally and resulted in new variants. The outbreak of COVID-19 has resulted in quarantines, travel restrictions, and the temporary closure of offices and business facilities globally. In March 2020, the World Health Organization declared the COVID-19 a pandemic. In 2020 and 2021, COVID-19 had a material impact on our business, financial condition, and results of operations, including, but not limited to, the following:

●	We temporarily closed our offices from late January to March 2020, as required by relevant PRC regulatory authorities. Our offices were subsequently reopened pursuant to local guidelines. In the first half of 2020, the pandemic caused disruptions in our operations, which resulted in delays in our services to certain of our customers.
●	Our customers were negatively impacted by the pandemic, which reduced the demand for our services. As a result, our revenue and income were negatively impacted in the first half of 2020.
●	In December 2021, Shangyu District, Shaoxing City, Zhejiang Province, where the subsidiary company Zhejiang Jing Yu Xin Financing Guarantee Co., Ltd. is located, was closed and suspended due to the epidemic, resulting in delays in our services to some customers. After the lockdown was lifted on December 31, 2021, operations resumed.

After the second quarter of 2020, the COVID-19 outbreak in China was gradually controlled. Our business initially returned to normal operations, although management assessed that our results of operations had been negatively impacted for the year. In 2021, Omicron variants emerged, resulting in continued disruption to our business and the global economy and supply chain. COVID-19 could continue to adversely affect our business and results of operations in 2023 if the current COVID-19 resurgence causes significant disruptions to our operations or the business of our customers, logistics and service providers. If the current outbreak of COVID-19 is not effectively and timely controlled, or if government responses to outbreaks or potential outbreaks are severe or long-lasting, our business operations and financial condition may be materially and adversely affected as a result of the deteriorating market outlook, the slowdown in regional and national economic growth, weakened liquidity and financial condition of our customers or other factors that we cannot foresee. Any of these factors and other factors beyond our control could have a material adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, and could materially and adversely impact our business, financial condition and results of operations.

Our Major Services

The followings are the major services and products provided by us during the six months ended June 30, 2022 and the year ended December 31, 2021:

1. Loans to third parties

Zhejiang Lixin, LAM, Hangzhou Zeshi and Yi Fu provide loans to third parties and charge a fixed rate interest on the loans. We recorded interest on third parties loans of $1,112,816 and $998,827 for the six months ended June 30, 2022 and 2021, respectively. We recorded interest on third party loans of $2,113,918, and $2,131,447 for fiscal year 2021 and 2020, respectively.

2. Guarantee and consulting services: financial and non-financial

(1) Guarantee services: financial and non-financial

These services are mainly conducted by Zhejiang Jingyuxin. Zhejiang Jingyuxin received the commissions from guarantee services either in full at inception or in instalments during the guarantee period. Its guarantee services are divided into financial guarantee and non-financial guarantee.

Financial guarantee service contracts provide guarantees which protect the holder of a debt obligation against default in the financing process. Pursuant to such guarantee, we make payments if the obligor responsible for making payments fails to do so as scheduled. The contract amounts reflect the extent of involvement Zhejiang Jingyuxin has in the guarantee transaction and also represent our maximum exposure to credit loss in our guarantee business.

To mitigate the potential credit risks exposure to the financial guarantee services, Zhejiang Jingyuxin requires the guarantee service customers to make a deposit to Zhejiang Jingyuxin of the same amount as the deposit Zhejiang Jingyuxin pledged to the banks for their loans if the customer does not pledge or collateralize other assets with Zhejiang Jingyuxin. The deposit is returned to the customer after the customer repays the bank loan and the Zhejiang Jingyuxin’s guarantee obligation expires.

In addition, Zhejiang Jingyuxin also provides non-financial guarantee services to clients by giving credit guarantee. It is used to improve contract enforcement. This business includes litigation preservation guarantee, bid guarantee, project performance guarantee and other contract performance business. This is not its key business and it does not take the core resources. It has lower risks.

(2) Consulting services for financial guarantee customers

Zhejiang Lixin provided financial consulting services to financial guarantee customers. Pursuant to the contracts with customers, Zhejiang Lixin facilitated financial guarantee services between customers and financial guarantors, and charged referral fees at a fixed amount. The performance obligations are completed and control of the service is transferred at the inception of financial guarantee period. Transaction prices are generally paid upon successful facilitation.

We generated financial guarantee commissions of $185,634 and $191,920 for the six months ended June 30, 2022 and 2021, respectively. We recorded commission and fee income on guarantee services of $399,527 and $285,606 for fiscal year 2021 and 2020, respectively.

Under the financial guarantee service agreements, banks, other financial institutions and creditors who provide loans to our guarantee service customers, generally require us, as the guarantor of the loans, to deposit cash of 10% to 20% of the guaranteed amount into an escrow account which is restricted from use. We record interest received on the restricted cash pledged as revenue.

We recorded interest on restricted cash of $178,214 and $271,212 for the six months ended June 30, 2022 and 2021, respectively. We recorded interest on restricted cash of $300,749 and $348,389 for fiscal year 2021and 2020, respectively.

3. Management and assessment services

Hangzhou Zeshi and Zhejiang Lixin provided the following management and assessment services for the factoring and direct loan customers:

1)	Asset management services focused on providing account receivable collection plans, debt collection, due diligence investigation for guaranty, litigation mitigation, and asset preservation and management consultation.

2)	Financing related services focus on financing plan design and consultation, supply chain transaction participant selection consultation, and financing project due diligence.

During fiscal year 2020, we disposed of Feng Hui Ding Xin (Beijing) Financial Consulting Co., Limited and its direct loan business and its subsidiaries. As a result of the disposition, we no longer conduct direct loan business and its related services.

Revenue from management and assessment service was $440,254, $19,676 for fiscal year 2021 and 2020, respectively, and it was $165,212 and $125,977 for the six months ended June 30, 2022 and 2021, respectively.

4. Consulting services related to debt collection

Prior to fiscal year 2022, Lixin’s subsidiaries also provided consulting services relating to debt collection with certain factoring companies. The debt collection services involved commitments of 1) assisting the customers to obtain court judgments on outstanding debt, and we recognized revenue over period towards completion of the performance by using input method based on the staff cost incurred, and 2) assisting the customers to receive repayment on outstanding debt, we recognized revenues upon collection of outstanding debts. The transaction price is allocated to each performance obligation based on the relative standalone selling prices of the services being provided to the customer.

In fiscal year 2021, our consulting services, especially debt collection related operations, were affected by the pandemic. As a result of the quarantines, office closings and travel restrictions, asset auctions and the enforcement process presided by the courts, asset valuations by valuation companies, and debt collections were disrupted and delayed for some of our customers. Our services to those customers and operating results were adversely impacted by the pandemic related delays.

Revenue from financial consulting services relating to debt collection was $nil and $204,129 for the six months ended June 30, 2022 and 2021, respectively. Revenue from debt collection service was $206,792 and $2,108,477 for fiscal year 2021 and 2020, respectively.

5. Industrial operation services

After nearly 10 years of development, our financing service business has served more than 500 companies in various industries, including finance, asset management, supply chain management and financial advisory. This has enabled us to better understand the growth of different industries, the policy environment, industrial ecology, development trends, the potential problems in operations and their solutions, capital, government cooperation, market environment and other aspects. We have also accumulated a wide range of customers, market resources, financial institutions and capital service resources, and we have significant experience in government liaison and cooperation. At the same time, through continuous training of the core management team, development of new business entities and team integration, hawse have been able to set up an experienced management team with experience in international companies, listed companies, and top institutions in the field of science, technology and consumer services.

In 2021, we expanded our business to provide industrial operation services based on our past experience, capability, customer resources, market channels, relationships with institutional organizations and government relations.

On August 2, 2021, we set up a joint venture company, Yijia Travel (, to develop business travel services. We and our business partner, Shuzhiyun, hold 35% and 30% of the equity in the joint venture, respectively.

On October 14, 2021, our subsidiary, Yi Fu set up a joint venture company, FINE C+ Health, to provide online medical consultation and traditional Chinese medicine. Yi fu and our business partner, Shuzhiyun, hold 40% and 30% of the equity in the joint venture, respectively.

On November 8, 2021, we set up a joint venture company, FINE C+ Digital to offer lifestyle consumer services including cross-platform clearing and settlement services for consumer reward rights and interests. We and our business partner, Shuzhiyun, hold 45% and 30% of the equity in the joint venture, respectively.

On December 31, 2021, Hangzhou Zeshi, our wholly-owned subsidiary, entered into an agreement with Zhongtan Future, pursuant to which Hangzhou Zeshi provides supply chain financial, financial leasing, industrial operation, and related services. Revenue of $146,245 was recognized during the year ended December 31, 2021 after the target customer was located, due diligence and initial negotiation were completed and the requirements of Zhongtan Future were satisfied. Revenue of $655,227 was recognized during the six months ended June 30, 2022 for the industrial operations services that we provided to Zhangtan related with the setup of new energy storage battery manufacturing headquarters in Jiaxing Economic and Technological Development Zone and the energy storage system equipment manufacturing industry park in Zhejiang Shangyu Cao’e River Economic Development Zone.

On April 7, 2022, Hangzhou Zeshi entered into an agreement with ZhongXin. Pursuant to the agreement, Hangzhou Zeshi provides supply chain management services and industrial operation services. We recognized revenue of $291,212 for the industrial operation services provided for ZhongXin during the six months ended June 30, 2022, consisting of $145,606 from the due diligence services we provided to ZhongXin and $145,606 from the industrial operation service we provided to ZhongXin related to the setup of a semiconductor and New Materials industrial park in the Zhejiang Shangyu Cao’e River Economic Development Zone.

6. Health management, health insurance and other health related services

In 2020, we began and expanded the provision of health management, innovation insurance, healthcare and consumer financing services to the employees of large institutions.

On December 30, 2019, we incorporated Fortis in Hong Kong. On February 28, 2020, we incorporated Zeshi Insurance to conduct insurance technology business. On March 3, 2020, we incorporated Zeshi Health to conduct health management, health big data management, and health information management based on blockchain technology.

During 2020, we established long-term partnerships for innovative insurance services, smart health medical services, data mining, and operations with a variety of insurance service partners, medical service partners, and technology and big data partners. We also signed several cooperation agreements with our business partners to jointly develop health insurance products for fetal and neonatal congenital heart diseases, middle-aged and older adult cardiovascular and cerebrovascular diseases, stroke and other diseases, newborn deformity insurance.

Due to the negative impact of Covid-19 pandemic, many of our health projects were suspended or delayed. During 2021, we continuously improved the accuracy of the algorithm model for the artificial intelligence screening auxiliary system for the diagnose of fetal and neonatal congenital heart disease. We also optimized the newborn deformity insurance products for these diseases.

On December 30, 2020, Zehshi Health, a 100%-owned subsidiary of ours, signed an exclusive distribution agreement with Furuikang Biomedical Technology (Zhejiang) Co, Ltd. to sell tumor adjuvant therapy. FuruiKang is a related party of ours whose shareholder is a beneficial owner of our securities. The products are expected to launch in the second half of 2022.

On June 8, 2021, we entered a ten-year cooperation agreement with Furui Health Industry Development (Zhejiang) Co, Ltd. and Furuikang Biomedical Technology (Zhejiang) Co, Ltd. (“Furuikang”) to promote the transformation and industrialization of Furuikang’s technical achievements in tumor adjuvant therapy and postoperative rehabilitation of tumor patients in the Chinese market.

On June 20, 2021, we entered a ten-year cooperation agreement with Shuzhiyun to promote the transformation and industrialization of Shuzhiyun’s birth defect screening technology applications in the Chinese market.

In 2021, our subsidiary, Yi Fu signed a cooperation agreement with Shuzhiyun and Shanghai Jingmu Information Technology Co. Ltd. (“Jingmu”), to set up a joint venture to provide online medical consultation and traditional Chinese medicine, FINE C+ Health. In January 2022, FINE C+ Health obtained a “drug information services on the internet certificate” from the State Food and Drug Administration of China and set up a service application using WeChat , an instant messaging, social media, and mobile payment app.

We initially planned to officially launch our newborn deformity diagnosis and treatment insurance project at the end of 2020 or early 2021. Due to a COVID-19 outbreak in Hebei province in early 2021, the project was temporarily suspended. The revenue generated from the healthcare service was $26,209 and minimal during the six months ended June 30, 2022 and 2021, respectively.

Business Strategies

Pursuant to the Lixin Acquisition, we acquired 65.0177% shares of Lixin in December 2019, which provides financial services, and disposed of Roan HK in September 2021. They were both mainly involved in the direct lending business. We now provide various financial services to Lixin’s MSME customers. We will continue focusing on capital advisory services which require less assets, less capital investment and lower-risk.

In 2021, we further optimized its strategic planning and business layout based on our past experience, capability, customer resources, market channels, relationships with institutional organizations and government relations. We also completed the restructuring of its operations, established a new management team, optimized the decision-making ability of the Board of Directors, integrated all resources, and upgraded the businesses services and products to meet the needs for our future development.

Through continuous optimization and improvement, we have combined our industrial capital service experience, resources, and its capabilities to industries which have good growth prospects.

To grow the size of our businesses, we intend to continue to expand our financial services to different regions and explore opportunities in industrial operation services.

For example, we plan to start expanding our financial services in the Zhejiang Province while we continue to expand our regional coverage. Zhejiang Province is the frontline of internet development in China and an economically active area. We are based in Hangzhou, the capital city of Zhejiang and are developing the new business in Zhejiang. While based upon the Zhejiang market, we plan to actively expand to economically developed regions such as the Yangtze River Delta and the Pearl River Delta.

We rely on our advantages in the financial services to expand our industrial operation services. While providing financial services to our customers, our management team has built management experience in different industries. We have also accumulated a wide range of customers, market resources, financial institutions and capital service resources. Our management’s experience in customer relationships, government cooperation, the management of resources and their ability to take an innovative approach to products and services have enabled us to provide better solutions and services to our partners, including companies and the government.

We plan to provide industrial operation services to the companies in technology industries with high growth and global market demand and the urban life service industry which is closely related to improving the quality of people’s life. The technology industry focuses on the needs of the local government for industrial economic development and the needs of the companies for the commercialization of leading scientific and technological products in the field of new energy and semiconductors. We believe this will help further develop long-term and sustainable industrial capital service customers and projects.

While firmly focusing on the target industries and maintaining revenue growth, we will share operating income and industry development opportunities through joint ventures and equity participation, and will look for any listing opportunity for any relevant projects in the capital markets.

Through the two strategic business sectors, we have obtained the long-term operating rights for some new technologies, products and services in the fields of new energy, health services, semiconductor, culture and tourism. Our goal is to realize any gains form capital and resource appreciation, and improve revenue and profit sharing from operations.

Our financial service sales team works closely with other financial institutions to provide financing services to our customers. For loans to third parties, we receive monthly interest. For guarantee and consulting services, we receive fees and commissions either in full at inception or in instalments during the guarantee period. For the management and assessment services and consulting services related to debt collection, we receive instalments service fees based on the project progress and results.

Our management team actively explores industrial operation service opportunities while providing financial services to our customers. Through long-term cooperation agreements, we lock in close and long-term cooperation with our customer and charges services fees according to project progress and achievements;

We sell our health products directly to our customers. We plan to sell the products through direct on-line marketing and through off-line sales distributors in the future.

Intellectual Property

We own and have the right to use the domain name “www.roanholdingsgroup.com”.

We have registered the following trademarks:

Owner	Trademark	Issuance Entity	Term
Lixin		Trademark Office of PRC State Administration for Industry and Commerce	March 7, 2019 – March 6, 2029

Lixin HK		HK Trade Marks Registry Intellectual Property Department	February 2, 2018 – February 1, 2028

Zhejiang Jingyuxin		Trademark Office of PRC State Administration for Industry and Commerce	July 28, 2016 – July 27, 2026

Certificates

Our subsidiary Zhejiang Jingyuxin was issued a PRC Financing Guarantee Organization Operation Permit by Zhejiang Commission of Economy and Informatization on May 17, 2016 with a term of five years. We had renewed and received the new permit in September 2021. The permit authorizes Zhejiang Jingyuxin to operate the guarantee business, and related financial consulting and consulting agent business in China.

Competition

We face competition in the financial industry. We believe that the financial industry is becoming more competitive as this industry matures and begins to consolidate, especially under the heavy regulation by policies and macroeconomic downturn. We compete with other financial guarantee companies, other financial consulting companies, and some cash-rich state-owned companies or individuals that provide financial services to MSMEs. Some of these competitors have larger and more established customer bases and substantially greater financial, marketing and other resources than we have. As a result, we could lose market share and our revenues could decline, thereby adversely affecting our earnings and potential for growth.

While we plan to achieve a competitive advantage by adopting various business strategies including exploring business in the internet and healthcare area, we face the competition from the companies much bigger than us and with a longer history. For example, Ping’an Good Doctor, a healthcare software company, focuses on online diagnosis, consumption diagnosis, health mall, health management and health interaction. Alibaba’s healthcare subsidiary started from online medicine, and is building a big health closed loop by developing internet diagnosis, intelligent treatment, consumption diagnosis and source tracking service. Huarun Medicine, as a top medicine enterprise, has strong supply chain and rich client resources and is developing its platform by applying internet technology.

Seasonality

Our main business does not have significant seasonality.

Government Regulation

Our operations are subject to extensive and complex state, provincial and local laws, rules and regulations. We are supervised by a variety of provincial and local government authorities, including CBRC, PBOC, local tax bureaus, local Administration of Industry and Commerce, local Bureau of Finance, local Administration of Foreign Exchange and local employment departments. The areas include Zhejiang Province, Guangdong Province, Tianjin City and Xinjiang Uyghur Autonomous Region.

Summaries of Certain Key PRC Laws

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations Related to Foreign Investment

The establishment, operation and management of companies in China are mainly governed by the PRC Company Law, as most recently amended in 2018, which applies to both PRC domestic companies and foreign-invested companies. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the PRC Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020 and replaced three major previous laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law and the Implementing Rules provide that a system of pre-entry national treatment and negative list shall be applied for the administration of foreign investment, where “pre-entry national treatment” means that the treatment given to foreign investors and their investments at market access stage is no less favorable than that given to domestic investors and their investments, and “negative list” means the special administrative measures for foreign investment’s access to specific fields or industries, which will be proposed by the competent investment department of the State Council in conjunction with the competent commerce department of the State Council and other relevant departments, and be reported to the State Council for promulgation, or be promulgated by the competent investment department or competent commerce department of the State Council after being reported to the State Council for approval. Foreign investment beyond the negative list will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with the special requirements on the shareholding, senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalogue of industries for which foreign investments are encouraged according to the needs for national economic and social development, to list the specific industries, fields and regions in which foreign investors are encouraged and guided to invest. The current industry entry clearance requirements governing investment activities in the PRC by foreign investors are set out in two categories, namely the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2021 version), or the 2021 Negative List, promulgated by the National Development and Reform Commission and the Ministry of Commerce, or the MOFCOM, on December 27, 2021 and took effect on January 1, 2022, and the Encouraged Industry Catalogue for Foreign Investment (2020 version), or the 2020 Encouraged Industry Catalogue, promulgated by the MOFCOM on December 27, 2020 and took effect on January 27, 2021. Industries not listed in these two categories are generally deemed “permitted” for foreign investment unless specifically restricted by other PRC laws. None of our businesses are on the 2021 Negative List, nor on the 2020 Negative List and therefore we are not subject to any restriction or limitation on foreign ownership.

According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the SAMR or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc. However, the relevant competent government departments shall not grant the license or permit enterprise registration if the foreign investor intends to invest in the industries or fields as specified in the negative list without satisfying the relevant requirements. In the event that a foreign investor invests in a prohibited field or industry as specified in the negative list, the relevant competent government department shall order the foreign investor to stop the investment activities, dispose of the shares or assets or take other necessary measures within a specified time limit, and restore to the status prior to the occurrence of the aforesaid investment, and the illegal gains, if any, shall be confiscated. If the investment activities of a foreign investor violate the special administration measures for access restrictions on foreign investments as stipulated in the negative list, the relevant competent government department shall order the investor to make corrections within the specified time limit and take necessary measures to meet the relevant requirements. If the foreign investor fails to make corrections within the specified time limit, the aforesaid provisions regarding the circumstance that a foreign investor invests in the prohibited field or industry shall apply.

Pursuant to the Foreign Investment Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the SAMR, which took effect on January 1, 2020, a foreign investment information reporting system shall be established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. In addition, the MOFCOM shall set up a foreign investment information reporting system to receive and handle the investment information and inter-departmentally shared information forwarded by the administration for market regulation in a timely manner. The foreign investors or foreign-invested enterprises shall report the investment information by submitting reports including initial reports, change reports, deregistration reports and annual reports.

Furthermore, the Foreign Investment Law provides that foreign-invested enterprises established according to the previous laws regulating foreign investment prior to the implementation of the Foreign Investment Law may maintain their structure and corporate governance within five years after the implementation of the Foreign Investment Law. The Implementing Rules further clarify that such foreign-invested enterprises established prior to the implementation of the Foreign Investment Law may either adjust their organizational forms or organizational structures pursuant to the Company Law or the Partnership Law, or maintain their current structure and corporate governance within five years upon the implementation of the Foreign Investment Law. Since January 1, 2025, if a foreign-invested enterprise fails to adjust its organizational form or organizational structure in accordance with the laws and go through the applicable registrations for changes, the relevant administration for market regulation shall not handle other registrations for such foreign-invested enterprise and shall publicize the relevant circumstances. However, after the organizational forms or organizational structures of a foreign-invested enterprise have been adjusted, the original parties to the Sino-foreign equity or cooperative joint ventures may continue to process such matters as the equity interest transfer, the distribution of income or surplus assets as agreed by the parties in the relevant contracts.

In addition, the Foreign Investment Law and the Implementing Rules also specify other protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited, etc.

Regulations on Dividend Distributions

The principal laws, rule and regulations governing dividends distribution by companies in the PRC are the PRC Company Law, which applies to both PRC domestic companies and foreign-invested companies, and the Foreign Investment Law and its implementing rules, which apply to foreign-invested companies. Under these laws, regulations and rules, both domestic companies and foreign-invested companies in the PRC are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of their reserves reaches 50% of their registered capital. PRC companies are not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations Relating to Intellectual Property

China has adopted comprehensive legislation governing intellectual property rights, including copyrights, trademarks, patents and domain names. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the World Trade Organization in December 2001.

Copyright

On September 7, 1990, the SCNPC promulgated the Copyright Law of the People’s Republic of China, or the Copyright Law, effective on June 1, 1991 and amended on October 27, 2001, February 26, 2010 and November 11, 2020, respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Center of China.

Under the Regulations on the Protection of the Right to Network Dissemination of Information that took effect on July 1, 2006 and was amended on January 30, 2013, it is further provided that an Internet information service provider may be held liable under various situations, including that if it knows or should reasonably have known a copyright infringement through the Internet and the service provider fails to take measures to remove or block or disconnect links to the relevant content, or, although not aware of the infringement, the Internet information service provider fails to take such measures upon receipt of the copyright holder’s notice of such infringement.

In order to further implement the Regulations on Computer Software Protection, promulgated by the State Council on December 20, 2001 and amended on January 8, 2011 and January 30, 2013, respectively, the National Copyright Administration issued the Measures for the Registration of Computer Software Copyright on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

According to the Trademark Law of the People’s Republic of China promulgated by the SCNPC in August 1982, and amended in 1993, 2001, 2013 and 2019, respectively, the Trademark Office of the SAIC is responsible for the registration and administration of trademarks in China. The SAIC under the State Council has established a Trademark Review and Adjudication Board for resolving trademark disputes. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. In April 2014, the State Council issued the revised the Implementing Regulations of the Trademark Law of the People’s Republic of China, which specified the requirements of applying for trademark registration and renewal.

Patent

According to the Patent Law of the People’s Republic of China, or the Patent Law, promulgated by the SCNPC on March 12, 1984 and amended on September 4, 1992, August 25, 2000, December 27, 2008 and October 17, 2020, respectively, and the Implementation Rules of the Patent Law of the People’s Republic of China, or the Implementation Rules of the Patent Law, promulgated by the State Council on June 15, 2001 and revised on December 28, 2002 and January 9, 2010, the patent administrative department under the State Council is responsible for the administration of patent-related work nationwide and the patent administration departments of provincial or autonomous regions or municipal governments are responsible for administering patents within their respective administrative areas. The Patent Law and Implementation Rules of the Patent Law provide for three types of patents, namely “inventions”, “utility models” and “designs”. Invention patents are valid for twenty years, while utility model patents and design patents are valid for ten years, from the date of application. The Chinese patent system adopts a “first come, first file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. An invention or a utility model must possess novelty, inventiveness and practical applicability to be patentable. Third Parties must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the unauthorized use constitutes an infringement on the patent rights.

Domain Names

In May 2012, the China Internet Network Information Center, or the CNNIC, issued the Implementing Rules for Domain Name Registration setting forth the detailed rules for registration of domain names. On August 24, 2017, the MIIT promulgated the Administrative Measures for Internet Domain Names, or the Domain Name Measures, which took effect on November 1, 2017. The Domain Name Measures regulate the registration of domain names, such as the China’s national top-level domain name “.CN”. The CNNIC issued the Measures of the China Internet Network Information Center for the Resolution of Country Code Top-Level Domain Name Disputes on September 9, 2014, which took effect on November 21, 2014, pursuant to which domain name disputes shall be accepted and resolved by the dispute resolution service providers as accredited by the CNNIC.

Regulations Relating to Foreign Exchange

 Pursuant to the Foreign Exchange Administration Regulations, as amended in August 2008, the RMB is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside the PRC, unless SAFE’s prior approval is obtained and prior registration with SAFE is made. In May 2013 SAFE promulgated the Circular of the SAFE on Printing and Distributing the Administrative Provision on Foreign Exchange in Domestic Direct Investment by Foreign Investors and Relevant Supporting Documents which provides for and simplifies the operational steps and regulations on foreign exchange matters related to direct investment by foreign investors, including foreign exchange registration, account opening and use, receipt and payment of funds, and settlement and sales of foreign exchange.

Pursuant to the Circular on Relevant Issues concerning Foreign Exchange Administration of Overseas Investment and Financing and Return Investments Conducted by Domestic Residents through Overseas Special Purpose Vehicles or the SAFE Circular 37, promulgated by SAFE and which became effective on July 4, 2014, (a) a PRC resident shall register with the local SAFE branch before he or she contributes assets or equity interests in an overseas special purpose vehicle, or Overseas Special Purpose Vehicles (SPV), that is directly established or controlled by the PRC Resident for the purpose of conducting investment or financing; and (b) following the initial registration, the PRC Resident is also required to register with the local SAFE branch for any major change, in respect of the Overseas SPV, including, among other things, a change of the Overseas SPV’s PRC Resident shareholder(s), name of the Overseas SPV, term of operation, or any increase or reduction of the Overseas SPV’s registered capital, share transfer or swap, and merger or division. Pursuant to SAFE Circular 37, failure to comply with these registration procedures may result in penalties.

Pursuant to the Circular of the State Administration of Foreign Exchange on Further Simplifying and Improving the Direct Investment-related Foreign Exchange Administration Policies, or the SAFE Notice 13, which was promulgated on February 13, 2015 and with effect from June 1, 2015, the foreign exchange registration under domestic direct investment and the foreign exchange registration under overseas direct investment is directly reviewed and handled by banks in accordance with the SAFE Notice 13, and the SAFE and its branches shall perform indirect regulation over the foreign exchange registration via banks.

Regulations Relating to Offshore Special Purpose Companies Held by PRC Residents

SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents on May 10, 2013, which took effect on May 13, 2013 and which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

SAFE promulgated Notice on Issues Relating to Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, on July 4, 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and term of operation), capital increase or capital reduction, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purposes Vehicles.

SAFE further enacted the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment, or the SAFE Circular 13, which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of SAFE. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfil the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary.

On January 26, 2017, SAFE issued the Notice on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control, or the SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations Relating to Private Lending

The transfer of funds among companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases, or the Provisions on Private Lending Cases, which was issued by the Supreme People’s Court of the People’s Republic of China on August 25, 2015 and amended on August 19, 2020 and December 29, 2020, respectively, to regulate the private lending activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases do not apply to the disputes arising from relevant financial services such as loan disbursement by financial institutions and their branches established upon approval by the financial regulatory authorities to engage in lending business.

The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that (i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender lends funds to a borrower when the lender knows or should have known that the borrower intended to use the borrowed funds for illegal or criminal purposes; (v) the lending is violations of public orders or good morals; or (vi) the lending is in violations of mandatory provisions of laws or administrative regulations.

In addition, the Provisions on Private Lending Cases set forth that the People’s Court shall support the interest rates not exceeding four times of the market interest rate quoted for one-year loan at the time the private lending contracts were entered into.

Regulations Relating to Employment

The Labor Law of the People’s Republic of China, or the Labor Law, which became effective in January 1995 and was amended in 2018, and the Employment Contract Law of the People’s Republic of China, or the Employment Contract Law, effective in January 2008 and amended in 2012, require employers to provide written contracts to their employees, restrict the use of temporary workers and aim to give employees long-term job security. Employers must pay their employees’ wages equal to or above local minimum wage standards, establish labor safety and workplace sanitation systems, comply with state labor rules and standards and provide employees with appropriate training on workplace safety. In September 2008, the State Council promulgated the Implementing Regulations for the PRC Employment Contract Law which became effective immediately and interprets and supplements the provisions of the Employment Contract Law.

Under the Labor Contract Law, an employer shall limit the number of dispatched workers so that they do not exceed a certain percentage of its total number of workers. In January 2014, the MOHRSS issued the Interim Provisions on Labor Dispatching, which became effective in March 2014, pursuant to which it provides that the number of dispatched workers used by an employer shall not exceed 10% of the total number of its employees.

The PRC governmental authorities have passed a variety of laws and regulations regarding social insurance and housing funds from time to time, including, among others, the Social Insurance Law of the People’s Republic of China, the Regulation of Insurance for Labor Injury, the Regulations of Insurance for Unemployment, the Provisional Insurance Measures for Maternal Employees, the Interim Administrative Provisions on Registration of Social Insurance and the Administrative Regulations on the Housing Provident Fund. Pursuant to these laws and regulations, enterprises in the PRC shall provide their employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, occupational injury insurance and medical insurance, as well as housing fund and other welfare plans. Failure to comply with such laws and regulations may result in various fines and legal sanctions and supplemental contributions to the local social insurance and housing fund regulatory authorities.

Pursuant to the PRC Civil Code, which was promulgated by the National People’s Congress on May 28, 2020 and took effect on January 1, 2021, employers shall bear tortious liability for any injury or damage caused to other people by their employees in the course of their work. Parties that use outsourced labor shall bear tortious liability for any injury or damage caused to other people by outsourced personnel during the course of their work during the labor dispatch period; the labor dispatching party shall bear corresponding supplementary liability where it is at fault.

Regulations Relating to Ownership of Companies Limited by Shares

Pursuant to the Company Law of the PRC, directors, supervisors and senior management members of a company limited by shares are required to report their shareholding in the company and changes in such shareholding to the company; and shall not transfer more than 25% of their shareholding in the company during their term of service or transfer their shares within one year from the date on which the shares of the company are listed on a stock exchange. The directors, supervisors and senior management members are also prohibited from transferring their shares of the company within half a year after termination of their services.

Regulations Relating to Overseas Listing and M&A

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Rules on the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, which took effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC domestic enterprises or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC. Although the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules, the interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

The M&A Rules, and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011 and which took effect 30 days thereafter, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the MOFCOM on August 25, 2011 and which took effect on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

On July 6, 2021, the State Council and General Office of the CPC Central Committee issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. The opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies.

On December 24, 2021, the CSRC released the Draft Rules Regarding Overseas Listing, which had a comment period that expired on January 23, 2022. The Draft Rules Regarding Overseas Listing lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets.

The Draft Rules Regarding Overseas Listing stipulate that the Chinese-based companies, or the issuer, shall fulfill the filing procedures within three business days after the issuer makes an application for initial public offering and listing in an overseas market. The required filing materials for an initial public offering and listing shall include but are not limited to, record-filing report and related undertakings; regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable); PRC legal opinion; and prospectus. In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if there are material ownership disputes over the equity, major assets, and core technology, etc. of the issuer; (4) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in past three years, directors, supervisors, or senior executives have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspected criminal offenses, or are under investigation for suspected major violations; (6) other circumstances as prescribed by the State Council. The Draft Administration Provisions defines the legal liabilities of breaches such as failure in fulfilling filing obligations or fraudulent filing conducts, imposing a fine between RMB 1 million and RMB 10 million, and in cases of severe violations, a parallel order to suspend relevant business or halt operation for rectification, revoke relevant business permits or operational license.

Regulations Relating to Tax in the PRC

Income Tax

The PRC Enterprise Income Tax Law was promulgated in March 2007 and was most recently amended in December 2018. The PRC Enterprise Income Tax Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects. Under the PRC Enterprise Income Tax Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations of the PRC Enterprise Income Tax Law, a “de facto management body” is defined as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise.

In April 2009, the Ministry of Finance, or MOF, and SAT jointly issued the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or the Circular 59. In December 2009, SAT issued the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or the Circular 698. Both Circular 59 and Circular 698 became effective retrospective as of January 2008. In March 2011, SAT issued the Notice on Several Issues Regarding the Income Tax of Non-PRC Resident Enterprises, or the SAT Circular 24, effective in April 2011. By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise.

In February 2015, SAT issued the Notice on Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-PRC Resident Enterprises, or the SAT Circular 7, to supersede existing provisions in relation to the indirect transfer as set forth in Circular 698, while the other provisions of Circular 698 remain in force. SAT Circular 7 introduces a new tax regime that is significantly different from that under Circular 698. SAT Circular 7 extends its tax jurisdiction to capture not only indirect transfers as set forth under Circular 698 but also transactions involving transfer of immovable property in China and assets held under the establishment, and placement in China, of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Circular 7 also addresses transfer of the equity interest in a foreign intermediate holding company broadly. In addition, SAT Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the indirect transfer as they have to determine whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly. In October 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, amended in June 2018. The SAT Circular 37 superseded the Non-resident Enterprises Measures and SAT Circular 698 as a whole and partially amended some provisions in SAT Circular 24 and SAT Circular 7. SAT Circular 37 purports to clarify certain issues in the implementation of the above regime, by providing, among others, the definition of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of withholding amount, and the date of occurrence of the withholding obligation. Specifically, SAT Circular 37 provides that where the transfer income subject to withholding at source is derived by a non-PRC resident enterprise in installments, the installments may first be treated as recovery of costs of previous investments. Upon recovery of all costs, the tax amount to be withheld must then be computed and withheld.

Value-Added Tax

The PRC Provisional Regulations on Value-Added Tax were promulgated by the State Council on December 13, 1993, which became effective on January 1, 1994 and were subsequently amended from time to time. The Detailed Rules for the Implementation of the PRC Provisional Regulations on Value-Added Tax (2011 Revision) was promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the PRC Provisional Regulations on Business Tax and Amending the PRC Provisional Regulations on Value-Added Tax. Pursuant to these regulations, rules and decisions, all enterprises and individuals engaged in sale of goods, provision of processing, repair, and replacement services, sales of services, intangible assets, real property, and the importation of goods within the PRC territory are VAT taxpayers. On March 21, 2019, the Ministry of Finance, the SAT, and the General Administration of Customs jointly issued the Announcement on Relevant Policies on Deepen the Reform of Value-Added Tax. Sales revenue represents the invoiced value of goods, net of VAT. The VAT is based on gross sales price, starting from April 1, 2019, VAT rate was lowered to 13%.

Laws and Regulations Relating to Medical Devices

Regulation and Classification of Medical Devices

Pursuant to the Regulations on the Supervision and Administration of Medical Devices promulgated on January 4, 2000, effective on June 1, 2014, amended by the State Council on May 4, 2017 and now effective, and then amended on February 9, 2021, effective as of June 1, 2021 (“Regulation on Supervision and Administration of Medical Devices”), the Food and Drug Administration of the State Council shall be responsible for the national administration and supervision of medical devices of the PRC and its local counterparts take charge of the local administration and supervision of medical devices of the PRC.

Under this regulation, medical devices have been classified into three categories based on the degree of risk. Class I medical devices shall refer to those devices with low level of risks and whose safety and effectiveness can be ensured through routine administration. Class II medical devices shall refer to those devices with moderate risks that must be strictly controlled and regulated to ensure their safety and effectiveness. Class III medical devices shall refer to those devices with relatively high risks that must be strictly controlled and regulated through special measures to ensure their safety and effectiveness.

Zeshi Health has obtained a Business Record Certificate for Type II Medical Devices on January 7, 2021, which is valid for 5 years.

Operation License for Medical Device

Pursuant to the Regulations on the Supervision and Administration of Medical Devices and the Administrative Measures on the Operation Supervision of Medical Devices, promulgated on July 30, 2014 and came into effect on October 1, 2014 (amended on November 17, 2017, came into effect on November 17, 2017), filing and licensing are not required for the operation of Class I medical devices. Operators engaged in the operation of Class II medical devices are subject to filing administration and will receive medical device operation filing certificate upon satisfaction of filing requirement, while operators engaged in the operation of Class III medical devices are subject to pre-approval licensing administration and will receive medical device operation license upon receipt of approval for licensing. A medical device operation license is valid for five years and may be renewed six months prior to its expiration date

To engage in business operations of medical devices, the following requirements shall be met:

1. Have a quality control institution or staff corresponding to the business scope and scale, and the staff shall have relevant education or professional titles certified by the state.

2. Have an operation and storage premise corresponding to the business scope and scale.

3. Have storage conditions corresponding to the business scope and scale; warehouses are not required if all storage is commissioned to other operators of medical devices.

4. Have a quality control system corresponding to the medical devices concerned.

5. Possessing the capability of professional guidance, technical training and after-sale service corresponding to the medical devices it operates; or it has come into an agreement on technical support with a relevant institution.

An enterprise to be engaged in business operations of Category III medical devices shall also have a computerized information management system compliant with quality standards to ensure traceability of products. An enterprise to be engaged in business operations of Category I or Category II medical devices is encouraged to set up such a system.

Advertisements of Medical Devices

Pursuant to the Regulations on Tentative Measures for the Censorship of Advertisement for Drugs, Medical Devices, Dietary Supplements, Food Formula for Special Medical Purpose promulgated by SAMR on December 24, 2019 and came into effect on March 1, 2020, the State Administration for Market Regulation is responsible for organizing and guiding the review of advertisements for drugs, medical devices, health foods and formula foods for special medical purposes. The administrations for market regulation and drug administrations (hereinafter referred to as the “advertisement review authorities”) of all provinces, autonomous regions and centrally administered municipalities shall be responsible for the review of advertisements for drugs, medical devices, health food and formula food for special medical purposes, and may entrust other administrative authorities to implement review of advertisements pursuant to the law.

The validity period of the advertisement approval number for drugs, medical devices, health food and formula food for special medical purposes shall be consistent with the shortest validity period of the product registration certificate, filing certificate or production license. If no valid period is prescribed in the product registration certificate, filing certificate or production license, the valid period of the advertisement approval number shall be two years.

Advertisements for drugs, medical devices, health food and formula food for special medical purposes shall be true and legitimate and shall not contain any false or misleading contents. Advertisers shall be responsible for the veracity and legitimacy of the contents of advertisements for drugs, medical devices, health food and formula food for special medical purposes.

National Medical Insurance Program

The national medical insurance program was adopted pursuant to the Decision of the State Council on the Establishment of the Urban Employee Basic Medical Insurance Program issued by the State Council on December 14, 1998, under which all employers in urban cities are required to enroll their employees in the Urban Employee Basic Medical Insurance Program and the insurance premium is jointly contributed by the employers and employees. Pursuant to the Opinions on the Establishment of the New Rural Cooperative Medical System forwarded by the General Office of the State Council on January 16, 2003, China launched the New Rural Cooperative Medical System to provide medical insurance for rural residents in selected areas which has since spread to the whole nation. The State Council promulgated the Guiding Opinions of the State Council about the Pilot Urban Resident Basic Medical Insurance on July 10, 2007, under which urban residents of the pilot district, rather than urban employees, may voluntarily join Urban Resident Basic Medical Insurance. In 2015, the PRC government announced the Outline for the Planning of the National Medical and Health Service System (2015-2020) which aims to establish a basic medical and health care system that covers both rural and urban citizens by 2020. On January 3, 2016, the State Council issued the Opinions on Integrating the Basic Medical Insurance Systems for Urban and Rural Residents to integrate the Urban Resident Basic Medical Insurance and the New Rural Cooperative Medical System and the establishment of a unified Basic Medical Insurance for Urban and Rural Residents, which will cover all urban and rural non-working residents expect for rural migrant workers and persons in flexible employment arrangements who participate in the basic medical insurance for urban employees.

With regard to reimbursement for medical devices and diagnostic tests, the Notice of Opinion on the Diagnosis and Treatment Management, Scope and Payment Standards of Medical Service Facilities Covered by the National Urban Employees Basic Medical Insurance Scheme (Lao She Bu Fa [1999] No. 22) prescribes the coverage of diagnostic and treatment devices and diagnostic tests where part of the fees is paid through the basic medical insurance scheme. It also includes a negative list that precludes certain devices and medical services from governmental reimbursement. Detailed reimbursement coverage and rate for medical devices and medical services (including diagnostic tests and kits) are subject to each province’s local policies.

Export Registration

Pursuant to Measures for the Supervision and Administration of Medical Device Production promulgated by the CFDA and amended on November 11, 2017, CFDA, in accordance with the spirit of the Notice of Guo Ban Fa [94] No. 66 of the State Council, conducts inspections of safety and legality of the exported products manufactured by domestic enterprises, grants legitimate production license in China (if these products are sold within Chinese territory) and files the relevant product information by its branches at the level of a districted city for recordation. In accordance with international practice, the quality of exported medical devices is mainly supervised by the importing countries. However, some importing countries/regions may require exporting enterprises to provide Medical Device Product Export Sales Certificates issued by the CFDA. Pursuant to Announcement on Issuing the Provisions on the Administration of Medical Device Product Export Sales Certificates, promulgated by the CFDA and effective on September 1, 2015, such exporting enterprises may apply to the provincial departments of the CFDA at the places where enterprises are located for Medical Device Product Export Sales Certificates

The premise of obtaining Medical Device Product Export Sales Certificates is that the relevant production enterprises have obtained medical device product registration certificates and production licenses or have undergone the formalities for recordation and production of medical device products in China. The valid period of Medical Device Product Export Sales Certificates, except being specified for one time use, shall not expire after the earliest deadline of any certificate among various certificates submitted by the enterprise amid the application materials, and shall be no longer than two years. Where the relevant materials submitted by an enterprise change, the enterprise shall report to the certificate issuing department in a timely manner. Where the relevant materials change, or the Medical Device Product Export Sales Certificate still needs to be used after its expiration, the enterprise shall apply for a new Medical Device Product Export Sales Certificate. Where the CFDA find that any relevant enterprises fail to meet the requirements of relevant regulations on production, they shall downgrade the credit ratings of such enterprises to lower levels; or, when any enterprises are considered failing to meet the requirements for issuance of certificates anymore, or the relevant materials submitted by the enterprises change, the provincial CFDA departments shall notify the relevant information in a timely manner.

Two-invoice System

According to the Notice of Publishing Opinions on Implementing Two-invoice System in Drug Procurement Among Public Medical Institutions (For Trial Implementation) which was issued on December 26, 2016, the “two-invoice system” refers to the system that requires one invoice to be issued from pharmaceutical manufacturers to pharmaceutical distributors and the other invoice to be issued from pharmaceutical distributors to medical institutions. The wholly owned or holding commercial company (only one commercial company is permitted in the whole country) or the domestic general agent for overseas drugs (only one domestic agent is permitted in the whole country) established by a pharmaceutical manufacturer or a group enterprise integrating science, industry and trade may be regarded as a manufacturer. The allocation of drugs between a pharmaceutical distribution group enterprise and its wholly owned (holding) subsidiaries or among its wholly-owned (holding) subsidiaries may not be regarded as a process for which an invoice should be issued, but one invoice is allowed to be issued at most.

Currently, some provinces in the PRC have formulated relevant rules and regulations to implement the “two-invoice system” in the field of medical consumables, for instance, the Notice on the Sharing of Transparent Procurement Results of Medical Devices (Medical Consumables) across the Province promulgated by the Fujian Provincial Medical Security Management Committee Office in July 2018, the Notice on Further Promoting the “Two Invoice System” on Medicines and Medical Consumables issued by eight local government departments of Shaanxi Province including Deepen Medical and Healthcare System Reform Leading Group Office of Shaanxi Province in July 2018, and the Opinions on Implementation of the “Two Invoice System” in Medical Consumables Procurement by Public Medical Institutions in Anhui Province (for Trial Implementation) issued by five local government departments of Anhui Province including Food and Drug Administration of Anhui Province in November 2017.

Regulations Relating to Personal Information Protection

On August 20, 2021, the Standing Committee of the National People’s Congress of China promulgated the Personal Information Protection Law, or the PIPL, which took effect on November 1, 2021. In addition to other rules and principles of personal information processing, the PIPL specifically provides rules for processing sensitive personal information. Sensitive personal information refers to personal information that, once leaked or illegally used, could easily lead to the infringement of human dignity or harm to the personal or property safety of an individual, including biometric recognition, religious belief, specific identity, medical and health, financial account, personal whereabouts and other information of an individual, as well as any personal information of a minor under the age of 14. Only where there is a specific purpose and sufficient necessity, and under circumstances where strict protection measures are taken, may personal information processors process sensitive personal information. A personal information processor shall inform the individual of the necessity of processing such sensitive personal information and the impact thereof on the individual’s rights and interests.

Regulations Relating to Internet and Information

Regulations Relating to Telecommunication Services

The Administrative Measures on Internet Information Services, or ICP Measures, which was promulgated by the State Council in September 2000 and most recently amended on January 8, 2011, set forth more specific rules on the provision of internet information services. According to ICP Measures, any company that engages in the provision of commercial internet information services shall obtain a sub-category VATS License for Internet Information Services, or ICP License, from the relevant government authorities before providing any commercial internet information services within the PRC. Pursuant to the above- mentioned regulations, “commercial internet information services” generally refer to provision of specific information content, online advertising, web page construction and other online application services through internet for profit making purpose.

The Administrative Measures on Licensing of Telecommunications Business, or the Licenses Measures, issued on March 1, 2009 and most recently amended on July 3, 2017, which set forth more specific provisions regarding the types of licenses required to operate VATS, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses. Under these regulations, a commercial operator of VATS must first obtain a VATS License from MIIT or its provincial level counterparts, otherwise such operator might be subject to sanctions including corrective orders and warnings from the competent administration authority, fines and confiscation of illegal gains and, in the case of significant infringements, the related websites may be ordered to close.

Under the Licenses Measures, where telecommunications operators change the name, legal representative or registered capital within the validity period of their operating licenses, they shall file an application for update of the operating license to the original issuing authority within 30 days after completing the administration for industry and commerce. Those fail to comply with the procedure may be ordered to make rectifications, issued a warning or imposed a fine of RMB 5,000 to RMB 30,000 (approximately $770 to $4,630) by the relevant telecommunications administrations.

To comply with the relevant laws and regulations, Zeshi Health, Jing Yu Xin and Fine C+ Health have obtained the ICP licenses.

Regulations on Internet Information Services

On September 25, 2000, the State Council promulgated the Administrative Measures on Internet Information Services, or the Internet Measures, which was later amended on January 8, 2011. Under the Internet Measures, a value-added telecommunications license shall be obtained before conducting commercial internet information services in the PRC, and a filing requirement shall be satisfied before conducting non-commercial internet information service. The provision of information services through mobile apps is subject to the PRC laws and regulations governing Internet information services.

The content of the internet information is highly regulated in China and pursuant to the Internet Measures, the PRC government may shut down the websites of internet information providers and revoke their value-added telecommunications licenses (for commercial Internet information services) if they produce, reproduce, disseminate or broadcast internet content that contains content that is prohibited by law or administrative regulations. Internet information services operators are also required to monitor their websites. They may not post or disseminate any content that falls within the prohibited categories, and must remove any such content from their websites, save the relevant records and make a report to the relevant governmental authorities. The PRC government may require corrective actions to address non-compliance by ICP License holders or revoke their ICP License for serious violations. In addition, as the internet information service providers, under the PRC Tort Liability Law, which became effective in July 2010, they shall bear tortious liabilities in the event they infringe upon other person’s rights and interests due to providing wrong or inaccurate content through the internet. Where an internet service provider conducts tortious acts through internet services, the infringed person has the right to request the internet service provider take necessary actions such as deleting contents, screening and de-linking. Failing to take necessary actions after being informed, the internet service provider will be subject to its liabilities with regard to the additional damages incurred. Where an internet service provider knows that an internet user is infringing upon other persons’ rights and interests through its internet service but fails to take necessary actions, it is jointly and severally liable with the internet user.

Regulations Relating to Information Security and Privacy Protection

The PRC Cybersecurity Law, which was promulgated in November 7, 2016 and took effect on June 1, 2017, requires a network operator, including internet information services providers among others, to adopt technical measures and other necessary measures in accordance with applicable laws and regulations as well as compulsory national and industrial standards to safeguard the safety and stability of network operations, effectively respond to network security incidents, prevent illegal and criminal activities, and maintain the integrity, confidentiality and availability of network data. The Cybersecurity Law emphasizes that any individuals and organizations that use networks must not endanger network security or use networks to engage in unlawful activities such as those endangering national security, economic order and the social order or infringing the reputation, privacy, intellectual property rights and other lawful rights and interests of others. The Cybersecurity Law has also reaffirmed certain basic principles and requirements on personal information protection previously specified in other existing laws and regulations, including those described above. Any violation of the provisions and requirements under the Cybersecurity Law may subject an internet service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities. Furthermore, MIIT’s Rules on Protection of Personal Information of Telecommunications and Internet Users promulgated in July 2013, effective September 2013, contain detailed requirements on the use and collection of personal information as well as security measures required to be taken by telecommunications business operators and internet information service providers.

The Cybersecurity Review Measures, together with the Cybersecurity Law, specify that any purchase of network products and services by critical information infrastructure operators (the “CIIOs”) that may impact national security will be subject to the cybersecurity review. Where the purchase of network products and services by a CIIO influences or may influence state security, the CIIO shall notify the Cybersecurity Review Office, which is under the CAC, and a cybersecurity review shall be conducted pursuant to the Measures. According to Cybersecurity Review Measures, the CIIO shall be identified by the relevant department as protecting critical information infrastructure. In addition, under the Cybersecurity Review Measures, the term “network products and services” mainly refers to core network equipment; high-performance computers and servers; large-capacity storage devices; large-capacity databases and application software; network security equipment; cloud computing services; and other network products and services that have a significant impact on critical information infrastructure security. Under the Cybersecurity Law, where CIIOs use network products or services that have neither been reviewed for security, nor passed the cybersecurity review, they shall be ordered by the relevant competent departments to stop using such products or services, and a fine of no less than one, but no more than ten times the purchase amount shall be imposed. As for the persons directly in charge or otherwise directly responsible, a fine of no less than RMB 10,000 (approximately $1,543) but no more than RMB 100,000 (approximately $15,434) shall be imposed. Zeshi Health, Jing Yu Xin and Fine C+ Health as the internet information services provider, is therefore subject to the regulations relating to information security.

On July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments. Further, on January 4, 2022, thirteen PRC regulatory agencies, namely, the CAC, the NDRC, the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, MOFCOM, SAMR, CSRC, the People’s Bank of China, the National Radio and Television Administration, National Administration of State Secrets Protection and the National Cryptography Administration, jointly adopted and published the Measures for Cybersecurity Review (2021), which became effective on February 15, 2022.

On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which became effective on September 1, 2021. The Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits. The costs of compliance with, and other burdens imposed by, Cybersecurity Law and any other cybersecurity and related laws may limit the use and adoption of our products and services and could have an adverse impact on our business. Further, if the enacted version of the Measures for Cybersecurity Review and/or the Network Internet Data Protection Draft Regulations (draft for comments) mandate clearance of cybersecurity review and other specific actions to be completed by companies like us, we face uncertainties as to whether such clearance can be timely obtained, or at all.

On November 14, 2021, CAC published the Administration Measures for Cyber Data Security (Draft for Public Comments), or the “Cyber Data Security Measure (Draft)”, which requires cyberspace operators with personal information of more than 1 million users who want to list abroad to file a cybersecurity review with the Office of Cybersecurity Review. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments and risk of network data security after going public overseas.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures,” collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”), both of which are currently published for public comments only.

As confirmed by our PRC counsel, we are not affected by the Measures for Cybersecurity Censorship because we do not conduct our business through the internet and we do not have over one million users’ personal information.

Regulations on House Leasing

On May 28, 2020, the Third Session of the 13th National People’s Congress passed the Civil Code of the People’s Republic of China which took effect on January 1, 2021, and replaced the PRC Contract Law. According to the Civil Code of the People’s Republic of China, a written lease contract shall be entered into between the lessor and the lessee for leasing a property, and the contract shall include the terms and conditions such as the term, purpose and price of leasing and liability for maintenance and repair, etc., as well as other rights and obligations of both parties.

We have signed written lease contracts for our existing business sites.

Regulations Relating to Customer Rights Protection

The PRC Customer Rights and Interests Protection Law, or Customer Protection Law, as amended on October 25, 2013 and effective on March 15, 2014, sets out the obligations of business operators and the rights and interests of the customers. Pursuant to this law, business operators must guarantee that the commodities they sell satisfy the requirements for personal or property safety, provide customers with authentic information about the commodities, and guarantee the quality, function, usage and term of validity of the commodities. Failure to comply with the Customer Protection Law may subject business operators to civil liabilities such as refunding purchase prices, exchange of commodities, repairing, ceasing damages, compensation, and restoring reputation, and even subject the business operators or the responsible individuals to criminal penalties if business operators commit crimes by infringing the legitimate rights and interests of customers.

If damages are done to the person or properties of others due to the defects of products, the victims may claim for compensation either from the producers or sellers. If the responsibility rests with the producers and the compensation is paid by the sellers, the sellers have the right to recover their losses from the producers. If the responsibility rests with the sellers and the compensation is paid by the producers, the producers have the right to recover their losses.

Organizational Structure

The following is an organizational chart setting forth our corporate structure as of September 30, 2022 and as of the date of this report:

The following table lists the major holders of our Ordinary Shares:

Record Holder	Ownership Percentage	Beneficial Owner*	Beneficial Ownership in Record Holder
1 Ruiheng Global Limited	24.759%	Yuan Shen	40.637%
2 Yangwei Global Limited	13.775%	Qian Li	87.291%
3 Jiyi Global Investments Limited	8.045%	Qian Li	75.05%
4 Zhan Zhao Limited	5.093%

*	Beneficial owners of 30% or more of applicable record holders, where record holder is not an individual.

Property, Plants and Equipment

A summary of our leased properties as of the date of this report is shown below:

Subsidiary Name	City	Address	Size (m2)	Term
LAM	Hangzhou, Zhejiang	First floor of No. 147 Ganshui lane, Shangcheng District	330.60	April 1, 2021-March 31, 2022

LAM	Hangzhou, Zhejiang	Room 802, Unit 1, Building 5, Puyuewan, Binjiang District	88.59	July 15, 2021-July 14,2022

LAM	Hangzhou, Zhejiang	Hangzhou Poly NPUB Qianjiang New Town United Community, Building 11, Intersection of Tonggu Road and Wenchao Road, Hangzhou		August 15, 2021-August 14,2022

Zhejiang Jingyuxin	Shaoxing, Zhejiang	48th floor of Baiguan Square, Baiguan Street	1,700	May 1, 2020-April 30, 2022

Zheshi Health	Hangzhou, Zhejiang	First floor of No. 147 Ganshui Lane, Shangcheng District	148.78	April 1, 2021-March 31, 2022

We do not have any plants, but have office equipment in each office.

We believe that the facilities that we currently lease are adequate to meet our needs for the foreseeable future and we will be able to obtain adequate facilities, principally through leasing of additional properties, to accommodate our future expansions when needed.

Legal Proceedings

We are not currently a party to existing or pending legal proceedings against us, and we have no knowledge of any threatened litigation, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors hold office until the next annual general meeting of the stockholders or until their successors are elected and qualified, except for our External Directors who are elected for a term of three years. Our officers are appointed by our Board of Directors and hold office until the earlier of their death, retirement, resignation, or removal.

Below are the names of and certain information regarding our current executive officers and directors as of January 6, 2023.

Name	Age	Position
Junfeng Wang	44	Chairman of the Board of Directors and Director
Wenhao Wang	35	Director
Xiaoliang Liang	50	Independent Director
John Chen	50	Independent Director
Yu Liu	46	Independent Director
Zhiyong Tang	46	Chief Executive Officer
Xiaolan Lin	49	Chief Financial Officer

The principal occupation and business experience during the past five years for our executive officers and directors is as follows:

Mr. Junfeng Wang was appointed as the Chairman of our Board of Directors, effective August 10, 2021. He was appointed as our Executive Director from August 10, 2020 to August 10, 2021. He also serves as a director of our overseas subsidiaries (Adrie Global Limited; Fortis Industrial Group Limited; and China Roan Financial-Industrial Holdings Group Co. Ltd.) and supervisor of our subsidiaries in mainland China (Yiful Health; Zeshi Health; and Zeshi Insurance). Mr. Wang served as a Technical Director with Beijing Chenglianxin Technology Co., Ltd., Internet in Logistics Platform section from 2016 to July 2020. From 2015 to 2016, he held the technical director position with Juewei Group Beijing Digital Marketing Center in the Food Processing Department. Mr. Wang holds an MBA degree from Beijing University of Posts and Telecommunications.

Mr. Wenhao Wang was appointed as an executive director on October 4, 2022. Mr. Wang served as a managing director of investment banking of Southwest Securities Co., Ltd. from 2015 to 2021. Before joining Roan, he worked in securities brokerage, equity investment and banking businesses. His experience includes leadership roles in internal control and compliance practices in the process of corporate operations and proficiency in China’s capital market and financing practices. Prior to joining us, Mr. Wang served 33 large-scale companies in the financial field over 11 years and managed more than RMB 4 billion (approximately $ 617 million) in equity investment and RMB 500 million (approximately $77 million) in fund investment as a financial advisor. Mr. Wang earned his bachelor’s degree in economics from Southwest University of Science and Technology in 2014.

Mr. Xiaoliang Liang was appointed as an independent director on December 20, 2021 and serves as the Chairman of our Corporate Governance and Nominating Committee. He also serves as a director of our subsidiaries in mainland China (FINE C+ Interactive; FINE C+ Digital; and FINE C+ Health). Mr. Liang is the General Manager of Chongqing Yuhong Chuangneng IOT Technology Co., Ltd. and has held that position since July 2021. As the General Manager, he is responsible for the hydrogen fuel cell truck demonstration application, renewable energy hydrogen production, hydrogen refueling station construction and operation, vehicle big data platform construction and operation, and carbon finance and business related matters. Prior to that position, he was the General Manager of Beijing Qingshui Youyang New Energy Technology Co., Ltd. from January 2020 to July 2021. Mr. Liang was the Chief Financial Officer of Zhejiang Yuhui Sola Energy Resource Co., Ltd. from January 2018 to December 2019. Mr. Liang served as a Vice President of Tunghsu Azure Renewable Energy Co., Ltd. from May 2015 to December 2017. Mr. Liang holds a postgraduate degree in engineering management from the Beijing Graduate Institute of North China University of Water Resources and Electric Power, Beijing, China.

Mr. John Chen was appointed as an independent director and serves as Chairman of our Audit Committee on August 5, 2017. Mr. Chen is California Certified Public Accountant. Mr. Chen has been the Chief Financial Officer of General Steel Holding Inc. (OTCBB: GSIH) since May 2004 and Vice President at Zhongbao Financial since August 2019. He also serves as an independent director at China Carbon Graphite Group, Inc. From 1997 to 2003, Mr. Chen was a Senior Accountant at Moore Stephens Frazer and Torbet. Mr. Chen received his Bachelor of Science degree in Business Administration, Accounting from California State Polytechnic University.

Ms. Yu Liu was appointed as an independent director on October 13, 2022, and serves as Chairman of our Compensation Committee. Ms. Liu, age 46, has over twenty years of human resources experience working directly with companies in the following industries: energy conservation, environmental protection, financial services, and manufacturing. Throughout her career, Ms. Liu has supported the management team of large companies through establishing human resources management systems, standardizing various work processes, and utilizing world-class human resources management technology and operation methods. Since March 2022, Ms. Liu has served as Vice President of Beijing Zero Carbon Research Institute at China Tianying Inc. Previously, she was a partner at Manpower GRC from November 2019, to March, 2022, and General Manager of Integrated Management Department of the Yinge Group from November, 2017, through August, 2019. After receiving a Bachelor degree in Economics at Dongbei University of Finance and Economics, Ms. Liu studied at and received a post-graduate certificate from Nankai University.

Mr. Zhiyong Tang was appointed as our Chief Executive Officer, effective August 25, 2021. Mr. Tang is currently serving as President of Zhejiang Lixin Enterprise Management Group Co., Ltd. Prior to that, Mr. Tang served as General Manager of Zhejiang Jing Yu Xin Financing Guarantee Co., Ltd. from 2015 to 2018; President of Zhongchuang International Finance Leasing Co., Ltd. from 2013 to 2015; Executive Vice President of China Financial Services Holdings Ltd. from 2010 to 2012; General Manager of Huale Tongda (Beijing) International Investment Management Registrant from 2004 to 2010. In addition, Mr. Tang worked in the Northern Investment Group Co., Ltd. from 1999 to 2004. Mr. Tang earned a master’s degree in accounting and finance science from Hongkong Baptist University in 2015 and a master’s degree in public administration from Liaoning University in 2012.

Ms. Xiaolan Lin was appointed as our Chief Financial Officer, effective October 4, 2022. Prior to joining us, Ms. Lin served as Finance Director at Hangzhou MTT Technology Co., Ltd. from September 2019 to September 2022. Ms. Lin also served as Finance Director at Danfoss from March 2007 to August 2019. Ms. Lin holds an MBA degree from Lanzhou University of Technology.

Our current Board of Directors consists of five directors. We are not a party to, and are not aware of, any voting agreements among our shareholders. In addition, there are no family relationships among our executive officers and directors.

Compensation

The aggregate compensation paid and share-based compensation and other payments expensed by us to our directors and executive officers with respect to the year ended December 31, 2021 was $95,438. Due to the negative impact of Covid-19, we did not reach our performance goal for the year ended December 31, 2021. We did not pay the wages for the Chief Financial Officer, Executive President and Senior Vice President for the months from August to December 2021 as agreed by the management. This amount does not include business travel, professional and business association dues and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in our industry. We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future. We do not have any written agreements with any director providing for benefits upon the termination of such director’s relationship with us.

Board of Directors

Our Board of Directors consists of five (5) members. Previously we had a practice of appointing Directors to staggered three (3) year terms. On March 17, 2020, with the shareholders’ consent, we changed all the directors’ terms to one (1) year. Each director holds office for one year, or until his or her earlier death, resignation or removal.

Director Independence

Even if we elect to be a controlled company, a majority of our Board is independent. An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that John Chen, Yu Liu and Xiaoliang Liang are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled executive session meetings at which only independent directors are present.

The Board does not have a lead independent director. Mr. Jungfeng Wang has been the Chairman of the Board since August 10, 2021. Mr. Liu Zhigang was the Chairman of the Board from March 18. 2020 to August 10, 2021 and was a co-chair of the Board and authorized to execute documents on our behalf on December 15, 2019.

Policy Regarding Board Attendance

Our directors are expected to attend Board meetings as frequently as necessary to properly discharge their responsibilities and to spend the time needed to prepare for each meeting. Our directors are expected to attend annual meetings of shareholders.

Committees of the Board of Directors

The standing committees of our Board currently consists of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

We have established an Audit Committee of the Board of Directors. As of June 30, 2022, Messrs. John Chen, Yu Liu, and Xiaoliang Liang served as members of our Audit Committee and they are all independent. Dr. Jianfeng Yin’s term ended on December 20, 2021 and succeeded by Mr. Xiaoliang Liang on December 20, 2021. Mr. John Chen served as chairman of the Audit Committee.

Each member of the Audit Committee is financially literate and our Board of Directors has determined that Mr. John Chen qualifies as an “Audit Committee financial expert” as defined in applicable SEC rules.

We have adopted an Audit Committee charter, which details the responsibilities of the Audit Committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent auditors;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our consolidated financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

As of June 30, 2022, the members of our Compensation Committee were Messrs. John Chen, Yu Liu and Xiaoliang Liang, succeeding Dr. Jianfeng Yin whose term ended on December 20, 2021. Ms. Yu Liu serves as Chairperson of the Compensation Committee. We have adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation in executive session at which the Chief Executive Officer is not present;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee will be responsible for, among other matters:

●	identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors;

●	overseeing the organization of our Board of Directors to discharge the board’s duties and responsibilities properly and efficiently;

●	identifying best practices and recommending corporate governance principles; and

●	developing and recommending to our Board of Directors a set of corporate governance guidelines and principles applicable to us.

As of June 30, 2022, our Corporate Governance and Nominating Committee consisted of Messrs. John Chen, Yu Liu and Xiaoliang Liang, with Mr. Xiaoliang Liang serving as the Chairman of the Corporate Governance and Nominating Committee, succeeding Dr. Jianfeng Yin whose term ended on December 20, 2021.

Employees

As of January 5, 2023, we had 38 full time employees, including 6 employees employed by Zeshi Health, 13 employees employed by Zhejiang Jingyuxin, 16 employees employed by Zhejiang Lixin and 3 employees employed by Zhongtan Industrial Operation. These entities have executed employment contracts with their employees in accordance with PRC Labor Law and Labor Contract Law. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.

	Number of employees	% of total
Sales and marketing	5	13.15%
Business operation	9	23.68%
Management and administration	24	63.17%
Total	38	100.00%

With regards to our employees based in China, we are required under PRC law to make contributions to employee benefit plans at specified percentages of our after-tax profit. In addition, we are required by PRC law to cover employees in China with various types of social insurance. For the years ended December 31, 2021, 2020 and 2019, we contributed approximately $131,949, $61,296 and $31,012, respectively, to the employee benefit plans. The effect on our liquidity by the payments for these contributions is immaterial. We believe that we are in material compliance with the relevant PRC employment laws.

PRINCIPAL SHAREHOLDERS

The following table sets forth information relating to the beneficial ownership of our ordinary shares as of January 6, 2023 by:

●	each of our directors and named executive officers;

●	all of our directors and executive officers as a group;

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding ordinary shares;

The number of ordinary shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any ordinary shares over which the individual has sole or shared voting power or investment power as well as any ordinary shares that the individual has the right to acquire within 60 days of January 6, 2023 through the exercise of any stock options, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares held by that person.

Ordinary shares that a person has the right to acquire within 60 days of January 6, 2023 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the information presented in this table is based on based on 25,287,851 outstanding ordinary shares on January 6, 2023.

Named Executive Officers and Directors	Amount of Beneficial Ownership(1)	Percentage Ownership	Percentage Voting Power(2)
Directors and Named Executive Officers:
Junfeng Wang, Chairman(3)	613,000	2.42%	2.36%
Wenhao Wang, Director	-	-	-
Yu Liu, Director	-	-	-
Xiaoliang Liang, Director	-	-	-
John Chen, Director	-	-	-
Jianfeng Yin, Director	-	-	-
Zhigang Liu, Chairman(4)	500,000	1.98%	1.92%
Qingliang Yang, Director(5)	419,900	1.66%	1.61%
Guilin Sun, Director
Zhiyong Tang, Chief Executive Officer	-	-	-
Xiaolan Lin, Chief Financial Officer	-	-	-
All directors and executive officers as a group (11 persons)	1,532,900	6.06%	5.89%
5% Beneficial Owners:
Ruiheng Global Limited(6)	6,261,055	24.759%	24.08%
Qian Li (7)	6,157,881	24.35%	23.68%
Yuan Shen(8)	3,506,732	13.87%	13.49%
Yangwei Global Limited(9)	3,483,312	13.775%	13.40%
Jiyi Global Investments Limited(10)	2,034,501	8.045%	7.82%
Zhan Zhao Limited(11)	1,287,830	5.093%	4.95%
Wen Li	1,728,883	6.84%	6.65%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the ordinary shares. All shares represent only ordinary shares held by shareholders as no options are issued or outstanding.

(2)	Ordinary shares have one vote per share, and Class A Preferred Shares have one vote per share.

(3)	Consists of 4,467 ordinary shares held by Jiyi Global Investments Limited in which Mr. Wang owns a 0.22% interest, 265,533 ordinary shares held by Zhan Zhao Limited in which Mr. Wang owns a 20.619% interest, and 343,000 ordinary shares held by Zhong Yun Holdings Limited in which Mr. Wang owns a 68.125% interest. All of the above shares were acquired in connection with the Business Combinations.

(4)	Consists of 60,667 ordinary shares held by Yangwei Global Limited in which Mr. Liu owns a 1.74% interest, 334,333 ordinary shares held by Jiyi Global Investments Limited in which Mr. Liu owns a 16.43% interest, 105,000 ordinary shares held by Ruiheng Global Limited in which Mr. Liu owns a 1.67% interest. All of the above shares were acquired in connection with the Business Combinations. Mr. Liu resigned as the Chairman of the Board on August 10, 2021.

(5)	Consist of 411,010 ordinary shares held by Favour Plus Global Limited in which Mr. Yang owns 40% interest and 8,890 ordinary shares held by Ruiheng Global Limited in which Mr. Yang owns 0.142% interest. Mr. Qingliang Yang was appointed as an executive director on April 2, 2021, succeeding Ms. Shuangping Feng who was a director during the 2020 fiscal year. Prior to Ms. Feng’s resignation effective on April 2, 2021, she was deemed as beneficially owning 766,410 ordinary shares directly held by Qixiang Global Limited, a company in which Mr. Mengshi Feng owned 3.03% of the equity interest and 500,000 Class A preferred shares Mr. Feng owned directly because Mr. Mengshi Feng is the son of Shuangping Feng who may be deemed to beneficially own the 766,410 ordinary shares held by Qixiang Global Limited and the Class A preferred shares. Mr. Yang resigned the Director on December 20, 2021.

(6)	The ordinary shares held by Ruiheng Global Limited, a BVI company, are beneficially owned by Ms. Yuan Shen, the controlling shareholder, and Mr. Zhisan Yang, Ms. Wen Qi, Ms. Wen Li, Ms. Guixiang Luo, Mr. Quan Zhou, Ms. Shiping Gao, Ms. Qiangwei Yang and Mr. Zhigang Liu.

(7)	Consists of (i) 20,549 ordinary shares directly held by Qixiang Global Limited, a company in which Qian Li owns 2.174% interest; (ii) 1,526,903 ordinary shares directly held by Jiyi Global Investment Limited, a company in which Qian Li owns 75.05% interest; (iii) 1,236,907 ordinary shares directly held by Ruiheng Global Limited, a company in which Qian Li owns 19.756% interest; (iv) 3,040,604 ordinary shares directly held by Yangwei Global Limited, a company in which Qian Li owns 87.291% interest; (v) 332,918 ordinary shares directly held by Zhan Zhao Limited, a company in which Qian Li owns 25.851% interest. The above shares are held by Ms. Shiping Gao on behalf of Qian Li through a contractual arrangement and Qian Li may be deemed to be the beneficial owner of such shares.

(8)	Ms. Yuan Shen holds 6,754,965 ordinary shares which consists of (i) 936,354 ordinary shares directly held by Changman Limited, a company in which Yuan Shen owns 94.596% interest; (ii) 616,515 ordinary shares directly held by Favour Plus Global Limited, a company in which Yuan Shen owns 60.0% interest; (iii) 676,667 ordinary shares directly held by Xinglin Limited, a company in which Yuan Shen owns 68.125% interest; (iv) 770,000 ordinary shares directly held by Yimao Enterprises Limited, a company in which Yuan Shen owns 68.125% interest; (v) 158,363 ordinary shares directly held by Qixiang Global Limited, a company in which Yuan Shen owns 16.752% interest; (vi) 185,333 ordinary shares directly held by Yangwei Global Limited, a company in which Yuan Shen owns 5.321% interest; and (vii) 213,500 ordinary shares directly held by Zhan Zhao Limited, a company in which Yuan Shen owns 16.578% interest; (viii) 2,544,433 ordinary shares directly held by Ruiheng Global Limited, a company in which Yuan Shen owns 40.637% interest; (ix) 653,800 ordinary shares directly held by Multideal Limited, a company in which Yuan Shen owns 63.629% interest.

(9)	The ordinary shares held by Yangwei Global Limited, a BVI company, are beneficially owned by Ms. Li Jingping, and the controlling shareholder, Ms. Qian Li, Ms. Zhihong Zhang, Ms. Yunzhu Chi, Ms. Yuan Shen, Ms. Guifang Li, Ms. Shiping Gao, Mr. Shuai Guo, Mr. Qiang Jin, Mr. Zhigang Liu and Mr. Junfeng Wang. Ms. Li Jingping exercises voting and dispositive power over the ordinary shares held by such entity.

(10)

The ordinary shares held by Jiyi Global Investments Limited, a BVI company, are beneficially owned by Ms. Shiping Gao, the controlling shareholder, and Mr. Cheng Sui, Mr. Jianfeng Zhang, Ms. Yuhua Liu, Ms. Cuiping Liu, Mr. Zhigang Liu, Mr. Wei Liu and Mr. Junfeng Wang. Ms. Gao exercises voting and dispositive power over the ordinary shares held by such entity.

(11)	The ordinary shares held by Zhan Zhao Limited, a BVI company, are beneficially owned by Ms. Zhihong Zhang, Ms. Yuquan Zhang, Ms. Xiaolan Zhao, Ms. Lulu Chen, Mr. Wei Liu, Ms. Yuan Shen, Ms. Shiping Gao and Mr. Junfeng Wang.

(12)	Ms.Wen Li holds 1,728,883 ordinary shares indirectly as she owns 27.613% shares of Ruiheng Global Limited which owns 6,261,055 ordinary shares.

Change of Control

In January 2020, our prior Chief Financial Officer, Ms. Jingping Li, resigned from such position. In March 2020, Ms. Li ceased to serve on the Board of Directors, and an original shareholder and former director, Shuangping Feng, was elected to the Board to replace Ms. Li. As a result of such departures, Ms. Li has ceased to exercise control over our Company. Our current largest shareholders and Board of Directors exercise effective control of our Company as of the date of this filing. Except as described in this prospectus, no arrangements or understandings exist among present or former controlling shareholders with respect to the election of members of our Board of Directors and, to our knowledge, no other arrangements exist that might result in a change of control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of material transactions, or series of related material transactions in the last three fiscal years, to which we are a party and in which the other parties include our directors, executive officers, holders of more than 5% of our voting securities, or any member of the immediate family of any of the foregoing persons.

During the six months ended June 30, 2022, we received service fees of $655,227 from Zhongtan Future, and $291,212 from ZhongXin. We hold 10% of the shares of Zhongtan Future and holds 22% of the shares of ZhongXin. Mr. Zhiyong Tang returned $4,616 to us to reconcile his advanced payment.

Our subsidiary, Zhejiang Jingyuxin entered into a two-year leasing agreement with Mr. Jialin Zhu, who is a director of Lixin, to rent an office space at 13 Floor, CCBC Buildings, 666 Shimin Avenue, Shangyu District, Shaoxing city and paid rental expenses of $32,845 for the rental of six months.

There was no related party transaction during the six months ended June 30, 2021.

During fiscal year 2020, we advanced a loan of $91,954 to a shareholder, Ms. Yuan Shen. The loan is interest free and due on demand as of December 31, 2020. We have agreed to offset this loan with the other related party balance due to this same shareholder subsequent to year end. Refer to Note 18.2 to our consolidated financial statements below for the balance due to this related party.

During fiscal year 2021, we purchased health products of $3,907 from Furuikang. The shareholder of Furuikang is one of our beneficial owners. The transactions are arm-length transactions. As of December 31, 2021, the amount due from Mr. Zhiyong Tang, our Chief Executive Officer, was $5,941. This amount was advanced travel fees and non-interest bearing. During the fiscal year 2021, we and Ms. Yuan Shen agreed to offset the advanced loan of $91,954 provided in fiscal year 2020 with the balance due to Ms. Yuan Shen. After the offsetting, the amount due to Ms. Yuan Shen was $119,210 (refer to Note 18.2). The amount was non-interest bearing and due on demand.

As of June 30, 2022, the balance of due from related parties of $1,325 was for the advance to Mr. Zhiyong Tang, our Chief Executive Officer.

As of June 30, 2022, the balance of due to related parties of $123,785 is due to the shareholder, Yuan Shen, who advanced funds from time to time to support our holding companies’ operations. The balance is interest free and due on demand.  Our accounts receivables include the balance due from Zhongtan Future and ZhongXin of $223,944 and $149,296, respectively.

As of December 31, 2021, the balance of due from related parties of $5,941 consisted of an advance of $5,941 to Mr. Zhiyong Tang.

As of December 31, 2021, the balance of due to related parties of $123,117 consisted of an advanced fund of $119,210 provided by Ms. Yuan Shen, and a payable of $3,907 to Furuikang.

Employment Agreements

We have entered into employment agreements with each of our executive officers pursuant to which such individuals agreed to serve as our executive officers. See “Director and Executive Compensation - Employment Agreements with Executive Officers.”

We have also entered into agreements with each of our independent directors, which agreements set forth the terms and provisions of their engagement.

Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which they are interested if the following requirements are met. A director must promptly disclose the interest to all other directors after becoming aware of the fact that they are interested in a transaction we have entered into or are to enter into. An interested transaction is a transaction with (i) any of our affiliates; (ii) member owning an interest in our voting power that gives such member a significant influence over us; (iii) any of our directors or executive officers and any relative of such director or executive officer; and (iv) any person in which a substantial interest in our voting power is owned, directly or indirectly, by a person referred to (ii) and (iii) or over which such a person is able to exercise significant influence. Such transaction must be approved by a majority of the members of the Board of Directors who do not have an interest in the transaction, unless the disinterested directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Involvement in Legal Proceedings

To the best of our knowledge, none of our Directors, nominee for Directors or officers has appeared as a party during the past five years in any legal proceedings that may bear on his ability or integrity to serve as one of our directors or officers. Except as set forth in our discussion in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. Our Code of Ethics is available on our corporate website. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Form 6-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address. We will provide any person, free of charge, a copy of our code of ethics upon written request to our registered office.

DIRECTOR AND EXECUTIVE COMPENSATION

Compensation of Executive Officers and Directors

The following table presents in the aggregate of all compensation we paid to all of our directors and executive officers as a group for work during or with respect to the year ended December 31, 2021. The table does not include any amounts we paid to reimburse any of such persons for costs incurred in providing us with services during this period.

All amounts reported in the tables below reflect the cost to our Company, in thousands of U.S. Dollars, for the year ended December 31, 2021. Amounts paid in $nil are translated into U.S. dollars at the rate of [______] is equal to $1.00, based on the average representative rate of exchange between the [__] and the U.S. dollar as reported by the Bank of [__] in the year ended December 31, 2021.

	Salary and Related Benefits, including Pension, Retirement and Other Similar Benefits			Share-Based Compensation
All directors and executive officers as a group, consisting of 7 persons	$	[95,438	]	$	[-]

Compensation of Directors

In the year ended December 31, 2021, we paid an aggregate amount of $nil to each of [____], the members of Board. We have not set aside any funds for pension and other retirement benefits.

We do not have any written agreements with any director providing for benefits upon the termination of such director’s relationship with us.

Pursuant to the Companies Act, arrangements regarding the compensation of a director of a BVI public company requires the approval of the compensation committee, board of directors and (except for a number of exceptions) shareholders by ordinary majority, in that order. The approval of the compensation committee and board of directors must be in accordance with the compensation policy. In special circumstances the compensation committee and board of directors may approve a compensation arrangement that is inconsistent with the company’s compensation policy, provided that they have considered the same considerations and matters required for the approval of a compensation policy in accordance with the Companies Act and that shareholder approval was obtained by the Special Approval for Compensation.9

Employment Agreements with Executive Officers

In the year ended December 31, 2021, we paid an aggregate amount of $nil to each of our executive officers. We have not set aside any funds for pension and other retirement benefits.

On August 25, 2021, we entered into an Employment Agreement with our Chief Executive Officer, Zhiyong Tang. Pursuant to the employment agreement, we agreed to employ our Chief Executive Officer for a one-year period until August 24, 2022, and shall automatically renew for successive one-year periods. Mr. Tang is entitled to receive annual compensation of $60,000, payable by cash or ordinary shares. The termination of this agreement is subject to PRC Labor Law and PRC Labor Contract Law. Mr. Tang has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

On October 4, 2022, we entered into an Employment Agreement with our Chief Financial Officer, Xiaolan Lin. Pursuant to the employment agreement, we agreed to employ our Chief Executive Officer for a one-year period until October 4, 2023 and shall automatically renew for successive one-year periods. Ms. Lin is entitled to receive annual compensation of RMB 264, 000, payable by cash. The termination of this agreement is subject to PRC Labor Law and PRC Labor Contract Law. Ms. Lin has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

DESCRIPTION OF SHARES

The following description of our shares and provisions of our Amended Memorandum and Articles of Association is a summary and does not purport to be complete. This summary is subject to the BVI Business Companies Act, 2004, as amended, the common law of the British Virgin Islands and to the complete text of our amended and restated memorandum and articles of association (the “Amended Memorandum and Articles of Association).

General

We are a company incorporated in the British Virgin Islands as a BVI business company (company number 1819503) and our affairs are governed by our Amended Memorandum and Articles of Association, the BVI Business Companies Act, 2004, as amended, (the “Companies Act”) and the common law of the British Virgin Islands. We are authorized to issue an unlimited number of both ordinary shares of no par value and preferred shares of no par value.

Ordinary Shares

As of January 6, 2023, there were 25,287,851 ordinary shares outstanding. Under the Companies Act, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our register of members.

At any general meeting on a show of hands every ordinary shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy will have one vote for each share held on all matters to be voted on by shareholders. Voting at any meeting of the ordinary shareholders is by show of hands unless a poll is demanded. A poll may be demanded by shareholders present in person or by proxy if the shareholder disputes the outcome of the vote on a proposed resolution and the chairman shall cause a poll to be taken. Pursuant to our Amended Memorandum and Articles of Association approved by the Board of Directors on September 20, 2022, our shareholders may pass resolutions in writing without a meeting.

Our Board of Directors consists of one class of directors. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors (provided that, holders of at least 75% of the shares can remove a director with or without cause).

Our shareholders are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

In the event of a liquidation or winding up, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our shareholders with the redemption rights set forth above. The shareholders of our ordinary shares do not have liability to further capital calls by us and there are no provisions discriminating against any existing or prospective holder of securities as a result of the shareholder owning a substantial number of shares.

Preferred Shares

Our charter authorizes the issuance without shareholder approval of an unlimited number of preferred shares divided into five classes, Class A through Class E, each with such designation, rights and preferences as are set out in the memorandum and articles of association or as may be determined by a resolution of our Board of Directors to amend the charter to create such designations, rights and preferences. We have five classes of preferred shares to give us flexibility as to the terms on which each class is issued. Accordingly, starting with five classes of preference shares will allow us to issue shares at different times on different terms. Our Board of Directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights, which could adversely affect the voting power or other rights of the holders of ordinary shares. These preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of us.

The rights of preferred shareholders may only be amended by a resolution to amend our charter, provided such amendment is also approved by a separate resolution of a majority of the votes of preferred shareholders who being so entitled attend and vote at the class meeting of the relevant preferred class. If our preferred shareholders want us to hold a meeting of preferred shareholders (or of a class of preferred shareholders), they may requisition the directors to hold one upon the written request of preferred shareholders entitled to exercise at least 30 percent of the voting rights in respect of the matter (or class) for which the meeting is requested. Under BVI law, we may not increase the required percentage to call a meeting above 30 percent.

As of January 6, 2023, there were 715,000 Class A Convertible Preferred issued and outstanding.

Class A Preferred Shares

On July 6, 2016, in connection with of the Business Combination with Adrie, we issued 715,000 shares of Class A Preferred Shares in a PIPE offering. The total amount raised from the issuance of Class A Preferred Shares was $8,580,000. Pursuant to the terms of a Share Exchange Agreement by and among DT Asia, DeTiger Holdings Limited, Adrie, Adrie’s shareholders and Li Jingping as the seller’s representative, immediately prior to the consummation of the Business Combination, we consummated a private placement of 715,000 shares of newly created Class A Preferred Shares. The Class A Preferred Shares were sold at a purchase price of $12.00 per share and have treated the Class A Preferred Shares as being entitled to a dividend of 8% per annum. Each Class A Preferred Share is convertible, at any time, into one ordinary share at an initial conversion price of $12.00 per share, subject to adjustment; provided, however that the Class A Preferred Shares shall automatically convert at such time that the average closing price of the ordinary shares is at least $6.00. In the event of any liquidation, winding-up or dissolution, whether voluntary or involuntary, each holder of a Class A Preferred Shares shall be entitled to receive a liquidation preference of $12.00 per share, plus an amount equal to accumulated and unpaid dividends on such shares to (but excluding) the date fixed for liquidation, winding-up or dissolution to be paid out of our assets available for distribution to its members, after satisfaction of liabilities owed to our creditors and holders of any senior shares and before any payment or distribution is made to holders of any ordinary shares or other securities with rights junior to those of the Class A Preferred Shares. None of the sale of all or substantially all of our assets or business and our subsidiaries taken as a whole (other than in connection with our liquidation, winding-up or dissolution), the merger or consolidation of us into or with any other person, the sale of a majority of our outstanding equity interests, nor other reorganization event or other similar transaction that results in a change in control shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary.

Each Class A Preferred Share confers upon the holder thereof, unless waived by such holder the right to: (a) one vote at a meeting of our shareholders or on any resolution of our shareholders; (b) be redeemed on the redemption date of such shares; (c) the dividends on Class A Preferred Shares; (d) the right to the liquidation preference of sure shares; and (e) convert to ordinary shares and the obligation to convert to ordinary shares, pursuant to the provisions of our Amended Memorandum and Articles of Association.

On December 6, 2019, we amended our Memorandum and Articles of Association to (a) create a new class of shares designated as the Class B Preferred Shares, and (b) amend the rights of the existing Class A Preferred Shares, among other things, to allow for the new Class B Preferred Shares to rank senior to the Class A Preferred Shares on a liquidation.

Pursuant to the Amended Memorandum and Articles of Association, the holders of Class A Preferred Shares shall have the right to convert such shares, in whole or in part, into ordinary shares at a rate of one ordinary share for each Class A Preferred Share (the “Early Conversion Rate”), subject to adjustment and satisfaction of the conversion procedures. The Directors shall have the right to convert any or all of the Class A Preferred Shares, in whole or in part, into ordinary shares at the Early Conversion Rate, subject to adjustment and satisfaction of the conversion procedures.

Upon the occurrence of any reorganization event, the directors shall have the right: (a) to convert any or all of the Class A Preferred Shares, in whole or in part, into ordinary shares at the Early Conversion Rate subject to adjustment; or (b) to repurchase or redeem any or all of the Class A Preferred Shares, in whole or in part, for a cash amount equal to the value of the Class A Preferred Shares being repurchased or redeemed on an as-converted basis.

Our Amended Memorandum and Articles of Association do not include sinking fund provisions or liability to further capital calls by us and there are no provisions discriminating against any existing or prospective holder of securities as a result of the shareholder owning a substantial number of shares with regards to the Class A Preferred Shares.

As of September 30, 2022, the accrued dividend on the Class A Preferred Shares was $340,379, and the balance of the Class A Preferred Shares’ liquidation preference was $12,052,106.

Class B Preferred Share

On December 20, 2019, we issued 291,795,150 shares of Class B Preferred Shares in connection with the Lixin Acquisition. The Class B Preferred Shares are non-voting shares and have the right to be converted into ordinary shares after two years from the closing date of the Lixin Acquisition. The Class B Preferred Shares have no right to receive dividends.

Warrants

As of the date of this prospectus, there are no outstanding warrants to purchase our securities. As of June 30, 2022, there were 623,078 warrants to purchase our securities outstanding, 576,924 of which were issued to investors in a private placement in July 2018 and 46,154 of which were issued to the placement agent of the private placement. These warrants expired on July 9, 2022.

In connection with the private placement closed on July 10, 2018, the investors also received Series B warrants with an initial face amount of 200,000 ordinary shares, which are subject to adjustment not in excess of an aggregate of 462,843 ordinary shares (the “Series B Warrants”) for nominal consideration. Pursuant to the Series B Warrants, if the closing bid price of our ordinary shares was less than $2.60 on the 30th day after the closing date of the private placement, the warrant holders had the right to exercise the Series B Warrants, with the number of ordinary shares underlying the warrant to be adjusted (upward or downward, as necessary) based on the closing bid price of our ordinary shares on such date. On August 9, 2018, the 30th day after the closing date of the private placement, the closing bid price of our ordinary shares was $1.29, and the investors exercised the Series B Warrants for 390,579 ordinary shares at a price of $0.001 per share.

Registration Rights

Concurrently with the consummation of our IPO in October 2014, we granted certain investors registration rights pursuant to a Registration Rights Agreement. The holders of 25% of the securities subject to the Registration Rights Agreement are entitled to make up to three demands, excluding short form registration demands, to require us to register such securities for sale under the Securities Act. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by us after the Business Combination.

We have agreed to use commercially reasonable efforts to have a registration statement registering the resale of our ordinary shares issuable upon conversion of the Class A Preferred Shares under the Securities Act declared effective within one hundred eighty (180) days after the closing of the Business Combination.

On July 6, 2016 and in connection with the Business Combination, we entered into a Registration Rights Agreement with the Adrie shareholders (the “Sellers”). Pursuant to the Registration Rights Agreement, the Sellers may cause us to register for resale under the Securities Act, all or any portion of the shares held by them and issued in connection with the Business Combination, so long as such shares are not then restricted under the Lock-Up Agreement. In addition, the Sellers have certain “piggy-back” registration rights with respect to registration statements filed by us after the Business Combination and are entitled to request that we register their shares for resale on Form F-3 and any similar short-form registration that may be available at such time, subject to certain exceptions.

On December 21, 2017, we registered 2,229,572 ordinary shares, 2,420,260 warrants to purchase ordinary shares and 1,210,130 ordinary shares issuable upon exercise of our warrants on a registration statement on Form F-1.

Escrow Agreements

On July 6, 2016 and in connection with the Business Combination, the we and the seller representative (on behalf of the Sellers) entered into an Escrow Agreement with Continental Stock Transfer & Trust Company. Pursuant to the Escrow Agreement, the escrow agent will hold the escrow shares in a segregated escrow account, to be held and disbursed as agreed to in the Share Exchange Agreement.

Directors’ Interests

Any director of Roan who has a direct or indirect interest in any transaction entered, or to be entered, into by us, must disclose such interest to all of our other directors promptly upon becoming aware of his or her interest in the transaction.

A transaction we enter into in which one or more of our directors has a direct or indirect interest is voidable by us unless the director’s interest was (i) disclosed to our Board of Directors prior to our entrance into the transaction or (ii) the transaction is (a) between the director and us and (ii) the transaction is in the ordinary course of our business and on usual terms and conditions.

Notwithstanding an interest in a transaction, and subject to the discussion below, a director who is interested in a transaction entered into or to be entered into by us may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of Roan, or do any other thing in his capacity as a director, that relates to the transaction.

A director, subject to compliance with the Companies Act and our Amended Memorandum and Articles of Association shall not, by reason of his or her office, be accountable to us for any benefit which he or she derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

In addition to the above, prior to the consummation of any transaction with:

(a)	any of our affiliates;

(b)	any shareholder owning an interest in our voting power that gives such shareholder a significant influence over us;

(c)	any director or executive officer and any relative of such director or executive officer; and

(d)	any person in which a substantial interest in our voting power is owned, directly or indirectly, by a person referred to in (b) and (c) or over which such a person is able to exercise significant influence, such transaction must be approved by a majority of the members of the Board of Directors who do not have an interest in the transaction, such directors having been provided with access (at our expense) to our attorney or independent legal counsel, unless the disinterested directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

The compensation of our directors is set by resolution of our Board of Directors, and is subject to the interested directors limitations set forth above. In the absence of an independent quorum, a director may not vote to award compensation to themselves, their relatives, or anybody in which they have an material interest.

Our articles of association provide that our directors may, by resolution of our Board of Directors, exercise all of our powers to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of us or of any third party. Any variation to this power would require our articles of association to be amended to include such variation.

There is no age after which our directors must retire from their positions.

Differences in Corporate Law

The Companies Act and the laws of the BVI affecting BVI companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the laws of the British Virgin Islands applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

Under the laws of the British Virgin Islands, two or more companies may merge or consolidate in accordance with Section 170 et seq. of the Companies Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation (containing the plan of merger or consolidation) are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder, or it was approved by written resolution without a meeting. This objection must include a statement that the shareholder proposes to demand payment for their shares in the action is taken. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder within 20 days who gave written objection. These shareholders then have 20 days to give to the company their written election in the form specified by the Companies Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent.

Within seven days of the later of the expiration of the period within which shareholders may give their notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Many companies in the U.S. are incorporated under Delaware law. Under Delaware law, with certain exceptions, a merger, consolidation, or sale of all or substantially all the assets of a corporation must be approved by the Board of Directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive payment in the amount of the fair market value of the shares held by the shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction. Delaware law also provides that a parent corporation, by resolution of its Board of Directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital share. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Anti-takeover provisions in our Amended Memorandum and Articles of Association

Some provisions of our Amended Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable. Under British Virgin Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, as they believe in good faith to be in the best interests of our company.

Under Delaware General Corporation Law, a corporation may implement shareholder rights plans and other measures, including staggered terms for directors and super-majority voting requirements, to prevent takeover attempts. Delaware law also prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the shareholder became an interested shareholder unless:

(a)	prior to the date of the transaction in which the shareholder became an interested shareholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

(b)	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation, excluding shares held by directors, officers and employee stock plans; or

(c)	at or after the date of the transaction in which the shareholder became an interested shareholder, the business combination is approved by the Board of Directors and authorized at a shareholders’ meeting by at least 66 2/3% of the voting stock, which is not owned by the interested shareholder.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. British Virgin Islands law provides that, subject to the memorandum and articles of association of a company, that company’s shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting; provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders. Our memorandum and articles of association permit shareholders to act by written consent.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the Board of Directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law allows shareholders holding not less than 30% of the votes of the outstanding voting shares to requisition a shareholders’ meeting. We are not obliged by law to call shareholders’ annual general meetings, but our memorandum and articles of association do permit the directors to call such a meeting.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a Board of Directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under British Virgin Islands law, our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors can be removed from office, with or without cause, by a resolution of shareholders passed at a meeting of shareholders called for the purposes of removing the Director, by a written resolution passed by at least 75% of our shareholders or by a resolution of directors passed at a meeting of directors.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. British Virgin Islands law has no comparable statute. Our Memorandum and Articles of Association allows interested party transactions to be approved by a majority of the members of the Board of Directors who do not have an interest in the transaction, if such directors having been provided with access to our attorney or independent legal counsel, unless the disinterested directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Act and our memorandum and articles of association, we may appoint a voluntary liquidator by a resolution of the shareholders or a resolution of the directors.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by the holders of not less than 50 percent of the issued shares in that class that are entitled to vote on the variation and actually vote thereon.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, our memorandum and articles of association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. Any amendment is effective from the date it is registered at the Registry of Corporate Affairs in the British Virgin Islands.

SHARES ELIGIBLE FOR FUTURE SALE

Assuming that the underwriters do not exercise their option to purchase additional ordinary shares with respect to this offering and assuming no exercise of options outstanding following this offering, we will have an aggregate of [____________________] ordinary shares outstanding upon the closing of this offering. Of these shares, the ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” (as that term is defined under Rule 144 of the Securities Act, or “Rule 144”), who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below.

The remaining ordinary shares held by our existing shareholders are deemed to be “restricted securities” under Rule 144. Subject to certain contractual restrictions, including the lock-up agreements described below, restricted securities may only be sold in the public market pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under Rule 144 under the Securities Act. These rules are summarized below. Sales of these shares in the public market after the restrictions under the lock-up agreements lapse, or the perception that those sales may occur, could cause the prevailing market price of our ordinary shares to decrease or to be lower than it might be in the absence of those sales or perceptions.

Eligibility of Restricted Shares for Sale in the Public Market

The following indicates approximately when the ordinary shares that are not being sold in this offering, but which will be outstanding at the time at which this offering is complete, will be eligible for sale into the public market under the provisions of Rule 144 (but subject to the further contractual restrictions arising under the lock-up agreements described below):

●	with respect to our non-affiliates who hold an aggregate of [__________] ordinary shares, following the expiration of a non-affiliate’s six-month holding period and subject to our compliance with the current public information requirements under Rule 144; and

●	with respect to our affiliates who hold an aggregate of [__________] ordinary shares, following the expiration of an affiliate’s six-month holding period and subject to our compliance with the current public information requirements under Rule 144, and subject to the volume, manner of sale and other limitations under Rule 144 applicable to securities held by affiliates.

Under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell his, her or its shares under Rule 144 without complying with the provisions relating to the availability of current public information or with any other conditions under Rule 144.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. We presently don’t have any compensatory plans.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-Up Agreements

All of our directors and executive officers and holders that own over 5% of our ordinary shares on a fully-diluted basis have signed lock-up agreements. Pursuant to such lock-up agreements, such persons have agreed, subject to certain exceptions, not to sell or otherwise dispose of ordinary shares or any securities convertible into or exchangeable for ordinary shares for a period of at least 180 days after the date of this prospectus without the prior written consent of the underwriters, in their sole discretion, at any time, release all or any portion of the ordinary shares from the restrictions in any such agreement. See “Underwriting.”

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences in your particular situation, as well as any tax consequences that may arise under the laws of any taxing jurisdiction.

British Virgin Islands Taxation

Under the law of the British Virgin Islands as currently in effect, a holder of our shares who is not a resident of the British Virgin Islands is not liable for British Virgin Islands income tax on dividends paid with respect to our shares, and all holders of our securities are not liable to the British Virgin Islands for income tax on gains realized on the sale or disposal of such securities. The British Virgin Islands does not impose a withholding tax on dividends paid by a company incorporated or re-registered under the BVI Act.

There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on companies incorporated or re-registered under the BVI Act. In addition, securities of companies incorporated or re-registered under the BVI Act are not subject to transfer taxes, stamp duties or similar charges.

There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands, although a Tax Information Exchange Agreement is in force.

People’s Republic of China Taxation

Under the Enterprise Income Tax Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, State Administration of Taxation (SAT) Circular 82 issued in April 2009 specifies that certain offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions are met: (a) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in the PRC; (b) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) major assets, accounting books and company seals of the enterprises, and minutes and files of their board’s and shareholders’ meetings are located or kept in the PRC; and (d) half or more of the enterprises’ directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued Announcement of the State Administration of Taxation on Printing and Distributing the Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation) (the “SAT Bulletin 45”) on July 27, 2011, which took effect on September 1, 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters. If the PRC tax authorities determine that we are a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, we may be subject to enterprise income tax at a rate of 25% with respect to our worldwide taxable income. Also, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ordinary shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares or ordinary shares.

It Is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors — Risk Factors Related to Doing Business in China.”

The SAT and the Ministry of Finance issued the Notice of Ministry of Finance and State Administration of Taxation on Several Issues relating to Treatment of Corporate Income Tax Pertaining to Restructured Business Operations of Enterprises (the “SAT Circular 59”) in April 2009, which took effect on January 1, 2008. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, which took effect on December 1, 2017 and was amended on June 15, 2018 (the “SAT Circular 37”). By promulgating and implementing the SAT Circular 59 and the SAT Circular 37, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise.

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority.

Pursuant to the Circular of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“Circular 81”), a resident enterprise of the counter-party to such Tax Arrangement should meet all of the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must take the form of a company; (ii) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (iii) it should directly own such percentage of capital in the PRC resident enterprise anytime in the 12 consecutive months prior to receiving the dividends. On April 22, 2009, SAT Circular 82 (partly modified by SAT Announcement [2014] No. 9) provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although the Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, and we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises, it is possible that the PRC tax authorities could reach a different conclusion because our management body, decision-making body, our main property and archives, and more than half of the voting directors and senior executives are in China. In such case, we may be considered a PRC resident enterprise and may therefore be subject to the 25% enterprise income tax on our global income, which could significantly increase our tax burden and materially and adversely affect our cash flow and profitability. In addition to the uncertainty regarding how the new PRC resident enterprise classification for tax purposes may apply, it is also possible that the rules may change in the future, possibly with retrospective effect. We probably can effectively cope with the adverse situation only when the Chinese tax authorities solicit opinions about such new regulations or issue them but we are not sure. See “Risk Factors — Risk Factors Related to Doing Business in China.”

Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, or the Administrative Measures, which took effect in January 2020, requires that the non-resident taxpayer shall determine whether it may enjoy the treatments under relevant tax treaties and file the tax return or withholding declaration subject to further monitoring and oversight by the tax authorities.

U.S. Federal Income Taxation

General

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our ordinary shares that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A beneficial owner of our ordinary shares that is described above is referred to herein as a “U.S. Holder.” If a beneficial owner of our ordinary shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our ordinary shares as capital assets within the meaning of Section 1221 of the Code, and does not discuss the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	certain expatriates or former long-term residents of the United States;

●	persons that actually or constructively own 5% or more of our voting shares;

●	persons that acquired our ordinary shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

●	persons that hold our ordinary shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	controlled foreign corporations; or

●	passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of our ordinary shares. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our ordinary shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our ordinary shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) in respect of our ordinary shares and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of such ordinary shares will be in U.S. dollars. In addition, this discussion assumes that we will be treated as a foreign corporation for U.S. federal income tax purposes.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES. IT IS NOT TAX ADVICE. EACH HOLDER OF OUR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR IN RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Cash Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our ordinary shares. A cash distribution on such ordinary shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividend generally will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The portion of such cash distribution, if any, in excess of such earnings and profits will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our ordinary shares. Any remaining excess generally will be treated as gain from the sale or other taxable disposition of such ordinary shares.

With respect to non-corporate U.S. Holders, any such dividends may be subject to U.S. federal income tax at the lower applicable regular long term capital gains tax rate (see “— Taxation on the Disposition of Ordinary shares” below) provided that (1) our ordinary shares are readily tradable on an established securities market in the United States, (2) we are not a PFIC, as discussed below, for either the taxable year in which such dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under published IRS authority, ordinary shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the Nasdaq Capital Market. Although our ordinary shares are currently listed on the Nasdaq Capital Market, U.S. Holders nevertheless should consult their own tax advisors regarding the availability of the lower rate for any dividends paid in respect to our ordinary shares.

Taxation on the Disposition of Ordinary Shares

Upon a sale or other taxable disposition of our ordinary shares, and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum regular rate of 20%. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares exceeds one year. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if either (a) at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income, or (b) at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

Based on the composition (and estimated values) of the assets and the nature of our income and that of our subsidiaries during the taxable year ended December 31, 2018, we believe that we may be treated as a PFIC for such year. However, because we have not performed a definitive analysis as to our PFIC status for such taxable year, there can be no assurance in respect to our PFIC status for such taxable year. There also can be no assurance in respect to our status as a PFIC for our current taxable year or any future taxable year.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our ordinary shares, and such U.S. Holder did not make either a timely qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our ordinary shares, a QEF election along with a purging election or a mark-to-market election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes in respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares; and

●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we qualified as a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our ordinary shares by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election in respect to our ordinary shares, and the special tax and interest charge rules do not apply to such ordinary shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a QEF election along with a purge of the PFIC taint pursuant to a purging election, as described below), any gain recognized on the sale or other taxable disposition of such ordinary shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, for regular U.S. federal income tax purposes, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The adjusted tax basis of a U.S. Holder’s ordinary shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning ordinary shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that we are a PFIC generally will apply for subsequent years to a U.S. Holder who held our ordinary shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such ordinary shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime in respect to such ordinary shares for any of our taxable years that end within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and during which the U.S. Holder holds (or is deemed to hold) our ordinary shares, the PFIC rules discussed above will continue to apply to such shares unless the holder files on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold shares for their fair market value on the “qualification date.” The qualification date is the first day of our tax year in which we qualify as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held shares on the qualification date. The gain recognized by the purging election generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder generally will increase the adjusted tax basis in its shares by the amount of gain recognized and will also have a new holding period in the shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns ordinary shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election in respect to such ordinary shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) our ordinary shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares as long as such shares continue to be treated as marketable stock. Instead, in general, the U.S. Holder will include as ordinary income for each year that we are treated as a PFIC the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted tax basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted tax basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares in a taxable year in which we are treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) its ordinary shares and for which we are determined to be a PFIC.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, including the Nasdaq Capital Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although our ordinary shares are currently listed on the Nasdaq Capital Market, U.S. Holders nevertheless should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder of our ordinary shares generally should be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder were otherwise deemed to have disposed of an interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election in respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or will be able to cause the lower-tier PFIC to provide the required information. A mark-to-market election generally would not be available in respect to such a lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) ordinary shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our ordinary shares should consult their own tax advisors concerning the application of the PFIC rules to our ordinary shares under their particular circumstances.

Additional Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, without limitation, dividends on, and gains from, the sale or other taxable disposition of, our ordinary shares, subject to certain limitations and exceptions. Under applicable regulations, in the absence of a special election, such unearned income generally would not include income inclusions under the QEF rules discussed above under “— Passive Foreign Investment Company Rules,” but would include distributions of earnings and profits from a QEF. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our ordinary shares.

Non-U.S. Holders

Cash dividends paid to a Non-U.S. Holder in respect to our ordinary shares generally will not be subject to U.S. federal income tax unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of our ordinary shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Cash dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates as applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes will apply to cash distributions made on our ordinary shares within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of our ordinary shares by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its ordinary shares and adjustments to that tax basis and whether any gain or loss with respect to such ordinary shares is long-term or short-term also may be required to be reported to the IRS, and certain holders may be required to file an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to report their interest in our ordinary shares.

Moreover, backup withholding of U.S. federal income tax at a rate of 28%, generally will apply to cash dividends paid on our ordinary shares to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of our ordinary shares by a U.S. Holder (other than an exempt recipient), in each case who:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the IRS that backup withholding is required; or

●	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

UNDERWRITING

We have entered into an underwriting agreement with Joseph Stone Capital, LLC (“JSC”), located at 200 Old Country Road, Suite 610 Mineola, New York 11501, as the sole representative of the underwriters (the “Underwriter” or the “Representative”), with respect to the ordinary being offered (the “Underwriting Agreement”). JSC is the sole book running manager for the offering. Subject to the terms and conditions of the Underwriting Agreement, JSC has agreed to purchase from us on a firm commitment basis, at the assumed public offering price of $__ per share less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ordinary shares listed next to its name in the following table:

Name of Underwriter	Number of Ordinary Shares
Joseph Stone Capital, LLC

Total	[ ]

The underwriters are offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The Underwriting Agreement provides that the obligation of JSC to purchase all of the ordinary shares being offered to the public is subject to specific conditions, including, but not limited to, obtaining listing approval on the Nasdaq Capital Market, the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. Subject to the terms of the underwriting agreement, the underwriter will purchase all of the shares being offered to the public, other than those covered by the over-allotment option described below, if any of these shares are purchased.

Over-Allotment Option

We have granted to JSC an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to  [_______] additional ordinary shares at the public offering price, less underwriting discounts and commissions. The underwriter may exercise this option only to cover over-allotments made in connection with the sale of the shares offered by this prospectus. To the extent that the underwriter exercises this option, the underwriter will become obligated, subject to conditions to purchase, and we will be obligated to sell, the additional ordinary shares. If any additional shares are purchased, the underwriter will offer the additional shares on the same terms as those on which the other shares are being offered hereunder.

Discounts, Commissions and Expenses

Under the Underwriting Agreement, we will pay our underwriter fees and commissions equal to 7.0% of the gross proceeds raised in the offering and a non-accountable expense allowance equal to 1.5% of the gross proceeds. In addition to the cash commission, we will also reimburse the underwriter for the full amount of its reasonable out-of-pocket expenses, including its legal and travel expenses in an amount not to exceed $135,000. As the date of this prospectus, we have paid an advance of $35,000 to the underwriter to be applied to the underwriter’s anticipated out-of-pocket expenses. Such advance payments will be returned to us to the extent such out-of-pocket expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C). The underwriter will also receive an advisory fee of $50,000, all of which has been paid.

We have agreed to pay expenses relating to the offering, including, but not limited to, (i) all filing fees and communication expenses relating to the registration of the shares to be sold in this offering (including the over-allotment shares) with the SEC, the filing of the offering materials with FINRA, and the listing of such shares on the Nasdaq Capital Market and such other exchanges as we and JSC together determine; (ii) translation costs for due diligence purposes; (iii) all fees, expenses and disbursements relating to the registration, qualification or exemption of such shares under the securities laws of Hong Kong and the PRC if requested by JSC, and such other foreign jurisdictions in Asia as JSC may reasonably designate and we shall approve, which approval not to be unreasonably withheld or delayed (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of underwriter’s counsel); (iv) the costs of all mailing and printing of the underwriting documents, registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the Representative may reasonably deem necessary; (v) the costs of preparing, printing and delivering certificates representing the shares and the fees and expenses of the transfer agent for such shares; (vii) the reasonable cost for road show meetings and preparation of a power point presentation; (viii) costs and expenses incurred in conducting background checks of our officers and directors by a background search firm; (ix) the costs and expenses of a public relations firm experienced in assisting issuers in public offerings; (x) stock transfer and/or stamp taxes, if any, payable upon the transfer of the securities from usto JSC; (xi) the costs associated with one-time post-closing advertising the offering in the national editions of the Wall Street Journal and New York Times; (xii) the one-time costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones; (xiii) the fees and expenses of our accountants; and (xiv) the fees and expenses of our legal counsel and other agents and representatives.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional ordinary shares. The underwriting commissions are equal to the public offering price per share less the amount per share the underwriters pay us for the ordinary shares.

	Per Share	Total Without Over - Allotment	Total With Over - Allotment

Public offering price	$
Underwriting discounts and commissions (7%)	$
Proceeds to us, before expenses	$

In addition, we have agreed to grant the underwriter non-redeemable warrants to purchase an amount equal to five percent (5%) of the ordinary shares sold in the offering (excluding the over-allotment option). The underwriter warrants will be exercisable, in whole or in part, during a period commencing on a date that is 180 days after the closing of the offering and will expire on the fifth anniversary of the effective date of this offering in accordance with FINRA Rule 5110(f)(2)(G)(i). Such warrants are exercisable at a price of 130% of the public offering price of the ordinary shares offered pursuant to this offering. We will register the shares underlying the underwriter warrants and will file all necessary undertakings in connection therewith. The underwriter warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement, of which this prospectus forms a part (in accordance with FINRA Rule 5110), except that they may be assigned, in whole or in part, to any member participating in the offering and the officers or partners thereof, and that all securities so transferred remain subject to the lock-up restriction for the remainder of the time period. The underwriter warrants may be exercised as to all or a lesser number of shares and will provide for cashless exercise.

Lock-Up Agreements

We have agreed, not to, for a period of twelve (12) months from the closing of the offering, offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including, but not limited to, any options or warrants to purchase our ordinary shares, or any securities that are convertible into or exchangeable, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date such lock-up agreement was executed), without the prior written consent of the representative.

All of our directors, executive officers and existing beneficial owners of 5% or greater of our outstanding ordinary shares have agreed that, subject to certain exceptions, not to, without the prior written consent of the underwriter, for a period of twelve (12) months in the case of us and each of our directors and executive officers, or our existing beneficial owners of 5% or greater of our outstanding ordinary shares, for a period of six (6) months after the closing of this offering: (i) offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares; or (iii) make any demand for or exercise any right with respect to the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares, whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the underwriter may be required to make for these liabilities.

OTCQB and NASDAQ Capital Market

Our ordinary shares are presently quoted on the OTCQB marketplace under the symbol “RAHGF”. We are in the process of applying to have our ordinary shares listed on the NASDAQ Capital Market under the symbol “RAHGF.” We will not consummate and close this offering without a listing approval letter from Nasdaq. No assurance can be given that our application will be approved. Trading quotes of securities on an over-the-counter marketplace may not be indicative of the market price of those securities on a national securities exchange.

Stamp Taxes

If you purchase ordinary shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Price Stabilization, Short Positions, and Penaltory Bids

The underwriter has advised us that it, pursuant to Regulation M under Exchange Act, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the ordinary shares at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market, or otherwise. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the maximum number of units sold in this offering. The underwriter may close out any covered short position by purchasing shares of securities in the open market. In determining the source of shares of securities to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market.

“Naked” short sales are sales in excess of maximum number of units sold in this offering. The underwriter must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering.

A stabilizing bid is a bid for the purchase of ordinary shares on behalf of the underwriter for the purpose of fixing or maintaining the price of the ordinary shares. A syndicate covering transaction is the bid for or the purchase of ordinary shares on behalf of the underwriter to reduce a short position incurred by the underwriter in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriter to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the ordinary shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our ordinary shares immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our ordinary shares in excess of the highest independent bid price by persons who are not passive market makers;

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our ordinary shares during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares. The underwriter is not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of ordinary shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriter’s websites and any information contained in any other website maintained by the underwriter is not part of this prospectus, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.

The Representative has informed us that it does not expect to confirm sales of ordinary shares offered by this prospectus to accounts over which they exercise discretionary authority.

Relationships

The underwriter and certain of their affiliates are full service financial institutions engaged in, and may in the future engage in, various activities, which may include securities trading, investment banking and other commercial dealings, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriter or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriter and its affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ordinary shares offered hereby. Any such short positions could adversely affect future trading prices of the ordinary shares offered hereby. The underwriter and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (CA2001) has not been, and will not be, lodged with the Australian Securities and Investments Commission, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act. It does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia and may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act as set out below. Accordingly, if you receive this prospectus in Australia:

A.	By applying for ordinary shares, you confirm and warrant that you are either:

●	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

●	a “sophisticated investor” under section 708(8)(c)(i) or (d) of the Corporations Act and that you have provided us with an accountant’s certificate which complies with the requirements of section 708(8)I(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

●	a person associated with us under Section 708(12) of the Corporations Act; or

●	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

The ordinary shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ordinary shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ordinary shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ordinary shares, you represent and warrant to us that you are an Exempt Investor. To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

B. As any offer of ordinary shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ordinary shares, you warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Bermuda

The ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda (section 3(i)) which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The ordinary shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on our behalf. The ordinary shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), but only where the offer will be made to, and received by, the relevant BVI company entirely outside of the British Virgin Islands.

Canada

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus and Registration Exemptions or subsection 73.3(2) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to Part 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, Part 3A.4) of National Instrument (“NI”) 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute a public offer of the ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ordinary shares to the public in the Cayman Islands.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or each referred as a “Relevant Member State,” an offer to the public of the ordinary shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any ordinary shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter or the underwriter nominated by us for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ordinary shares shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, and each person who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriter and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any ordinary shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ordinary shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer ordinary shares to the public” in relation to the ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe to the ordinary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No ordinary shares have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to a “professional investor” as defined in the Securities and Futures Ordinance Rules (Cap. 571D) of Hong Kong, or the SFO, and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong, or the CEO, or which do not constitute an offer or invitation to the public for the purpose of the CEO and the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the content of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ordinary shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the ordinary shares has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007, Act 671. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ordinary shares, as principal, if the offer is on terms that the ordinary shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in each of the preceding categories (i) to (xi), the distribution of the ordinary shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the ordinary shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any resident of the PRC or for the benefit of, legal or natural persons of the PRC except pursuant to applicable laws and regulations of the PRC. Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the ordinary shares or any beneficial interest therein without obtaining all prior PRC governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by the issuer and its representatives to observe these restrictions. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Korea

The ordinary shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the ordinary shares have been and will be offered in Korea as a private placement under the FSCMA. None of the ordinary shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The ordinary shares have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the ordinary shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ordinary shares. By the purchase of the ordinary shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ordinary shares pursuant to the applicable laws and regulations of Korea.

Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

South Africa

Due to restrictions under the securities laws of South Africa, the ordinary shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

●	the offer, transfer, sale, renunciation or delivery is to: (a) persons whose ordinary business is to deal in securities, as principal or agent; (b) the South African Public Investment Corporation; (c) persons or entities regulated by the Reserve Bank of South Africa; (d) authorized financial service providers under South African law; (e) financial institutions recognized as such under South African law; (f) a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or (g) any combination of the person in (a) to (f); or

●	the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended by Companies Act 3 of 2011 and subsequent Act 19 of 2012) in South Africa is being made in connection with the issue of the ordinary shares. Accordingly, this prospectus does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the ordinary shares in South Africa constitutes an offer of the ordinary shares in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers that are not offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this prospectus must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as SA Relevant Persons). Any investment or investment activity to which this prospectus relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA Relevant Persons.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(2), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person, which is: a corporation (which is not an accredited investor (as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

●	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

●	where no consideration is or will be given for the transfer;

●	where the transfer is by operation of law;

●	as specified in Section 276(7) of the SFA; or

●	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under Art. 652a or Art. 653(d)(e)(f) of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, us or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Taiwan

The ordinary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ordinary shares in Taiwan.

United Arab Emirates

This prospectus is not intended to constitute an offer, sale or delivery of ordinary shares or other securities under the laws of the United Arab Emirates, or the UAE. The ordinary shares have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the ordinary shares and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ordinary shares may not be offered or sold directly or indirectly to the public in the UAE.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPERTS AND LEGAL MATTERS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the ordinary shares was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or its subsidiary. Nor was any such person connected with us or any of our parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Certain legal matters, including the legality of the securities offered, will be passed upon for us by Ogier. Davidoff Hutcher & Citron LLP is counsel for the underwriters in connection with this offering. Pillsbury Winthrop Shaw Pittman LLP is acting as our U.S. securities counsel in connection with this offering.

The audited financial statements for the years ended December 30, 2021 and 2020 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of ZH CPA, LCP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements for the years ended December 31, 2019 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Friedman LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 covering the securities in this offering. This prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information regarding both our business and the securities in this offering, we refer you to the registration statement and the exhibits to the registration statement filed as part of the registration statement. The SEC maintains an internet site at www.sec.gov, from which you can electronically access the registration statement, including the exhibits to the registration statement. We also maintain a website at http://www.roanholdingsgroup.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Documents on display

You may inspect our securities filings, including this prospectus and the exhibits and schedules thereto, without charge at the offices of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the prospectus from the Public Reference Section of the SEC, 100 F Street, NE, Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect the prospectus on this website.

A copy of each document (or a translation thereof to the extent not in English) concerning our company that is referred to in this prospectus is available for public view (subject to confidential treatment of certain agreements pursuant to applicable law) at our principal executive offices.

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control.

EXPENSES OF THIS OFFERING

The estimated expenses payable by us in connection with the offering described in this prospectus (other than the underwriting discounts and commissions) will be as set forth in the table below. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq Capital Market listing fee, all amounts are estimates. All such expenses will be borne by us.

Item	Amount to be Paid
SEC registration fee	$
FINRA filing fee
The Nasdaq Capital Market listing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous expenses
Total	$

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Roan Holdings Group Co., Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Roan Holdings Group Co., Ltd. and subsidiaries (the “Company”, formerly known as China Lending Corporation) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2021 and 2020, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for credit losses

As described in Note 3 (i) and Note 9 to the consolidated financial statements, the Company recorded accounts receivable of $7,704,859. Management made assessment of potential losses based on the history loss rate and adjusted of current condition and forecast change. As of December 31, 2021, the Company had current credit loss against doubtful accounts receivable of $775,330.

As described in Note 3 (j) and Note 11 to the consolidated financial statements, the Company recorded loan receivable due from third parties of $23,790,917. Management estimated expected credit losses on loan receivable and reflected the best estimate of the amount what will not be collected. As of December 31, 2021, the Company had current credit loss against doubtful accounts receivable of $39,446.

The principal considerations for our determination that performing procedures relating to the allowance for accounts receivable and loan receivable is critical audit matter are (i) the significant judgment by management when developing their estimate, which in turn led to a high degree of auditor judgment and subjectivity in performing procedures relating to the allowance; and (ii) there was significant auditor effort and judgment in evaluating the audit evidence relating to the significant assumptions, related to the loss rate.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included:

●	Assessing the reasonableness of management methodologies;

●	Evaluating and testing management’s allowance estimates and key inputs;

●	Inquiring with management on the collectability on each individual significant amounts and corroborating with the evidences obtained during our audit;

●	Verifying the rates used in CECL test and allowance calculation;

●	Recalculating the amounts in accordance with the Company’s accounting policy

●	Performing subsequent accounts receivable and loan receivable collection test;

●	Assessing the adequacy of the disclosure in the financial report.

/s/ ZH CPA, LLC

We have served as the Company’s auditor since 2020.

Denver, Colorado

April 22, 2022

PCAOB ID: 6413

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Roan Holdings Group Co., Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows of Roan Holdings Group Co., Ltd. (the “Company”, formerly known as China Lending Corporation) for the year ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Friedman LLP

We served as the Company’s auditor from 2017 to 2020.

New York, New York

June 26, 2020

ROAN HOLDINGS GROUP CO., LTD.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2021 and 2020

(Expressed in U.S. dollar, except for the number of shares)

	December 31, 2021	December 31, 2020

ASSETS
Cash and cash equivalents	$1,947,142	$4,932,048
Restricted cash	29,693,689	25,875,556
Accounts receivable, net	6,929,529	6,939,352
Inventories	33,598	30,348
Loan receivables due from third parties, net	23,751,471	17,670,652
Due from related parties	5,941	94,023
Other current assets	70,910	3,502,550
Other receivables, net	656,835	3,545,753
Total current assets	63,089,115	62,590,282

Pledged deposits	48,752	462,835
Property and equipment, net	77,073	65,073
Intangible assets, net	3,123,394	3,977,867
Right of use assets	37,313	346,017
Goodwill	267,331	261,087
Total non-current assets	3,553,863	5,112,879

Total Assets	$66,642,978	$67,703,161

LIABILITIES
Customer pledged deposits	$7,846	$7,664
Unearned income	72,523	130,772
Reserve for financial guarantee losses	651,341	579,364
Dividends payable	480,000	480,000
Tax payable	2,614,257	1,767,214
Due to related parties	123,117	281,369
Warrant liabilities	16,998	13,977
Operating lease liabilities, current portion	65,498	191,643
Accrued expenses and other liabilities	1,155,903	1,642,060
Bank loans	5,961,460	8,826,054
Total current liabilities	11,148,943	13,920,117

Operating lease liabilities, noncurrent portion	-	102,767
Deferred tax liabilities	544,355	793,848
Total non-current Liabilities	544,355	896,615

Total Liabilities	$11,693,298	$14,816,732

Commitments and Contingencies	-	-

Shareholders’ Equity
Ordinary shares, no par value, unlimited shares authorized; 25,287,851 and 25,287,851 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	-	-
Class A convertible preferred shares, no par value, unlimited shares authorized; 715,000 and 715,000 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	$11,711,727	$11,025,327
Class B convertible preferred shares, no par value, unlimited shares authorized; 291,795,150 and 291,795,150 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	31,087,732	31,087,732
Additional paid-in capital	3,312,189	3,312,189
Statutory reserve	362,797	202,592
Accumulated deficit	(14,805,802)	(14,330,288)
Accumulated other comprehensive income	3,128,086	2,310,369
Total Roan Holdings Group Co., Ltd.’s Shareholders’ Equity	$34,796,729	$33,607,921

Noncontrolling interests	20,152,951	19,278,508
Total Equity	54,949,680	52,886,429
Total Liabilities and Equity	$66,642,978	$67,703,161

The accompanying notes are an integral part of the condensed interim consolidated financial statements

ROAN HOLDINGS GROUP CO., LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2021, 2020 and 2019

(Expressed in U.S. dollar, except for the number of shares)

	For the Years Ended December 31,
	2021	2020	2019

Revenues from services	$793,291	$2,128,153	$639,220
Revenues from healthcare service packages	-	55,301	-
Cost of revenues	-	(50,774)	(8,080)
Net revenues of services	793,291	2,132,680	631,140

Commissions and fees on financial guarantee services	456,944	375,471	8,797
Provision for financial guarantee services	(57,417)	(89,865)	(5,008)
Commission and fee income on guarantee services, net	399,527	285,606	3,789

Interest and fees income
Interest and fees on direct loans	-	-	1,153
Interest income on loans due from third parties	2,113,918	2,131,447	34,707
Interest income from factoring business	-	-	2,782,332
Interest income on deposits with banks	300,749	348,389	64,636
Total interest and fee income	2,414,667	2,479,836	2,882,828

Interest expense
Interest expenses and fees on secured loans	-	-	(2,218,815)

Net interest income	2,414,667	2,479,836	664,013

Provision for loan losses	-	-	(2,244,601)

Net interest income (loss) after provision for loan losses	2,414,667	2,479,836	(1,580,588)

Operating income (loss)	3,607,485	4,898,122	(945,659)

Total operating expenses
Salaries and employee surcharges	(1,054,509)	(1,116,482)	(512,314)
Other operating expenses	(2,241,069)	(2,995,098)	(1,385,259)
Changes in fair value of warrant liabilities	(3,021)	5,961	530,863
Total operating expenses	(3,298,599)	(4,105,619)	(1,366,710)

Other income (expenses)
Deconsolidation gain (loss)	490,283	(1,953,248)	-
Interest income (expenses), net	(267,184)	-	-
Other income (expense), net	554,167	76,406	-
Total other income (expenses)	777,266	(1,876,842)	-

Income (Loss) before income taxes	1,086,152	(1,084,339)	(2,312,369)

Income tax (expenses) recovery	(328,851)	229,733	(244,741)

Net income (loss) from continuing operations	757,301	(854,606)	(2,557,110)

Net income from discontinued operations, net of income tax	-	-	26,846,018

Net income (loss)	757,301	(854,606)	24,288,908
Dividend – convertible redeemable Class A preferred share	-	-	(686,400)
Net income attributable to noncontrolling interests	(386,210)	(838,048)	(76,108)
Net income (loss) attributable to Roan Holding Group Co., Ltd.’s shareholders	$371,091	$(1,692,654)	$23,526,400
Other comprehensive (loss) income
Foreign currency translation adjustment	1,308,444	3,461,980	1,435,262
Reclassified to net gain from discontinued operations	-	-	2,691,969
	1,308,444	3,461,980	4,127,231

Comprehensive income	2,065,745	2,607,374	28,416,139

Other comprehensive income attributable to noncontrolling interests	(488,233)	(1,334,101)	(97,733)
Dividend – convertible redeemable Class A preferred share	-	-	(686,400)
Net income attributable to noncontrolling interests	(386,210)	(838,048)	(76,108)
Total comprehensive income attributable to Roan Holdings Group Co., Ltd.’s shareholders	$1,191,302	$435,226	$27,555,898

Weighted average number of ordinary share outstanding
Basic and Diluted*	25,287,887	25,287,887	25,287,887

Earnings (Loss) per share
Net earnings (loss) per share – Basic and Diluted	$0.01	$(0.07)	$0.93
Net earnings (loss) per share from continuing operations - Basic and Diluted	$0.01	$(0.07)	$(0.13)
Net earnings per share from discontinued operations - Basic and Diluted	$-	$-	$1.06

*	The Company reported a discontinued operation for the year ended December 31, 2019, it used net loss from continuing operations as the control number to determine whether the warrants, Class A and Class B preferred shares are anti-dilutive. Because the Company incurred a net loss from continuing operations, the number of warrants, Class A preferred shares are excluded from the computation as the anti-dilutive effect.

The accompanying notes are an integral part of the condensed interim consolidated financial statements

ROAN HOLDINGS GROUP CO., LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2021, 2020 and 2019

(Expressed in U.S. dollar, except for the number of shares)

	Attributable to Roan Holdings Group Co., Ltd.’s Shareholders
	Ordinary Share		Class A Preferred Shares		Class B Preferred Shares		Additional paid-in	Statutory	Retained earnings (Accumulated	Accumulated other comprehensive (loss)	Non- controlling	Total
	Shares	Amount	Shares	Amount	Shares	Amount	capital	Reserve	Deficit)	income	interest	equity
Balance as of December 31, 2018	25,288,003	$-	-	$-	-	$-	$98,036,152	$6,621,063	$(136,620,068)	(4,037,404)	76	(36,000,181)
Forfeiture of restricted shares	(152)	-	-	-	-	-	-	-	-	-	-	-
Acquisition of a subsidiary by issuance of Class B Preferred Shares (Note 4)	-	-	-	-	291,795,150	31,087,732	-	-	-	-	16,936,604	48,024,336
Disposal of a variable interest entity (Note 5)	-	-	-	-	-	-	(94,723,963)	(5,981,661)	100,705,624	2,691,969	-	2,691,969
Net income	-	-	-	-	-	-	-	-	24,212,800	-	76,108	24,288,908
Reclassification of Class A Preferred Shares	-	-	715,000	9,652,527	-	-	-	-	-	-	-	9,652,527
Dividend to shareholders	-	-	-	686,400	-	-	-	-	(686,400)	-	-	-
Transfer to statutory reserve	-	-	-	-	-	-	-	19,260	(19,260)	-	-	-
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	-	1,337,529	97,733	1,435,262
Balance as of December 31, 2019	25,287,851	$-	715,000	$10,338,927	291,795,150	$31,087,732	$3,312,189	$658,662	$(12,407,304)	(7,906)	17,110,521	50,092,821
Net loss	-	-	-	-	-	-	-	-	(1,692,654)	-	838,048	(854,606)
Deconsolidation of subsidiaries	-	-	-	-	-	-	-	(639,402)	639,402	190,396	(4,162)	186,234
Dividend to shareholders	-	-	-	686,400	-	-	-	-	(686,400)	-	-	-
Transfer to statutory reserve	-	-	-	-	-	-	-	183,332	(183,332)	-	-	-
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	-	2,127,879	1,334,101	3,461,980
Balance as of December 31, 2020	25,287,851	$-	715,000	$11,025,327	291,795,150	$31,087,732	$3,312,189	$202,592	$(14,330,288)	2,310,369	19,278,508	52,886,429
Net lncome	-	-	-	-	-	-	-	-	371,091	-	386,210	757,301
Deconsolidation of subsidiaries	-	-	-	-	-	-	-			(2,494)	-	(2,494)
Dividend to shareholders	-	-	-	686,400	-	-	-	-	(686,400)		-	-
Transfer to statutory reserve	-	-	-	-	-	-	-	160,205	(160,205)	-	-	-
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	-	820,211	488,233	1,308,444
Balance as of December 31, 2021	25,287,851	$-	715,000	$11,711,727	291,795,150	$31,087,732	$3,312,189	$362,797	$(14,805,802)	3,128,086	20,152,951	54,949,680

The accompanying notes are an integral part of the condensed interim consolidated financial statements

ROAN HOLDINGS GROUP CO., LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2021, 2020 and 2019

(Expressed in U.S. dollar, except for the number of shares)

	For the Years Ended December 31,
	2021	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$757,301	$(854,606)	$24,288,908
Less: Net loss from discontinued operations	-	-	26,846,018
Net loss from continuing operations	757,301	(854,606)	(2,557,110)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expenses	1,134,738	1,102,298	55,498
Provision for credit losses	48,518	316,014	-
Provision for loan losses	-	-	2,244,601
Provision for financial guarantee losses	57,417	89,865	5,008
Deferred tax expenses	(265,421)	(1,001,372)	57,674
Changes in fair value of warrant liabilities	3,021	(5,961)	(530,863)
Net gain from disposal of fixed assets	(33,246)	(136,682)	-
Gain from lease modification	(603)	22,257	-
Accretion of finance leases	7,605	14,757	-
Gain (loss) from deconsolidation of subsidiaries	(490,283)	1,953,248	-
Changes in operating assets and liabilities:
Accounts receivable	(7,495)	(3,116,533)	(206,442)
Inventory	(3,250)	(30,348)	-
Interest and fees receivable	-	-	(149,013)
Other current assets	3,431,640	(3,215,702)	(289,694)
Other receivables	2,425,003	(3,268,571)	-
Pledged deposits and other non-current assets	414,265	359,202	-
Advances from customers	(58,249)	7,915	(6,702)
Tax payable	847,043	1,029,919	273,589
Accrued expenses and other liabilities	449,971	(727,211)	28,875
Net Cash Provided by (Used in) Operating Activities from Continuing Operations	8,717,975	(7,461,511)	(1,074,579)
Net Cash Used in Operating Activities from Discontinued Operations	-	-	(26,564)
Net Cash Provided by (Used in) Operating Activities	8,717,975	(7,461,511)	(1,101,143)

Cash Flows from Investing Activities:
Repayment of loans from factoring customers	-	-	107,833,488
Proceeds of loans from third parties	20,499,442	-	-
Loans disbursement to third parties	(26,100,286)	(3,467,607)	-
Loans disbursement to factoring customers	-	-	(43,422,881)
Purchases of property and equipment	(54,569)	-	(833)
Acquisition of a subsidiary	-	-	(427,318)
Acquisition of cash from acquired subsidiary	-	-	21,442,122
Proceeds from disposal of discontinued operations	-	-	504,713
Net inflow related to deconsolidation of subsidiaries	788	61,121	-
Redemption of short-term investment	-	8,690,374	-
Due to (from) related party	(70,169)	210,774	-
Proceeds from sale of property and equipment	40,305	837,969	-
Net Cash (Used in) Provided by Investing Activities from Continuing Operations	(5,684,489)	6,332,631	85,929,291
Net Cash Provided by Investing Activities from Discontinued Operations	-	-	35,765
Net Cash (Used in) Provided by Investing Activities	(5,684,489)	6,332,631	85,965,056

Cash Flows from Financing Activities:
Borrowing from a related party	-	-	279,020
Proceeds from bank loans	5,889,179	8,341,311	-
Repayment of bank loans	(8,927,555)	-	-
Proceeds from secured loans	-	-	43,422,881
Repayment of secured loans	-	-	(107,833,488)
Repayment of third-party loans	-	(280,268)	-
Repayment of lease liabilities	(76,102)	(207,891)	-
Net Cash (Used in) Provided by Financing Activities from Continuing Operations	(3,114,478)	7,853,152	(64,131,587)
Net Cash Used in Financing Activities from Discontinued Operations	-	-	(7,251)
Net Cash (Used in) Provided by Financing Activities	(3,114,478)	7,853,152	(64,138,838)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash in banks	914,219	1,937,807	119,326

Net increase in cash, cash equivalents, and restricted cash in banks	833,227	8,662,079	20,844,401
Cash, cash equivalents, and restricted cash in banks at beginning of year	30,807,604	22,145,525	1,301,124
Cash, cash equivalents, and restricted cash in banks at end of year	$31,640,831	$30,807,604	$22,145,525

Supplemental Cash Flow Information
Cash paid for interest expense	$269,400	$-	$-
Cash paid for income tax	$-	$-	$-

Noncash investing activities
Acquisition of a subsidiary by issuance of Class B Preferred Shares	$-	$-	$31,087,732
Receivable from disposal of discontinued operations	$-	$-	$940,829
Right of use assets obtained in exchange for operating lease obligations	$-	$-	$615,000

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the statement of financial position that sum to the total of the same amounts shown in the consolidated statements of cash flows:

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$1,947,142	$4,932,048
Restricted cash in banks	29,693,689	25,875,556
Total cash, cash equivalents and restricted cash	$31,640,831	$30,807,604

The accompanying notes are an integral part of the condensed interim consolidated financial statements

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Roan Holdings Group Co., Ltd. (formerly known as China Lending Corporation or DT Asia Investments Limited) (“Roan”, or the “Company”) is a holding company incorporated on April 8, 2014, under the laws of the British Virgin Islands. On November 27, 2019, the BVI Registrar of Corporate Affairs approved the Company’s name change to Roan Holdings Group Co., Ltd., and on January 8, 2020, the Financial Industry Regulatory Authority (“FINRA”) accepted the Company’s request for the following changes on the Over the Counter Bulletin Board (“OTCBB”): 1) the name change from China Lending Corporation to Roan Holdings Group Co., Ltd., and 2) the ticker symbol change from “CLDOF” to “RAHGF” for its ordinary shares and from “CLDCF” to “RONWF” for its warrants. The new CUSIPS of the Company’s ordinary shares and warrants are G7606D 115 and G7606D 107, respectively.

On December 30, 2019, the Company set up Fortis Industrial Group Limited (former name “Fortis Health Industrial Group Limited”) in Hong Kong, which was a holding company and did not commence operations as of December 31, 2019.

On February 28, 2020, a new wholly-owned subsidiary, Ningbo Zeshi Insurance Technology Co., Ltd. (“Zeshi Insurance”), was incorporated under the laws of the PRC. Its principal business is providing insurance technology services and related services.

On March 3, 2020, a new wholly-owned subsidiary, Zeshi (Hangzhou) Health Management Co., Ltd. (“Zeshi Health”), was incorporated under the laws of the PRC. Zeshi Health provides services in health management, health big data management and blockchain technology-based health information management.

Incorporation of joint ventures

On August 2, 2021, the Company set up a joint venture company, Yijia Travel (Hangzhou) Digital Technology Co. Ltd. (易佳行旅（杭州）数字科技有限公司) (“Yijia Travel”), to develop business travel services. The Company and its business partner, Shuzhiyun Holdings (Beijing) Co., Ltd. (“Shuzhiyun”), hold 35% and 30% of the equity in the joint venture, respectively.

On November 8, 2021, the Company set up a joint venture company, FINE C+ Digital Technology (Hangzhou) Limited (乐享未来数字科技（杭州）有限公司) (“FINE C+ Digital”) to offer lifestyle consumer services including cross-platform clearing and settlement services for consumer reward rights and interests. The Company and its business partner, Shuzhiyu hold 45% and 30% of the equity in the joint venture, respectively.

On October 14, 2021, the Company’s subsidiary, Yifu Health Industry (Ningbo) Co., Ltd. (“Yi Fu”) set up a joint venture company, FINE C+ Health (Hangzhou) Technology Limited (乐享未来健康科技（杭州）有限公司) (“FINE C+ Health”), to provide online medical consultation and traditional Chinese medicine. Yi fu and the business partner of the Company, Shuzhiyun, hold 40% and 30% of the equity in the joint venture, respectively.

As of the date of this report, none of above investments in joint ventures had been paid.

Disposition of Feng Hui Ding Xin (Beijing) Financial Consulting Co., Ltd. (“Ding Xin”) in fiscal year 2020 and China Roan Industrial-Financial Holdings Group Co., Ltd. (“Roan HK”) in fiscal year 2021.

On September 30, 2020, the Company entered into an agreement (the “Agreement”) with Urumqi Fengxunhui Management Consulting Co., Ltd (“Fengxunhui”) pursuant to which Fengxunhui acquired a 100% equity interest in Ding Xin with a consideration of $15,325 (RMB100,000). Upon closing of the disposition, the Company released all equity interests to Fengxunhui’s shareholders.

On September 30, 2021, the Company sold 100% of the equity interest it held in Roan HK, a holding company that has no business operations, to Yuanjia Asset Management Co., Ltd., a BVI company (“Yuanjia”), for a total of approximately $282 (HK$2,200). The net assets of Roan HK were negative $492,495 as of September 30, 2021, resulting in a gain on deconsolidation of $492,777 and other comprehensive loss of $2,494. Roan HK’s subsidiary, Jing Kai was disposed at the same time.

As of December 31, 2021, the Company was mainly engaged in financial guarantee services, debt collection services and financial consulting services through the subsidiaries Lixin Cayman and Adrie.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

The accompanying consolidated financial statements reflect the activities of the Company and its subsidiaries as follows:

Name	Background	Ownership
Adrie Global Holdings Limited (“Adrie”)	● A BVI company ● Incorporated on November 19, 2014 ● A holding company	100% owned by Roan
China Roan Industrial-Financial Holdings Group Co., Limited (“Roan HK”)	● A Hong Kong company ● Incorporated on February 11, 2015 ● A holding company ● Formerly known as China Feng Hui Financial Holding Group Co., Limited ● Disposed in September 30, 2021.	100% owned by Adrie
Fortis Industrial Group Limited (“FIG”)	● A Hong Kong company ● Incorporated on December 30, 2019 ● A holding company ● Formerly known as “Fortis Health Industrial Group Limited”	100% owned by Adrie
Xinjiang Feng Hui Jing Kai Direct Lending Limited (“Jing Kai”)	● A PRC company and deemed a wholly foreign owned enterprise ● Incorporated on May 14, 2015 ● Registered capital of $18 million ● A holding company ● Disposed in September 30, 2021 with Roan HK.	100% owned by Roan HK
Yifu Health Industry (Ningbo) Co., Ltd. (“Yi Fu”)	● A PRC company ● Incorporated on December 19, 2016 ● Registered capital of $30 million ● Planning for financial lease services ● Formerly known as Ningbo Ding Tai Financial Leasing Co., Limited.	100% owned by FIG
Zeshi (Hangzhou) Health Management Co., Ltd. (“Zeshi Health”)

●     A PRC company

●     Incorporated on March 3, 2020

●     Registered capital of RMB 5 million

●     Engaged in providing services in health management, health big data management and blockchain technology-based health information management.

100% indirectly owned by FIG
Ningbo Zeshi Insurance Technology Co. (“Zeshi Insurance”)	● A PRC company ● Incorporated on February 28, 2020 ● Registered capital of RMB 5 million ● Engaged in insurance technology services and related services.	100% indirectly owned by FIG
Hangzhou Zeshi Investment Partnership (Limited Partnership) (“Hangzhou Zeshi”)

●     A PRC limited liability partnership

●     Incorporated on December 21, 2017

●     Acquired on November 29, 2019

●     Registered capital of $7,750,878 (RMB 51 million)

●     Engaged in business factoring program, financing products design, related corporate financing solutions, investments and asset management

100% indirectly owned by FIG
Yijia Travel (Hangzhou) Digital Technology Co. Ltd. (“Yijia”)	● A PRC company ● Incorporated on August 2, 2021 ● Registered capital of RMB 5 million ● Engaged in business travel services	35% indirectly owned by FIG
FINE C+ Health (Hangzhou) Technology Limited (“FINE C+ Health”)	● A PRC company ● Incorporated on October 14, 2021 ● Registered capital of RMB 5 million ● Engaged in online medical consultation and traditional Chinese medicine	40% indirectly owned by FIG
FINE C+ Digital Technology (Hangzhou) Limited (“FINE C+ Digital”)

●     A PRC company

●     Incorporated on November 8, 2021

●     Registered capital of RMB 5 million

●     Engaged in lifestyle consumer services including cross-platform clearing and settlement services for consumer reward rights and interests

45% indirectly owned by FIG
Lixin Financial Holdings Group Limited (“Lixin Cayman”)	● A Cayman company ● Incorporated on October 25, 2017 ● A holding company	65.0177% owned by Roan

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Name	Background	Ownership
Lixin Financial Holdings (BVI) Limited (“Lixin BVI”)	● A BVI company ● Incorporated on November 29, 2017 ● A holding company	100% owned by Lixin Cayman
Lixin Financial Holdings Group Limited (“Lixin HK”)	● A Hong Kong company ● Incorporated on January 15, 2018 ● A holding company	100% owned by Lixin BVI
Zhejiang Lixin Enterprise Management Group Go., Ltd. (“Zhejiang Lixin”)

●     A PRC limited liability company

●     Incorporated on July 3, 2015

●     Registered capital of $16,162,259 (RMB 101 million) with registered capital fully paid-up

●     Engaged in financial guarantee services and related assessment and management services

99% owned by Lixin HK and 1% owned by FIG
Zhejiang Jing Yu Xin Financing Guarantee Co., Ltd (“Zhejiang Jingyuxin”)

●     A PRC limited liability company

●     Incorporated on January 5, 2013

●     Registered capital of $48,517,261 (RMB 303 million) with registered capital fully paid-up

●     Engaged in financial guarantee services and related assessment and management services

93.4% owned by Zhejiang Lixin
Lixin (Hangzhou) Asset Management Co., Ltd. (“LAM”)

●     A PRC limited liability company

●     Incorporated on March 21, 2017

●     Registered capital of $4,358,565 (RMB 30 million) with $2,905,710 registered capital paid-up

●     Engaged in provision of consulting and assessment services to customers and facilitates financial guarantee services between customers and guarantors

100% owned by Zhejiang Jingyuxin
Lixin Supply Chain Management (Tianjin) Co., Ltd. (“Lixin Supply Chain”)	● A PRC limited liability company ● Incorporated on December 19, 2017 Registered capital of $1,513,226 (RMB 10 million) ● Planning for provision of supply chain management service	100% owned by LAM

The consolidated statements of operations and comprehensive losses also included Feng Hui Ding Xin (Beijing) Financial Consulting Co., Ltd. (“Ding Xin”) and Ding Xin’s 99%-owned subsidiary Zhiyuan Commercial Factoring (Guangzhou) Co., Ltd. (“Zhiyuan”) for the year ended December 31, 2019 and for the period from January 1, 2020 to September 30, 2020 until Ding Xin and Zhiyuan were disposed of and deconsolidated at September 30, 2020.

The Company’s consolidated statements of operations and comprehensive losses also included Roan HK and Roan HK’s 100%-owned subsidiary Xinjiang Feng Hui Jing Kai Direct Lending Ltd. (“Jing Kai”) for the year ended December 31, 2019 and 2020 and for the period from January 1, 2021 to September 30, 2021 until Roan HK and Jing Kai were disposed of and deconsolidated at September 30, 2021.

2. LIQUIDITY

For the year ended December 31, 2021, the net income from continuing operations was $757,301, as compared to net loss of $854,606 for fiscal year 2020, and net loss of $2,557,110 for the fiscal year 2019. The cash inflow from continuing operations was $8,717,975 for fiscal year 2021, as compared to cash outflow of $7,461,511 for fiscal year 2020, and cash outflow of $1,101,143 for fiscal year 2019. The Company has an accumulated deficit of $14,805,802 as at December 31, 2021, which required management’s consideration of the Company’s liquidity and its ability to continue as a going concern.

In assessing the Company’s liquidity, the Company monitors and analyzes its cash and its ability to generate sufficient cash flow in the future to support its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements and operating expenses obligations.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021, the Company had cash balance of $1,947,142 and a positive working capital of $51,940,172. In addition to the cash balance, the working capital was mainly comprised of restricted cash of $29,693,689, accounts receivable of $6,929,529, loan receivable due from third parties of $23,751,471 and other receivables of $656,835. The balances of these assets are expected to be repaid on maturity dates and will also be used for working capital.

In addition, the management estimated the operating expenses obligation for the next twelve months after issuance of the consolidated financial statements to be $3,786,344, which will be covered by the cash flows of $4,185,518 generated from financial guarantee services, financial services and interest income. The Company’s shareholder also pledged to provide continuous financial support to the Company whenever necessary.

The Company plans to fund its operations through revenue generated from its revenues of financial guarantee services and financial consulting services, private placements from investors, and financial support commitments from the Company’s shareholders.

Based on above operating plan, the management believes that the Company will continue as a going concern in the following 12 months.

The Company’s ability to fund these needs will depend on its future performance, which will be subject in part to general economic, competitive and other factors beyond its control. The frequent COVID-19 outbreak in China has caused severe disruptions in transportation, limited access to the facilities and limited support from workforce employed in operations, and as a result, the Company may experience the delays in provision of financial guarantee services and consulting services to customers. Although the China has taken strict measures to control the COVID-19 outbreak, temporally lockdown to certain areas in China happened frequently during 2021. It is estimated that the economy of China will still be impacted to certain extent. The extent to which the coronavirus impacts the results for fiscal year 2022 will depend on certain future developments, including the duration and spread of the outbreak, emerging information concerning the severity of the coronavirus and the actions taken by governments and private businesses to attempt to contain the coronavirus, all of which is uncertain at this point.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The accompanying audited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b)	Principal of consolidation

The consolidated financial statements include the accounts of the Company, its wholly and majority owned subsidiaries.

All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

(c)	Non-controlling interest

Non-controlling interests represent the equity interests in the subsidiaries that are not attributable, either directly or indirectly, to the Company.

(d)	Foreign currency translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing on the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates on the date of the balance sheet. The resulting exchange differences are recorded in the statement of operations.

The reporting currency of the Company and its subsidiaries (“US$”) and the accompanying consolidated financial statements have been expressed in US$.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In general, for consolidation purposes, assets and liabilities of the Company and its subsidiaries whose functional currency is not the US$, are translated into US$, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of consolidated financial statements of the Company and its subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statement of shareholders’ equity.

Translation of amounts from RMB into $ has been made at the following exchange rates for the respective periods:

	December 31, 2021	December 31, 2020
Balance sheet items, except for equity accounts	6.3726	6.5250

	For the Years Ended December 31,
	2021	2020	2019
Items in the statements of operations and comprehensive income (loss), and statements of cash flows	6.4508	6.9042	6.9088

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

(e)	Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities on the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. The Company bases its estimates on past experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Estimates are used when accounting for items and matters including, but not limited to, determination of fair value of acquiree, determinations of the useful lives and valuation of long-lived assets, estimates of allowances for loan receivables relating to direct loan business, estimates of allowances for other doubtful accounts, valuation of deferred tax assets, assumptions impacting the valuation of ordinary shares, share option, restricted shares and warrant liabilities, and other provisions and contingencies.

(f)	Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels of the fair value hierarchy are described below:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value.

As of December 31, 2021 and 2020, financial instruments of the Company comprised primarily current assets and current liabilities including cash and cash equivalents, restricted cash in banks and other financial institutions, accounts receivable, loan receivables, bank loan, operating lease liabilities, dividends payable, accrued liabilities and other liabilities, and due from/to related parties, which approximate their fair values because of the short-term nature of these instruments.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrant liabilities

The inputs used to measure the estimated fair value of warrant liabilities are classified as Level 3 fair value measurement due to the significance of unobservable inputs using company-specific information. The valuation methodology used to estimate the fair value of warrant liabilities is discussed in Note 20.

As of December 31, 2021 and 2020, the Company’s warrant liabilities were comprised of Series A Warrants relating to a private placement closed in July 2018, and the warrants issued to the agent for the private placement, at the aggregated fair value of $16,998 and $13,977, respectively.

(g)	Cash and cash equivalents

Cash and cash equivalents consist of bank deposits with original maturities of three months or less, all of which are unrestricted as to withdrawal and uninsured. Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the U.S. Federal depository insurance coverage of $0.25 million or other limits of protection if held in financial institutions outside of the U.S., such as Government securities coverage of HK$0.50 million. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

(h)	Restricted cash

Restricted cash represents cash pledged with banks, other financial institutions, and other guaranteed creditors as guarantor deposit for the guarantee business customers. The banks, other financial institutions and other guaranteed creditors providing loans to the Company’s guarantee service customers generally require the Company, as the guarantor of the loans, to pledge a cash deposit of 10% to 20% of the guaranteed amount to an escrow account and is restricted from use. The deposits are released after the guaranteed loans are paid off and the Company’s guarantee obligation expires which is usually within 12 months.

(i)	Accounts receivable, net

Accounts receivable represents the consulting service fees earned from customers but have not yet collected. An allowance for doubtful accounts is established and recorded based on management’s assessment of potential losses based on the credit history and relationships with the customers. Management reviews its receivables on a regular basis to determine if bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. The Company recognizes a charge-off when management determines that full repayment of the receivable is not probable. The primary factor in making that determination is the potential outcome of a lawsuit against the delinquent debtor. The Company will recognize a charge-off when the Company loses contact with the delinquent customer for more than six months or when the court rules against the Company to collect the outstanding balances. As of December 31, 2021 and 2020, the Company had expected current credit loss against doubtful accounts receivable of $775,330 and $740,370, respectively.

While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance.

(j)	Loans receivable, net due from third parties

Loans receivable due from third parties primarily represent loan amounts lent to third party companies from time to time. Loans receivable due from third parties are recorded at unpaid principal balances net of expected credit loss against loans receivables that reflects the Company’s best estimate of the amounts that will not be collected.

The expected credit loss provision for loans receivable due from third parties is increased by charges to income and decreased by charge offs (net of recoveries). Recoveries represent subsequent collection of amounts previously charged-off. The increase in provision for loan losses is the netting effect of “reversal” and “provision”. If the ending balance of the provision for loan losses after any charge offs (net of recoveries) is less than the beginning balance, it will be recorded as a “reversal”; if it is larger, it will be recorded as a “provision” in the provision for loan loss. The netting amount of the “reversal” and the “provision” is presented in the consolidated statements of operations and comprehensive income.

The Company recognizes a charge-off when management determines that all or portion of a loan is deemed uncollectible. The primary factors in making that determination include sufficient information indicating that the borrower is insolvent, the Company has received notice that the borrower has filed for bankruptcy and the collectability of the loan is expected to be adversely impacted by the bankruptcy, the amount have been past due for a prolong period of time with no response from the borrower, a significant deterioration in the value of the collateral, if any and if the repayment is based solely on the collateral, has occurred and the Company has received correspondence from the borrower indicating that it does not intend to pay the contractual principal and interest.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(k)	Interest and fees receivable

Interest and fee receivables are accrued and credited to income as earned but not received. The Company determines a loan past due status by the number of days that have elapsed since a borrower has failed to make a contractual interest or principal payment. Accrual of interest is generally discontinued when either (i) reasonable doubt exists as to the full, timely collection of interest or principal or (ii) when a loan interest or principal becomes past due by more than 90 days. Additionally, any previously accrued but uncollected interest is reversed. Subsequent recognition of income occurs only to the extent payment is received, subject to management’s assessment of the collectability of the remaining interest and principal. Loans are generally restored to an accrual status when it is no longer delinquent and collectability of interest and principal is no longer in doubt and past due interest is recognized at that time.

(l)	Property and equipment

Property and equipment is stated at cost less accumulated depreciation and impairment in value. Depreciation is computed using the straight-line method with residual value rate of 5% based on the estimated useful lives as follows:

Electronic equipment	3 years
Vehicles	3 - 4 years
Office equipment	5 years
Leasehold improvements	5 years
Building	20 years

Costs of repairs and maintenance are expensed as incurred and asset improvements are capitalized. The cost and related accumulated depreciation of assets disposed of or retired are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of income and comprehensive income (loss).

(m)	Intangible assets, net

On December 20, 2019, the Company acquired 65.0177% of Lixin Cayman and its subsidiaries, which are engaged in financial guarantee business, asset management, supply chain financing, and business factoring.

The acquisition was accounted for under the acquisition method of accounting which required the Company to perform an allocation of the purchase price to the assets acquired. Under the acquisition method of accounting, the total purchase price is allocated to net tangible and intangible assets based on their estimated fair values as of the acquisition date.

Separately identifiable intangible assets that have determinable lives continue to be amortized over their estimated useful lives using the straight-line method as follows:

Customer relationship	3 years
License	10 years
Non-Compete Agreements	4 years
Credit rating system	10 years

Intangible assets are recognized and measured at fair value upon acquisition, and are amortized over their useful lives in a manner that best reflects their economic benefit, which may include straight line or accelerated methods of amortization. Intangible assets are reviewed for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(n)	Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment of long-lived assets was recognized for the years ended December 31, 2021, 2020 and 2019.

(o)	Business combination

The Company accounted for its business combination using the acquisition method of accounting in accordance with ASC 805 “Business Combinations”. The cost of an acquisition is measured as the aggregate of the acquisition date fair values of the assets transferred and liabilities incurred by the Company to the sellers and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total costs of acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill.

(p)	Financial guarantee services

Financial guarantee service contracts provide guarantees which protects the holder of a debt obligation against default. Pursuant to such guarantee, the Company makes payments if the obligor responsible for making payments fails to do so as scheduled.

The contract amounts reflect the extent of involvement the Company has in the guarantee transaction and also represent the Company’s maximum exposure to credit loss in its guarantee business. The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. Financial instruments representing credit risk are as follows:

	December 31, 2021	December 31, 2020
Guarantee	$47,020,055	$51,318,310

A provision for possible loss to be absorbed by the Company for the financial guarantee is recorded as an accrued liability when the guarantees are made and recorded as “Reserve for financial guarantee services” on the consolidated balance sheets. This liability represents probable losses and is increased or decreased by accruing a “Provisions or reversals of provisions on financial guarantee services” against the guarantee fee income. As of December 31, 2021 and 2020, the reserve for financial guarantee services amounted to $651,341 and $579,364, respectively.

This is reviewed throughout the life of the guarantee, as necessary when additional relevant information becomes available. The methodology used to estimate the liability for possible guarantee loss considers the guarantee contract amount and a variety of factors, which include, depending on the counterparty, latest financial position and performance of the borrowers, actual defaults, estimated future defaults, historical loss experience, estimated value of the relevant collateral or guarantees the costumers or third parties offered, and other economic conditions such as the economy trend of the area and the country. The estimates are based upon currently available information (Note 3(nn).

Referring to the historical information and industry experience, the Company estimates the probable loss for immature financial guarantee services to be 1% of contract amount and the probable loss for uncollected guarantee commission to be 50% of outstanding balance.

For the years ended December 31, 2021, 2020 and 2019, the Company provided provisions for the financial guarantee services of $57,417, $89,865 and $5,008. The Company reviews the provisions on a quarterly basis.

See Note 3(mm) for newly issued accounting guidance ASU 2016-13 for recognition of credit losses on financial instruments, which is effective January 1, 2023 for future measurement of the accrual of financial guarantee liabilities.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(q)	Customer pledged deposits

To mitigate the potential credit risks exposure to the financial guarantee services, the Company requires the guarantee service customers to make a deposit to the Company of the same amount as the deposit the Company pledged to the banks for their loans if the customer does not pledge or collateralize other assets with the Company. The Company recorded the deposit received as “customer pledged deposits” on the consolidated balance sheet. The deposit is returned to the customer after the customer repays the bank loan and the Company’s guarantee obligation expires.

(r)	Unearned income

The Company receives the commissions from guarantee services either in full at inception or in instalments during the guarantee period. For the full collection of commission at inception, the Company initially records commissions as unearned income and amortizes the commission over the period of guarantee.

(s)	Warrant liabilities

In connection with the issuances of ordinary shares, the Company may issue options or warrants to purchase ordinary shares. In certain circumstances, these options or warrants may be classified as liabilities, rather than as equity.

Warrants classified as equity are initially recorded at fair value and subsequent changes in fair value are not recognized as long as the warrants continue to be classified as equity. Warrants classified as liabilities are initially recorded at fair value with gains and losses arising from changes in fair value recognized in the consolidated statements of operations and comprehensive income (loss) during the period in which such instruments are outstanding.

(t)	Revenue recognition

The Company adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”) on January 1, 2018, using the modified retrospective approach. ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

The Company has assessed the impact of the guidance by reviewing its existing customer contracts and current accounting policies and practices to identify differences that will result from applying the new requirements, including the evaluation of its performance obligations, transaction price, customer payments, transfer of control and principal versus agent considerations. Based on the assessment, the Company concluded that there was no change to the timing and pattern of revenue recognition for its current revenue streams in scope of ASC 605 and therefore there was no material changes.

Pursuant to ASC606-10-15-2, the interest income generated from direct loan business, factoring business and financial guarantee income generated by financial guarantee business are scoped out of ASC606.

Management and assessment services

Service fees for management and assessment services are paid by customers for the management and assessment services provided during the loan period. The Company recognizes the revenue over the loan period using a time-based measure of progress.

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consulting services for financial guarantee customers

The Company provided financial consulting services to financial guarantee customers. Pursuant to the contracts with customers, the Company facilitated financial guarantee services between customers and financial guarantors, and charged referral fees at a fixed amount. The performance obligations are completed and control of the service is transferred at the inception of financial guarantee period. Transaction prices are generally paid upon successful facilitation. The Company recognizes the revenue at the inception of guarantee period.

(u)	Revenue recognition (continued)

Consulting services relating to debt collection services

The Company entered into agreements with certain factoring companies to provide consulting services relating to debt collection services for these customers. The management consulting services either involved two performance obligations which are to assist the customers to obtain court judgments on outstanding debt and to assist the customers to receive repayment on outstanding debt, or one performance obligation which is to assist the customers to receive repayment on outstanding debt. Pursuant to the contracts with customers, the service fees are fixed and payable upon the completion of each performance obligation. In addition, a collection amount based incentive is agreed in the agreements. The Company did not include incentive in the transaction price because the Company had limited information on the collection amount of outstanding debts. Incentive is only recognized when it is collected from the customer. The transaction price is allocated to each performance obligation based on the relative standalone selling prices of the services being provided to the customer.

1)	For the Company’s assistance with customers to obtain court judgments on outstanding debt, the customers receive and consume benefits from the services provided by the Company, and thus the Company recognized revenues over period. The Company measures progress towards completion of the performance obligation by using input method based on the staff cost incurred.

2)	For the Company’s assistance with customers to receive repayment on outstanding debt, the Company recognized revenues upon collection of outstanding debts.

Industrial operation services

On December 31, 2021, Hangzhou Zeshi investment partnership (“Hangzhou Zeshi”), a wholly-owned subsidiary of the Company, entered into an agreement with ZhongTan Future New Energy Industry Development (Zhejiang) Co., Ltd. (“ZhongTan Future”). Pursuant to the agreement, Hangzhou Zeshi will provide supply chain financial services, financial leasing services and industrial operation services, etc. Revenue of $146,245 was recognized during the year ended December 31, 2021 after the target customer was located, due diligence and initial negotiation was completed and requirements of ZhongTan Future were met.

The following table identifies the disaggregation of the Company’s revenue from services for the years ended December 31, 2021, 2020 and 2019, respectively.

	For the Years Ended December 31,
	2021	2020	2019
Management and assessment services	$440,254	$19,676	$135,938
Consulting services for financial guarantee customers	-	-	9,503
Consulting services relating to debt collection	206,792	2,108,477	493,779
Industrial operation services	146,245	-	-
	$793,291	$2,128,153	$639,220

(v)	Interest income on loans

Interest on loan receivables is accrued monthly in accordance with their contractual terms and recorded in accrued interest receivable. The Company does not charge prepayment penalties. Additionally, any previously accrued but uncollected interest is reversed and accrual is discontinued, when either (i) reasonable doubt exists as to the full, timely collection of interest or principal or (ii) when a loan becomes past due by more than 90 days.

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(w)	Interest income from factoring business

Interest income from factoring business is recognized ratably on a monthly basis in accordance with their contractual terms and recorded in accrued interest receivable. The Company does not charge prepayment penalties.

(x)	Financial guarantee commission

The Company receives the commissions from guarantee services either in full at inception or in instalments during the guarantee period. For the full collection of commission at inception, the Company initially records commissions as unearned income and amortizes the commission over the period of guarantee.

(y)	Operating expenses

Operating expenses consisted of salaries and employee surcharge, business taxes and surcharges, other operating expenses and changes in fair value of warrant liabilities. The other operating expenses primarily consisted of legal and consulting expenses, depreciation and amortization expenses, rental expenses and others.

(z)	Employee benefits

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare, which are mandated defined contribution plans by government. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. Total expenses for the plans were $131,949, $61,296, and $31,012 for the years ended December 31, 2021, 2020, 2019, respectively.

(aa)	Leases

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-02, Leases (Topic 842), which is effective for annual reporting periods (including interim periods) beginning after December 15, 2018, and early adoption is permitted. The Company adopted the Topic 842 on January 1, 2019 using a modified retrospective approach reflecting the application of the standard to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements.

The Company leases its offices which are classified as operating leases in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

As permitted by ASC 842, leases with expected durations of less than 12 months from inception (i.e. short-term leases) were excluded from the Company’s calculation of its lease liability and right-of-use asset. Furthermore, the Company elected to apply the package of practical expedients, which allows companies not to reassess: (a) whether its expired or existing contracts are or contain leases, (b) the lease classification for any expired or existing leases, and (c) initial direct costs for any existing leases.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease. The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment. No impairment for right-of-use lease assets as of December 31, 2021 and 2020.

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(bb)	Share-based compensation

Share-based awards granted to the Company’s employees are measured at fair value on grant date and share-based compensation expense is recognized (i) immediately at the grant date if no vesting conditions are required, or (ii) using the accelerated attribution method, net of estimated forfeitures, over the requisite service period. The fair value of share options is determined using the Black-Scholes valuation model and the fair value of restricted shares and restricted share units (“RSUs”) is determined with reference to the fair value of the underlying shares. Share-based awards granted to non-employees are initially measured at fair value on the grant date and remeasured at each reporting date through the vesting date. Such value is recognized as expense over the respective service period, net of estimated forfeitures. Share-based compensation expense, when recognized, is charged for the consolidated statements of operations and comprehensive income (loss) with the corresponding entry to additional paid-in capital.

At each date of measurement, the Company reviews internal and external sources of information to assist in the estimation of various attributes to determine the fair value of the share-based awards granted by the Company, including but not limited to the fair value of the underlying shares, expected life, expected volatility and expected forfeiture rates. The Company is required to consider many factors and make certain assumptions during this assessment. If any of the assumptions used to determine the fair value of the share-based awards changes significantly, share-based compensation expense may differ materially in the future from that recorded in the current reporting period. The Company recognizes the impact of any revisions to the original forfeiture rate assumptions in the consolidated statements of operations and comprehensive income (loss), with a corresponding adjustment to equity.

(cc)	Value added tax

The Company is subject to value added tax (“VAT”) and related surcharges on the revenues earned for services provided in the PRC. The applicable rate of value added tax is 6%. The related surcharges for revenues derived from provision medical courses are deducted from gross receipts to arrive at net revenues.

(dd)	Income taxes

The Company accounts for income taxes in accordance with the U.S. GAAP for income taxes. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent that it is probable that taxable income to be utilized with prior net operating loss carried forwards. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(ee)	Earnings (Loss) per share

Basic earnings (loss) per ordinary share is computed by dividing net earnings attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to ordinary shareholders by the sum of the weighted average number of ordinary share outstanding and of potential ordinary share (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary share that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings per share. For the years ended December 31, 2021, 2020 and 2019, the Company had no dilutive stocks.

(ff)	Comprehensive income (loss)

A Comprehensive income (loss) includes net income (loss) and other comprehensive income (loss) arising from foreign currency adjustments. Comprehensive income is reported in the consolidated statements of operations and comprehensive income (loss).

(gg)	Commitments and contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450 Sub topic 20, “Loss Contingencies”, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

(hh)	Segment reporting

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision making group, in deciding how to allocate resources and in assessing performance. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different services. For the year ended December 31, 2021, the Company had two operating business lines, including business conducted by Adrie and its subsidiaries, primarily management and assessment services and factoring business, and business conducted by Lixin Cayman and its subsidiaries, primarily financial guarantee and consulting services. Based on management’s assessment, the Company has determined that the two operating business lines are two operating segments as defined by ASC 280 (Note 21).

(ii)	Deconsolidation and discontinued operation

Deconsolidation

In accordance with ASC 810, an entity should apply deconsolidation guidance when a parent sells all or part of its ownership interest in its subsidiary and as a result, the parent no longer has a controlling financial interest in the subsidiary.

Discounted operation

In accordance with ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, a disposal of a component of an entity or a group of components of an entity is required to be reported as discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the components of an entity meets the criteria in paragraph 205-20-45-1E to be classified as held for sale. When all of the criteria to be classified as held for sale are met, including management, having the authority to approve the action, commits to a plan to sell the entity, the major current assets, other assets, current liabilities, and noncurrent liabilities shall be reported as components of total assets and liabilities separate from those balances of the continuing operations. At the same time, the results of all discontinued operations, less applicable income taxes (benefit), shall be reported as components of net income (loss) separate from the net income (loss) of continuing operations in accordance with ASC 205-20-45.

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(jj)	Reclassification

Certain items in the consolidated financial statements of comparative period have been reclassified to conform to the consolidated financial statements for the current period, primarily for the effects of discontinued operations, and reclassification of operating income as a result of acquisition of Lixin Cayman and its subsidiaries.

(kk)	Goodwill

Goodwill represents the excess of the purchase price of an acquired enterprise over the fair value assigned to the assets acquired and liabilities assumed in a business combination.

Goodwill is not amortized, but it is tested annually for impairment at the reporting unit level, and between annual tests if indicators of potential impairment exist. The Company has the option of performing a qualitative assessment of a reporting unit to first determine whether the quantitative impairment test is necessary. This involves an assessment of qualitative factors to determine the existence of events or circumstances that would indicate whether it is more likely than not that the carrying amount of the reporting unit to which goodwill belongs is less than its fair value. If the qualitative assessment indicates it is not more likely than not that the reporting unit’s carrying amount is less than its fair value, a quantitative impairment test is not required.

If a quantitative impairment test is required, the procedure is to identify potential impairment by comparing the reporting unit’s fair value with its carrying amount, including goodwill. The reporting unit’s fair value is determined using various valuation approaches and techniques that involve assumptions based on what the Company believes a hypothetical marketplace participant would use in estimating fair value on the measurement date. An impairment loss is recognized as the difference between the reporting unit’s carrying amount and its fair value. If the difference between the reporting unit’s carrying amount and fair value is greater than the amount of goodwill allocated to the reporting unit, the impairment loss is restricted by the amount of the goodwill allocated to the reporting unit.

(ll)	The Outbreak of COVID-19

On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern,” and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic”. COVID-19 has had a severe and negative impact on the Chinese and the global economy and such impact persists as of the date of this report. Whether this will lead to a continued downturn in the economy is still unknown.

The Company’s business operations have been affected and may continue to be affected by the ongoing COVID-19 pandemic. Although the Company resumed its operations in early March 2020, and the impact of COVID-19 on our operating results and financial performance was not significant for the 12 months ended December 31, 2021, a resurgence could negatively affect the execution of customer contracts, the collection of customer payments, or disrupt our supply chain, and the continued uncertainties associated with COVID-19 may cause the Company’s revenue and cash flows to underperform in the next 12 months. The extent of the future impact of the COVID-19 pandemic on the Company’s business and results of operations is still uncertain.

(mm)	Recently issued accounting pronouncements

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The update provides “optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued.” The amendments are effective immediately and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. The Company is still evaluating the impact of this new standard on its consolidated financial statements.

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In August 2020, the FASB issued ASU 2020-06: Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivative and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU reduces the number of accounting models for convertible debt instruments and convertible preferred stock as well as amend the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusion. In addition, this ASU improves and amends the related EPS guidance. These amendments are effective for the Company for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Adoption is either a modified retrospective method or a fully retrospective method of transition. The Company has completed its assessment and concluded that this update has no significant impact to the Company’s consolidated financial statements.

(nn)	Significant risks and uncertainties

1)	Credit risk

Credit risk is one of the most significant risks for the Company’s business. Credit risk exposures arise principally in financial guarantee activities which is an off-balance sheet financial instrument.

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures including due-diligence visits and post-lending visits to the clients. The Company manages credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. To minimize credit risk, the Company requires collateral in the form of rights to cash, securities or property and equipment. The Company identifies credit risk collectively based on industry, geography and customer type. This information is monitored regularly by management.

-	Financial guarantee activities

In measuring the credit risk of financial guarantee services with customers, the Company mainly reflects the “probability of default” by the customer on its contractual obligations and considers the current financial position of the customer and the exposures to the customer and its likely future development.

The Company manages their credit risk guarantee exposure by performing preliminary credit checks of each guarantee customer and ongoing monitoring of payments each month. Management periodically reviews the probability of default of guarantee customer and will accrue a guarantee liability when necessary.

In addition, the Company calculates the provision amount as below:

1.	General Reserve - is based on total balance of off-balance-sheet guarantee and to be used to cover unidentified probable loan loss. According to management assessment, the General Reserve is required to be no less than 1% of total loan guarantee balance.

2.	Specific Reserve – is based on a guarantee by guarantee basis covering losses due to risks related to the ability and intention of repayment of guarantee commissions by each customer. The reserve rate was individually assessed based on management estimate of guarantee fee commission collectability. According to management assessment, the Specific Reserve is no less than 50% of guarantee fee commission earned during the year.

The Company has been providing the financial guarantees of loans for limited history. The customer deposits or other assets are held as collateral for the repayment of each loan. As of December 31, 2021 and 2020, the amount of outstanding loans and related interests that the Company has guaranteed is approximately $47.02 million and $51.32 million, respectively.

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(nn)	Significant risks and uncertainties (continued)

-	Other operating activities

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash, cash equivalents and restricted cash. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of December 31, 2021, the Company had no deposits with a bank in the United States. As of December 31, 2021, cash of $1,947,142 and restricted cash of $29,693,689, respectively, were primarily deposited in banks located in Mainland China, which were uninsured by the government authority. To limit exposure to credit risk relating to deposits, the Company primarily place cash deposits with large financial institutions in China which management believes are of high credit quality.

Significant customers are those that account for greater than 10% of the Company’s revenues. The loss of any of the Company’s significant customer could have a material adverse effect on its business, consolidated results of operations and financial condition.

During the years ended December 31, 2021 and 2020, there were two and one customer generated sales which accounted for over 10% of total revenues generated for that year, respectively. The details are as follows:

	For the years ended, December 31,
	2021	2020
Customer A	25.9%	57.4%
Customer B	23.4%	5.9%

As of December 31, 2021 and 2020, accounts receivable due from these customers as a percentage of consolidated accounts receivable were as follows:

	As of December 31,
	2021	2020
Customer A	52.5%	58.2%
Customer B	17.0%	6.5%

The Company’s operations are carried out in Mainland China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. In addition, the Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, rates and methods of taxation, and the extraction of mining resources, among other factors.

2)	Liquidity risk

The Company is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and the shareholders to obtain short-term funding to meet the liquidity shortage.

3)	Foreign currency risk

Substantially all of the Company’s operating activities and the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

4)	Other risk

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, such as the COVID-19 outbreak and spread, which could significantly disrupt the Company’s operations (Note 2).

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. ACQUISITION OF LIXIN CAYMAN

In January 2019, the Company acquired 1% equity interest in Zhejiang Lixin at a cash consideration of $427,318 (RMB 2,858,600).

On December 20, 2019, the Company completed the acquisition of 65.0177% equity interest in Lixin Cayman and its subsidiaries (“Lixin”), which are engaged in financial guarantee business, asset management, supply chain financing, and business factoring through its subsidiaries based in Zhejiang Province, China. The acquisition had been accounted for as a business combination in accordance with ASC 805. Under the terms of the purchase agreement, the consideration was $39.38 million (RMB 276.00 million). As per an independent valuation report issued by a professional valuation firm dated December 20, 2019, the fair value of 65.0177% equity interest in Lixin Cayman and its subsidiaries was $31.09 million (RMB 217.88 million). The consideration was paid in Class B Preferred Shares, which was equivalent to $31.09 million (RMB 217.88 million) and at price of $0.1065 per Class B Preferred Share. On December 20, 2019, the Company issued 291,795,150 Class B Preferred Shares. (Note 19)

The Company assessed the Company as the accounting acquirer because of the following reasons:

1)	The Class B preferred shares are without voting rights. Though the Company’s Board has the rights to convert any or all of the Class B Preferred Shares, in whole or in part, into ordinary share. The Company does not expect the Board will exercise the rights before the conversion date. Therefore, as of the acquisition date, the Company’s existing shareholders had voting rights whereas the selling shareholders of Lixin Cayman didn’t have such right in the combined entity and are not expected to have such a right before conversion.

2)	The Company’s major shareholders with voting rights did not change before and after the acquisition date. There is no existence of a large minority voting interest which has a significant voting interest over the combined entity.

3)	For the period from January 1, 2019 to the date of this report, the Company changed two executive directors and two non-executive directors in the Company’s Board, all duly elected by the shareholders.

4)	For the period from January 1, 2019 to the date of this report, the Company appointed a new Chief Executive Officer, and Lixin appointed a new Chief Financial Officer. The Company assessed the CEO dominates the senior management team of combined company.

The Company has allocated the purchase price of Lixin based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the business combination standard issued by FASB. The Company used carrying amount of assets and liabilities as fair value, which approximate the fair value, and used income approach to estimate the fair value of intangible assets, including customer relationship, license and non-compete agreements. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed and intangible assets identified as of the acquisition date and considered a number of factors including valuations from an independent appraiser firm. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in other operating expenses.

The following table summarizes the estimated fair values of the identifiable assets acquired at the acquisition date, which represents the net purchase price allocation at the date of the acquisition of Lixin based on a valuation performed by an independent valuation firm engaged by the Company and translated the fair value from RMB to USD using the exchange rate on December 20, 2019 at the rate of USD 1.00 to RMB 7.0086.

Fair value
Net tangible assets (5)	$44,762,922
Customer relationship (1)	156,950
License (2)	1,983,277
Non-Compete Agreements (3)	2,454,127
Deferred tax liabilities recognized	(1,148,589)
Other intangible assets (4)	243,072
Less: Noncontrolling interests	(16,936,604)
Total purchase consideration	$31,515,155

(1)	Lixin has provided financial services to over 300 clients in the past four years, which will enable the Company to benefit from these customers in future operations and with an estimated average finite useful life of three years.

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)	Lixin has obtained the Financing Guarantee Agency Business License which permits the Company to engage in financing guarantee business, non-financial guarantee business and consulting intermediary business related to guarantee business. The estimated useful life of the license is 10 years.

(3)	Pursuant to purchase agreement between the Company and Lixin, Lixin’s management and key employees were limited to be engaged in similar business to compete with the Company during the performance commitment period and within six-months to two years after leaving.

(4)	Approximately $0.24 million of other intangible assets arising from the acquisition was mainly for the assembled workforce.

(5)	The following is a reconciliation of the fair value of major classes of assets acquired and liabilities assumed which comprised of net tangible assets on December 20, 2019.

December 20, 2019
Carrying amounts of major classes of acquired assets
Cash, cash equivalents and restricted cash	$21,442,122
Short-term investments	8,560,911
Accounts receivable, net	3,252,159
Loan receivable due from third parties	5,917,714
Pledged deposits	5,564,592
Other assets	2,537,990
Total assets	$47,275,488
Less: total liabilities	(2,512,566)
Net tangible assets	$44,762,922

The amount of operating income and net income what resulted from the acquisition and included in the consolidated statements of operations and comprehensive income (loss) during the year ended December 31, 2019 were $280,972 and $192,483, respectively.

The accounting literature establishes guidelines regarding the presentation of this unaudited pro forma information. Therefore, this unaudited pro forma information is not intended to represent, nor does the Company believe it is indicative of, the consolidated results of operations of the Company that would have been reported had the acquisition been completed as of January 1, 2019. Furthermore, this unaudited pro forma information does not give effect to the anticipated business and tax synergies of the acquisition and is not representative or indicative of the anticipated future consolidated results of operations of the Company.

The unaudited pro forma consolidated financial information reflects the historical results of the Lixin Cayman and its subsidiaries, adjusted to reflect the acquisition had it been completed as of January 1, 2019. The most significant pro forma adjustments to the historical results of operations relate to the application of purchase accounting for the acquisition. The unaudited pro forma financial information includes various assumptions, including those related to the finalization of the purchase price allocation.

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS

FOR THE YEAR ENDED December 31, 2019

	Roan	Lixin Cayman and its subsidiaries*	Pro Forma Adjustment**	Pro Forma Financial Data

Net revenues from services	$631,140	$2,591,381	$-	$3,222,521
Net interest (loss) income after provision for loan losses	(1,580,588)	1,075,726	50,681	(454,181)
Commission and fee income on guarantee services, net	3,789	1,829,566	(45,192)	1,788,163

Operating (Loss) Income	(945,659)	5,496,673	5,489	4,556,503

Other income, net	-	195,519	-	195,519

Total Operating Expenses	(1,366,710)	(2,087,917)	(855,729)	(4,310,356)

(Loss) Income Before Income Taxes	(2,312,369)	3,604,275	(850,240)	441,666

Income tax expenses	(244,741)	(936,982)	212,560	(969,163)
			-
Net (Loss) Income from continuing operations	(2,557,110)	2,667,293	(637,680)	(527,497)

Net income from discontinued operations, net of income tax	26,846,018	-	-	26,846,018

Net Income	24,288,908	2,667,293	(637,680)	26,318,521
Dividend – Convertible Redeemable Class A preferred stock	(686,400)	-	-	(686,400)
Net income attributable to noncontrolling interests	(76,108)	(90,928)	-	(167,036)
Net Income Attributable to Roan Holding Group Co., Ltd.’s shareholders	$23,526,400	$2,576,365	(637,680)	$25,465,085

Weighted average number of ordinary share outstanding
Basic	25,287,887	-	-	25,287,887
Diluted	25,287,887	-	-	25,287,887

Earnings per share
Basic	$0.93	-	-	$1.01
Diluted	$0.93	-	-	$1.01

*	The consolidated statements of income of Lixin was for the period from January 1, 2019 to December 20, 2019.

**	The proforma adjustment represents the transaction elimination between Roan and Lixin, amortization of intangible assets arising from the acquisition of $850,240, and deferred income tax benefits of $212,560 in relation to amortization of intangible assets arising from the acquisition.

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. DISPOSITION OF FENG HUI

On July 31, 2019, the Company entered into a framework agreement (the “Agreement”) with Zhejiang Zhongfeng Investment Management Co., Ltd. (“Zhongfeng”), pursuant to which Zhongfeng will acquire a 100% equity interest in Feng Hui, a variable interest entity of the Company. Feng Hui primarily provides loan facilitation services to micro, small and medium sized enterprises in the Xinjiang Uygur Autonomous Region. The consideration was approximately $1.44 million (RMB 10 million), and the Company received $504,713 (RMB 3.5 million) for the year ended December 31, 2019. As of December 31, 2019, the Company had an outstanding receivable of $932,836 (RMB 6.5 million) due from Zhejiang Zhongfeng. On April 30, 2020, the Company subsequently received additional $0.43 million (RMB 3.0 million) from Zhongfeng.

Upon completion of the disposition on November 22, 2019, the Company released all equity interests to Feng Hui’s shareholders and those interests were transferred to Zhongfeng through Feng Hui’s shareholders. Zhongfeng assumed all assets and obligations of Feng Hui. Upon the closing of the transaction, the Company does not bear any contractual commitment or obligation to the microcredit business or the employees of Feng Hui, nor to the purchaser.

On November 22, 2019, management was authorized to approve and commit to a plan to sell Feng Hui, therefore the major assets and liabilities relevant to the disposal are reported as components of total assets and liabilities separate from those balances of the continuing operations. At the same time, the results of all discontinued operations, less applicable income taxes, are reported as components of net income (loss) separate from the net loss of continuing operations in accordance with ASC 205-20-45. The assets relevant to the sale of Feng Hui with a carrying value of $1.59 million were classified as assets held for sale as of November 22, 2019. The assets held for sale mainly consisted of loan receivables, net of doubtful allowance of $1.56 million due from third parties. The liabilities relevant to the sale of Feng Hui with a carrying value of $57.60 million were classified as liabilities held for sale as of November 22, 2019, which was comprised of loans of $36.22 million and other current liabilities of $20.61 million. A net gain of $54.75 million was recognized as the net gain from disposal of discontinued operation in 2019, all attributable to the Company’s shareholders. The following is a reconciliation of net gain of $54.75 million from disposition in the consolidated statements of operations and comprehensive income (loss):

Fair value
Consideration in exchange for the disposal	$1,435,132
Less: Net liabilities (comprised of assets of $1,593,879 and liabilities of $57,601,524)	(56,007,645)
Gains from disposal	57,442,777
Other comprehensive loss	(2,691,969)
Net gain from discontinued operations	$54,750,808

In accordance with ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, a disposal of a component of an entity or a group of components of an entity is required to be reported as discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the components of an entity meets the criteria in paragraph ASC205-20-45-1E to be classified as held for sale. When all of the criteria to be classified as held for sale are met, including management, having the authority to approve the action, commits to a plan to sell the entity, the major current assets, other assets, current liabilities, and noncurrent liabilities shall be reported as components of total assets and liabilities separate from those balances of the continuing operations. At the same time, the results of all discontinued operations, less applicable income taxes (benefit), shall be reported as components of net income (loss) separate from the net income (loss) of continuing operations in accordance with ASC 205-20-45.

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a reconciliation of the carrying amounts of major classes of assets and liabilities held for sale in the in the consolidated balance sheet as of November 22, 2019.

November 22, 2019
Carrying amounts of major classes of assets held for sale:
Cash	$12,397
Loan receivable, net	1,557,568
Other assets	23,914
Total assets of disposal group classified as held for sale	$1,593,879
Carrying amounts of major classes of liabilities held for sale:
Loans	$36,221,099
Other current liabilities	20,611,079
Income tax payable	769,346
Liabilities directly associated with the assets classified as held for sale	$57,601,524

The following is a reconciliation of the amounts of major classes of income from operations classified as discontinued operations in the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2019:

December 31, 2019
Discontinued Operations
Total interest and fees income	$3,514
Total interest expenses	(6,314,400)
Provision for loan losses	(24,702,109)
Other operating expenses	3,108,205
Net gain from discontinued operations	54,750,808
Net income (loss) from discontinued operations	$26,846,018

6. DECONSOLIDATION OF DING XIN

On September 30, 2020, the Company entered into an agreement (the “Agreement”) with Urumqi Fengxunhui Management Consulting Co., Ltd (“Fengxunhui”) pursuant to which Fengxuanhui acquired a 100% equity interest in Ding Xin with a consideration of $15,326 (RMB100,000). Upon closing of the disposition, the Company released all equity interests to Fengxunhui’s shareholders. Therefore, starting from September 30, 2020, the Company has no power to direct the relevant activities of Ding Xin due to the loss of control over Ding Xing. Accordingly, the Company deconsolidated Ding Xin and its 99%-owned subsidiary, Zhi Yuan, pursuant to guidance of ASC 810-10-40-4 which indicates that A parent shall deconsolidate a subsidiary or derecognize a group of assets specified in paragraph 810-10-40-3A as of the date the parent ceases to have a controlling financial interest in that subsidiary or group of assets.

Fair value
Consideration	$15,326
Less: carrying amount of Ding Xin’s net assets	1,782,340
Loss from deconsolidation	(1,767,014)
Other comprehensive loss	(190,396)
Non-controlling interest	4,162
Net loss from deconsolidation of subsidiaries	$(1,953,248)

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. DECONSOLIDATION OF Roan HK

On September 17, 2021, the Company signed an equity transfer agreement to sell 100% of the equity interest it held in Roan HK, a holding company that has no business operations, to Yuanjia Asset Management Co. Ltd. (“Yuanjia”), a BVI company, for a total of approximately $282(HK$2,200). The transaction was closed on September 30, 2021. Upon closing of the disposition, the Company released all equity interests to Yuanjia’s shareholders. Therefore, starting from September 30, 2021, the Company has no power to direct the relevant activities of Roan HK due to the loss of control over Roan HK. Accordingly, the Company deconsolidated Roan HK and its subsidiary, pursuant to guidance of ASC 810-10-40-4 which indicates that A parent shall deconsolidate a subsidiary or derecognize a group of assets specified in paragraph 810-10-40-3A as of the date the parent ceases to have a controlling financial interest in that subsidiary or group of assets.

Fair value
Consideration	$282
Less: carrying amount of ROAN HK’s net assets	(492,495)
Gain from deconsolidation	492,777
Other comprehensive loss	(2,494)
Net gain from deconsolidation of subsidiaries	$490,283

8. RESTRICTED CASH

Restricted cash represents cash pledged with banks, other financial institutions, and other guaranteed creditors as guarantor deposit for the Company’s guarantee service customers. The banks, other financial institutions, or other guaranteed creditors providing loans to the Company’s guarantee service customers generally require the Company, as the guarantor of the loans, to pledge a cash deposit usually in the range of 10% to 20% of the guaranteed amount, and the other financial institutions requires of a cash deposit of 50% of the guaranteed amount. The deposits are released after the guaranteed loans are paid off and the Company’s guarantee obligation expires which is usually within 12 months.

At the same time, the Company requires the guarantee service customers to make a deposit to the Company of the same amount as the deposit the Company pledged to the banks, other financial institutions, and other guaranteed creditors for their loans if the customer does not pledge or collateralize other assets with the Company. The Company recorded the deposit received as restricted cash on the consolidated balance sheet. The deposit is returned to the customer after the customer repays the loan and the Company’s guarantee obligation expires.

As of December 31, 2021, the Company’s restricted cash is comprised of:

	December 31, 2021	December 31, 2020
Restricted cash in banks and other financial institutions	$20,592,223	$16,986,667
Restricted cash in other guaranteed creditors	9,101,466	8,888,889
	$29,693,689	$25,875,556

9. ACCOUNTS RECEIVABLE, NET

As of December 31, 2021 and 2020, the accounts receivable consisted of the following:

	December 31, 2021	December 31, 2020
Accounts receivable	$7,704,859	$7,679,722
Less: allowance for credit losses	775,330	740,370
	$6,929,529	$6,939,352

Movement of allowance for credit losses was as follows:

	December 31, 2021	December 31, 2020
Balance, opening	$740,370	$405,802
Provisions	17,318	290,706
Foreign exchange loss	17,642	43,862
Balance, ending	$775,330	$740,370

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. OTHER RECEIVABLES

As of December 31, 2021 and 2020, other receivables consisted of the following:

	December 31, 2021	December 31, 2020
Receivable from a guarantee customer	$-	$3,187,739
Other receivables	678,983	363,664
Less: allowance for credit losses	22,148	5,650
	$656,835	$3,545,753

11. LOANS DUE FROM THIRD PARTIES

	December 31, 2021	December 31, 2020
Loans due from third parties (1)	$23,790,917	$17,698,084
Less: allowance for credit losses	39,446	27,432
	$23,751,471	$17,670,652

(1)

As of December 31, 2020, the balance of loans due from third parties was comprised of loans of $11,384,625, $3,306,744, $2,354,965, $417,742 and $153,019 due from five third parties, and a non-interest bearing loan of $0.54 million due from a third party. These five interest bearing loans are due within 12 months from the balance sheet date and have an interest rate of ranging from 7% to 14%. The loans of $11,384,625, $3,306,744, $2,354,965, and $153,019 are pledged either with real estate assets or customer’s trade receivables.

As of December 31, 2021, the balance of loans due from third parties was comprised of loans of $11,807,096, $6,622,101, $5,306,798 due from three parties, and a non-interest bearing loan of $0.54 million due from a third party. These three interest bearing loans are due within 12 months from the balance sheet date and have an interest rate of ranging from 7% to 14%. The loans of $6,622,101 and $5,306,798 are pledged either with real estate assets or customer’s trade receivables.

For the years ended December 31, 2021 and 2020, a net provision of $12,014 and $27,432 were charged against the consolidated statements of operations and comprehensive income (loss), respectively. For the years ended December 31, 2021 and 2020, the Company did not charge write-offs against provisions.

Interest on loans receivable is accrued and credited to income as earned. The Company determines a loan’s past due status by the number of days that have elapsed since a borrower has failed to make a contractual loan payment. Accrual of interest is generally discontinued when either (i) reasonable doubt exists as to the full, timely collection of interest or principal or (ii) when a loan becomes past due by more than 90 days.

As of December 31, 2021, loan balance of $6,440,370 aged between 180 ~ 365 days, and balance of $5,085,836 aged over one year.

Movement of allowance for credit losses was as follows:

	December 31,	December 31,
	2021	2020
Balance at beginning of the year	$27,432	$4,870,838
Reduction due to deconsolidation	-	(4,870,838)
Provisions	12,014	27,432
Balance at end of the year	$39,446	$27,432

12. OTHER CURRENT ASSETS

Other current assets consist of the following:

	December 31, 2021	December 31, 2020
Prepaid expenses	70,910	38,948
Prepayment to a supplier for procurement of healthcare products	-	3,463,602
	$70,910	$3,502,550

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	December 31, 2021	December 31, 2020
Electronic equipment	$137,523	$137,046
Vehicles	131,894	239,641
Office equipment	24,594	27,215
Leasehold improvements	50,805	49,618
Less: Accumulated depreciation	267,743	388,447
	$77,073	$65,073

Depreciation expenses totaled $46,946, $73,894 and $15,184 for the years ended December 31, 2021, 2020 and 2019, respectively. During fiscal year 2021, the Company disposed two vehicles and recorded a gain of $33,246. During fiscal year 2020, the Company disposed of the building and recorded a gain of $137,624.

14. INTANGIBLE ASSETS, NET

Intangible assets consist of the following:

	December 31, 2021	December 31, 2020
Customer relationship	$172,614	$168,583
License	2,181,213	2,130,269
Non-Compete Agreements	2,699,056	2,636,015
Less: Accumulated amortization	1,929,489	957,000
	$3,123,394	$3,977,867

Amortization expenses totaled $938,900, $877,245 and $33,138 million for the years ended December 31, 2021, 2020 and 2019, respectively.

The following table sets forth the Company’s amortization expenses for the twelve months ending December 31 of the following years:

2022	$948,689
2023	872,550
2024	218,121
2025	218,121
2026	218,121
Thereafter	647,792
$3,123,394

15. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31, 2021	December 31, 2020
Accrued payroll	$455,442	$355,314
Dividends due to former shareholders of Zhejiang Jingyuxin (1)	186,737	182,375
Other current liabilities	513,724	1,104,371
	$1,155,903	$1,642,060

(1)	The balance represented the unpaid dividends due to former shareholders of Lixin, who sold equity interests in Lixin to the Company.

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. INCOME TAXES

Cayman Islands

Under the current tax laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Under the current tax laws of BVI, the Company’s subsidiary incorporated in the BVI is not subject to tax on income or capital gains.

Hong Kong

Roan HK and Lixin HK are incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for the first HKD$2 million of assessable profits is 8.25% and assessable profits above HKD$2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019. Before that, the applicable tax rate was 16.5% for corporations in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax laws, Roan HK and Lixin HK are exempted from income tax on its foreign-derived income and there are no withholding taxed in Hong Kong on remittance of dividends.

PRC

PRC subsidiaries are subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. The EIT rate for companies operating in the PRC is 25%.

Income tax expenses consist of the following:

	For the Years Ended December 31,
	2021	2020	2019
Current income tax expenses	$594,272	$771,639	$187,067
Deferred income tax expenses (recovery)	(265,421)	(1,001,372)	57,674
Income tax expenses (recovery)	$328,851	$(229,733)	$244,741

Below is a reconciliation of the statutory tax rate to the effective tax rate for the Company:

	For the Years Ended December 31,
	2021	2020	2019
PRC statutory income tax rate	25%	25%	25%
Effect of different income tax rate in other jurisdictions	1%	4%	(8.2)%
Effect of non-deductible expenses	1%	3%	(0.1)%
Effect of temporary differences	1%	7%	-%
Effect of valuation of deferred tax allowance	9%	5%	(27.3)%
Effective tax rate	37%	44%	(10.6)%

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax assets (liabilities), net as of December 31, 2021 and 2020 consist of the following:

	December 31, 2021	December 31, 2020
Deferred tax assets
Provision for financial guarantee services	$38,870	$23,772
Allowance on doubtful accounts	190,576	179,186
Accrued expenses	-	7,685
Lease liability	16,375	73,603
Net operating loss carrying forward	165,290	45,089
Less: valuation allowance	(165,290)	(42,208)
Total deferred tax assets	$245,821	$287,127
Deferred tax liabilities
Right-of-use assets	(9,328)	(86,504)
Recognition of intangible assets arising from business combination	(780,849)	(994,471)
Deferred tax liabilities, net	$(544,356)	$(793,848)

As of December 31, 2021 and 2020, the Company had net operating loss carry forwards of $562,798 and $188,408, respectively. The net operating loss can be carried forward up to 2025 for PRC entities and can be carried forward for Hong Kong entities indefinitely. The Company reviews deferred tax assets for a valuation allowance based upon whether it is more likely than not that the deferred tax asset will be fully realized. Therefore, valuation allowance was recognized against the deferred tax assets based upon management’s assessment as to their realization.

The Company evaluates its valuation allowance requirements at end of each reporting period by reviewing all available evidence, both positive and negative, and considering whether, based on the weight of that evidence, a valuation allowance is needed. When circumstances cause a change in management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in income from operations. The future realization of the tax benefit of an existing deductible temporary difference ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under applicable tax law.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2021 and 2020, the Company did not have any significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit. The Company does not believe that its uncertain tax benefits position will materially change over the next twelve months.

17. EARNINGS (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted loss per common share for the years ended December 31, 2021, 2020 and 2019, respectively:

	For the Years Ended December 31,
	2021	2020	2019
Net Income (Loss) Attributable to Roan Holding Group Co., Ltd.’s shareholders	$371,091	$(1,692,654)	$23,526,400
Net income (loss) from continuing operations attributable to Roan Holdings Group Co., Ltd.’s shareholders	$371,091	$(1,692,654)	$(3,319,618)
Net income from discontinued operations, net of income tax	$-	$-	$26,846,018

Weighted average number of ordinary share outstanding
Basic and Diluted*	25,287,887	25,287,887	25,287,887

Earnings per share
Net income (loss) per share from continuing operations – Basic and Diluted	$0.01	$(0.07)	$(0.13)
Net earnings per share from discontinued operations – Basic and Diluted	$-	$-	$1.06

Basic loss per share to the ordinary shareholders are computed by dividing the net loss attributable to the ordinary shareholders by the weighted average number of common shares outstanding during the year. Diluted loss per share is the same as basic loss per share due to the lack of dilutive items in the Company for the years ended December 31, 2021, 2020 and 2019. The number of warrants, Class A preferred shares and Class B preferred shares are excluded from the computation as the anti-dilutive effect.

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. RELATED PARTY TRANSACTIONS AND BALANCES

1)	Transactions with related parties

During fiscal year 2020, the Company advanced a loan of $91,954 to a shareholder, Mr. Yuan Shen. The loan is interest free and due on demand as of December 31, 2020. The Company has agreed to offset this loan with the other related party balance due to this same shareholder subsequent to yearend. (Refer to Note 18.2) below for balance due to this related party.

During fiscal year 2021, the Company purchased health products of $3,907 from Furuikang biomedical Technology (Zhejiang) Co., Ltd. (“Furuikang”). The shareholder of Furuikang is a beneficial owner of the Company. The transactions are arm-length transactions. As of December 31, 2021, the amount due from Mr. Zhiyong Tang, the Company’s Chief Executive Officer, was $5,941. This amount was advanced travel fees and non-interest bearing. During the fiscal year 2021, the Company and Ms. Yuan Shen had agreed to offset the advanced loan of $91,954 provided in fiscal year 2020 with the balance due to Ms. Yuan Shen. After the offsetting, the amount due to Mr. Yuan Shen was $119,210 (Refer to Note 18.2). The amount was non-interest bearing and due on demand.

2)	Balances with related parties

As of December 31, 2021, the balance of due from related parties of $5,941 consisted of an advance of $5,941 to Mr. Zhiyong Tang.

As of December 31, 2021, the balance of due to related parties of $123,117 consisted of an advanced fund of $119,210 provided by Ms. Yuan Shen, and a payable of $3,907 to Furuikang.

19. REDEEMABLE CONVERTIBLE PREFERRED SHARES

Class A Preferred Share

On July 6, 2016, the Company sold 715,000 Class A Preferred Shares at a price of $12.00 per Class A Share with an annual dividend of 8%. The Company received gross proceeds of $8,580,000 from this private placement without issuance cost.

The Class A Shares were mandatorily redeemable at a price $12.00 per Class A Share (subject to equitable adjustments for stock splits, stock dividends, recapitalizations and other similar adjustments), plus accrued dividends on the fifth anniversary of the original issue date of the Class A Shares (“Mandatory Conversion Date”). Each Class A Share is convertible into one ordinary share (subject to equitable adjustments for stock splits, stock dividends, recapitalizations and other similar adjustments) at shareholder’s option after the closing of an initial acquisition by the Company, whether through a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, contractual control arrangement or other similar type of transaction, with an acquiree at fair value (“Business Combination”). The Class A preferred shares are automatically convertible on the date on which the average closing price of the Company’s ordinary shares for three consecutive trading days, that is equal to or exceeds $6.00, provided that such date is after the closing of the Business Combination.

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the event of a Reorganization Event occurring following the closing of the Business Combination (which includes certain business combinations involving the Company or the Company having confirmed that at least 80% of the Class A Shares originally issued have elected to been converted at the election of their holders), each Class A Share outstanding immediately prior to such Reorganization Event shall be redeemed by the Company by making a redemption payment equal to the greater of the following (as reasonably determined by the Company’s Board of Directors): (i) an amount in cash equal to the liquidation preference, plus an amount equal to accumulated and unpaid dividends as of (but excluding) the date of the Reorganization Event, per Class A Share that is so redeemed, or (ii) the kind of securities, cash and other property that the holder of Class A Shares holding such Class A Share would have been entitled to receive if such holder had converted its Class A Shares into ordinary shares immediately prior to such Reorganization Event.

The Company did not recognize the beneficial conversion feature for the Class A Preferred shares since each Class A Share is convertible into one ordinary share (subject to equitable adjustments for stock splits, stock dividends, recapitalizations and other similar adjustments) at holder’s option. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. ASC 480-10-S99 notes that if a reporting entity issues preferred shares that are conditionally redeemable (e.g., at the holder’s option or upon the occurrence of an uncertain event not solely within the company’s control), the shares are not within the scope of ASC 480 because there is no unconditional obligation to redeem the shares by transferring assets at a specified or determinable date or upon an event certain to occur. If the uncertain event occurs, the condition is resolved, or the event becomes certain to occur, then the shares become mandatorily redeemable under FAS 150 and would require reclassification to a liability. The Class A Preferred Shares have been classified as mezzanine equity in the consolidated financial statement, presented below total liabilities but not included in the subtotal for total equity as of December 31, 2018. The Class A Preferred Share is not deemed to be an embedded derivative instrument to be bifurcated since it’s indexed to its own stock.

In December 2019, the Company’s board approved an amendment to the Memorandum and Articles of Association (“M&A “). Pursuant to the new M&A, each Class A Share is convertible into two ordinary share (subject to equitable adjustments for stock splits, stock dividends, recapitalizations and other similar adjustments) at shareholder’s option after the closing of the Business Combination. The Class A preferred shares are automatically convertible on the date on which the average closing price of the Company’s ordinary shares for three consecutive trading days, that is equal to or exceeds $6.00, provided that such date is after the closing of the Business Combination.

The new M&A granted the Directors with the rights to convert any or all of the Class A Preferred Shares, in whole or in part, into ordinary shares prior to the Mandatory Conversion Day. In the event of a Reorganization Event occurring following the closing of the Business Combination, the directors also have the rights to convert any or all of the Class A Preferred Shares, in whole or in part, into ordinary shares prior to the Mandatory Conversion Day, or to repurchase or redeem any or all of the Class A Preferred Shares, in whole or in part (but in no event less than one Class A Preferred Share), for a cash amount equal to the value of the Class A Preferred Shares being repurchased or redeemed on an as-converted basis.

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

With the amendment to the M&A, the redemption of Class A Preferred Shares is no longer solely within the control of the holders of these preferred shares. As the Class A Preferred Shares does not embody an unconditional obligation that requires the Company to redeem the preferred shares by transferring cash or assets, and it does not contain a specific date upon which assets must be transferred. The preferred shares are not considered mandatorily redeemable and are scoped out of ASC 480, Liabilities. In addition, the redemption was not solely controlled by the holders of the preferred shares, it was not required to be classified out of permanent equity. The Class A Preferred Shares was classified as an equity as of December 31, 2021 and 2020.

The Company did not recognize the beneficial conversion feature for the Class A Preferred shares since each Class A Share is convertible into two ordinary shares (subject to equitable adjustments for stock splits, stock dividends, recapitalizations and other similar adjustments) at either party’s discretion. The Class A Preferred Share is not deemed to be an embedded derivative instrument to be bifurcated since it’s indexed to its own stock.

As of December 31, 2021 and 2020, dividend of $0.69 million and $0.69 million was accrued for Convertible Redeemable Class A Preferred Shares The balance for Class A Preferred Shares was $11.71 million and $11.03 million, respectively.

Class B Preferred Share

On December 20, 2019, the Company issued 291,795,150 shares of Class B Preferred Shares to exchange 65.0177% equity interest in Lixin Cayman and its subsidiaries.

The Class B Preferred Shares are characteristic with 1) No voting rights at a shareholder meeting or on any resolution of members; 2) No rights to receive any dividends declared on any shares of the Company; 3) Rights of liquidation preference. In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Class B Holders shall be entitled to receive, in priority to the holders of any other class of Shares in the Company, an amount equal to their pro rata share of the Class B Liquidation Preference Amount, which is calculated at an aggregation of RMB 276 million and liquidation premium of 8% per annum of RMB 276 million.

The Class B Shares are mandatorily converted into Ordinary Shares of the Company on the second anniversary of the original issue date of the Class B Shares, at a rate of 1 Ordinary Share per Class B Preferred Share so converted, or can be redeemed at a conversion price calculated at the average closing price per share for ninety consecutive trading days before conversion date. Because the Company’s board has the rights to convert any or all of the Class B Preferred Shares, in whole or in part, into ordinary shares. As such, the redemption provisions are solely at the discretion of the Company.

In the event of a Reorganization Event occurring following the closing of the an initial acquisition by the Company, whether through a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, contractual control arrangement or other similar type of transaction, with an acquiree at fair value (“Business Combination”), the directors also have the rights to convert any or all of the Class B Preferred Shares, in whole or in part, into ordinary shares prior to the Mandatory Conversion Day, or to repurchase or redeem any or all of the Class B Preferred Shares, in whole or in part (but in no event less than one Class B Preferred Share), for a cash amount equal to the value of the Class B Preferred Shares being repurchased or redeemed on an as-converted basis.

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 22, 2021, the Board of Directors of the Company unanimously passed a resolution to amend the Memorandum and Articles of Association (the “Amended M&A II”) to amend the definition of “Class B Conversion Date” of Class B preferred shares, on which the Class B preferred shares of the Company shall automatically convert into ordinary shares of the Company. Under the Amended M&A II, the “Class B Conversion Date” has been extended from two years after the date on which the Class B Preferred Shares were issued to thirty months after such issuance date.

As the Class B Preferred Shares does not embody an unconditional obligation that requires the Company to redeem the preferred shares by transferring cash or assets, and it does not contain a specific date upon which assets must be transferred. The preferred shares are not considered mandatorily redeemable and are scoped out of ASC 480, Liabilities. In addition, the redemption provisions are solely at the discretion of the Company. The Class B Preferred Shares was classified as an equity as of December 31, 2021 and 2020.

The Company did not recognize the beneficial conversion feature for the Class B Preferred shares since each Class B Share is convertible into one ordinary share (subject to equitable adjustments for stock splits, stock dividends, recapitalizations and other similar adjustments) at either party’s discretion. The Class B Preferred Share is not deemed to be an embedded derivative instrument to be bifurcated since it’s indexed to its own stock.

As of December 31, 2021 and 2020, the balance for Class B Preferred Shares was $31.09 million and $31.09 million, respectively.

20.	EQUITY

Ordinary share

The Company is authorized to issue unlimited ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share.

On July 6, 2018, the Company and certain institutional investors entered into a securities purchase agreement (“Private Placement”), pursuant to which the Company agreed to sell to such investors an aggregate of 769,232 ordinary shares together with Series A warrants to purchase a total of 576,924 ordinary shares (the “Series A Warrants”), for gross proceeds of approximately $2.0 million. Each investor will receive a Series A Warrant to purchase a number of shares equal to 75% of the number of ordinary shares the investor purchases in the offering with a warrant term of four (4) years. The purchase price for each ordinary share and the related Series A Warrants is $2.60. The Series A Warrants have an exercise price of $2.60. In connection with the offering, the investors also received Series B warrants with an initial face amount of 200,000 ordinary shares, which are subject to adjustment not in excess of an aggregate of 462,843 ordinary shares (the “Series B Warrants”) for nominal consideration. If on the 30th day after the closing date of the transaction, the closing bid price of the Company’s ordinary shares is less than $2.60, the investors shall have the right to exercise the Series B Warrants and the number of ordinary shares to be issued to the investors upon exercise of the Series B Warrants shall be adjusted (upward or downward, as necessary) based on the closing bid price of the Company’s ordinary shares on such date. The closing of the offering took place on July 10, 2018. On August 9, 2018, the closing bid price of the Company’s ordinary shares was $1.29, and thus the Series B Warrant was exercised for 390,579 ordinary shares.

As of December 31, 2021 and 2020, there were 25,287,851 and 25,287,851 ordinary shares issued and outstanding, respectively.

Ordinary Shares Held in Escrow

Upon consummation of the business combination between the Company and Adrie, an aggregate of 20 million ordinary shares were issued and 8 million of the issued ordinary shares were deposited in escrow (the “Escrow Shares”). One-third of the Escrow Shares (along with the related accrued dividends and distributions) shall be released upon the post-combination company obtaining certain specified adjusted consolidated net income targets in each of calendar years 2016, 2017 and 2018.

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The target adjusted consolidated net income ranging in 2016 from $20.2 million at the bottom to $32.0 million at the top, in 2017 from $22.6 million at the bottom to $38.0 million at the top, and in 2018 from $25.6 million at the bottom to $44.0 million at the top, and with the average adjusted consolidated net income target for the alternative earn-out payment ranging from $23.3 million at the bottom to $40.0 million at the top.

The Company has achieved the earn-out payment requirement in 2016 thus one third of 8 million escrowed restricted shares were released in 2017. However, the Company has not achieved the earn-out payment requirement in both 2018 and 2017, thus the two thirds of 8 million escrowed restricted shares were not released.

Preferred Shares

The Company is authorized to issue unlimited preferred shares, in one or more series, with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors. As of December 31, 2021 and 2020, there were 715,000 and 715,000 Class A preferred shares issued and outstanding, respectively. As of December 31, 2021 and 2020, there were 291,795,150 and 291,795,150 Class B preferred shares issued and outstanding.

Warrants

A summary of warrants activity for the years ended December 31, 2021 and 2020 is as follows:

	Number of shares	Weighted average life	Expiration dates
Balance of warrants outstanding as of December 31, 2017	9,280,323	3.52 years	July 6, 2021
Grants of Series A Warrants	576,924	3.48 years	July 9, 2022
Grants of Placement Agent Warrant	46,154	3.48 years	July 9, 2022
Grants of Series B Warrants	390,579	0.08 years	August 9, 2018
Exercise of Series B Warrants	(390,579)
Balance of warrants outstanding as of December 31, 2018	9,903,401	2.58 years	*
Balance of warrants outstanding as of December 31, 2019	9,903,401	1.58 years	*
Balance of warrants outstanding as of December 31, 2020	9,903,401	0.58 years	*
Expire of Warrants issued in July 6, 2016	(9,280,323)
Balance of warrants outstanding as of December 31, 2021	623,078	0.52 years

*	As of December 31, 2021, the Company’s 623,078 shares of warrants were comprised of 576,924 Series A Warrants and 46,154 Placement Agent Warrants, which would expire on July 9, 2022. On July 6, 2021, 9,280,323 shares of warrants were expired. As at of December 31, 2021, the Company had 623,078 shares of warrants, which would expire on July 9, 2022.

Series A Warrants

In connection with the private placement closed on July 10, 2018, the Company issued Series A warrants to investors to purchase a total of 576,924 ordinary shares with a warrant term of four (4) years. The Series A Warrants have an exercise price of $2.60 per share. On January 9, 2019, the Board of the Company approved a downward adjustment of exercise price from $2.6 to $1.18.

The Series A Warrants have customary anti-dilution protections including a “full ratchet” anti-dilution adjustment provision which are triggered in the event the Company sells or grants any additional ordinary shares, options, warrants or other securities that are convertible into ordinary shares at a price lower than $2.60 per share. The anti-dilution adjustment provision is not triggered by certain “exempt issuances” which among other issuances, includes the issuance of ordinary shares, options or other securities to officers, employees, directors, consultants or service providers.

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Based on an evaluation as discussed in FASB ASC 815-15, “Embedded Derivatives” and FASB ASC 815-40-15, “Contracts in Entity’s Own Equity – Scope and Scope Exceptions,” the Company determined that the Series A Warrants were not considered indexed to its own stock because neither the occurrence of a sale of equity securities by the issuer at market nor the issuance of another equity contract with a lower strike price is an input to the fair value of a fixed-for-fixed option or forward on equity shares. As such, the Series A Warrants was classified as a liability. Liability classification requires the warrant to be re-measured to their fair value for each reporting period.

As of July 10, 2018, December 31, 2020 and 2021, the Company estimated fair value of the Series A Warrants at, $1,202,310, $15,739 and $12,500 respectively, using the Black-Scholes valuation model, which took into consideration the underlying price of ordinary shares, a risk-free interest rate, expected term and expected volatility. As a result, the valuation of the warrant was categorized as Level 3 in accordance with ASC 820, “Fair Value Measurement”.

On the July 10, 2018, December 31, 2020 and 2021, the Company estimated the fair value of Series A Warrants using the following assumption.

	On July 10, 2018	On December 31, 2020	On December 31, 2021
Terms of warrants	48 months	18 months	6 months
Exercise price	2.60	1.18	1.18
Risk free rate of interest	2.77%	0.12%	0.19%
Dividend yield	0.00%	0.00%	0.00%
Annualized volatility of underlying stock	2.03	2.19	2.19

Series B Warrants

In connection with the private placement closed on July 10, 2018, the investors also received Series B warrants with an initial face amount of 200,000 ordinary shares, which are subject to adjustment not in excess of an aggregate of 462,843 ordinary shares (the “Series B Warrants”) for nominal consideration. If on the 30th day after the closing date of the transaction, the closing bid price of the Company’s ordinary shares is less than $2.60, the investors shall have the right to exercise the Series B Warrants and the number of ordinary shares to be issued to the investors upon exercise of the Series B Warrants shall be adjusted (upward or downward, as necessary) based on the closing bid price of the Company’s ordinary shares on such date.

Based on an evaluation as discussed in FASB ASC 815-40-15, “Contracts in Entity’s Own Equity – Scope and Scope Exceptions,” the Company determined that the Series B Warrants were not considered indexed to its own stock because the settlement amount does not equal the difference between the fair value of a fixed number of the Company’s shares and a fixed strike price. Liability classification requires the warrant to be re-measured to their fair value for each reporting period.

The Company estimated its fair value of the Series B Warrants at $504,499 using the Black-Scholes valuation model on the July 10, 2018 using the following assumption.

On July 10, 2018
Terms of warrants	1 month
Exercise price	0.001
Risk free rate of interest	1.88%
Dividend yield	0.00%
Annualized volatility of underlying stock	0.87

ROAN HOLDINGS GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On August 9, 2018, the closing bid price of the Company’s ordinary shares was $1.29, and thus the investors exercised the Series B Warrant for 390,579 ordinary shares at $391. The carrying fair value of the warrant liabilities on the exercise day was $0.50 million and the fair value change in warrant liabilities for the years ended December 31, 2018 was $652. The Company incurred a gain of $652 upon exercise of the warrants.

Placement Agent Warrants

On April 6, 2018, the Company entered into a letter agreement with FT Global Capital, Inc., as exclusive placement agent (the “Placement Agent”), pursuant to which the Placement Agent has agreed to act as placement agent on a best efforts basis in connection with the above offering. In addition to the cash payments, the Company has also agreed to issue to the Placement Agent a warrant to purchase a number of ordinary shares equal to 6.0% of the aggregate number of ordinary shares sold in this offering, which warrant will have the same term as Series A Warrants, including exercise price, vesting period, antidilution terms and etc. As such, same as the classification of Series A Warrants, the Placement Agent Warrants were classified as a liability, which requires the warrant to be re-measured to their fair value for each reporting period.

As of July 10, 2018, December 31, 2020 and 2021, the Company estimated fair value of the Placement Agent Warrants at $96,185 $1,477 and $1,259, respectively, using the Black-Scholes valuation model. The assumptions used to estimate the fair value of the warrants were the same as those used for Series A Warrants.

Allocation of Issuance Costs

In connection with the Private Placement closed on July 10, 2018, the Company incurred direct and incremental issuance costs of $310,000. These costs were allocated to ordinary shares, Series A Warrants and Series B Warrants in proportion to the allocation of proceeds. The issuance costs allocated to ordinary shares were accounted for as a reduction of proceeds of the ordinary shares, while the issuance costs allocated to warrants were accounted for as non-operating expenses.

Statutory reserve

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiary. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiaries only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital of the PRC subsidiaries included in the Company’s consolidated net assets are also non-distributable for dividend purposes. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of PRC subsidiaries. The Company is required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, the Company may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

As of December 31, 2021 and 2020, the Company had statutory reserve of $362,797 and $202,592, respectively.

21.	SEGMENT REPORTING

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision making group, in deciding how to allocate resources and in assessing performance. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different services. For the year ended December 31, 2021 and 2020, the Company has two operating business lines, including business conducted by Adrie and its subsidiaries, primarily management and assessment services and factoring business, and business conducted by Lixin Cayman and its subsidiaries, primarily financial guarantee and consulting services. Based on management’s assessment, the Company has determined that the two operating business lines are two operating segments as defined by ASC 280.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents summary information by segment for the years ended December 31, 2021 and 2020:

	For the Year Ended December 31, 2021
	Business conducted by Adrie and its subsidiaries	Business conducted by Lixin Cayman and its subsidiaries	Elimination	Total
Net revenues of services	$358,299	$726,866	$(291,874)	$793,291
Commission and fee income on guarantee services, net	-	527,023	(127,496)	399,527
Total interest and fee income	804,734	1,609,933		2,414,667
Net (loss) income from operation	$(573,845)	$882,731	$-	$308,886
Depreciation	$(267)	$(129,910)	$-	$(130,177)
Capital expenditures	$-	$-	$-	$-
Income tax recovery (expense)	$40,804	$(369,655)	$-	$(328,851)
Segment (loss) profit from continuing operations	$(263,173)	$1,020,474	$-	$757,301
Segment assets as of December 31, 2021	$11,681,319	$56,675,503	$(1,713,844)	$66,642,978

	For the Year Ended December 31, 2020
	Business conducted by Adrie and its subsidiaries	Business conducted by Lixin Cayman and its subsidiaries	Total
Net revenues of services	$75,280	$2,057,400	$2,132,680
Commission and fee income on guarantee services, net	-	285,606	285,606
Total interest and fee income	20,601	2,459,235	2,479,836
Net income from operation	$95,881	$4,802,241	$4,898,122
Depreciation	$(376)	$(39,951)	$(40,327)
Capital expenditures	$-	$-	$-
Income tax recovery (expense)	$(6,734)	$236,467	$229,733
Segment (loss) profit from continuing operations	$(762,041)	$1,860,683	$1,098,642
Segment assets as of December 31, 2020	$9,990,995	$57,712,165	$67,703,161

22. COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity.

Lease commitments

As of December 31, 2021, the Company leases offices space under a number of non-cancellable operating lease arrangements, none of which had a term of over 12 months. The Company considers those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right of use assets and lease liabilities. Lease expense for operating lease is recognized on a straight-line basis over the lease term.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

In calculating the initial values of right of use assets and liabilities at inception date, the Company uses the rate implicit in the lease, when available or readily determinable, to discount lease payments to present value. When the leases do not provide a readily determinable implicit rate, the Company discount lease payments based on an estimate of its incremental borrowing rate.

The table below presents the operating lease related assets and liabilities recorded on the balance sheets.

	December 31, 2021	December 31, 2020
Right of use assets	$37,313	$346,017

Operating lease liabilities, current portion	$65,498	$191,643
Operating lease liabilities, noncurrent portion	-	102,767
Total operating lease liabilities	$65,498	$294,410

As of December 31, 2021, the weighted average remaining lease term was 0.33 years, and discount rates were 4.75% for the operating lease.

Rental expense for the years ended December 31, 2021, 2020, and 2019 was $146,498, $134,457 and $78,756, respectively.

The following is a schedule, by years, of maturities of lease liabilities as of December 31, 2021:

Twelve months ended December 31, 2022	$65,758
Total lease payments	65,758
Less: imputed interest	(260)
Present value of lease liabilities	$65,498

23. SUBSEQUENT EVENTS

On February 28, 2022, the Company entered a five-year cooperation agreement with Jiushang (Hangzhou) Semiconductor Technology Co., Ltd. (“Jiushang”) to jointly develop semiconductor operating businesses.

On April 2, 2022, Roan and Jiushang established a joint venture, Zhongxin Future (Hangzhou) Semiconductor Technology Industry Development Co., Ltd. Roan and its business partner, own 22% and 38% of the equity, respectively, and the remaining 40% is held by Jiushang. The profit share will be 60% and 40% between Jiushang and Roan and its business partner, respectively. The registered capital of the joint venture is RMB100 million. The Company has not paid for this investment as of the date of this report.

In accordance with ASC Topic 855, “Subsequent Events” which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred up to the date the audited financial statements were available to issue. Based upon this review, the Company has not identified any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

ROAN HOLDINGS GROUP CO., LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollar, except for the number of shares)

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,035,674	$1,947,142
Restricted cash	26,339,708	29,693,689
Accounts receivable, net	7,122,604	6,929,529
Inventories	3,027	33,598
Loan receivables due from third parties, net	26,375,018	23,751,471
Due from related parties	1,325	5,941
Other current assets	72,250	70,910
Other receivables, net	745,964	656,835
Total current assets	61,695,570	63,089,115

Pledged deposits	15,329	48,752
Property and equipment, net	64,146	77,073
Intangible assets, net	2,519,491	3,123,394
Right of use assets	103,801	37,313
Goodwill	267,331	267,331
Total non-current assets	2,970,098	3,553,863

Total Assets	$64,665,668	$66,642,978

LIABILITIES
Customer pledged deposits	$-	$7,846
Unearned income	69,099	72,523
Reserve for financial guarantee losses	430,179	651,341
Dividends payable	480,000	480,000
Tax payable	3,012,439	2,614,257
Due to related parties	123,785	123,117
Warrant liabilities	-	16,998
Operating lease liabilities, current portion	58,269	65,498
Accrued expenses and other liabilities	1,488,507	1,155,903
Bank loans	5,671,758	5,961,460
Total current liabilities	11,334,036	11,148,943

Operating lease liabilities, noncurrent portion	61,172	-
Deferred tax liabilities	456,118	544,355
Total non-current Liabilities	517,290	544,355

Total Liabilities	$11,851,326	$11,693,298

Commitments and Contingencies	-	-

Shareholders’ Equity
Ordinary Share, no par value, unlimited shares authorized; 25,287,851 and 25,287,851 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	-	-
Class A convertible preferred shares, no par value, unlimited shares authorized; 715,000 and 715,000 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	$12,052,106	$11,711,727
Class B convertible preferred shares, no par value, unlimited shares authorized; 291,795,150 and 291,795,150 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	31,087,732	31,087,732
Additional paid-in capital	3,312,189	3,312,189
Statutory reserve	362,797	362,797
Accumulated deficit	(14,824,176)	(14,805,802)
Accumulated other comprehensive income	1,437,234	3,128,086
Total Roan Holdings Group Co., Ltd.’s Shareholders’ Equity	$33,427,882	$34,796,729

Noncontrolling interests	19,386,460	20,152,951
Total Equity	52,814,342	54,949,680
Total Liabilities and Equity	$64,665,668	$66,642,978

The accompanying notes are an integral part of the condensed interim consolidated financial statements

ROAN HOLDINGS GROUP CO., LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Expressed in U.S. dollar, except for the number of shares)

	For the Six Months Ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)

Revenue from services	$1,111,651	$330,788
Revenue from healthcare service packages	26,209	-
Cost of revenue	(18,616)	-
Net revenue of services	1,119,244	330,788

Commission and fees on financial guarantee services	185,634	191,920
(Provision) recovery of provision for financial guarantee services	195,915	(15,586)
Commission and fee income on guarantee services, net	381,549	176,334

Interest and fees income
Interest income on loans due from third parties	1,112,816	998,827
Interest income on deposits with banks	178,214	271,212
Total interest and fees income	1,291,030	1,270,039

Operating income	2,791,823	1,777,161

Operating expenses
Salaries and employee surcharges	658,544	564,110
Other operating expenses	1,184,588	1,514,281
Changes in fair value of warrant liabilities	(16,998)	27,729
Total operating expenses	1,826,134	2,106,120

Other income (expenses)
Other income (expenses), net	(147,823)	(155,633)
Interest income (expenses), net	91,887	11,127
Total other expenses	(55,936)	(144,506)
Income (loss) before income taxes	909,753	(473,465)

Income tax (expenses) benefit	(346,381)	13,068

Net (loss) income	563,372	(460,397)
Less: Net income attributable to noncontrolling interests	241,367	67,030
Net income (loss) attributable to Roan Holding Group Co., Ltd.’s shareholders	$322,005	$(527,427)

Comprehensive income (loss)
Net income (loss)	563,372	(460,397)
Foreign currency translation	(2,698,710)	529,793
Less: Comprehensive income (loss) attributable to noncontrolling interests	(766,491)	226,482
Total comprehensive loss attributable to Roan Holdings Group Co., Ltd.’s shareholders	$(1,368,847)	$(157,086)

Weighted average number of ordinary share outstanding
Basic and Diluted*	25,287,887	25,287,887
Loss per share
Net income (loss) per share – Basic and Diluted	$0.01	$(0.02)

*	The Company used net loss as the control number to determine whether the warrants, Class A and Class B preferred shares are anti-dilutive. Because the Company suffered loss, the number of warrants, Class A preferred shares and Class B preferred shares are excluded from the computation as the anti-dilutive effect.

The accompanying notes are an integral part of the condensed interim consolidated financial statements

ROAN HOLDINGS GROUP CO., LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT)

(Expressed in U.S. dollar, except for the number of shares)

Six months ended June 30, 2022

	Attributable to Roan Holdings Group Co., Ltd.’s Shareholders
	Ordinary Share		Class A Preferred Shares		Class B Preferred Shares		Additional paid-in	Statutory	Retained earnings (Accumulated	Accumulated other comprehensive (loss)	Non- controlling	Total
	Shares	Amount	Shares	Amount	Shares	Amount	capital	Reserve	Deficit)	income	interest	equity
Balance as of December 31, 2021	25,287,851	$-	715,000	$11,711,727	291,795,150	$31,087,732	$3,312,189	$362,797	$(14,805,802)	3,128,086	20,152,951	54,949,680
Net income	-	-	-	-	-	-	-	-	322,005	-	241,367	563,372
Dividend to shareholders	-	-	-	340,379	-	-	-	-	(340,379)	-	-	-
Transfer to statutory reserve	-	-	-	-	-	-	-		-	-	-	-
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	-	(1,690,852)	(1,007,858)	(2,698,710)
Balance as of June 30, 2022 (unaudited)	25,287,851	$-	715,000	$12,052,106	291,795,150	$31,087,732	$3,312,189	$362,797	$(14,824,176)	1,437,234	19,386,460	52,814,342

Six months ended June 30, 2021

	Attributable to Roan Holdings Group Co., Ltd.’s Shareholders
	Ordinary Share		Class A Preferred Shares		Class B Preferred Shares		Additional paid-in	Statutory	Retained earnings (Accumulated	Accumulated other comprehensive (loss)	Non- controlling	Total
	Shares	Amount	Shares	Amount	Shares	Amount	capital	Reserve	Deficit)	income	interest	equity
Balance as of December 31, 2020	25,287,851	$-	715,000	$11,025,327	291,795,150	$31,087,732	$3,312,189	$202,592	$(14,330,288)	2,310,369	19,278,508	52,886,429
Net loss	-	-	-	-	-	-	-	-	(527,427)	-	67,030	(460,397)
Deconsolidation of subsidiaries	-	-	-	-	-	-	-		-	-	-	-
Dividend to shareholders	-	-	-	343,200	-	-	-	-	(343,200)		-	-
Transfer to statutory reserve	-	-	-	-	-	-	-			-	-	-
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	-	303,311	226,482	529,793
Balance as of June 30,2021 (unaudited)	25,287,851	$-	715,000	$11,368,527	291,795,150	$31,087,732	$3,312,189	$202,592	$(15,200,915)	2,613,680	19,572,020	52,955,825

The accompanying notes are an integral part of the condensed interim consolidated financial statements

ROAN HOLDINGS GROUP CO., LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. dollar, except for the number of shares)

	For the Six Months Ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)

Cash Flows from Operating Activities:
Net (loss) income	$563,372	$(460,397)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expenses	530,060	539,327
Bad debt provision	21,149	330,573
Provision (recovery of provision) for financial guarantee losses	(195,915)	15,586
Deferred tax benefits	(63,872)	(219,226)
Changes in fair value of warrant liabilities	(16,998)	27,730
Loss from lease modification	-	20,386
Accretion of finance leases	1,654	4,900
Changes in operating assets and liabilities:
Accounts receivables	(157,705)	1,112,931
Inventories	30,571	(2,330)
Other current assets	(1,340)	3,419,669
Other receivables	(92,457)	2,997,179
Pledged deposits and other non-current assets	33,423	82,099
Advances from customers	(3,424)	(19,159)
Tax payable	398,182	304,981
Accrued expenses and other liabilities	332,604	67,147
Customer Pledged assets	(7,846)	-
Operating lease assets and liabilities	(1,370)	-
Net Cash Provided by Operating Activities	1,370,088	8,221,396

Cash Flows from Investing Activities:
Repayment of loans to third parties	(3,962,433)	(3,433,781)
Payment (disbursement) of due from related party	5,284	(11,160)
Net Cash Used in Investing Activities	(3,957,149)	(3,444,941)

Cash Flows from Financing Activities:
Repayment of bank loans	-	(2,942,152)
Disbursement of lease liabilities	(62,562)	(13,320)
Net Cash Used in Financing Activities	(62,562)	(2,955,472)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash in banks	(1,615,826)	564,020

Net increase (decrease) in cash, cash equivalents, and restricted cash in banks	(4,265,449)	2,385,003
Cash, cash equivalents, and restricted cash in banks at beginning of year	31,640,831	30,807,604
Cash, cash equivalents, and restricted cash in banks at end of year	$27,375,382	$33,192,607

Supplemental Cash Flow Information
Cash paid for interest expense	$128,035	$146,215
Cash paid for income taxes	$-	$-

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the statement of financial position that sum to the total of the same amounts shown in the consolidated statements of cash flows:

	June 30, 2022	June 30, 2021
Cash and cash equivalents	$1,035,674	2,258,679
Restricted cash in banks	26,339,708	30,933,928
Total cash, cash equivalents and restricted cash	$27,375,382	33,192,607

The accompanying notes are an integral part of the condensed interim consolidated financial statements

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Roan Holdings Group Co., Ltd. (formerly known as China Lending Corporation or DT Asia Investments Limited) (“Roan”, or the “Company”) is a holding company incorporated on April 8, 2014, under the laws of the British Virgin Islands. On November 27, 2019, the BVI Registrar of Corporate Affairs approved the Company’s name change to Roan Holdings Group Co., Ltd., and on January 8, 2020, the Financial Industry Regulatory Authority (“FINRA”) accepted the Company’s request for the following changes on the Over the Counter Bulletin Board (“OTCBB”): 1) the name change from China Lending Corporation to Roan Holdings Group Co., Ltd., and 2) the ticker symbol change from “CLDOF” to “RAHGF” for its ordinary shares and from “CLDCF” to “RONWF” for its warrants. The new CUSIPS of the Company’s ordinary shares and warrants are G7606D 115 and G7606D 107, respectively.

On December 30, 2019, the Company set up Fortis Industrial Group Limited (former name “Fortis Health Industrial Group Limited”) in Hong Kong, which was a holding company and did not commence operations as of December 31, 2019.

On February 28, 2020, a new wholly-owned subsidiary, Ningbo Zeshi Insurance Technology Co., Ltd. (“Zeshi Insurance”), was incorporated under the laws of the PRC. Its principal business is providing insurance technology services and related services.

On March 3, 2020, a new wholly-owned subsidiary, Zeshi (Hangzhou) Health Management Co., Ltd. (“Zeshi Health”), was incorporated under the laws of the PRC. Zeshi Health provides services in health management, health big data management and blockchain technology-based health information management.

On June 23, 2022, a new wholly-owned subsidiary, Zhongtan Future Industrial Operation (Hangzhou) Co., Ltd. (“Zhongtan Industrial Operation”), was incorporated under the laws of the PRC, which provides industrial operation services focusing on new energy storage, new materials, and semiconductor industries.

Incorporation of joint ventures

On April 2, 2022, the Company’s subsidiary, Hangzhou Zeshi Investment Partnership (Limited Partnership) (杭州泽时投资合伙企业(有限合伙) ) (“Hangzhou Zeshi”), subscribed RMB 22 million (approximately $3.41 million) as registered capital to a joint venture, Zhongxin Future (Hangzhou) Semiconductor Technology Industry Development Co., Ltd. (中芯未来（杭州）半导体科技产业发展有限公司) (“ZhongXin”) and hold 22% of the equity in the joint venture. ZhongXin provides industrial operation solutions and will develop industrial parks by collaborating with local government in multiple areas for the manufacturing, marketing and distribution of the semiconductor products and new ecofriendly and high technology materials.

On December 16, 2021, Hangzhou Zeshi invested RMB 2 million (approximately $0.31 million) in Zhongtan Future New Energy Industry Development (Zhejiang) Co., Ltd. （中碳未来新能源产业发展（浙江）有限公司） (“Zhongtan Future”), and held 2% of its equity. On June 1, 2022, a shareholder of Zhongtan Future agreed to transfer 8% of its equity interest in Zhongtan Future to Hangzhou Zeshi. After the transfer, Hangzhou Zeshi owns 10% of the equity interest in Zhongtan Future.

On November 8, 2021,the Company set up a joint venture company, FINE C+ Interactive Technology (Hangzhou) Limited (乐享未来互动科技（杭州）有限公司) (“FINE C+ Interactive”) to provide cultural and tourism services, education development industry business and personal financial services. The Company and the Company’s business partner, Shuzhiyun Holdings (Beijing) Co., Ltd. (“Shuzhiyun”) hold 35% and 14% of the equity in the joint venture, respectively.

On October 14, 2021, the Company’s subsidiary, Yifu Health Industry (Ningbo) Co., Ltd. (“Yi Fu”) set up a joint venture company, FINE C+ Health (Hangzhou) Technology Limited (乐享未来健康科技（杭州）有限公司) (“FINE C+ Health”), to provide online medical consultation and traditional Chinese medicine. Yi fu and the business partner of the Company, Shuzhiyun, hold 40% and 30% of the equity in the joint venture, respectively.

As of the date of this report, none of above investments in joint ventures had been paid.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Disposition of China Roan Industrial-Financial Holdings Group Co., Ltd. (“Roan HK”) in fiscal year 2021.

On September 30, 2021, the Company sold 100% of the equity interest it held in Roan HK, a holding company that has no business operations, to Yuanjia Asset Management Co., Ltd., a BVI company (“Yuanjia”), for a total of approximately $282 (HK$2,200). The net assets of Roan HK were negative $492,495 as of September 30, 2021, resulting in a gain on deconsolidation of $492,777 and other comprehensive loss of $2,494. Roan HK’s subsidiary, Jing Kai was disposed at the same time.

As of June 30, 2022, the Company was mainly engaged in industrial financial services, which included financial guarantee services and financial consulting services, and industrial operation services. The industrial operation services focuses on the construction and operation services for industrial parks for new energy storage, new materials and the semiconductor  industry.

The accompanying condensed consolidated financial statements reflect the activities of the Company and its subsidiaries as follows:

Name	Background	Ownership
Adrie Global Holdings Limited (“Adrie”)	● A BVI company ● Incorporated on November 19, 2014 ● A holding company	100% owned by Roan
China Roan Industrial-Financial Holdings Group Co., Limited (“Roan HK”)	● A Hong Kong company ● Incorporated on February 11, 2015 ● A holding company ● Formerly known as China Feng Hui Financial Holding Group Co., Limited ● Disposed in September 30, 2021.	100% owned by Adrie
Fortis Industrial Group Limited (“FIG”)	● A Hong Kong company ● Incorporated on December 30, 2019 ● A holding company ● Formerly known as “Fortis Health Industrial Group Limited”	100% owned by Adrie
Xinjiang Feng Hui Jing Kai Direct Lending Limited (“Jing Kai”)	● A PRC company and deemed a wholly foreign owned enterprise ● Incorporated on May 14, 2015 ● Registered capital of $18 million ● A holding company ● Disposed in September 30, 2021 with Roan HK.	100% owned by Roan HK
Yifu Health Industry (Ningbo) Co., Ltd. (“Yi Fu”)	● A PRC company ● Incorporated on December 19, 2016 ● Registered capital of $30 million ● Planning for financial lease services ● Formerly known as Ningbo Ding Tai Financial Leasing Co., Limited.	100% owned by FIG
Zeshi (Hangzhou) Health Management Co., Ltd. (“Zeshi Health”)

●     A PRC company

●     Incorporated on March 3, 2020

●     Registered capital of RMB 5 million

●     Engaged in providing services in health management, health big data management and blockchain technology-based health information management.

100% indirectly owned by FIG
Ningbo Zeshi Insurance Technology Co. (“Zeshi Insurance”)	● A PRC company ● Incorporated on February 28, 2020 ● Registered capital of RMB 5 million ● Engaged in insurance technology services and related services.	100% indirectly owned by FIG

Hangzhou Zeshi Investment Partnership (Limited Partnership) (“Hangzhou Zeshi”)

●     A PRC limited liability partnership

●     Incorporated on December 21, 2017

●     Acquired on November 29, 2019

●     Registered capital of $7,750,878 (RMB 51 million)

●     Engaged in business factoring program, financing products design, related corporate financing solutions, investments and asset management

100% indirectly owned by FIG
Zhongtan Future Industrial Operation (Hangzhou) Co., Ltd. (“Zhongtan Industrial Operation”)	● A PRC company ● Incorporated on June 23, 2022 ● Registered capital of $1 million ● Planning for industrial operation services	100% directly owned by FIG

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Name	Background	Ownership
Yijia Travel (Hangzhou) Digital Technology Co. Ltd. (“Yijia”)

●     A PRC company

●     Incorporated on August 2, 2021

●     Registered capital of RMB 5 million

●     Established to engage in business travel services

●     In July 2022, the Company announced Yijia was dissolving prior to material operations commencing

35% directly owned by FIG
FINE C+ Digital Technology (Hangzhou) Limited (“FINE C+ Digital”)

●     A PRC company

●     Incorporated on November 8, 2021

●     Registered capital of RMB 5 million

●     Established to engaged in lifestyle consumer services including cross-platform clearing and settlement services for consumer reward rights and interests

●     In July 2022, the Company announced Fine C+ Digital was dissolving prior to material operations commencing

45% indirectly owned by FIG
Lixin Financial Holdings Group Limited (“Lixin Cayman”)	● A Cayman company ● Incorporated on October 25, 2017 ● A holding company	65.0177% owned by Roan
Lixin Financial Holdings (BVI) Limited (“Lixin BVI”)	● A BVI company ● Incorporated on November 29, 2017 ● A holding company	100% owned by Lixin Cayman
Lixin Financial Holdings Group Limited (“Lixin HK”)	● A Hong Kong company ● Incorporated on January 15, 2018 ● A holding company	100% owned by Lixin BVI
Zhejiang Lixin Enterprise Management Group Co., Ltd. (“Zhejiang Lixin”)

●     A PRC limited liability company

●     Incorporated on July 3, 2015

●     Registered capital of $16,162,259 (RMB 101 million) with registered capital fully paid-up

●     Engaged in financial guarantee services and related assessment and management services

99% owned by Lixin HK and 1% owned by FIG
Zhejiang Jing Yu Xin Financing Guarantee Co., Ltd (“Zhejiang Jingyuxin”)

●     A PRC limited liability company

●     Incorporated on January 5, 2013

●     Registered capital of $48,517,261 (RMB 303 million) with registered capital fully paid-up

●     Engaged in financial guarantee services and related assessment and management services

93.4% owned by Zhejiang Lixin
Lixin (Hangzhou) Asset Management Co., Ltd. (“LAM”)

●     A PRC limited liability company

●     Incorporated on March 21, 2017

●     Registered capital of $4,358,565 (RMB 30 million) with $2,905,710 registered capital paid-up

●     Engaged in provision of consulting and assessment services to customers and facilitates financial guarantee services between customers and guarantors

100% owned by Zhejiang Jingyuxin
Lixin Supply Chain Management (Tianjin) Co., Ltd. (“Lixin Supply Chain”)	● A PRC limited liability company ● Incorporated on December 19, 2017 ● Registered capital of $1,513,226 (RMB 10 million) ● Planning for provision of supply chain management service	100% owned by LAM

The Company’s condensed consolidated statements of operations and comprehensive losses also included Roan HK and Roan HK’s 100%-owned subsidiary Xinjiang Feng Hui Jing Kai Direct Lending Ltd. (“Jing Kai”) for the period from January 1, 2021 to September 30, 2021 until Roan HK and Jing Kai was disposed of and deconsolidated at September 30, 2021.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. LIQUIDITY

For the six months ended June 30, 2022, the net income from continuing operations was $563,372, as compared to net loss of $460,397 for the same period of last fiscal year. The Company has accumulated deficit of $14,824,176 as at June 30, 2022, which required management’s consideration of the Company’s liquidity and its ability to continue as a going concern.

In assessing the Company’s liquidity, the Company monitors and analyzes its cash and its ability to generate sufficient cash flow in the future to support its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements and operating expenses obligations.

As of June 30, 2022, the Company had cash balance of $1,035,674 and a positive working capital of $50,361,534. In addition to the cash balance, the working capital was mainly comprised of restricted cash of $26,339,708, accounts receivable of $7,122,604, loan receivable due from third parties of $26,375,018 and other receivables of $745,964. The balances of these assets are expected to be repaid on maturity dates and will also be used for working capital.

In addition, the management estimated the operating expenses obligation for the next twelve months after issuance of the condensed consolidated financial statements to be $3,491,054, which will be covered by the cash flows of $4,663,255 generated   from financial guarantee services, financial services, interest income and industrial operation service. The Company’s shareholder also pledged to provide continuous financial support to the Company whenever necessary.

The Company plans to fund its operations through revenue generated from its revenues of financial guarantee services and financial consulting services, private placements from investors, and financial support commitments from the Company’s shareholders.

Based on above operating plan, the management believes that the Company will continue as a going concern in the following 12 months.

The Company’s ability to fund these needs will depend on its future performance, which will be subject in part to general economic, competitive and other factors beyond its control. The frequent COVID-19 outbreak in China has caused severe disruptions in transportation, limited access to the facilities and limited support from workforce employed in operations, and as a result, the Company may experience the delays in provision of financial guarantee services and consulting services to customers. Although China has taken strict measures to control the COVID-19 outbreak, temporary lockdown to certain areas in China happened frequently during the six months ended June 30, 2022 and fiscal year 2021. It is estimated that the economy of China will still be impacted to certain extent. The extent to which the coronavirus impacts the results for fiscal year 2022 will depend on certain future developments, including the duration and spread of the outbreak, emerging information concerning the severity of the coronavirus and the actions taken by governments and private businesses to attempt to contain the coronavirus, all of which is uncertain at this point.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited interim condensed consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying interim consolidated financial statements include the Company’s accounts and those of the Company’s wholly owned subsidiaries. Accordingly, all intercompany balances and transactions have been eliminated through the consolidation process.

In the opinion of management, these unaudited interim condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly, in all material respects, the Company’s consolidated financial position, results of operations, cash flows and changes in equity for the interim periods presented. These unaudited interim financial statements do not include certain information and footnote disclosures as required by the U.S. GAAP for complete annual financial statements. Therefore, these unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s Form 20-F for the years ended December 31, 2021 and 2020.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Use of estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities on the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. The Company bases its estimates on past experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Estimates are used when accounting for items and matters including, but not limited to, determination of fair value of acquiree, determinations of the useful lives and valuation of long-lived assets, estimates of allowances for loan receivables relating to direct loan business, estimates of allowances for other doubtful accounts, valuation of deferred tax assets, assumptions impacting the valuation of ordinary shares, share option, restricted shares and warrant liabilities, and other provisions and contingencies.

Recently issued accounting pronouncements

The Company has reviewed all the recent accounting pronouncements issued to date of the issuance of these financial statements, and does not believe any of these pronouncements will have a material impact on the Company.

4. RESTRICTED CASH

Restricted cash represents cash pledged with banks, other financial institutions, and other guaranteed creditors as guarantor deposits for the Company’s guarantee service customers. The banks, other financial institutions, or other guaranteed creditors providing loans to the Company’s guarantee service customers generally require the Company, as the guarantor of the loans, to pledge a cash deposit usually in the range of 10% to 20% of the guaranteed amount, and the other financial institutions requires a cash deposit of 50% of the guaranteed amount. The deposits are released after the guaranteed loans are paid off and the Company’s guarantee obligation expires which is usually within 12 months.

At the same time, the Company requires the guarantee service customers to make a deposit to the Company of the same amount as the deposit the Company pledged to the banks, other financial institutions, and other guaranteed creditors for their loans if the customer does not pledge or collateralize other assets with the Company. The Company records the deposit received as restricted cash on the consolidated balance sheet. The deposit is returned to the customer after the customer repays the loan and the Company’s guarantee obligation expires.

The Company’s restricted cash is comprised of:

	June 30, 2022	December 31, 2021
	(Unaudited)
Restricted cash in banks and other financial institutions	$17,680,536	$20,592,223
Restricted cash in other guaranteed creditors	8,659,172	9,101,466
	$26,339,708	$29,693, 689

5. ACCOUNTS RECEIVABLE, NET

The accounts receivable consisted of the following:

	June 30, 2022	December 31, 2021
	(Unaudited)
Accounts receivable	$7,827,068	$7,704,859
Less: allowance for credit losses	704,464	775,330
	$7,122,604	$6,929, 529

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Movement of allowance for credit losses was as follows:

	June 30, 2022	December 31, 2021
	(Unaudited)
Balance, opening	$775,330	$740,370
Provisions (Recovery)	(35,370)	17,318
Foreign exchange (gain) loss	(35,496)	17,642
Balance, ending	$704,464	$775,330

6. OTHER RECEIVABLES

Other receivables consisted of the following:

	June 30, 2022	December 31, 2021
	(Unaudited)
Other receivables	$770,356	$678,983
Less: allowance for credit losses	24,392	22,148
	$745,964	$656,835

 7. LOANS DUE FROM THIRD PARTIES

	June 30, 2022	December 31, 2021
	(Unaudited)
Loans due from third parties	$26,467,655	$23,790,917
Less: allowance for credit losses	92,637	39,446
	$26,375,018	$23,751,471

As of June 30, 2022, the balance of loans due from third parties was comprised of interest bearing loans of $9,268,285, $6,300,294, $5,695,645, $149,296 and $5,054,135 due from five parties. These interest bearing loans have an interest rate of ranging from 4.35% to 14%. The loans of $13,652,095 are pledged either with real estate assets or customer’s trade receivables.

As of December 31, 2021, the balance of loans due from third parties was comprised of loans of $11,807,096, $6,622,101, $5,306,798 due from three parties, and a non-interest bearing loan of $0.54 million due from a third party. These three interest bearing loans have an interest rate of ranging from 7% to 14%. The loans of $6,622,101 and $5,306,798 are pledged either with real estate assets or customer’s trade receivables.

For the six months ended June 30, 2021 and 2022, a net provision of $12,014, and $53,191 were charged against the consolidated statements of operations and comprehensive income (loss), respectively.

Interest on loans receivable is accrued and credited to income as earned. The Company determines a loan’s past due status by the number of days that have elapsed since a borrower has failed to make a contractual loan payment. Accrual of interest is generally discontinued when either (i) reasonable doubt exists as to the full, timely collection of interest or principal or (ii) when a loan becomes past due by more than 90 days.

As of June 30, 2022, loan of $7,527,209 aged between 180 ~ 365 days, and loan of $7,654,409 aged over one year. The Company has provided allowance for the past due loans.

Movement of allowance for credit losses was as follows:

	June 30, 2022	December 31, 2021
	(Unaudited)
Balance at beginning of the year	$39,446	$27,432
Provisions	53,191	12,014
Balance at end of the period/year	$92,637	$39,446

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	June 30, 2022	December 31, 2021
	(Unaudited)
Electronic equipment	$131,868	$137,523
Vehicles	125,484	131,894
Office equipment	23,399	24,594
Leasehold improvements	-	50,805
Less: Accumulated depreciation	216,605	267,743
	$64,146	$77,073

Depreciation expenses were $12,927 and $8,926 for the six month ended June 30, 2022 and 2021, respectively.

9. INTANGIBLE ASSETS, NET

Intangible assets consisted of the following:

	June 30, 2022	December 31, 2021
	(Unaudited)

Customer relationship	$164,226	$172,614
License	2,075,215	2,181,213
Non-Compete Agreements	2,567,892	2,699,056
Less: Accumulated amortization	2,287,842	1,929,489
	$2,519,491	$3,123,394

Amortization expenses totaled $467,400 and $468,045 for the six months ended June 30, 2022 and 2021, respectively.

The following table sets forth the Company’s amortization expenses for the six months ending June 30 of the following years:

2023	$424,747
2024	103,761
2025	103,761
2026	103,761
2027	103,761
Thereafter	207,522
$1,047,313

10. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	June 30, 2022	December 31, 2021
	(Unaudited)
Accrued payroll	$619,311	$455,442
Dividends due to former shareholders of Zhejiang Jingyuxin (1)	177,662	186,737
Other current liabilities	691,534	513,724
	$1,488,507	$1,155,903

(1)	The balance represented the unpaid dividends due to former shareholders of Lixin, who sold equity interests in Lixin to the Company.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. INCOME TAX AND TAX PAYABLES

Cayman Islands

Under the current tax laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Under the current tax laws of BVI, the Company’s subsidiary incorporated in the BVI is not subject to tax on income or capital gains.

Hong Kong

Roan HK and Lixin HK are incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for the first HKD$2 million of assessable profits is 8.25% and assessable profits above HKD$2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018 and 2019. Before that, the applicable tax rate was 16.5% for corporations in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax laws, Roan HK and Lixin HK are exempted from income tax on its foreign-derived income and there are no withholding taxed in Hong Kong on remittance of dividends.

PRC

PRC subsidiaries are subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. The EIT rate for companies operating in the PRC is 25%.

Income tax expenses consisted of the following:

	For the Six Months Ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
Current income tax expenses	$(410,253)	$(206,158)
Deferred income benefit	63,872	219,226
Income tax (expenses) benefit	$(346,381)	$13,068

Below is a reconciliation of the statutory tax rate to the effective tax rate for the Company:

	For the Six Months Ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
PRC statutory income tax rate	25%	25%
Effect of different income tax rate in other jurisdictions	6%	338%
Effect of non-deductible expenses	2%	112%
Effect of temporary differences	(7)%	(1,855)%
Effect of valuation of deferred tax allowance	19%	1,377%
Effective tax rate	45%	(3)%

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax assets (liabilities), net consisted of the following:

	June 30, 2022	December 31, 2021
	(Unaudited)
Deferred tax assets
Allowance for doubtful loan receivables	-	38,870
Allowance on doubtful accounts	169,862	190,576
Lease liability	29,860	16,375
Net operating loss carrying forward	173,118	165,290
Less: valuation allowance	173,118	165,290
Total deferred tax assets	$199,722	$245,821
Deferred tax liabilities
Right-of-use assets	(25,967)	(9,328)
Recognition of intangible assets arising from business combination	(629,873)	(780,849)
Deferred tax liabilities, net	$(655,840)	$(793,848)

As of June 30, 2022 and December 31, 2021, the Company had net operating loss carryforwards of $692,969 and $562,798, respectively. The net operating loss can be carried forward up to 2025 for PRC entities and can be carried forward for Hong Kong entities indefinitely. The Company reviews deferred tax assets for a valuation allowance based upon whether it is more likely than not that the deferred tax asset will be fully realized. Therefore, valuation allowance was recognized against the deferred tax assets based upon management’s assessment as to their realization.

The Company evaluates its valuation allowance requirements at the end of each reporting period by reviewing all available evidence, both positive and negative, and considering whether, based on the weight of that evidence, a valuation allowance is needed. When circumstances cause a change in management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in income from operations. The future realization of the tax benefit of an existing deductible temporary difference ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under applicable tax law.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of June 30, 2022 and December 31, 2021, the Company did not have any significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit. The Company does not believe that its uncertain tax benefits position will materially change over the next twelve months.

13. EARNINGS (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted loss per common share for the six months ended June 30, 2022 and 2021, respectively:

	For the Six Months Ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
Net Income (Loss) Attributable to Roan Holding Group Co., Ltd.’s shareholders	$322,005	$(527,427)

Weighted average number of ordinary share outstanding
Basic and Diluted*	25,287,887	25,287,887

Earnings per share
Net income (loss) per share - Basic and Diluted	$0.01	$(0.02)

Basic income (loss) per share to the ordinary shareholders are computed by dividing the net income (loss) attributable to the ordinary shareholders by the weighted average number of common shares outstanding during the year. Diluted loss per share is the same as basic loss per share due to the lack of dilutive items in the Company for the six months ended June 30, 2022 and 2021. The number of warrants, Class A preferred shares and Class B preferred shares are excluded from the computation as the anti-dilutive effect.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14. RELATED PARTY TRANSACTIONS AND BALANCES

1)	Transactions with related parties

During the six months ended June 30, 2022, the Company received service fee of $655,227 from Zhongtan Future, and $291,212 from ZhongXin. The Company holds 10% shares of Zhongtan Future and holds 22% shares of ZhongXin. Mr. Zhiyong Tang returned $4,616 to the Company to reconcile his advanced payment.

The Company’s subsidiary, Zhejiang Jingyuxin entered into a two-year leasing agreement with Mr. Jialin Zhu, who is a director of Lixin Cayman, to rent an office space at 13 Floor, CCBC Buildings, 666 Shimin Avenue, Shangyu District, Shaoxing city and paid rental expenses of $32,845 for the rental of six months.

There was no related party transaction during the six months ended June 30, 2021.

2)	Balances with related parties

As of June 30, 2022, the balance of due from related parties of $1,325 was for the advance to Mr. Zhiyong Tang.

As of June 30, 2022, the balance of due to related parties of $123,785 is due to the shareholder, Yuan Shen, who advanced funds from time to time to support the Company’s holding companies’ operations. The balance is interest free and due on demand.  The Company’s accounts receivables include the balance due form Zhongtan Future and ZhongXin of $223,944 and $149,296, respectively.

As of December 31, 2021, the balance of due from related parties of $5,941 was for the advance to Mr. Zhiyong Tang.

As of December 31, 2021, the balance of due to related parties of $123,117 consisted of an advanced fund of $119,210 provided by Ms. Yuan Shen, and a payable of $3,907 to Furuikang.

15. REDEEMABLE CONVERTIBLE PREFERRED SHARES

Class A Preferred Share

On July 6, 2016, the Company sold 715,000 Class A Preferred Shares at a price of $12.00 per Class A Share with an annual dividend of 8%. The Company received gross proceeds of $8.58 million from this private placement without issuance cost.

The Class A Shares are mandatorily redeemable at a price $12.00 per Class A Share (subject to equitable adjustments for stock splits, stock dividends, recapitalizations and other similar adjustments), plus accrued dividends on the fifth anniversary of the original issue date of the Class A Shares (“Mandatory Conversion Date”). Each Class A Share is convertible into one ordinary share (subject to equitable adjustments for stock splits, stock dividends, recapitalizations and other similar adjustments) at the shareholder’s option after the closing of an initial acquisition by the Company, whether through a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, contractual control arrangement or other similar type of transaction, with an acquiree at fair value (“Business Combination”). The Class A preferred shares are automatically convertible on the date on which the average closing price of the Company’s ordinary shares for three consecutive trading days, is equal to or exceeds $16.00, provided that such date is after the closing of the Business Combination.

In the event of a Reorganization Event occurring following the closing of the Business Combination (which includes certain business combinations involving the Company or the Company having confirmed that at least 80% of the Class A Shares originally issued have elected to been converted at the election of their holders), each Class A Share outstanding immediately prior to such Reorganization Event shall be redeemed by the Company by making a redemption payment equal to the greater of the following (as reasonably determined by the Company’s Board of Directors): (i) an amount in cash equal to the liquidation preference, plus an amount equal to accumulated and unpaid dividends as of (but excluding) the date of the Reorganization Event, per Class A Share that is so redeemed, or (ii) the kind of securities, cash and other property that the holder of the Class A Shares would have been entitled to receive if such holder had converted its Class A Shares into ordinary shares immediately prior to such Reorganization Event.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company did not recognize the beneficial conversion feature for the Class A Preferred shares since each Class A Share is convertible into one ordinary share (subject to equitable adjustments for stock splits, stock dividends, recapitalizations and other similar adjustments) at the holder’s option. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. ASC 480-10-S99 notes that if a reporting entity issues preferred shares that are conditionally redeemable (e.g., at the holder’s option or upon the occurrence of an uncertain event not solely within the company’s control), the shares are not within the scope of ASC 480 because there is no unconditional obligation to redeem the shares by transferring assets at a specified or determinable date or upon an event certain to occur. If the uncertain event occurs, the condition is resolved, or the event becomes certain to occur, then the shares become mandatorily redeemable under FAS 150 and would require reclassification to a liability. The Class A Preferred Shares have been classified as mezzanine equity in the consolidated financial statement, presented below total liabilities but not included in the subtotal for total equity as of December 31, 2018. The Class A Preferred Share is not deemed to be an embedded derivative instrument to be bifurcated since it’s indexed to its own stock.

In December 2019, the Company’s board approved an amendment to the Memorandum and Articles of Association (“M&A”). Pursuant to the new M&A, each Class A Share is convertible into two ordinary shares (subject to equitable adjustments for stock splits, stock dividends, recapitalizations and other similar adjustments) at the shareholder’s option after the closing of the Business Combination. The Class A preferred shares are automatically convertible on the date on which the average closing price of the Company’s ordinary shares for three consecutive trading days, are equal to or exceeds $6.00, provided that such date is after the closing of the Business Combination.

The new M&A granted the Directors with the rights to convert any or all of the Class A Preferred Shares, in whole or in part, into ordinary shares prior to the Mandatory Conversion Day. In the event of a Reorganization Event occurring following the closing of the Business Combination, the directors also have the rights to convert any or all of the Class A Preferred Shares, in whole or in part, into ordinary shares prior to the Mandatory Conversion Day, or to repurchase or redeem any or all of the Class A Preferred Shares, in whole or in part (but in no event less than one Class A Preferred Share), for a cash amount equal to the value of the Class A Preferred Shares being repurchased or redeemed on an as-converted basis.

With the amendment to the M&A, the redemption of Class A Preferred Shares are no longer solely within the control of the holders of these preferred shares. As the Class A Preferred Shares does not embody an unconditional obligation that requires the Company to redeem the preferred shares by transferring cash or assets, and it does not contain a specific date upon which assets must be transferred. The preferred shares are not considered mandatorily redeemable and are scoped out of ASC 480, Liabilities. In addition, the redemption is not solely controlled by the holders of the preferred shares, it is not required to be classified out of permanent equity. The Class A Preferred Shares were classified as an equity as of June 30, 2022 and December 31, 2021.

The Company did not recognize the beneficial conversion feature for the Class A Preferred shares since each Class A Share is convertible into two ordinary shares (subject to equitable adjustments for stock splits, stock dividends, recapitalizations and other similar adjustments) at either party’s discretion. The Class A Preferred Share is not deemed to be an embedded derivative instrument to be bifurcated since it’s indexed to its own stock.

As of June 30, 2022 and December 31, 2021, a dividend of $340,379 and $686,400 was accrued for the Convertible Redeemable Class A Preferred Shares and the balance for the Class A Preferred Shares was $12,052,106 and $11,711,727, respectively.

Class B Preferred Share

On December 20, 2019, the Company issued 291,795,150 shares of Class B Preferred Shares in exchange for 65.0177% equity interest in Lixin Cayman and its subsidiaries.

The Class B Preferred Shares have the following characteristics with 1) No voting rights at a shareholder meeting or on any resolution of members; 2) No rights to receive any dividends declared on any shares of the Company; 3) Rights of liquidation preference. In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Class B Holders shall be entitled to receive, in priority to the holders of any other class of Shares in the Company, an amount equal to their pro rata share of the Class B Liquidation Preference Amount, which is calculated at an aggregation of RMB 276 million and liquidation premium of 8% per annum of RMB 276 million.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unless such date is extended by resolution adopted by the Company’s board of directors, the Class B Shares are mandatorily converted into Ordinary Shares of the Company on September 20, 2022, the thirty-three month anniversary of the original issue date of the Class B Shares, at a rate of 1 Ordinary Share per Class B Preferred Share so converted.

In the event of a Reorganization Event occurring prior to such mandatory conversion date, whether through a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, contractual control arrangement or other similar type of transaction, with an acquiree at fair value (“Business Combination”), the directors also have the rights to convert any or all of the Class B Preferred Shares, in whole or in part, into ordinary shares, or to repurchase or redeem any or all of the Class B Preferred Shares, in whole or in part (but in no event less than one Class B Preferred Share), for a cash amount equal to the value of the Class B Preferred Shares being repurchased or redeemed on an as-converted basis.

As the Class B Preferred Shares does not embody an unconditional obligation that requires the Company to redeem the preferred shares by transferring cash or assets, and it does not contain a specific date upon which assets must be transferred. The preferred shares are not considered mandatorily redeemable and are scoped out of ASC 480, Liabilities. In addition, the redemption provisions in the case of a Reorganization are solely at the discretion of the Company. Therefore, the Class B Preferred Shares were classified as an equity as of June 30, 2022 and December 31, 2021.

The Company did not recognize the beneficial conversion feature for the Class B Preferred shares since each Class B Share is convertible into one ordinary share (subject to equitable adjustments for stock splits, stock dividends, recapitalizations and other similar adjustments) at either party’s discretion. The Class B Preferred Share is not deemed to be an embedded derivative instrument to be bifurcated since it’s indexed to its own stock.

On December 22, 2021, the Board of Directors of the Company unanimously passed a resolution to amend the Memorandum and Articles of Association to amend the definition of “Class B Conversion Date” of Class B preferred shares, on which the Class B preferred shares of the Company shall automatically convert into ordinary shares of the Company. Under the Amended M&A, the “Class B Conversion Date” has been extended from two years after the date on which the Class B Preferred Shares were issued to thirty months after such issuance date. On June 20, 2022, the Board of Directors of the Company unanimously passed a resolution to amend the Memorandum and Articles of Association to amend the definition of “Class B Conversion Date” of Class B preferred shares, on which the Class B preferred shares of the Company shall automatically convert into ordinary shares of the Company. Under the Amended M&A, the “Class B Conversion Date” has been extended from thirty months after the date on which the Class B Preferred Shares were issued to thirty-three months after such issuance date. As of the date of this report, there was no share redeemed or converted.

As of June 30, 2022 and December 31, 2021, the balance for Class B Preferred Shares was $31,087,732 and $31,087,732, respectively.

16. EQUITY

Ordinary share

The Company is authorized to issue unlimited ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share.

On July 6, 2018, the Company and certain institutional investors entered into a securities purchase agreement (“Private Placement”), pursuant to which the Company agreed to sell to such investors an aggregate of 769,232 ordinary shares together with Series A warrants to purchase a total of 576,924 ordinary shares (the “Series A Warrants”), for gross proceeds of approximately $2.0 million. Each investor will receive a Series A Warrant to purchase a number of shares equal to 75% of the number of ordinary shares the investor purchases in the offering with a warrant term of four (4) years. The purchase price for each ordinary share and the related Series A Warrants is $2.60. The Series A Warrants have an exercise price of $2.60. In connection with the offering, the investors also received Series B warrants with an initial face amount of 200,000 ordinary shares, which are subject to adjustment not in excess of an aggregate of 462,843 ordinary shares (the “Series B Warrants”) for nominal consideration. If on the 30th day after the closing date of the transaction, the closing bid price of the Company’s ordinary shares is less than $2.60, the investors shall have the right to exercise the Series B Warrants and the number of ordinary shares to be issued to the investors upon exercise of the Series B Warrants shall be adjusted (upward or downward, as necessary) based on the closing bid price of the Company’s ordinary shares on such date. The closing of the offering took place on July 10, 2018. On August 9, 2018, the closing bid price of the Company’s ordinary shares was $1.29, and thus the Series B Warrant was exercised for 390,579 ordinary shares.

As of June 30, 2022 and December 31, 2021, there were 25,287,851 ordinary shares issued and outstanding.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Ordinary Shares Held in Escrow

Upon completion of the business combination between the Company and Adrie, an aggregate of 20 million ordinary shares were issued and 8 million of the issued ordinary shares were deposited in escrow (the “Escrow Shares”). One-third of the Escrow Shares (along with the related accrued dividends and distributions) was released in 2017, and two thirds of 8 million escrowed restricted shares were not released.

Preferred Shares

The Company is authorized to issue unlimited preferred shares, in one or more series, with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors. As of June 30, 2022 and December 31, 2021 there were 715,000 Class A preferred shares issued and outstanding. As of June 30, 2022 and December 31, 2021, there were 291,795,150 Class B preferred shares issued and outstanding.

Warrants

A summary of warrants activity for the six months ended June 30, 2022 and 2021 is as follows:

	Number of shares	Weighted average life	Expiration dates
Balance of warrants outstanding as of December 31, 2017	9,280,323	4.98 years	July 6, 2021
Grants of Series A Warrants	576,924	2.98 years	July 9, 2022
Grants of Placement Agent Warrant	46,154	2.98 years	July 9, 2022
Grants of Series B Warrants	390,579	- years	August 9, 2018
Exercise of Series B Warrants	(390,579)
Balance of warrants outstanding as of December 31, 2018	9,903,401	2.58 years	*
Balance of warrants outstanding as of December 31, 2019	9,903,401	1.58 years	*
Balance of warrants outstanding as of June 30, 2020 (unaudited)	9,903,401	1.02 years
Balance of warrants outstanding as of December 31, 2020	9,903,401	0.58 years	*
Expire of Warrants issued in July 6, 2016	(9,280,323)
Balance of warrants outstanding as of December 31, 2021	623,078	0.52 years	*
Balance of warrants outstanding as of June 30, 2022 (unaudited)	623,078	0.02 years	*

*	As of June 30, 2022 and December 31, 2021, the Company’s 623,078 shares of warrants were comprised of 576,924 Series A Warrants and 46,154 Placement Agent Warrants which would expire on July 9, 2022, respectively.

Series A Warrants

In connection with the private placement closed on July 10, 2018, the Company issued Series A warrants to investors to purchase a total of 576,924 ordinary shares with a warrant term of four (4) years. The Series A Warrants have an exercise price of $2.60 per share. On January 9, 2019, the Board of the Company approved a downward adjustment of the exercise price from $2.60 to $1.18.

The Series A Warrants have customary anti-dilution protections including a “full ratchet” anti-dilution adjustment provision which are triggered in the event the Company sells or grants any additional ordinary shares, options, warrants or other securities that are convertible into ordinary shares at a price lower than $2.60 per share. The anti-dilution adjustment provision is not triggered by certain “exempt issuances” which among other issuances, includes the issuance of ordinary shares, options or other securities to officers, employees, directors, consultants or service providers.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Based on an evaluation as discussed in FASB ASC 815-15, “Embedded Derivatives” and FASB ASC 815-40-15, “Contracts in Entity’s Own Equity – Scope and Scope Exceptions,” the Company determined that the Series A Warrants were not considered indexed to its own stock because neither the occurrence of a sale of equity securities by the issuer at market nor the issuance of another equity contract with a lower strike price is an input to the fair value of a fixed-for-fixed option or forward on equity shares. As such, the Series A Warrants were classified as a liability. Liability classification requires the warrant to be re-measured to their fair value for each reporting period.

As of July 10, 2018, December 31, 2021 and June 30, 2022, the Company estimated fair value of the Series A Warrants at $1,202,310, $12,500 and $nil, respectively, using the Black-Scholes valuation model, which took into consideration the underlying price of ordinary shares, a risk-free interest rate, expected term and expected volatility. As a result, the valuation of the warrant was categorized as Level 3 in accordance with ASC 820, “Fair Value Measurement”.

On the July 10, 2018, December 31, 2021 and June 30, 2022, the Company estimated the fair value of Series A Warrants using the following assumption.

	On July 10, 2018	On December 31, 2021	On June 30, 2022
Terms of warrants	48 months	12 months	9 days
Exercise price	2.60	1.18	1.18
Risk free rate of interest	2.77%	0.16%	0.04%
Dividend yield	0.00%	0.00%	0.00%
Annualized volatility of underlying stock	2.03	2.19	2.19

Series B Warrants

In connection with the private placement closed on July 10, 2018, the investors also received Series B warrants with an initial face amount of 200,000 ordinary shares, which are subject to adjustment not in excess of an aggregate of 462,843 ordinary shares (the “Series B Warrants”) for nominal consideration. If on the 30th day after the closing date of the transaction, the closing bid price of the Company’s ordinary shares is less than $2.60, the investors shall have the right to exercise the Series B Warrants and the number of ordinary shares to be issued to the investors upon exercise of the Series B Warrants shall be adjusted (upward or downward, as necessary) based on the closing bid price of the Company’s ordinary shares on such date.

Based on an evaluation as discussed in FASB ASC 815-40-15, “Contracts in Entity’s Own Equity – Scope and Scope Exceptions,” the Company determined that the Series B Warrants were not considered indexed to its own stock because the settlement amount does not equal the difference between the fair value of a fixed number of the Company’s shares and a fixed strike price. Liability classification requires the warrant to be re-measured to their fair value for each reporting period.

Placement Agent Warrants

On April 6, 2018, the Company entered into a letter agreement with FT Global Capital, Inc., as exclusive placement agent (the “Placement Agent”), pursuant to which the Placement Agent has agreed to act as the Company’s placement agent on a best efforts basis in connection with the above offering. In addition to the cash payments, the Company has also agreed to issue to the Placement Agent a warrant to purchase a number of ordinary shares equal to 6.0% of the aggregate number of ordinary shares sold in this offering, this warrant will have the same term as Series A Warrants, including exercise price, vesting period, anti-dilution terms and etc. As such, the same as the classification of the Series A Warrants, the Placement Agent Warrants were classified as a liability, which requires the warrant to be re-measured to their fair value for each reporting period.

As of July 10, 2018, December 31, 2021 and June 30, 2022, the Company estimated fair value of the Placement Agent Warrants at $96,185, $1,259 and $nil, respectively, using the Black-Scholes valuation model. The assumptions used to estimate the fair value of the warrants were the same as those used for Series A Warrants.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Allocation of Issuance Costs

In connection with the Private Placement closed on July 10, 2018, the Company incurred direct and incremental issuance costs of $310,000. These costs were allocated to ordinary shares, Series A Warrants and Series B Warrants in proportion to the allocation of proceeds. The issuance costs allocated to ordinary shares were accounted for as a reduction of proceeds of the ordinary shares, while the issuance costs allocated to warrants were accounted for as non-operating expenses.

Statutory reserve

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiary. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiaries only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital of the PRC subsidiaries included in the Company’s consolidated net assets are also non-distributable for dividend purposes. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of PRC subsidiaries. The Company is required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, the Company may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

As of June 30, 2022 and December 31, 2021, the Company had statutory reserve of $362,797 and $362,797, respectively.

17. SEGMENT REPORTING

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision making group, in deciding how to allocate resources and in assessing performance. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different services. For the six months ended June 30, 2021 and 2020, the Company has two operating business lines, including business conducted by Adrie and its subsidiaries, primarily management and assessment services, factoring business and industrial operation service, and business conducted by Lixin Cayman and its subsidiaries, primarily financial guarantee and consulting services. Based on management’s assessment, the Company has determined that the two operating business lines are two operating segments as defined by ASC 280.

The following table presents summary information by segment for the six months ended June 30, 2022 and 2021, respectively:

	For the Year Ended June 30, 2022
	Business conducted by Adrie and its subsidiaries	Business conducted by Lixin Cayman and its subsidiaries	Elimination	Total
Net revenues of services	$928,468	$329,397	$(138,621)	$1,119,244
Commission and fee income on guarantee services, net	-	436,561	(55,012)	381,549
Total interest and fee income	372,445	918,585		1,291,030
Net (loss) income from operation	$193,255	$772,434	$-	$965,689
Depreciation and amortization	$467,400	$62,660	$-	$530,060
Capital expenditures	$-	$-	$-	$-
Income tax recovery (expense)	$(119,869)	$(226,512)	$-	$(346,381)
Segment (loss) profit from continuing operations	$(66,008)	$629,380	$-	$563,372
Segment assets as of June 30, 2022	$10,913,204	$54,524,207	$(771,743)	$64,665,668

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	For the Six Months Ended June 30, 2021 (Unaudited)
	Business conducted by Adrie and its subsidiaries	Business conducted by Lixin Cayman and its subsidiaries	Total
Net revenues of services	$681	$330,107	$330,788
Commission and fee income on guarantee services, net	369	175,965	176,334
Total interest and fee income	423,692	840,347	1,270,039
Net loss from operation	$(305,055)	$(23,904)	$(328,959)
Depreciation and amortization	$(135)	$(539,192)	$(539,327)
Income tax (expenses) benefits	$66,112	$(53,044)	$13,068
Segment loss	$(386,275)	$(74,122)	$(460,397)
Segment assets as of June 30, 2021	$10,763,084	$54,080,420	$64,843,504

18. COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity.

Lease commitments

As of June 30, 2022, the Company leases offices space under a number of non-cancellable operating lease arrangements, one of which had a term of over 12 months. The Company considers those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right of use assets and lease liabilities. Lease expense for operating lease is recognized on a straight-line basis over the lease term.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

In calculating the initial values of right of use assets and liabilities at inception date, the Company uses the rate implicit in the lease, when available or readily determinable, to discount lease payments to present value. When the leases do not provide a readily determinable implicit rate, the Company discount lease payments based on an estimate of its incremental borrowing rate.

The table below presents the operating lease related assets and liabilities recorded on the balance sheets.

	June 30, 2022	December 31, 2021
	(Unaudited)

Right of use assets	$103,801	$37,313

Operating lease liabilities, current portion	$58,269	$65,498
Operating lease liabilities, noncurrent portion	61,172	-
Total operating lease liabilities	$119,441	$65,498

As of June 30, 2022, the weighted average remaining lease term was 1.75 years, and discount rates were 4.75% for the operating lease.

ROAN HOLDINGS GROUP CO., LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021, the weighted average remaining lease term was 0.33 years, and discount rates were 4.75% for the operating lease.

Rental expense for the six months ended June 30, 2022 and 2021 was $59,287and $84,344, respectively. Depreciation expenses were $49,733 and $62,356 for the six months ended June 30, 2022 and 2021, respectively.

The following is a schedule, by years, of maturities of lease liabilities as of June 30, 2022:

Twelve months ended June 30, 2023	$62,562
Twelve months ended June 30, 2024	62,562
Total lease payments	125,124
Less: imputed interest	5,683
Present value of lease liabilities	$119,441

19. SUBSEQUENT EVENTS

The Company performed a review of events subsequent to the balance sheet date through the date the financial statements were issued and determined that there were no such events requiring recognition or disclosure in the financial statements other than the above mentioned events.

On July 7, 2022, the Board of directors passed a resolution to terminate the cooperation agreement with Shenzhen Geile Information Technology Co., Ltd. (formerly called “Shenzhen Harvest Business Ltd., Co.”) and dissolve FINE C+ Digital. On the same day, the Board of directors passed a resolution to terminate the cooperation agreement with Beijing Auvgo International Travel Technology Co. Ltd. and dissolve Yijia Travel. The Company had not made any investment in these two joint ventures and these joint ventures had no operations.

On July 19, 2022, Zhongtan Industrial Operation invested RMB 30 million (approximately $4,630,273) in Hangzhou Zhongtan New Energy Enterprise Management Partnership (Limited Partnership) and held 60% of its equity. The investment has not been paid as of the date of this report.

[_____] Ordinary shares

[LOGO]

ROAN HOLDINGS GROUP CO. LTD.

PROSPECTUS

JOSEPH STONE CAPITAL, LLC

, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors, Officers, Employees and Agents

Our memorandum and articles of association, the BVI Business Companies Act, (as amended), and the common law of the British Virgin Islands allow us to indemnify our officers and directors from certain liabilities. Our memorandum and articles of association provides that we may indemnify, hold harmless and exonerate against all direct and indirect costs, fees and expenses of any type or nature whatsoever, any person who (a) is or was a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director, officer, key employee, adviser of our company; or (b) is or was, at the request of our company, serving as a director of, or in any other capacity is or was acting for, another Enterprise.

We will only indemnify the individual in question if the relevant indemnitee acted honestly and in good faith with a view to the best interests of our company and, in the case of criminal proceedings, the indemnitee had no reasonable cause to believe that his conduct was unlawful. The decision of our directors as to whether an indemnitee acted honestly and in good faith and with a view to the best interests of our company and as to whether such indemnitee had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of our charter, unless a question of law is involved.

The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the relevant indemnitee did not act honestly and in good faith and with a view to the best interests of our company or that such indemnitee had reasonable cause to believe that his conduct was unlawful.

We may purchase and maintain insurance, purchase or furnish similar protection or make other arrangements including, but not limited to, providing a trust fund, letter of credit, or surety bond in relation to any indemnitee or who at our request is or was serving as a Director, officer or liquidator of, or in any other capacity is or was acting for, another Enterprise, against any liability asserted against the person and incurred by him in that capacity, whether or not we have or would have had the power to indemnify him against the liability as provided in our memorandum and articles of association.

We have insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the BVI Companies Act, 2004 or our charter. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Recent Sales of Unregistered Securities

Set forth below are the sales of all securities of the registrant sold by the registrant within the past three years which were not registered under the Securities Act:

In connection with the Lixin Acquisition, the Company and the selling shareholders of Lixin Cayman entered into a supplementary agreement on August 23, 2019 to amend the form of payment of the purchase price. Pursuant to the supplementary agreement, Lixin shareholders agreed to receive non-voting preferred shares that will have the right to be converted into common shares after two years from the closing date of the acquisition. The transaction was closed on December 20, 2019 upon the Company’s issuance of 291,795,150 Class B convertible preferred shares to the selling shareholders in exchange for 65.0177% equity interest in Lixin Cayman. These non-voting convertible preferred shares have liquidation and dividend rights.

We claimed exemption from registration under the Securities Act for these issuances described above under Section 4(a)(2) or Regulation S promulgated under the Securities Act, as well as, with respect to grants of share options, under Rule 701 of the Securities Act as transactions pursuant to written compensatory plans or pursuant to a written contract relating to compensation. No form of general solicitation or general advertising was conducted in connection with any of these sales, and no underwriters were employed.

Exhibits and Financial Statement Schedules

(a) and (c) Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
1.1+	Underwriting Agreement, dated [__], 2023, between the Company and [____] as representative for the underwriters.
3.1#	Amended and Restated Memorandum and Articles of Association (incorporated by reference from Exhibit 3.1 of registrant’s Form 6-K filed with the SEC on December 23, 2021).
4.1#	Form of Specimen Ordinary Share Certificate of Roan Holdings Group Co., Ltd. (incorporated by reference from Exhibit 2.1 of registrant’s Annual Report on Form 20-F filed with the SEC on March 3, 2017, for the fiscal year ended December 31, 2016).
4.2+	Form of Lock-Up Agreement.
5.1+	Opinion of Pillsbury Winthrop Shaw Pittman LLP as to the validity of the securities being registered.
5.2+	Opinion of Ogier, British Virgin Islands Counsel to Roan Holdings Group Co., Ltd.
10.1+	Form of Registration Rights and Lock-up Agreement.
10.2+	Form of Indemnification Agreement.
10.3#	Amended and Restated Convertible Promissory Note, dated June 14, 2016 (incorporated by reference from Exhibit 4.14 of registrant’s Annual Report on Form 20-F filed with the SEC on May 17, 2021, for the fiscal year ended December 31, 2020).
10.4#	Letter Agreement, dated April 6, 2018 by and between FT Global Capital, Inc. and China Lending Corporation (incorporated by reference from Exhibit 4.18 of registrant’s Annual Report on Form 20-F filed with the SEC on May 17, 2021, for the fiscal year ended December 31, 2020).
10.5#	Form of Securities Purchase Agreement, dated July 6, 2018 (incorporated by reference from Exhibit 4.19 of registrant’s Annual Report on Form 20-F filed with the SEC on May 17, 2021, for the fiscal year ended December 31, 2020).
10.6#	English Translation of Capital Contribution Agreement by and among Roan, Lixin Financial Holdings Group, et al (incorporated by reference from Exhibit 4.21 of registrant’s Annual Report on Form 20-F filed with the SEC on May 17, 2021, for the fiscal year ended December 31, 2020).
10.7#	English Translation of Share Purchase Agreement dated June 13, 2019 among China Lending Corporation and Lixin Financial Holdings Group, et al. (incorporated by reference from Exhibit 4.22 of registrant’s Annual Report on Form 20-F filed with the SEC on May 17, 2021, for the fiscal year ended December 31, 2020).
10.8#	English Translation of Supplemental Agreement to Share Purchase Agreement dated August 23, 2019, among China Lending Corporation and Lixin Financial Holdings Group, et al (incorporated by reference from Exhibit 4.23 of registrant’s Annual Report on Form 20-F filed with the SEC on May 17, 2021, for the fiscal year ended December 31, 2020).
10.9#	Zhiyong Tang Employment Agreement, dated August 25, 2020, by and between Roan Holdings Group Co., Ltd. and Zhiyong Tang (incorporated by reference from Exhibit 10.1 of registrant’s Form 6-K filed with the SEC on August 30, 2021).

10.10#	Wenhao Wang Employment Agreement, dated August 25, 2020, by and between Roan Holdings Group Co., Ltd. and Wenhao Wang (incorporated by reference from Exhibit 10.2 of registrant’s Form 6-K filed with the SEC on August 30, 2021).
10.11#	Junfeng Wang Employment Agreement, dated August 10, 2020, by and between Roan Holdings Group Co., Ltd. and Junfeng Wang (incorporated by reference from Exhibit 10.1 of registrant’s Form 6-K filed with the SEC on August 14, 2020).
10.12#	Yuebo Zhang Employment Agreement, dated August 25, 2021
10.13#	Fengsong Wan Employment Agreement, dated August 25, 2021
10.14#	English Translation of Lease Agreement between Junrong Capital Holdings Limited and Lixin (Hangzhou) Asset Management Co., Ltd., dated April 1, 2022.
10.15#	English Translation of Lease between Zhejiang Fengfan Electrical Accessories Co., Ltd. and Zhejiang Jing Yu Xin Financing Guarantee Co., Ltd., dated April 7, 2020 (incorporated by reference from Exhibit 4.31 of registrant’s Annual Report on Form 20-F filed with the SEC on May 17, 2021, for the fiscal year ended December 31, 2020).
10.16#	English Translation of Lease Agreement between Junrong Capital Holdings Limited and Zeshi (Hangzhou) Health Management Co., Ltd., dated April 1, 2022.
10.17#	English Translation of Lease Agreement between Bogong He and Lixin (Hangzhou) Asset Management Co., Ltd., dated July 10, 2021.
10.18#	English Translation of Lease Agreement between Poly Apartment Management Co., Ltd. and Lixin (Hangzhou) Asset Management Co., Ltd., dated on August 15, 2021.
10.19#	English Translation of Equity Transfer Agreement, by and between Roan HK and Yuanjia Asset Management Co. Ltd. dated September 17, 2021.
21.1+	List of Subsidiaries
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Independent Registered Public Accounting Firm.
23.3+	Consent of Legal Counsel (included in Exhibit 5.1).
24.1	Power of Attorney (see signature page hereto).
107*	Calculation of filing fee table.
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

*	Filed herewith.
#	Previously filed.
+	To be filed by amendment.

Undertakings

The undersigned Registrant hereby undertakes to:

(a) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Newly Registered and Carry Forward Securities” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

(b) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the Registrant relating to the offering filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

Signatures

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form F-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Zhejiang, The People’s Republic of China on January 6, 2023.

ROAN HOLDINGS GROUP CO. LTD.

By:	/s/ Zhiyong Tang
Name:	Zhiyong Tang
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities on the dates indicated. Each person whose signature appears below hereby authorizes Zhiyong Tang as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments to this report, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

POWER OF ATTORNEY

Name	Position	Date

/s/ Zhiyong Tang	Chief Executive Officer	January 6, 2023
Zhiyong Tang	(Principal Executive Officer)

/s/ Xiaolan Lin	Chief Financial Officer	January 6, 2023
Xiaolan Lin	(Principal Financial Officer)

/s/ Junfeng Wang	Chairman	January 6, 2023
Junfeng Wang

/s/ Wenhao Wang	Director	January 6, 2023
Wenhao Wang

/s/ Yu Liu	Director	January 6, 2023
Yu Liu

/s/ Xiaoliang Liang	Director	January 6, 2023
Xiaoliang Liang

/s/ John Chen	Director	January 6, 2023
John Chen

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Roan Holdings Group Co. Ltd., has signed this registration statement on January 6, 2023.

Authorized U.S. Representative

/s/ Yuebo Zhang
Yuebo Zhang, Executive President